 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-290938

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Vista Bancshares, Inc.:
On December 19, 2025, a special meeting of the shareholders of Vista Bancshares, Inc. (“Vista”) will be held virtually via the Internet to vote on a proposal to merge with National Bank Holdings Corporation (“NBHC”), a Delaware corporation and the parent company of NBH Bank. On September 15, 2025, NBHC, Vista and Bryan Wick, solely in his capacity as the shareholders’ representative, entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”) that (i) provides for the merger of Vista with and into NBHC, with NBHC as the surviving corporation (the “merger”) and (ii) contemplates that immediately following the merger, Vista Bank, a wholly owned subsidiary of Vista, will merge with and into NBH Bank, a wholly owned subsidiary of NBHC, with NBH Bank as the surviving bank.
If the merger is completed, each share of Vista common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $31.62 without interest (such consideration, the “cash merger consideration”) and 3.1161 shares (the “exchange ratio”) of common stock, par value $0.01 per share, of NBHC (the “NBHC common stock”) (such consideration, the “stock consideration,” and together with the cash merger consideration, the “merger consideration”).
Except with regard to a specified Vista restricted stock award, at the effective time, each unvested award of restricted shares of Vista common stock granted under a Vista stock plan that is outstanding immediately prior to the effective time (a “Vista restricted stock award”) and granted prior to the date of the merger agreement will fully vest and be converted into the right to receive the merger consideration in respect of each share of Vista common stock underlying such Vista restricted stock award, less applicable tax withholdings.
The cash merger consideration is subject to an upward or downward adjustment based on Vista’s tangible common equity (“tangible common equity”) as of the close of business on the last business day of the month immediately preceding the closing date (the “reference time”). Prior to the closing date, NBHC will deliver to Vista a written estimate of tangible common equity as of the reference time, together with NBHC’s determination of any shortfall (the “estimated minimum tangible common equity deficit”) between the tangible common equity and $246.7 million (which amount will be increased by $2.8 million per month after January 2, 2026 until the closing occurs) (the “minimum tangible common equity”). On the closing date, NBHC will deposit cash equal to the greater of (i) 110% of the estimated minimum tangible common equity deficit (if any) and (ii) $9.5 million (the greater of (i) and (ii), the “consideration adjustment escrow amount”), which will be withheld from the cash merger consideration otherwise payable to the applicable holders of Vista common stock and Vista restricted stock awards and deposited into an escrow account.
Following the closing date, the tangible common equity as of the reference time will be finally determined. If the difference between the tangible common equity as of the reference time and the minimum tangible common equity (the “consideration adjustment”) is a positive amount, the entire consideration adjustment escrow amount will be released to the applicable holders of Vista common stock and Vista restricted stock awards and NBHC will promptly pay to the exchange agent (for distribution to the applicable holders of Vista common stock and Vista restricted stock awards) an amount of cash equal to such positive amount. If the consideration adjustment is a negative amount, then an amount equal to the lesser of (i) the entire consideration adjustment escrow amount and (ii) the absolute value of such negative amount will be released to NBHC. If the absolute value of such negative amount is less than the consideration adjustment escrow amount, then the remaining amount of the consideration adjustment escrow amount will be released to the applicable holders of Vista common stock and Vista restricted stock awards.

Based on the closing price of NBHC common stock on September 15, 2025, the last trading day prior to the public announcement of the merger, and assuming no consideration adjustment, the merger consideration represented a value of $149.91 per share of Vista common stock. Based upon the closing price of NBHC common stock on November 20, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus, and assuming no consideration adjustment, the merger consideration represented a value of $142.74 per share of Vista common stock. The dollar value of the stock consideration that Vista shareholders may receive will change depending on fluctuations in the market price of NBHC common stock and will not be known at the time you vote on the merger. You can obtain current stock quotations for NBHC common stock, which is listed on the New York Stock Exchange under the symbol “NBHC.”
If the merger is completed, existing NBHC shareholders will own approximately 84% of NBHC’s common stock immediately following completion of the merger and former Vista shareholders will own approximately 16%.
Vista will hold a special meeting of its shareholders in connection with the merger. At the Vista special meeting, Vista shareholders will be asked to consider and vote on (i) a proposal to approve the merger agreement (the “Vista merger proposal”) and (ii) a proposal to adjourn or postpone the Vista special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal (the “Vista adjournment proposal”). NBHC and Vista cannot complete the merger unless the holders of Vista common stock approve the Vista merger proposal. Vista’s board of directors (the “Vista board of directors”) is providing this proxy statement/prospectus to solicit Vista shareholders’ proxy to vote in connection with the Vista merger proposal and the Vista adjournment proposal. This document is also a prospectus that is being delivered to holders of Vista common stock and Vista restricted stock awards because, in connection with the merger, NBHC is offering shares of NBHC common stock to holders of Vista common stock and Vista restricted stock awards.
The Vista special meeting will be held virtually via the Internet, on December 19, 2025, at 11:00 a.m., Central Time. You will be able to attend the Vista special meeting by visiting http://www.virtualshareholdermeeting.com/VBI2025SM (the “Vista special meeting website”) and using the 16-digit control number included in your proxy card.
Vista shareholders, your vote is very important. We cannot complete the transactions contemplated by the merger agreement unless at least two-thirds of the outstanding shares of Vista common stock entitled to vote thereon are affirmatively voted in favor of the merger proposal. Whether or not you plan to attend the Vista special meeting virtually, we urge you to please promptly complete, sign, date and return by email or mail the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card.
The Vista board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that Vista shareholders vote “FOR” the Vista merger proposal and “FOR” the Vista adjournment proposal.
This document contains a more complete description of the Vista special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 18, for a discussion of the proposed merger and the risks relating to the proposed merger. You may also obtain information about NBHC from documents that NBHC has filed with the Securities and Exchange Commission. The Vista board of directors enthusiastically supports the merger and recommends that you vote in favor of the approval of the merger proposal.
Sincerely,
John D. Steinmetz
President and Chief Executive Officer
Vista Bancshares, Inc.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the merger, including the issuance of the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities that NBHC is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of NBHC or Vista, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated November 24, 2025, and it is first being mailed or otherwise delivered to the shareholders of Vista on or about November 24, 2025.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about NBHC from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 140 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:
National Bank Holdings Corporation
Attention: Investor Relations
7800 E. Orchard Road, Suite 300
Greenwood Village, Colorado 80111
(720) 554-6640
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them by December 13, 2025, in order to receive them before the Vista special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated November 24, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Vista shareholders nor the issuance by NBHC of shares of NBHC common stock in connection with the merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Vista has been provided by Vista and information contained in, or incorporated by reference into, this document regarding NBHC has been provided by NBHC.
See the section entitled “Where You Can Find More Information” beginning on page 140 of this proxy statement/prospectus for further information.

Vista Bancshares, Inc.
5840 W. Northwest Highway
Dallas, TX 75225
(806) 370-2165
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
A special meeting of shareholders of Vista Bancshares, Inc. (“Vista”) will be virtually on December 19, 2025, at 11:00 a.m., Central Time (the “Vista special meeting”). You will be able to attend the Vista special meeting by visiting http://www.virtualshareholdermeeting.com/VBI2025SM (the “Vista special meeting website”) and using the 16-digit control number included in your proxy card. You will be able to vote your shares electronically over the Internet during the meeting by logging in to the Vista special meeting website and using the control number. We are pleased to notify you of and invite you to the Vista special meeting.
The Vista special meeting will be held for the following purposes:
1.
to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 15, 2025 (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus of which this notice is a part, by and among National Bank Holdings Corporation (“NBHC”), Vista and Bryan Wick, solely in his capacity as the shareholders’ representative (the “Vista merger proposal”); and

2.
to consider and vote on any proposal to adjourn or postpone the Vista special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal (the “Vista adjournment proposal”).

Approval of the Vista merger proposal is required to complete the transactions contemplated by the merger agreement. The affirmative vote of the holders of two-thirds of the outstanding shares of Vista common stock entitled to vote thereon at the Vista special meeting is required to approve the Vista merger proposal.
Only Vista shareholders of record at the close of business on October 31, 2025 will be entitled to notice of, to attend and to vote on the proposals presented at the Vista special meeting.
Vista will transact no other business at the Vista special meeting, except for business properly brought before the Vista special meeting or any adjournment or postponement thereof by or at the direction of the Vista board of directors.
Shareholders of Vista have the right to dissent from the merger of Vista with and into NBHC (the “merger”) and obtain payment in cash of the appraised fair value of their shares of Vista common stock under applicable provisions of the Texas Business Organizations Code (the “TBOC”). In order for such a shareholder of Vista to perfect his, her or its right to dissent, the shareholder must file a written objection to the merger with Vista prior to the Vista special meeting, vote against the merger agreement and file a written demand with NBHC for payment of the fair value of the shareholder’s shares of Vista common stock within 20 days after the date Vista sends to the shareholder notice that the merger was approved. A copy of the applicable statutory provisions of the TBOC is included as Annex D to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger —Appraisal or Dissenters’ Rights in the Merger” beginning on page 70.
The board of directors of Vista has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the Vista merger proposal and “FOR” the Vista adjournment proposal.
Your Vote is Very Important
A proxy card is enclosed. Whether or not you plan to attend the Vista special meeting virtually, please complete, sign and date the proxy card and promptly email or mail it in the enclosed envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised.
The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the other matters to be considered at the Vista special meeting. A summary of the merger agreement is included in the proxy statement/prospectus in the sections entitled “The Merger” beginning on page 47 and “The Merger Agreement” beginning on page 73, and a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus, each of which is incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read the proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.
IF YOU HAVE QUESTIONS ABOUT THE MERGER, THE VISTA MERGER PROPOSAL OR THE VISTA ADJOURNMENT PROPOSAL, OR VOTING YOUR SHARES, PLEASE CONTACT:
Matt Willis
Board Secretary and Director of Investor Relations
Vista Bancshares, Inc.
5840 W. Northwest Highway
Dallas, TX 75225
(806) 370-2165
mwillis@vistabank.com
By Order of the Board of Directors,
Bryan J. Wick
Chair
Dallas, Texas
November 24, 2025

i

ii

CERTAIN DEFINITIONS
Certain abbreviations and terms used in the text and notes of this proxy statement/prospectus are defined below:
Term/Abbreviation	Definition
merger	The merger of Vista with and into NBHC, with NBHC continuing as the surviving corporation
merger agreement	The Agreement and Plan of Merger, dated as of September 15, 2025, by and among NBHC, Vista and Bryan Wick, solely in his capacity as Shareholders’ Representative
NBHC	National Bank Holdings Corporation, a Delaware corporation
NBHC articles	The Second Amended and Restated Articles of Incorporation of NBHC
NBH Bank	NBH Bank, a bank chartered under the laws of the State of Colorado and a wholly owned bank subsidiary of NBHC
NBHC board of directors	The board of directors of NBHC
NBHC bylaws	The second amended and restated bylaws of NBHC
NBHC common stock	The Class A common stock, par value $0.01 per share, of NBHC
NBHC shareholders	The holders of shares of NBHC common stock
NYSE	The New York Stock Exchange
SEC	U.S. Securities and Exchange Commission
Vista	Vista Bancshares, Inc., a Texas corporation
Vista articles	The Amended and Restated Certificate of Formation of Vista, as amended
Vista Bank	Vista Bank, a bank chartered under the laws of the State of Texas and a wholly owned bank subsidiary of Vista
Vista shareholders	The holders of shares of Vista common stock
Vista board of directors	The board of directors of Vista
Vista bylaws	The second amended and restated bylaws of Vista
Vista common stock	The common stock, par value $1.00 per share, of Vista
Vista restricted stock award	An award of restricted shares of Vista common stock granted under a Vista stock plan that is outstanding immediately prior to the effective time
Vista shareholders	The holders of shares of Vista common stock
Vista stock option	Each option granted by Vista to purchase shares of Vista common stock under a Vista stock plan or otherwise that is outstanding and unexercised immediately prior to the effective time, whether or not vested
Vista stock plan	The Vista Bank Equity Incentive Plan or the Vista 2014 Stock Option Plan
Vista warrant	Each warrant granted by Vista to purchase shares of Vista common stock that is outstanding and unexercised immediately prior to the effective time, whether or not vested

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the Vista special meeting, and brief answers to those questions. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Vista special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 140.
Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because NBHC, Vista and Bryan Wick, solely in his capacity as the shareholders’ representative, have entered into an Agreement and Plan of Merger, dated as of September 15, 2025 (as amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The merger agreement (i) provides that Vista will merge (the “merger”) with and into NBHC, with NBHC as the surviving corporation (the “surviving corporation,” or “NBHC,” as the case may be) and (ii) contemplates that immediately following the completion of the merger, Vista Bank will merge (the “bank merger”) with and into NBH Bank, with NBH Bank as the surviving bank (the “surviving bank”).

To complete the merger, among other things, Vista shareholders must approve the merger agreement (the “Vista merger proposal”).
Vista is holding a special meeting of Vista shareholders (the “Vista special meeting”) to obtain approval of the Vista merger proposal. Vista shareholders will also be asked to approve the proposal to adjourn or postpone the Vista special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal (the “Vista adjournment proposal”).
This document is also a prospectus that is being delivered to Vista shareholders and holders of Vista restricted stock awards because, in connection with the merger, NBHC is offering shares of NBHC common stock to Vista shareholders and holders of Vista restricted stock awards.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the Vista special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Your vote is important, and you are encouraged to submit your proxy as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, Vista will merge with and into NBHC, with NBHC continuing as the surviving corporation. After completion of the merger, Vista will cease to exist and NBHC will remain a publicly traded company. See the information provided in the section entitled “The Merger Agreement — Structure of the Merger” beginning on page 73 and the merger agreement for more information about the merger.

Q:
When and where will the Vista special meeting take place?

A:
The Vista special meeting will be held virtually via the Vista special meeting website, which can be accessed at http://www.virtualshareholdermeeting.com/VBI2025SM, on December 19, 2025 at 11:00 a.m., Central Time.

Even if you plan to attend the Vista special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the applicable special meeting.
Q:
What matters will be considered at the Vista special meeting?

A:
At the Vista special meeting, Vista shareholders will be asked to consider and vote on the following proposals:

•
Vista Proposal 1: Vista merger proposal.   Approval of the merger agreement; and

•
Vista Proposal 2: Vista adjournment proposal.   Approval of the adjournment or postponement of the Vista special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal.

In order to complete the merger, among other things, Vista shareholders must approve the Vista merger proposal. Approval of the Vista adjournment proposal is not a condition to the obligations of Vista or NBHC to complete the merger.
Q:
What will Vista shareholders receive in the merger?

A:
Under the terms and subject to the conditions set forth in the merger agreement, each share of Vista common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Vista or NBHC (other than treasury shares and shares held by Vista or NBHC (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “exception shares”))) will be converted into the right to receive $31.62 without interest (such consideration, the “cash merger consideration”) and 3.1161 shares (the “exchange ratio”) of NBHC common stock (such consideration, the “stock consideration,” and together with the cash merger consideration, the “merger consideration”).

The cash merger consideration is subject to an upward or downward adjustment based on Vista’s tangible common equity (“tangible common equity”) as of the close of business on the last business day of the month immediately preceding the closing date (the “reference time”). For more information, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 74.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Any change in the market price of NBHC common stock prior to the completion of the merger will affect the value of the merger consideration that Vista shareholders will receive upon completion of the merger. Additionally, the aggregate cash merger consideration may be adjusted upwards or downwards based on Vista’s tangible common equity as of the reference time. For more information, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 74.

Neither NBHC nor Vista is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of NBHC common stock.
Q:
How will the merger affect Vista restricted stock awards?

A:
At the effective time, each (i) Vista restricted stock award granted prior to the date of the merger agreement that is subject to any vesting, forfeiture or other lapse restrictions granted under any Vista stock plan or otherwise that is held by a non-employee director and is outstanding immediately prior to the effective time (a “Vista director restricted stock award”) and (ii) Vista restricted stock award granted prior to the date of the merger agreement that is subject to any vesting, forfeiture or other lapse restrictions granted under any Vista stock plan or otherwise that is held by an employee and is outstanding immediately prior to the effective time (other than the specified Vista restricted stock award (as defined below)) (a “Vista employee restricted stock award”), will fully vest and be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director restricted stock award or Vista employee restricted stock award, as applicable, the merger consideration in respect of each share of Vista common stock underlying such Vista restricted stock award, less applicable tax withholdings (the “Vista restricted stock award consideration”).

In addition, pursuant to the merger agreement, Vista will enter into a restricted stock award agreement with John D. Steinmetz, whereby Vista will grant to Mr. Steinmetz a restricted stock award (the

“specified Vista restricted stock award”) of 48,663 restricted shares of Vista common stock (the “restricted shares”). Immediately prior to the effective time, and to the extent that Mr. Steinmetz remains employed with Vista (and has not given notice to resign), 24,331, or approximately 50%, of the restricted shares will vest (the “initial vesting”), and the restricted shares subject to the initial vesting will automatically be cancelled and converted into the right to receive 95,392 shares of NBHC common stock in the merger. At the effective time, the remaining 24,332, or approximately 50%, of the restricted shares of Vista common stock will cease to be considered a Vista restricted stock award and will be automatically converted into a restricted stock award of NBHC common stock in the amount of 95,396 restricted shares of NBHC common stock (the “specified NBHC stock award”). The specified NBHC stock award will vest in equal quarterly installments over the three-year period following the closing, subject to Mr. Steinmetz’s continued employment with NBHC or one of its affiliates through the applicable vesting date.
Q:
How will the merger affect Vista options and Vista warrants?

A:
At the effective time, each (i) Vista stock option that is held by a non-employee director of Vista (a “Vista director stock option”) and (ii) Vista stock option other than a Vista director stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested (a “Vista employee stock option”), will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director stock option or Vista employee stock option, as applicable, an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of (A) the cash merger consideration, plus (B) the product of (x) the exchange ratio multiplied by (y) the NBHC share closing price (as defined below) (clauses (A) and (B) collectively, the “merger consideration value”) over the per share exercise price of the applicable Vista stock option, multiplied by (ii) the number of shares of Vista common stock subject to such Vista stock option immediately prior to the effective time (the “Vista stock option consideration”). At the effective time, any Vista director stock option and Vista employee stock option that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and will cease to exist.

With respect to Vista warrants, at the effective time, each Vista warrant will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista warrant, an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of the merger consideration value over the per share exercise price of the applicable Vista warrant, multiplied by (ii) the number of shares of Vista common stock subject to such Vista warrant immediately prior to the effective time (the “Vista warrant consideration”). At the effective time, any Vista warrant that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and shall cease to exist.
Q:
How does the Vista board of directors recommend that I vote at the Vista special meeting?

A:
The Vista board of directors unanimously recommends that you vote “FOR” the Vista merger proposal and “FOR” the Vista adjournment proposal.

In considering the recommendations of the Vista board of directors, Vista shareholders should be aware that Vista directors and executive officers may have interests in the merger that are or may be different from, or in addition to, the interests of Vista shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Vista’s Directors and Executive Officers in the Merger” beginning on page 63.
Q:
Who is entitled to vote at the Vista special meeting?

A:
The Vista board of directors has fixed the close of business on October 31, 2025 as the record date (the “Vista record date”) for determination of the Vista shareholders entitled to notice of and to vote at the Vista special meeting. Only Vista shareholders at the close of business on the Vista record date will be entitled to vote at the Vista special meeting.

Each Vista shareholder is entitled to cast one vote on each matter properly brought before the Vista special meeting for each share of Vista common stock that such holder owned of record as of the Vista record date. As of the Vista record date, there were 2,310,521 shares of Vista common stock outstanding and entitled to be voted at the Vista special meeting. Attendance at the Vista special meeting is not required to vote. See below and the section entitled “The Vista Special Meeting — Revocation of Proxies” beginning on page 42 for instructions on how to vote your shares.
Q:
What constitutes a quorum for the Vista special meeting?

A:
The presence, virtually or represented by proxy, of Vista shareholders who hold shares representing a majority of the shares of Vista common stock issued and outstanding and entitled to vote at the Vista special meeting, constitutes a quorum. If you fail to submit a proxy or fail to instruct your trustee or other nominee how to vote, your shares of Vista common stock will not be counted toward a quorum.

Q:
What vote is required for the approval of each proposal at the Vista special meeting?

A:
Vista Proposal 1: Vista merger proposal.   Approval of the Vista merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Vista common stock entitled to vote on the Vista merger proposal (the “requisite Vista vote”).

Vista Proposal 2: Vista adjournment proposal.   Assuming a quorum is present, approval of the Vista adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Vista common stock present or represented by proxy at the Vista special meeting and entitled to vote on the Vista adjournment proposal.
Q:
How can I vote my shares while attending the Vista special meeting?

A:
If you hold your shares of Vista common stock in your name as a shareholder of record, you may vote your shares at the Vista special meeting. If you choose to vote your shares of Vista common stock at the Vista special meeting via the Vista special meeting website, please follow the instructions on your proxy card.

Even if you plan to attend the Vista special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Vista special meeting.
Additional information on attending the special meeting can be found under the section entitled “The Vista Special Meeting” beginning on page 39.
Q:
How can I vote my shares without attending the Vista special meeting?

A:
You may direct your vote by proxy without attending the Vista special meeting.

If you hold your shares of Vista common stock in your name as a shareholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Vista special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Vista special meeting.
Even if you plan to attend the Vista special meeting, Vista recommends that you vote your shares in advance as described above.
Additional information on attending the special meeting can be found under the section entitled “The Vista Special Meeting” on page 39.
Q:
What do I need to do now prior to the Vista special meeting?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus in its entirety, including its annexes and the information incorporated by reference herein, please vote as soon as possible even if you plan on attending the Vista special meeting.
If you are a record holder of shares of Vista common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at the Vista special meeting.
Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Vista to obtain the necessary quorum to hold the Vista special meeting. In addition, your failure to submit a proxy, or failure to instruct your trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the Vista merger proposal and an abstention will have the same effect as a vote “AGAINST” the Vista merger proposal.

Assuming a quorum is present, approval of the Vista merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Vista common stock entitled to vote on the proposal, and approval of the Vista adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Vista common stock present or represented by proxy at the Vista special meeting and entitled to vote on the proposal.
The Vista board of directors unanimously recommends that you vote “FOR” the Vista merger proposal and “FOR” the Vista adjournment proposal.
Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at the Vista special meeting. You can do this by:

•
delivering a written notice of revocation to Matt Willis, Board Secretary and Director of Investor Relations of Vista, at Vista Bancshares, Inc., 5840 W. Northwest Highway, Dallas, Texas 75225, which must be received by 11:59 p.m., Eastern Time, on the day before the Vista spcial meeting;

•
executing and returing a proxy bearing a later date by 11:59 p.m., Eastern Time, on the day before the Vista special meeting;

•
voting by telephone or the Internet at a later time, but before 11:59 p.m., Eastern Time, on the day before the Vista special meeting; or

•
attending virtually and voting at the Vista special meeting via the Vista special meeting website.

Mere participation in the Vista special meeting is not sufficient to revoke a proxy. If your shares are held by a trustee or other nominee, you should contact your trustee or other nominee to change your vote.
Q:
Will Vista be required to submit the Vista merger proposal to its shareholders even if the Vista board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Vista special meeting in accordance with its terms, the Vista special meeting will be convened and Vista is required to submit the Vista merger proposal to its shareholders at the Vista special meeting even if the Vista board of directors has withdrawn or modified the Vista board recommendation (as defined in the section entitled “The Merger Agreement — Shareholder Meeting and Recommendation of the Vista Board of Directors” beginning on page 86).

Q:
Are there any Vista shareholders already committed to voting in favor of the Vista merger proposal?

A:
Yes. Directors of Vista, who are also Vista shareholders, executive officers of Vista and certain other Vista shareholders, have each entered into voting and lock-up agreements with NBHC (the “voting and lock-up agreements”) pursuant to which, among other things, such Vista shareholders have agreed to vote the securities of Vista over which they are entitled to vote in favor of the approval of the merger agreement and against alternative transactions, subject to the terms of the voting and lock-up agreements. As of the record date for the Vista special meeting, the Vista shareholders party to the voting and lock-up agreements collectively and beneficially owned approximately 36.83% of the outstanding shares of Vista common stock. For information regarding the voting and lock-up agreements and certain holders of shares of Vista common stock, see the sections entitled “The Merger Agreement — Voting and Lock-Up Agreements” beginning on page 91 and “Security Ownership of Vista Directors, Executive Officers and Certain Beneficial Owners of Vista,” beginning on page 123.
Q:
Are Vista shareholders entitled to appraisal or dissenters’ rights?

A:
Yes. Vista shareholders who vote against the Vista merger proposal, and follow certain procedural steps, will be entitled to dissenters’ rights under the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code (the “TBOC”).

For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 70. In addition, a copy of Chapter 10, Subchapter H of the TBOC is attached as Annex D to this proxy statement/prospectus.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Vista merger proposal or the Vista adjournment proposal?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 18. You also should read and carefully consider the risk factors of NBHC contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
Does NBHC pay regular dividends on its shares of common stock?

A:
Yes. NBHC has declared and paid quarterly cash dividends on NBHC common stock since 2012. Most recently, as approved by the NBHC board of directors, NBHC declared and paid a $0.29 per share dividend to NBHC shareholders in the first fiscal quarter of 2025 and a $0.30 per share dividend in the second and third fiscal quarters of 2025. The payment and amount of quarterly cash dividends paid on shares of NBHC common stock is subject to change based on the approval by the NBHC board of directors.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. Vista shareholders?

A:
The merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”)) for U.S. federal income tax purposes, and it is a condition to NBHC’s and Vista’s respective obligations to complete the merger that NBHC and Vista each receive a legal opinion to the effect that the merger will so qualify. Accordingly, U.S. Vista shareholders generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the sum of the amount of cash merger consideration (other than cash in lieu of a fractional share of NBHC common stock) and the fair market value of the NBHC common stock received, minus such holder’s adjusted tax basis in its shares of Vista common stock surrendered in exchange therefor, and (ii) the amount of cash merger consideration received (other than cash in lieu of a fractional share of NBHC common stock). U.S. Vista shareholders may also recognize gain or loss from the receipt of cash instead of a fractional share of NBHC common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 92.

Q:
When is the merger expected to be completed?

A:
NBHC and Vista expect to complete the merger in the first quarter of 2026. However, neither NBHC nor Vista can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Before NBHC and Vista can complete the merger, Vista must first obtain the approval of Vista shareholders for the merger, and NBHC and Vista must obtain necessary regulatory approvals and satisfy certain other conditions to completion of the merger. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 88.
Q:
What are the conditions to completion of the merger?

A:
The obligations of NBHC and Vista to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition (as defined in the section entitled “The Merger — Regulatory Approvals”), receipt of tax opinions, approval by Vista shareholders of the Vista merger proposal and other customary conditions. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 88.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Vista shareholders will not receive any consideration for their shares of Vista common stock in connection with the merger. Instead, Vista will remain an independent company and NBHC will not complete the issuance of shares of NBHC common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $15.0 million may be payable by Vista to NBHC. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 90 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:
Should I send in my Vista stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by NBHC and reasonably acceptable to Vista (the “exchange agent”) will send you instructions for exchanging Vista stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement — Conversion of Shares; Exchange of Vista Stock Certificates” beginning on page 77.

Q:
What should I do if I receive more than one set of voting materials for the same special meeting?

A:
If your shares of Vista common stock are registered under more than one name or address, you may receive more than one set of voting material relating to the Vista special meeting. If this is the case, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Vista common stock are voted.

If you hold your shares of Vista common stock through a trustee or other nominee, you should follow the procedures provided by your trustee or other nominee to vote your shares.
Q:
Who can help answer my questions?

A:
If you need assistance in completing your proxy, have questions regarding the Vista special meeting, or would like additional copies of this proxy statement/prospectus, please contact Matt Willis, Board Secretary and Director of Investor Relations of Vista, at (806) 370-2165 or mwillis@vistabank.com.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to you for a more complete understanding of the matters being considered at the Vista special meeting. In addition, important business and financial information about NBHC is incorporated by reference into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 140 of this proxy statement/prospectus.
The Parties to the Merger (pages 45 and 46)
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
(303) 892-8715
NBHC is a registered bank holding company that has elected financial holding company status and was incorporated in the State of Delaware in 2009. NBHC is headquartered in Greenwood Village, Colorado, and its primary operations are conducted through its wholly owned subsidiaries, NBH Bank and Bank of Jackson Hole Trust. NBHC, through its subsidiaries, provides a variety of banking products and services to both commercial and consumer clients through a network of over 90 banking centers, as of June 30, 2025, located primarily in Colorado, the greater Kansas City region, Utah, Wyoming, Texas, New Mexico and Idaho, as well as through online and mobile banking products and services. As of June 30, 2025, NBHC had $10.0 billion in assets, $7.5 billion in loans, $8.3 billion in deposits, $1.4 billion in shareholders’ equity and $1.0 billion in assets under management in its trust and wealth management business.
NBHC’s common stock is traded on the NYSE under the symbol “NBHC.”
NBHC’s principal executive office is located at 7800 East Orchard Road, Suite 300, in Greenwood Village, Colorado, and its telephone number is (303) 892-8715.
Vista Bancshares, Inc.
5840 W. Northwest Highway
Dallas, Texas 75225
(806) 370-2165
Vista is a registered bank holding company that has elected financial holding company status and is incorporated under Texas law. Vista was incorporated in 1984 and serves as a bank holding company for Vista Bank. Vista does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for its wholly owned banking subsidiary, Vista Bank. Its primary activities are to provide assistance in the management and coordination of Vista Bank’s financial resources. Vista has no significant assets other than all of the outstanding common stock of Vista Bank. Vista Bank is a Texas state-chartered bank and a member of the Federal Reserve that was formed in 1912 and is a full-service community bank serving a diversified customer base through 10 branch offices located in the Dallas — Fort Worth metroplex, Austin, and Lubbock, Texas, as well as a branch office in Palm Beach Gardens, Florida. Vista Bank’s services include commercial banking, commercial and industrial loans, agricultural loans, residential mortgage and consumer lending; a full range of personal and business banking services, including business and personal deposit products; treasury and cash management; online and mobile banking; debit card services; and other fee-based services such as services charges, loan servicing, and bank-owned life insurance. As of June 30, 2025, Vista had total consolidated assets of approximately $2.4 billion, total deposits of approximately $2.1 billion and total loans of approximately $1.9 billion.
Vista’s principal executive office is located at 5840 W. Northwest Highway, in Dallas, Texas, and its telephone number is (806) 370-2165.
The Merger and the Merger Agreement (pages 47 and 73)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Vista will merge with and into NBHC, with NBHC as the surviving corporation. Immediately following the completion of the merger, Vista Bank will merge with and into NBH Bank, with NBH Bank as the surviving bank in the bank merger.
Merger Consideration (page 74)
Vista Common Stock
Under the terms and subject to the conditions set forth in the merger agreement, each share of Vista common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Vista or NBHC (other than the exception shares)) will be converted into the right to receive the cash merger consideration, consisting of $31.62 without interest, and the stock consideration, consisting of 3.1161 shares of NBHC common stock.
The cash merger consideration is subject to an upward or downward adjustment based on Vista’s tangible common equity as of the reference time. Not later than three business days prior to the expected closing date, NBHC will deliver to Vista a written statement including its good-faith estimate of tangible common equity as of the reference time, together with NBHC’s determination of any shortfall (the “estimated minimum tangible common equity deficit”) between the tangible common equity and $246.7 million (which amount will be increased by $2.8 million per month after January 2, 2026 until the closing occurs) (the “minimum tangible common equity”). On the closing date, NBHC will deposit cash equal to the greater of (i) 110% of the estimated minimum tangible common equity deficit (if any) and (ii) $9.5 million (the greater of (i) and (ii), the “consideration adjustment escrow amount”), which will be withheld from the cash merger consideration otherwise payable to the applicable Vista shareholders and holders of Vista restricted stock awards and deposited into an escrow account.
If the difference between the tangible common equity as of the reference time and the minimum tangible common equity (the “consideration adjustment”) is a positive amount, the entire consideration adjustment escrow amount will be released to the applicable Vista shareholders and holders of Vista restricted stock awards, and NBHC will promptly pay to the exchange agent (for distribution to the applicable Vista shareholders and holders of Vista restricted stock awards) an amount of cash equal to such positive amount. If the consideration adjustment is a negative amount, then an amount equal to the lesser of (i) the entire consideration adjustment escrow amount and (ii) the absolute value of such negative amount will be released to NBHC. If the absolute value of such negative amount is less than the consideration adjustment escrow amount, then the remaining amount of the consideration adjustment escrow amount will be released to the applicable Vista shareholders and holders of Vista restricted stock awards.
NBHC will not issue any fractional shares of NBHC common stock in the merger. Vista shareholders and holders of Vista restricted stock awards who would otherwise be entitled to a fraction of a share of NBHC common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), without interest, equal to such fractional part of a share of NBHC common stock determined by multiplying (i) the NBHC share closing price by (ii) the fraction of a share (after taking into account all shares of Vista common stock or Vista restricted stock awards held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of NBHC common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.
NBHC common stock is listed on the NYSE under the symbol “NBHC.” Vista common stock is not listed or quoted on any exchange. The following table shows the closing sale prices of NBHC common stock as reported on the NYSE on September 15, 2025, the last full trading day before the public announcement of the merger agreement, and on November 20, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Vista common stock, assuming no consideration adjustment.
	NBHC Common Stock	Implied Value of One Share of Vista Common Stock
September 15, 2025	$37.96	$149.91
November 20, 2025	$35.66	$142.74

Vista Stock Options
At the effective time, each Vista director stock option and Vista employee stock option will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director stock option or Vista employee stock option, as applicable, the Vista stock option consideration, consisting of an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of (A) the cash merger consideration, plus (B) the product of (x) the exchange ratio multiplied by (y) the average of the closing sale prices of NBHC common stock on the NYSE as reported by The Wall Street Journal for the five consecutive full trading days ending on the trading day immediately preceding the closing date (such product rounded down to the nearest penny) (the “NBHC share closing price”) over the per share exercise price of the applicable Vista stock option, multiplied by (ii) the number of shares of Vista common stock subject to such Vista stock option immediately prior to the effective time. At the effective time, any Vista director stock option and Vista employee stock option that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and will cease to exist.
Vista Restricted Stock Awards
At the effective time, each Vista director restricted stock award and Vista employee restricted stock award, will fully vest and be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director restricted stock award or Vista employee restricted stock award, as applicable, the Vista restricted stock award consideration, consisting of the merger consideration in respect of each share of Vista common stock underlying such Vista restricted stock award, less applicable tax withholdings.
In addition, pursuant to the merger agreement, Vista will enter into a restricted stock award agreement with Mr. Steinmetz, whereby Vista will grant to Mr. Steinmetz the specified Vista restricted stock award of 48,663 restricted shares of Vista common stock. Immediately prior to the effective time and to the extent that Mr. Steinmetz remains employed with Vista (and has not given notice to resign), 24,331, or approximately 50%, of the restricted shares will vest, and the restricted shares subject to the initial vesting will automatically be cancelled and converted into the right to receive 95,392 shares of NBHC common stock in the merger. At the effective time, the remaining 24,332, or approximately 50%, of the restricted shares of Vista common stock will cease to be considered a Vista restricted stock award and will be automatically converted into the specified NBHC stock award, which is a restricted stock award of NBHC common stock in the amount of 95,396 restricted shares of NBHC common stock. The specified NBHC stock award will vest in equal quarterly installments over the three-year period following the closing, subject to Mr. Steinmetz’s continued employment with NBHC or one of its affiliates through the applicable vesting date.
Vista Warrants
At the effective time, each Vista warrant will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista warrant, the Vista warrant consideration, consisting of an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of the merger consideration value over the per share exercise price of the applicable Vista warrant, multiplied by (ii) the number of shares of Vista common stock subject to such Vista warrant immediately prior to the effective time. At the effective time, any Vista warrant that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and shall cease to exist.
For more information on the merger consideration, see the section entitled “The Merger — Terms of the Merger” beginning on page 47 and the section entitled “The Merger Agreement — Merger Consideration” beginning on page 74.
Material U.S. Federal Income Tax Consequences of the Merger (page 92)
The merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes, and it is a condition to NBHC’s and Vista’s respective obligations to complete the merger that NBHC and Vista each receive a legal opinion to the effect that the merger will so qualify. Accordingly, U.S. Vista shareholders generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash merger consideration (other than cash in lieu of a fractional share of NBHC common stock) and the fair market value of the NBHC common stock received, minus such holder’s adjusted tax basis in its shares of Vista common stock surrendered in exchange therefor, and (2) the amount of cash merger consideration received (other than cash in lieu of a fractional share of NBHC common stock). U.S. Vista shareholders may also recognize gain or loss from the receipt of cash instead of a fractional share of NBHC common stock.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
Vista’s Reasons for the Merger; Recommendation of the Vista Board of Directors (page 53)
The Vista board of directors unanimously approved the merger agreement and determined that the merger and the bank merger are advisable and in the best interests of Vista and its shareholders. In reaching its decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the Vista board of directors evaluated the merger and the merger agreement, in consultation with Vista’s executive management, as well as Vista’s legal and financial advisors, and considered a number of positive factors. Accordingly, the Vista board of directors recommends that you vote “FOR” the Vista merger proposal and “FOR” the Vista adjournment proposal. For a more detailed discussion of the Vista board of directors’ recommendation and the factors considered by the Vista board of directors, see the section entitled “The Merger — Vista’s Reasons for the Merger; Recommendation of the Vista Board of Directors” beginning on page 53.
Opinion of Vista’s Financial Advisor (page 56)
At a meeting of the Vista board of directors held on September 15, 2025 to evaluate the merger, Jefferies LLC (“Jefferies”) rendered an oral opinion, confirmed by delivery of a written opinion dated September 15, 2025, to the Vista board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by the holders of shares of Vista common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this proxy statement/prospectus statement
Jefferies’ opinion was provided for the use and benefit of the Vista board of directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to Vista, nor did it address the underlying business decision by Vista to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Vista board of directors, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter.
Appraisal or Dissenters’ Rights in the Merger (page 70)
As a Vista shareholder, under Texas law, you have the right to dissent from the merger and have the appraised fair value of your shares of Vista common stock paid to you in cash. The appraised fair value may be more or less than the merger consideration being paid in the merger in exchange for shares of Vista common stock. Persons having beneficial interests in Vista common stock held of record in the name of another person must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.
In order to dissent, you must carefully follow the requirements of the TBOC, including giving the required written notice prior to the Vista special meeting, voting against the merger agreement and filing a written demand with NBHC within 20 days after completion of the merger for payment of the fair value of your shares of Vista common stock. These steps are summarized under the caption entitled “The Merger —Appraisal or Dissenters’ Rights in the Merger” beginning on page 70.
If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of Vista common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so it is recommended that you consult with your own tax advisor if you intend to dissent.
If the merger agreement is approved by Vista shareholders, those Vista shareholders who make a written objection to the merger prior to the Vista special meeting, vote against the approval of the merger agreement, properly make a written demand for payment following notice of the Vista merger and timely surrender their Vista stock certificates will be entitled to receive the appraised fair value of their shares in cash under the TBOC.
The text of the provisions of the TBOC pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Annex D. For more information see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 70.
Interests of Vista’s Directors and Executive Officers in the Merger (page 63)
Vista’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of the Vista shareholders generally. Such interests include the appointment of one Vista director to the NBHC board of directors, payments in connection with existing change in control agreements with certain executive officers of Vista and Vista Bank, NBHC and NBH Bank entering into new employment agreements with certain executive officers of Vista and Vista Bank, and the right to indemnification and insurance coverage following the consummation of the merger.
Additionally, NBHC entered into voting and lock-up agreements with certain Vista shareholders, including the directors and executive officers of Vista, pursuant to which, among other things, such Vista shareholders agreed to (i) vote the securities of Vista over which they are entitled to vote in favor of the approval and adoption of the merger agreement and other transactions contemplated thereby, (ii) until the effective time, refrain from transferring such Vista securities, with certain limited exceptions, and (iii) from the effective time until 180 days thereafter refrain from transferring shares of NBHC common stock received in connection with the merger. The members of the board of directors of Vista were aware of and considered these interests, among other matters, when they approved the merger and merger agreement and recommended that Vista shareholders vote “FOR” the Vista merger proposal.
For a more complete description of these interests, see “The Merger — Interests of Vista’s Directors and Executive Officers in the Merger” beginning on page 63.
Regulatory Approvals (page 67)
Subject to the terms of the merger agreement, NBHC and Vista have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, regulatory agencies and governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Kansas City (collectively, the “Federal Reserve Board”) and the Colorado State Banking Board. The initial filing of the regulatory application with the Federal Reserve Board occurred on October 3, 2025 and the initial filing of the regulatory application with the Colorado State Banking Board occurred on October 9, 2025. NBHC also filed a notice with the Texas Department of Banking on October 9, 2025 and the Florida Office of Financial Regulation on October 13, 2025.

Although neither NBHC nor Vista is aware of any reason why it cannot obtain these regulatory approvals in a timely manner, NBHC and Vista cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Governance of NBHC After the Merger (page 66)
At the effective time, each of the NBHC articles and NBHC bylaws, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of NBHC until thereafter amended in accordance with applicable law.
At the effective time, the NBHC board of directors will be increased by one director and one director of Vista as of immediately prior to the effective time (which individual will be mutually agreed by NBHC and Vista) will be appointed to the NBHC board of directors and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of NBHC. Also at the effective time and until thereafter changed in accordance with law or the NBHC articles or NBHC bylaws, the officers of NBHC as of immediately prior to the effective time of the merger will be the officers of the surviving corporation, with the addition of John D. Steinmetz, the President and Chief Executive Officer of Vista and Vista Bank, who will be appointed as Executive Vice Chair and Executive Managing Director of Strategic Initiatives at NBH Bank.
Expected Timing of the Merger
NBHC and Vista expect the merger to close in the first quarter of 2026. Under the terms of the merger agreement, the closing cannot occur prior to January 2, 2026 without the prior written consent of NBHC and Vista. Neither NBHC nor Vista can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Vista must first obtain the approval of Vista shareholders for the merger, and NBHC and Vista must obtain necessary regulatory approvals and satisfy certain other closing conditions.
Conditions to Completion of the Merger (page 88)
The completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived, at or prior to the effective time. NBHC’s and Vista’s respective obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
•
approval of the merger agreement by the Vista shareholders by the requisite Vista vote;

•
the shares of NBHC common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•
the effectiveness under the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the “Form S-4”) of which this proxy/statement prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
all requisite regulatory approvals, including from the Federal Reserve Board and the Colorado State Banking Board, having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement;

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date;

•
receipt by such party of a certificate signed on behalf of the other party by an executive thereof stating that the conditions set forth in the immediately preceding two bullets have been satisfied; and

•
receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NBHC and Vista reasonably satisfactory in form and substance to such counsel.

NBHC’s obligation to complete the merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others:
•
receipt of a FIRPTA certificate from Vista stating that the shares of capital stock of Vista do not constitute “United States real property interests” under the Code;

•
Mr. Steinmetz having executed an employment agreement with NBHC and/or NBH Bank, and that such employment agreement remains in full force and effect;

•
certain Vista shareholders having each executed a voting and lock-up agreement and that such voting and lock-up agreements remain in full force and effect; and

•
holders of no more than 5% of the issued and outstanding shares of Vista common stock having demanded or being entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBOC.

Termination of the Merger Agreement (page 89)
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite Vista vote, in the following circumstances:
•
by mutual consent of NBHC and Vista in a written instrument;

•
by either NBHC or Vista if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either NBHC or Vista if the merger has not been completed on or before September 15, 2026 (the “termination date”), unless the failure of the closing to occur by the termination date is not due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either NBHC or Vista (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Vista, in the case of a termination by NBHC, or NBHC, in the case of a termination by Vista, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and 45 days following written notice to the other party, or by its nature or timing cannot be cured during such period; or

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by NBHC, prior to such time as the requisite Vista vote is obtained, if Vista or the Vista board of directors (i) makes a Vista adverse recommendation change (as defined below) or (ii) materially breaches its obligations related to Vista shareholder approval or Vista acquisition proposals.

Termination Fee (page 90)
If the merger agreement is terminated by either NBHC or Vista under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the Vista board recommendation, Vista may be required to pay a termination fee to NBHC equal to $15.0 million. These circumstances are described in more detail under the section entitled “The Merger Agreement — Termination Fee” beginning on page 90.
Accounting Treatment (page 67)
The merger will be accounted for as an acquisition of Vista by NBHC under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP”).
The Rights of Vista Shareholders Will Change as a Result of the Merger (page 128)
The rights of Vista shareholders are governed by Texas law and by the Vista articles and Vista bylaws. In the merger, Vista shareholders will become holders of NBHC common stock, and their rights will be governed by Delaware law and the NBHC articles and NBHC bylaws. Vista shareholders will have different rights once they become NBHC shareholders due to differences between the Vista governing documents, on the one hand, and the NBHC governing documents, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 128.
Listing of NBHC Common Stock (page 69)
The shares of NBHC common stock are listed for trading on the NYSE. Following the merger, shares of NBHC common stock will continue to be listed on the NYSE.
The Vista Special Meeting (page 39)
The Vista special meeting will be held virtually via the Vista special meeting website, which can be accessed at http://www.virtualshareholdermeeting.com/VBI2025SM, on December 19, 2025 at 11:00 a.m., Central Time.
At the Vista special meeting, you will be asked to consider and vote upon the following proposals:
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Vista merger proposal:    to approve the merger agreement; and

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Vista adjournment proposal:    to adjourn or postpone the Vista special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal.

The record date for the Vista special meeting is October 31, 2025. Only record holders of shares of Vista common stock at the close of business on the record date are entitled to notice of, to attend and to vote at, the Vista special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Vista were shares of common stock, and 2,310,521 shares of Vista common stock were issued and outstanding (including 27,560 shares of Vista common stock issued and outstanding pursuant to Vista restricted stock awards). Certain Vista shareholders will vote their shares in favor of the Vista merger proposal, as each are parties to voting and lock-up agreements with NBHC, a form of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein, pursuant to which they have agreed, among other things, to vote in favor of the Vista merger proposal and certain other matters, subject to the terms of such voting and lock-up agreements. As of October 31, 2025, the record date for the Vista special meeting, the Vista shareholders party to the voting and lock-up agreements were entitled, in the aggregate, to vote approximately 36.83% of Vista’s issued and outstanding common stock. For more information on the voting and lock-up agreements, see the section entitled “The Merger Agreement — Voting and Lock-Up Agreements” beginning on page 91.

Assuming a quorum is present, the Vista merger proposal will be approved if at least two-thirds of the outstanding shares of Vista common stock entitled to vote thereon are affirmatively voted in favor of such proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy, either in advance or during the Vista special meeting, on the Vista merger proposal or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Vista merger proposal, it will have the same effect as a vote “AGAINST” the Vista merger proposal.
Assuming a quorum is present, approval of the Vista adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Vista common stock present or represented by proxy at the Vista special meeting and entitled to vote. If you are a Vista shareholder who is present or represented by proxy at the Vista special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the Vista adjournment proposal or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” such proposal. If you are not present or represented by proxy at the Vista special meeting, it will have no effect on the Vista adjournment proposal.
Risk Factors (page 18)
In evaluating the merger agreement and the merger, including the issuance of shares of NBHC common stock in the merger, along with the Vista merger proposal, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 18, together with information contained in or incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 140.

RISK FACTORS
An investment by Vista shareholders in NBHC common stock as a result of the exchange of shares of Vista common stock for shares of NBHC common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger and ownership of NBHC common stock, are discussed below. In addition, NBHC discusses certain other material risks connected with the ownership of NBHC common stock and with NBHC’s business under the caption entitled “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that NBHC has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.
Vista shareholders should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Vista special meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of NBHC common stock that you, as an existing Vista shareholder, will hold upon consummation of the merger, and could result in a significant decline in the value of NBHC common stock and cause the Vista shareholders to lose all or part of the value of their investments in NBHC common stock.
Risk Factors Relating to the Merger
Because the market price of NBHC common stock may fluctuate, Vista shareholders cannot be certain of the market value of the merger consideration they will receive.
In connection with the merger, each share of Vista common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Vista or NBHC (other than the exception shares)) will be converted into the right to receive the cash merger consideration, consisting of $31.62 without interest, and the stock consideration, consisting of 3.1161 shares of NBHC common stock. Accordingly, the market value of NBHC common stock will vary from the closing price of NBHC common stock on the date that parties announced the merger, on the date that this proxy statement/prospectus is mailed to Vista shareholders, and on the date of the Vista special meeting, and any change in the market price of NBHC common stock prior to the completion of the merger will affect the value of the stock consideration that will be received by Vista shareholders. Stock price changes may result from a variety of factors, including, but not limited to, general market and economic conditions, changes in NBHC’s business, operations, financial performance or prospects, volatility in the prices of securities in global financial markets, regulatory considerations and tax laws, many of which factors are beyond NBHC’s or Vista’s control. Therefore, at the time of the Vista special meeting, Vista shareholders will not know the market value of the stock consideration to be received at the effective time. Vista shareholders should obtain current market quotations for shares of NBHC common stock before voting their shares at the Vista special meeting.
The market price of NBHC common stock after the merger may be affected by factors different from those currently affecting the independent businesses of NBHC and Vista.
Upon completion of the merger, Vista shareholders will become NBHC shareholders. NBHC’s business differs in important respects from that of Vista, and, accordingly, the results of operations of NBHC and the market price of NBHC common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of NBHC and Vista. For a discussion of the businesses of NBHC and Vista and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 140, and the sections entitled “Information About NBHC” beginning on page 45, “Information About Vista” beginning on page 46 and “Business of Vista” beginning on page 97.

There has been no public market for Vista common stock and the lack of a public market may make it more difficult to determine the fair value of Vista common stock than if there were such a public market.
The outstanding shares of Vista common stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair value of Vista than if the outstanding shares of Vista common stock were traded publicly. The consideration to be paid to Vista shareholders in the merger was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of Vista common stock may have traded on a public market. Prior to approving the merger agreement, the Vista board of directors received an opinion of Jefferies to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in each such written opinion, the consideration to be received by the holders of shares of Vista common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. For further information, see the section entitled “The Merger — Opinion of Vista’s Financial Advisor” beginning on page 56.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the transactions may differ materially from them.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what NBHC’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record Vista’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and the final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Vista as of the closing date. Accordingly, (i) the actual value of the consideration paid and the fair value of such assets and liabilities may vary significantly from the value used in preparing the unaudited pro forma combined consolidated financial information in this proxy statement/prospectus, and (ii) the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.
Vista and NBHC are expected to incur substantial costs related to the merger and integration. If the merger is not completed, Vista and NBHC will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Vista and NBHC has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either Vista or NBHC regardless of whether or not the merger is completed. If the merger is not completed, Vista and NBHC would have to recognize these expenses without realizing the expected benefits of the merger.
Combining NBHC and Vista may be more difficult, costly or time consuming than expected, and NBHC and Vista may fail to realize the anticipated benefits and cost savings of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of NBHC and Vista. To realize the anticipated benefits and cost savings from the merger, NBHC and Vista must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If NBHC and Vista are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.
NBHC and Vista have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of NBHC and Vista during this transition period and on NBHC for an undetermined period after completion of the merger.
NBHC may be unable to retain Vista personnel successfully while the merger is pending or after the merger is completed.
The success of the merger and the bank merger will depend in part on NBHC’s ability to retain the talents and dedication of key employees currently employed by Vista. It is possible that these employees may decide not to remain with Vista while the merger is pending or with NBHC after the merger is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, NBHC’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Vista to hiring suitable replacements, all of which may cause NBHC’s business to suffer. In addition, NBHC may not be able to locate suitable replacements for any key employees who leave NBHC, or to offer employment to potential replacements on reasonable terms.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on NBHC following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board and the Colorado State Banking Board. Other approvals, waivers or consents from regulators could also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 67. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in any party’s regulatory standing or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, require branch divestitures or place restrictions on the conduct of NBHC’s businesses or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of NBHC following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of laws, statutes, rules, regulations, orders, injunctions or decrees enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement, including the merger and the bank merger.
Despite the parties’ commitments to use their reasonable best efforts to promptly prepare and file all necessary documentation in connection with regulatory approvals and cooperate with each other to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither NBHC, Vista nor their respective subsidiaries is required under the terms of the merger agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole and considered on a scale relative to Vista and its subsidiaries, after giving effect to the merger. For more information on the regulatory approvals required under the merger agreement, see the section entitled “The Merger — Regulatory Approvals” beginning on page 67.

Certain of Vista’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of Vista shareholders generally.
Some of Vista’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Vista shareholders generally. Such interests include payments in connection with existing change in control agreements with executive officers of Vista and Vista Bank, and NBH Bank entering into new employment agreements with executive officers of Vista and Vista Bank, the acceleration and settlement of certain outstanding equity awards and the right to indemnification and insurance coverage following the consummation of the merger. The Vista board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that Vista shareholders approve the Vista merger proposal. See the section entitled “The Merger — Interests of Vista’s Directors and Executive Officers in the Merger” beginning on page 63 for a more complete description of these interests.
Termination of the merger agreement could negatively affect Vista and/or NBHC.
If the merger is not completed for any reason, including as a result of Vista shareholders failing to approve the Vista merger proposal, there may be various adverse consequences. For example, NBHC’s or Vista’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of NBHC common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Vista may be required to pay a termination fee of $15.0 million to NBHC. See the section entitled “The Merger Agreement — Termination Fee” on page 90 for a complete discussion of the circumstances under which any such termination fee will be required to be paid.
NBHC and Vista will be subject to business uncertainties and contractual restrictions while the merger is pending.
Whether or not the merger is ultimately consummated, uncertainty about the effect of the merger on employees and customers may have an adverse effect on NBHC and Vista. These uncertainties may impair both NBHC’s and Vista’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with NBHC and Vista to seek to change existing business relationships with NBHC or Vista, respectively. In addition, subject to certain exceptions, Vista has agreed, and will cause each of its subsidiaries, to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and relationships with employees, customers and governmental entities, and advantageous business relationships and (iii) take no action that would be reasonably likely to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or the ability of Vista to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
Vista has also agreed not to take certain actions that could cause it to be unable to pursue other beneficial opportunities and engage in certain business activities, subject to certain exceptions, that may arise prior to the completion of the merger. NBHC has agreed to a more limited set of restrictions on its business activities prior to the effective time. The restrictions on each of Vista and NBHC could prevent them from pursuing certain business opportunities that arise or taking certain corporate actions prior to the effective time. See the section entitled “The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Completion of the Merger” beginning on page 80 for a description of the restrictive covenants applicable to NBHC and Vista.
The shares of NBHC common stock to be received by Vista shareholders as a result of the merger will have different rights from the shares of Vista common stock.
In the merger, Vista shareholders will become NBHC shareholders, and their rights as NBHC shareholders will be governed by Delaware law and the governing documents of NBHC. The rights associated with NBHC common stock are different from the rights associated with Vista common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 128 for a discussion of the different rights associated with NBHC common stock.
Vista shareholders will have a reduced ownership and voting interest in NBHC after the merger and will exercise less influence over management as compared to their interests in and influence over Vista.
Vista shareholders currently have the right to vote in the election of the Vista board of directors and on other matters affecting Vista. When the merger is completed, Vista shareholders will become NBHC shareholders, with a percentage ownership of NBHC that is smaller than the holder’s percentage ownership of Vista. Based on the number of shares of NBHC common stock and Vista common stock outstanding as of the close of business on the record date, and based on the number of shares of NBHC common stock expected to be issued in the merger, the former Vista shareholders, as a group, are estimated to own approximately 16.49% of the fully diluted shares of NBHC immediately after the merger and current NBHC shareholders, as a group, are estimated to own approximately 83.51% of the fully diluted shares of NBHC immediately after the merger. Because of this, Vista shareholders will have less influence on the management and policies of NBHC than they now have on the management and policies of Vista.
Vista shareholders have appraisal rights and dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. If the merger agreement is adopted by Vista shareholders, Vista shareholders who vote against the approval of the merger agreement and who properly demand payment of the fair value of their shares of Vista common stock under the applicable provisions of the TBOC will be entitled to appraisal rights in connection with the merger. In addition, NBHC’s obligation to consummate the merger is subject to the condition that holders of no more than 5% of the issued and outstanding shares of Vista common stock demand or be entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBOC. Neither Vista nor NBHC can predict the number of Vista shareholders who will seek payment of fair cash value of their shares. See the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 70 for more information on dissenters’ rights.
The merger agreement limits Vista’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Vista.
Subject to certain exceptions, the merger agreement contains “no shop” covenants that restrict Vista’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, engage or participate in any negotiations with any person concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Vista and its subsidiaries or 20% or more of any class of equity or voting securities of Vista or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Vista or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista. Additionally, during the term of the merger agreement, Vista cannot, and cannot cause its subsidiaries and its and their representatives to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal (whether written or oral, binding or nonbinding). See the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 87 for a discussion of the no shop provisions to which Vista is subject under the merger agreement.

The merger agreement further provides that, during the 12-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an acquisition proposal, Vista may be required to pay to NBHC a cash termination fee equal to $15.0 million. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 90 for a more fulsome description of the circumstances that trigger payment by Vista of the termination fee under the merger agreement.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Vista from considering or proposing that acquisition.
The opinion of Vista’s financial advisor delivered to the Vista board of directors prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinion.
The opinion of Jefferies, Vista’s financial advisor, was delivered on, and dated, September 15, 2025, and is attached as Annex C to this proxy statement/prospectus. Changes in the operations and prospects of NBHC and Vista, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of NBHC and Vista may have altered the value of NBHC or Vista or the prices of shares of NBHC common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. See the section entitled “The Merger — Opinion of Vista’s Financial Advisor” beginning on page 56.
Vista’s tangible common equity as of the reference time could be less than the minimum tangible common equity, which would result in the reduction of the amount of the cash merger consideration that Vista shareholders would be entitled to receive in the merger.
The amount of cash merger consideration that Vista shareholders would be entitled to receive in the merger will be reduced if Vista’s tangible common equity as of the reference time is less than the minimum tangible common equity, calculated in the manner and under the circumstances set forth in the merger agreement. Accordingly, at the time Vista shareholders vote with respect to the merger agreement, they will not know the exact value of the cash merger consideration they will be entitled to receive in the merger.
Risks Relating to NBHC’s Business
You should read and consider risk factors specific to NBHC’s business that will also affect NBHC after the merger. These risks are described in the sections entitled “Risk Factors” in NBHC’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 140 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements regarding the merger between NBHC and Vista; future financial and operating results; benefits and synergies of the transaction; future opportunities for the surviving corporation; the issuance of NBHC common stock contemplated by the merger agreement; the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the federal securities laws, including the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such forward-looking statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. Forward-looking statements include all statements other than statements of historical fact, including forecasts or trends, and are based on current expectations, assumptions, estimates and projections about NBHC and Vista or related to the merger and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.
These forward-looking statements may include information about the surviving corporation’s possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for credit losses, provision for taxes, effective tax rate, earnings per share and cash flows and the surviving corporation’s future capital expenditures and dividends, future financial condition and changes therein, including changes in the surviving corporation’s loan portfolio and allowance for credit losses, changes in deposits, borrowings and the investment securities portfolio, future capital structure or changes therein, as well as the plans and objectives of management for the surviving corporation’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on the surviving corporation’s operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of the proposed transaction, and statements about the assumptions underlying any such statement.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the merger discussed under the caption entitled “Risk Factors” beginning on page 18 and the factors previously disclosed in NBHC’s reports filed with the SEC and incorporated by reference into this proxy statement/prospectus, which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance:
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the risk that the cost savings and synergies from the merger may not be fully realized or may take longer than anticipated to be realized;

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the disruption to NBHC’s business and to Vista’s business as a result of the announcement and pendency of the merger;

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the risk that the integration of Vista’s business and operations into NBHC, will be materially delayed or will be more costly or difficult than expected, or that NBHC is otherwise unable to successfully integrate Vista’s business into its own, including as a result of unexpected factors or events;

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the failure to obtain the necessary approval by the Vista shareholders;

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the ability of each of NBHC and Vista to obtain required regulatory approvals of the merger on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect NBHC after the closing of the merger or adversely affect the expected benefits of the merger;

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reputational risk and the reaction to the merger of each company’s customers, suppliers, employees or other business partners;

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the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

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the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

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the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger, and NBHC’s ability to complete the acquisition and integration of Vista successfully;

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the dilution caused by the issuance of additional shares of NBHC common stock in the merger;

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the possibility that NBHC’s revenues after the merger may be less than expected and/or the risk that certain expenses of NBHC may be greater than expected;

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the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against NBHC before or after the merger, or against Vista;

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diversion of management’s attention from ongoing business operations;

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a material adverse change in the financial condition of NBHC or Vista;

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the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

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general competitive, economic, political and market conditions and other factors that may affect future results of NBHC and Vista;

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changes in economic and market conditions that affect the amount and value of the assets of NBH Bank and Vista Bank;

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inaccuracy of the assumptions and estimates that the managements of NBHC or Vista make in establishing reserves for probable loan losses and other estimates;

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lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that NBHC or Vista currently have;

•
material increases or decreases in the amount of deposits held by NBH Bank or Vista Bank and the cost of those deposits;

•
access to the debt and equity markets and the overall cost of funding operations;

•
changes in market interest rates that affect the pricing of the loans and deposits of each of NBH Bank and Vista Bank, and the net interest income of each of NBH Bank and Vista Bank;

•
fluctuations in the market value and liquidity of the securities NBHC and Vista hold for sale, including as a result of changes in market interest rates;

•
the adverse effects of events beyond each party’s control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, tariffs, instability in the credit markets, disruptions in each party’s customers’ supply chains or disruption in transportation;

•
effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•
the occurrence of market conditions adversely affecting the financial industry generally;

•
the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by NBHC’s regulators, such as the Dodd-Frank Act, and changes in federal government policies;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be;

•
governmental monetary and fiscal policies, including the policies of the Federal Reserve Board;

•
changes in the scope and cost of Federal Deposit Insurance Corporation (“FDIC”) insurance and other coverage;

•
changes in inflation;

•
an increase in the rate of personal or commercial customers’ bankruptcies;

•
technology-related changes may be harder to make or may be more expensive than expected;

•
attacks on the security of, and breaches of, NBHC’s or Vista’s digital information systems, the costs NBHC or Vista incurs to provide security against such attacks and any costs and liability NBHC or Vista may incur in connection with any breach of those systems;

•
the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including NBHC and Vista, to attract and retain depositors and to borrow or raise capital;

•
the effects of social media on market perceptions of NBHC or Vista and banks generally;

•
volatility and disruptions in global capital, foreign exchange and credit markets;

•
the ability of the surviving corporation to successfully identify acquisition targets and integrate the businesses of acquired companies and banks;

•
the possibility that the surviving corporation will be unable to sustain its current internal growth rate and total growth rate, or achieve its sales objectives;

•
the possibility that credit quality could deteriorate;

•
the potential changes in customer and consumer demand, including customer and consumer response to marketing;

•
the possibility that effectiveness of spending, investments or programs will decline;

•
changes in economic conditions, including currency rate, interest rate and commodity price fluctuations;

•
changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs;

•
the effect, impact, potential duration or other implications of weather- and climate-related events; and

•
other factors that may affect the future results of NBHC and Vista.

Additional factors that could cause results to differ materially from those described above can be found in NBHC’s filings with the SEC that are incorporated by reference into this proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 140.
All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus and are based on information available at that time. Neither NBHC nor Vista assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If NBHC or Vista updates one or more forward-looking statements, no inference should be drawn that NBHC or Vista will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that NBHC has filed with the SEC as described under “Where You Can Find More Information” beginning on page 140.
NBHC and Vista expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
On September 15, 2025, NBHC entered into a merger agreement with Vista and Bryan Wick, solely in his capacity as the shareholders’ representative. The merger agreement (a) provides that Vista will merge with and into NBHC, with NBHC as the surviving corporation and (b) contemplates that immediately following the completion of the merger, Vista Bank will merge with and into NBH Bank, with NBH Bank as the surviving bank. Under the terms and subject to the conditions set forth in the merger agreement, each share of Vista common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Vista or NBHC (other than the exception shares)) will be converted into the right to receive the cash merger consideration, consisting of $31.62 without interest, and the stock consideration, consisting of 3.1161 shares of NBHC common stock.
In accordance with Article 11 of Regulation S-X, the following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of NBHC, including per share data, after giving effect to the merger and other pro forma adjustments. The unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, with NBHC as the accounting acquirer pursuant to Accounting Standards Codification Topic 805 (“ASC 805”). The unaudited pro forma condensed combined financial information also assumes that the assets and liabilities of Vista will be recorded by NBHC at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined statement of financial condition gives effect to the transaction as if the transaction had occurred on June 30, 2025. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2025, and the year ended December 31, 2024, give effect to the merger as if the merger had been completed on January 1, 2024.
The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included or incorporated by reference into this proxy statement/prospectus:
•
the historical audited consolidated financial statements of NBHC as of and for the year ended December 31, 2024 (included in NBHC’s Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated by reference into this proxy statement/prospectus);

•
the historical unaudited consolidated financial statements of NBHC as of and for the nine months ended September 30, 2025 (included in NBHC’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and incorporated by reference into this proxy statement/prospectus);

•
the historical audited consolidated financial statements of Vista as of and for the year ended December 31, 2024 (included in this proxy statement/prospectus); and

•
the historical unaudited consolidated financial statements of Vista as of and for the six months ended September 30, 2025 (included in this proxy statement/prospectus).

The unaudited pro forma condensed combined financial data should also be read together with other financial data included elsewhere or incorporated by reference into this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial position or results of operations of the combined company that would have been realized had the merger been completed at the beginning of each period presented. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger, nor does it consider the factors discussed in the sections entitled “Risk Factors” beginning on page 18 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger. The fair values are estimates as of the date of this proxy statement/prospectus and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available. The Vista consolidated unaudited condensed financial information has been reclassified to conform to the current NBHC presentation.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition
September 30, 2025
(In thousands, except per share and per share data)
	NBHC Consolidated	Vista Consolidated		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$555,560	$420,724		$(164,792)	(A),(B),(C)	$811,492
Investment securities available-for-sale (at fair value)	612,719	108,676		—		721,395
Investment securities held-to-maturity	689,486	43,987		(4,013)	(D)	729,460
Other securities	80,526	10,072		—		90,598
Loans	7,429,501	1,906,299		(20,700)	(E)	9,315,100
Allowance for credit losses	(88,280)	(22,308)		(4,792)	(F)	(115,380)
Loans, net	7,341,221	1,883,991		(25,492)		9,199,720
Loans held for sale	22,252	—		—		22,252
Other real estate owned	658	562		—		1,220
Premises and equipment, net	211,436	28,824		6,300	(G)	246,560
Goodwill	306,043	2,914		103,431	(H)	412,388
Intangible assets, net	50,331	3,895		23,645	(I)	77,871
Other assets	282,454	36,478	(AA)	7,949	(J)	326,881
Total assets	$10,152,686	$2,540,123		$(52,972)		$12,639,837
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing demand deposits	$2,255,495	$431,949		$—		$2,687,444
Interest bearing demand deposits	1,223,602	397,171	(BB)	—		1,620,773
Savings and money market	3,832,460	1,163,324	(BB)	—		4,995,784
Time deposits	1,160,123	222,736	(BB)	—		1,382,859
Total deposits	8,471,680	2,215,180		—		10,686,860
Securities sold under agreements to repurchase	21,303	—		—		21,303
Long-term debt, net	54,743	45,000		(45,000)	(K)	54,743
Federal Home Loan Bank advances	—	10,000		—		10,000
Other liabilities	230,031	19,584	(CC)	—		249,615
Total liabilities	8,777,757	2,289,764		(45,000)		11,022,521
Shareholders’ equity:
Common stock	515	2,311		(2,311)	(L)	515
Additional paid-in capital	1,169,982	102,243		24,496	(L)	1,296,721
Retained earnings	568,276	148,853		(187,045)	(L)	530,084
Treasury stock	(312,873)	—		153,840	(L)	(159,033)
Accumulated other comprehensive loss, net of tax	(50,971)	(3,048)		3,048	(L)	(50,971)
Total shareholders’ equity	1,374,929	250,359		(7,972)	(L)	1,617,316
Total liabilities and shareholders’ equity	$10,152,686	$2,540,123		$(52,972)		$12,639,837
Common shares outstanding	37,815,589	—		7,391,441		45,207,030
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2025
(In thousands, except per share and per share data)
	NBHC Consolidated	Vista Consolidated		Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$360,577	$102,464		$8,300	(M)	$471,341
Interest and dividends on investment securities	28,563	4,755		752	(N)	34,070
Dividends on non-marketable securities	1,355	—		—		1,355
Interest on interest bearing bank deposits	2,926	12,246		—		15,172
Total interest and dividend income	393,421	119,465	(DD)	9,052		521,938
Interest expense:
Interest on deposits	125,998	49,318		—		175,316
Interest on borrowings	5,123	1,761		—		6,884
Total interest expense	131,121	51,079		—		182,200
Net interest income before provision for credit losses	262,300	68,386		9,052		339,738
Provision for credit loss expense	8,700	11,128		—		19,828
Net interest income after provision for credit losses	253,600	57,258		9,052		319,910
Non-interest income:
Service charges	12,585	1,122	(EE)	—		13,707
Bank card fees	13,431	492	(FF)	—		13,923
Mortgage banking income	8,757	—		—		8,757
Bank-owned life insurance income	2,335	304	(GG)	—		2,639
Other non-interest income	16,025	15,454	(HH)	—		31,479
Total non-interest income	53,133	17,372		—		70,505
Non-interest expense:
Salaries and benefits	109,887	26,376		(105)	(O)	136,158
Occupancy and equipment	32,656	4,796		(36)	(O)	37,416
Data processing	13,604	3,703		—		17,307
Marketing and business development	2,862	889		—		3,751
FDIC deposit insurance	3,357	948	(II)	—		4,305
Bank card expenses	3,404	—		—		3,404
Professional fees	6,352	2,620	(II)	(2,606)	(O)	6,366
Other non-interest expense	14,202	6,349	(JJ)	—		20,551
Other intangible assets amortization	5,870	405	(KK)	1,658	(P)	7,933
Total non-interest expense	192,194	46,086		(1,090)		237,191
Income before income taxes	114,539	28,544		10,142		153,225
Income tax expense	21,001	6,062		2,333	(Q)	29,396
Net income	$93,538	$22,482		$7,809		$123,829
Earnings per share – basic	$2.44					$2.73
Earnings per share – diluted	$2.43					$2.72
Weighted average number of common shares outstanding:
Basic	38,018,090			7,391,441		45,409,531
Diluted	38,142,300			7,391,441		45,533,741
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2024
(In thousands, except per share and per share data)
	NBHC Consolidated	Vista Consolidated		Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$505,266	$131,034		$11,067	(R)	$647,367
Interest and dividends on investment securities	28,696	5,151		1,003	(S)	34,850
Dividends on non-marketable securities	1,832	—		—		1,832
Interest on interest bearing bank deposits	2,474	18,969		—		21,443
Total interest and dividend income	538,268	155,154		12,070		705,492
Interest expense:
Interest on deposits	186,192	65,228		—		251,420
Interest on borrowings	6,688	2,875		—		9,563
Total interest expense	192,880	68,103		—		260,983
Net interest income before provision for credit losses	345,388	87,051		12,070		444,509
Provision for credit loss expense	6,755	3,710		14,600	(T)	25,065
Net interest income after provision for credit losses	338,633	83,341		(2,530)		419,444
Non-interest income:
Service charges	17,957	1,832	(LL)	—		19,789
Bank card fees	18,963	1,087	(MM)	—		20,050
Mortgage banking income	11,228	—		—		11,228
Bank-owned life insurance income	3,005	364	(NN)	—		3,369
Other non-interest income	16,660	3,496	(OO)	—		20,156
Loss on security sales	(6,582)	—		—		(6,582)
Total non-interest income	61,231	6,779		—		68,010
Non-interest expense:
Salaries and benefits	146,243	33,083		—		179,326
Occupancy and equipment	39,951	6,652		—		46,603
Data processing	17,481	5,108		—		22,589
Marketing and business development	3,989	1,258		—		5,247
FDIC deposit insurance	5,390	1,359	(PP)	—		6,749
Bank card expenses	5,185	—		—		5,185
Professional fees	7,062	2,110	(PP)	—		9,172
Other non-interest expense	21,377	7,781	(QQ)	—		29,158
Other intangible assets amortization	7,939	519	(RR)	2,231	(U)	10,689
Total non-interest expense	254,617	57,870		2,231		314,718
Income before income taxes	$145,247	$32,250		$(4,761)		$172,736
Income tax expense	26,432	6,752		(1,095)	(V)	32,089
Net income	$118,815	$25,498		$(3,666)		$140,647
Earnings per share – basic	$3.10					$3.08
Earnings per share – diluted	$3.08					$3.07
Weighted average number of common shares outstanding:
Basic	38,212,304			7,391,441		45,603,745
Diluted	38,419,125			7,391,441		45,810,566
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information and accompanying notes were prepared in accordance with Article 11 of Regulation S-X, after giving effect to the merger and other pro forma adjustments.
NBHC expects to complete the merger during the first quarter of 2026. The merger is accounted for under the acquisition method of accounting with NBHC as the accounting acquirer pursuant to ASC 805 and, accordingly, the assets and liabilities of Vista presented in these pro forma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the date of the agreement and as if the transaction had been effective on January 1, 2024 for statements of operations data. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial position or results of operations of the combined company that would have been realized had the merger been completed at the beginning of each period presented. The fair values are estimates as of the date of this proxy statement/prospectus and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.
Note 2 — Purchase Price
Under the terms and subject to the conditions set forth in the merger agreement, each share of Vista common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Vista or NBHC (other than the exception shares)) will be converted into the right to receive the cash merger consideration, consisting of $31.62 without interest, and the stock consideration, consisting of 3.1161 shares of NBHC common stock.
Pursuant to the merger agreement, NBHC estimates that Vista shareholders will receive approximately $84.8 million in cash and 7.4 million shares of NBHC common stock, with a closing price of $37.96 on September 15, 2025, implying a total purchase price of $365.4 million, assuming there is no consideration adjustment.
Note 3 — Preliminary Allocation of Purchase Price
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Vista based on their estimated fair value as of the closing of the merger. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma unaudited financial statements are based upon available information and certain assumptions considered reasonable may be revised as additional information becomes available.
The following are the pro forma adjustment estimates NBHC expects to make to record the acquisition and adjust Vista assets and liabilities to their estimated fair values at September 30, 2025.
(in thousands)
Purchase price allocation:
NBHC common stock paid at a closing price of $37.96 as of September 15, 2025	$280,579
Cash paid to seller	84,792
Purchase price	365,371
Allocated to:
Historical book value of Vista assets and liabilities as of September 30, 2025	250,359

(in thousands)
Adjustments to record assets and liabilities at fair value:
Investment securities	(4,013)
Loans	(33,200)
Allowance for credit losses	22,308
Premises and equipment	6,300
Intangible assets	23,645
Deferred taxes	(3,459)
Preliminary pro forma goodwill	$103,431

Note 4 — Reclassification Adjustments
The following reclassification adjustments are reflected in the unaudited pro forma combined financial information to conform Vista consolidated unaudited condensed financial information to NBHC presentation:
(AA)
Includes $8.3 million of accrued interest receivable and $13.2 million of bank-owned life insurance, at cash surrender value.

(BB)
Disaggregated the $1.8 billion Vista interest bearing deposit caption.

(CC)
Includes $0.6 million of accrued interest payable.

(DD)
Excludes $0.1 million of interest income from other assets which is reclassified to other non-interest income.

(EE)
Excludes $0.5 million of bank card fees.

(FF)
Bank card fees of $0.5 million reclassified from service charges on deposit accounts.

(GG)
Bank owned life insurance income of $0.3 million reclassified from other non-interest income.

(HH)
Includes $13.6 million of gain on banking center sales for seven West Texas banking centers sold during 2025 and $0.7 million of servicing fees.

(II)
FDIC deposit insurance of $0.9 million reclassified from professional, regulatory, and consulting.

(JJ)
Includes $0.6 million of communication expense, $0.1 million of foreclosed and repossessed asset expenses, net, and excludes the following: $1.0 million of acquisition-related expenses reclassified into professional fees and $0.4 million of other intangible amortization.

(KK)
Other intangible amortization of $0.4 million reclassified from other non-interest expense.

(LL)
Excludes $1.1 million of bank card fees.

(MM)
Bank card fees of $1.1 million reclassified from service charges on deposit accounts.

(NN)
Bank owned life insurance income of $0.4 million reclassified from other non-interest income.

(OO)
Includes $1.2 million of servicing fees.

(PP)
FDIC deposit insurance of $1.4 million reclassified from professional, regulatory, and consulting.

(QQ)
Includes $1.1 million of communication expense, $0.1 million of foreclosed and repossessed asset expenses, net, and excludes $0.5 million of other intangible amortization.

(RR)
Other intangible amortization of $0.5 million reclassified from other non-interest expense.

Note 5 — Pro Forma Adjustments
The following pro forma adjustments are reflected in the unaudited pro forma combined financial information. All taxable adjustments were calculated using a 23% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change, and that NBHC believes are reasonable. The actual effects of the merger will differ from the pro forma adjustments. A general description of the pro forma adjustments is provided below:
(A)
To record purchase price consideration of $84.8 million.

(B)
To record estimated transaction costs of $35.0 million.

(C)
To record payment of Vista long-term debt totaling $45.0 million.

(D)
To record estimated fair value adjustment on held-to-maturity investments of $4.0 million. The fair value adjustment is estimated to be accreted on a straight line basis over a four-year duration.

(E)
To record estimated fair value adjustment on loans based on a $20.7 million net discount related to interest rate and credit adjustments of the acquired portfolio. The fair value adjustment is estimated to be accreted over an estimated three-year duration for the respective loans in a manner that approximates level yield.

(F)
To eliminate Vista allowance for credit losses of $22.3 million and record Day 1 allowance for credit losses of $27.1 million.

(G)
To record estimated fair value adjustment on premises and equipment of $6.3 million.

(H)
To record estimate of goodwill that will be recognized as part of the transaction. See the preliminary allocation of purchase price at Note 3.

(I)
To eliminate the Vista intangible asset balance of $4.0 million and record the estimate of core deposit intangible asset of $25.5 million and trade name intangible of $2.0 million which are both estimated to be amortized on a straight line basis over 10 years.

(J)
To record the impact of pro forma adjustments for the income tax receivable of $11.4 million and the decrease in deferred taxes of $3.5 million.

(K)
To record payoff of Vista long-term debt.

(L)
To eliminate Vista stockholders’ equity of $250.4 million, and to record the re-issuance of 7.4 million shares of NBHC’s treasury stock at a cost totaling $153.8 million, with a gain on the re-issuance of treasury stock of $126.7 million included in additional paid-in capital. Adjustment also includes estimated NBHC transaction costs of $26.9 million, net of tax of $8.1 million and Day 1 provision expense of $11.2 million, net of tax of $3.4 million.

(M)
To record accretion of the loan portfolio fair value adjustment. The fair value adjustment is estimated to be accreted over an estimated three-year duration in a manner that approximates level yield.

(N)
To record estimated accretion from the fair value adjustment on held-to-maturity investments. The fair value adjustment is estimated to be accreted on a straight line basis over an estimated four-year duration.

(O)
To record the elimination of directly attributable NBHC and Vista transaction costs incurred of $2.7 million during the nine months ended September 30, 2025.

(P)
To record estimated amortization of $1.9 million related to the core deposit intangible and $0.2 million related to the trade name intangible asset during the nine months ended September 30, 2025, partially offset by the elimination of $0.4 million of Vista’s other intangible asset amortization. The core deposit and trade name intangible assets are estimated to be amortized on a straight line basis over 10 years.

(Q)
To record tax effect at a marginal rate of 23%.

(R)
To record accretion of the loan portfolio fair value adjustment. The fair value adjustment is estimated to be accreted over an estimated three-year duration in a manner that approximates level yield.

(S)
To record estimated accretion from the fair value adjustment on held-to-maturity investments. The fair value adjustment is estimated to be amortized on a straight line basis over an estimated four-year duration.

(T)
To record Day 1 provision expense.

(U)
To record estimated amortization of $2.6 million related to the core deposit intangible and $0.2 million related to the trade name intangible asset during the year ended December 31, 2024, partially offset by the elimination of $0.5 million of Vista’s other intangible asset amortization. The core deposit and trade name intangible assets are estimated to be amortized on a straight line basis over ten years.

(V)
To record tax effect at a marginal rate of 23%.

COMPARATIVE STOCK PRICES AND DIVIDENDS
NBHC
The following table shows (1) the market value of NBHC common stock at the close of business on September 15, 2025, the last trading day prior to the announcement of the merger, and as of November 20, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus, and (2) the equivalent pro forma value of a share of Vista common stock at such date based on the value of the merger consideration. The equivalent prices per Vista share are hypothetical implied values of the merger consideration, assuming no consideration adjustment.
For illustration purposes only, if the merger occurs and assuming (i) there are 2.3 million shares of Vista common stock issued and outstanding at the closing of the merger, (ii) there is no consideration adjustment, and (iii) the price per share of NBHC common stock received in the merger is equal to $37.96, which was the closing price per share of NBHC common stock on September 15, 2025, then Vista shareholders will receive 3.1161 shares of NBHC common stock with a value of $37.96 (before adjusting for fractional shares) plus $31.62 cash per share not including interest for each share of Vista common stock.
Because of the possibility of the consideration adjustment as discussed in this proxy statement/prospectus, you will not know the exact amount of merger consideration you will receive in connection with the merger when you vote on the Vista merger proposal.
	NBHC Common Stock(1)	Equivalent Pro Forma Value Per Share of Vista Common Stock(2)
September 15, 2025	$37.96	$149.91
November 20, 2025	$35.66	$142.74

(1)
Represents the closing price of NBHC common stock on the NYSE.

(2)
Calculated by adding (i) the price of NBHC common stock on the NYSE as of the specified date multiplied by the exchange ratio plus (ii) the cash merger consideration.

NBHC has a history of paying quarterly cash dividends on its shares of NBHC common stock. NBHC has declared quarterly cash dividends on NBHC common stock in every quarter since 2012. Most recently, as approved by the NBHC board of directors, NBHC declared and paid a $0.29 per share dividend to NBHC shareholders in the first fiscal quarter of 2025 and a $0.30 per share dividend in the second and third fiscal quarters of 2025. The payment and amount of quarterly cash dividends paid on shares of NBHC common stock is subject to approval by the NBHC board of directors.
NBHC intends to continue to pay regular quarterly cash dividends on NBHC common stock in the fourth fiscal quarter of 2025 and following the merger, when, as and if declared by the NBHC board of directors out of funds legally available for that purpose and subject to regulatory restrictions. Except as described herein, no dividends payable in the future have been declared by the NBHC board of directors.
NBHC’s dividend policy may change with respect to the payment of dividends as a return on investment, and the NBHC board of directors may change or eliminate the payment of future dividends at its discretion, without notice to NBHC’s shareholders. There can be no assurance that NBHC will continue to pay dividends in the future. Future dividends on NBHC’s common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the NBHC board of directors.
Vista
There is no established public trading market for Vista common stock, and no market for Vista common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in the Vista common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. Vista’s transfer agent and registrar is Continental Stock

Transfer & Trust Company. There are no shareholder agreements, voting trusts or similar arrangements currently in effect with respect to Vista common stock, except for the voting and lock-up agreements entered into between NBHC and certain Vista shareholders in connection with the merger. As of the Vista record date, there were approximately 373 holders of record of Vista common stock.
Vista shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the Vista board of directors, in its sole discretion. The Vista board of directors has not historically declared and Vista has not paid cash dividends on Vista common stock. As a Texas corporation, Vista is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent. Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends Vista may declare and pay and that Vista Bank may declare and pay to Vista.

THE VISTA SPECIAL MEETING
This section contains information for Vista shareholders about the Vista special meeting. Vista is mailing or otherwise delivering this proxy statement/prospectus to you, as a Vista shareholder, on or about November 24, 2025. This proxy statement/prospectus is also being delivered to Vista shareholders as NBHC’s prospectus for its offering of NBHC common stock in connection with the merger. This proxy statement/prospectus is accompanied by a notice of the Vista special meeting and a proxy that the Vista board of directors is soliciting for use by Vista shareholders at the Vista special meeting and at any adjournments or postponements of the Vista special meeting. References to “you” and “your” in this section are to Vista shareholders.
Date, Time and Place
The Vista special meeting will be held virtually on December 19, 2025 at 11:00 a.m., Central Time. The Vista special meeting will be held exclusively online via webcast and there will not be a physical meeting location. Vista shareholders will be able to attend the Vista special meeting via the Vista special meeting website or by proxy and vote their shares electronically during the meeting by visiting the Vista special meeting website at http://www.virtualshareholdermeeting.com/VBI2025SM. Vista shareholders will need the control number found on their proxy card or voting instruction form in order to access the Vista special meeting website.
Matters to Be Considered
At the Vista special meeting, you will be asked to consider and vote upon the following proposals:
•
Vista merger proposal:   to approve the merger agreement; and

•
Vista adjournment proposal:   to adjourn or postpone the Vista special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal.

Recommendation of the Vista Board of Directors
The Vista board of directors unanimously approved the merger agreement and determined that the merger and the bank merger are advisable and in the best interests of Vista and its shareholders.
Accordingly, the Vista board of directors recommends that Vista shareholders vote as follows:
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“FOR” the Vista merger proposal; and

•
“FOR” the Vista adjournment proposal.

Vista shareholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.
Completion of the merger is conditioned upon the approval of the Vista merger proposal, but is not conditioned upon the approval of the Vista adjournment proposal.
Record Date; Shareholders Entitled to Vote
The record date for the Vista special meeting is October 31, 2025. Only record holders of shares of Vista common stock at the close of business on the record date are entitled to notice of, to attend and to vote during, the Vista special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Vista were shares of common stock, and 2,310,521 shares of Vista common stock were issued and outstanding.
Each share of Vista common stock outstanding on the record date is entitled to one vote on each proposal.
Voting by Vista’s Directors and Executive Officers
At the close of business on the record date for the Vista special meeting, Vista directors and executive officers and their affiliates were entitled to vote approximately 850,855 shares of Vista common stock, or approximately 36.83% of the shares of Vista common stock outstanding on that date.

Vista currently expects that the shares of Vista common stock beneficially owned by its directors and executive officers will be voted in favor of the Vista merger proposal and the Vista adjournment proposal. In connection with the merger agreement, certain Vista shareholders, including the directors and executive officers of Vista, in their capacities as shareholders, separately entered into voting and lock-up agreements pursuant to which, among other things, they agreed to vote the securities of Vista over which they are entitled to vote in favor of the Vista merger proposal and against alternative transactions. For further information, see the section entitled “The Merger Agreement — Voting and Lock-Up Agreements” beginning on page 91.
Quorum and Adjournment
No business may be transacted at the Vista special meeting unless a quorum is present. Vista shareholders who hold shares representing at least a majority of the shares of Vista common stock issued and outstanding and entitled to vote during the Vista special meeting must be present or represented by proxy to constitute a quorum.
If a quorum is not present, the Vista shareholders entitled to vote, present or represented by proxy, shall have power to adjourn the Vista special meeting from time to time by a vote of the holders of the majority of the shares who are present or represented by proxy at the meeting, until a quorum shall be present or represented. When any adjourned Vista special meeting is reconvened and a quorum shall be present and represented, any business may be transacted that might have been transacted at the Vista special meeting as originally notified. Once a quorum is constituted, the Vista shareholders present or represented by proxy at the Vista special meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal therefrom of such number of Vista shareholders as to leave less than a quorum. Vista will adjourn or postpone the Vista special meeting, if, as of the time for which the Vista special meeting is originally scheduled, there are insufficient shares of Vista common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the Vista special meeting, Vista has not received proxies representing a sufficient number of shares of Vista common stock necessary to obtain the requisite Vista vote for the Vista merger proposal. Unless the merger agreement has been terminated in accordance with its terms, the Vista special meeting shall be convened and the Vista merger proposal and the Vista adjournment proposal be submitted for a vote to the Vista shareholders at the Vista special meeting. Vista will only be required to adjourn or postpone the Vista special meeting two times pursuant to the merger agreement.
All shares of Vista common stock represented at the Vista special meeting, including shares of Vista common stock that are represented but that vote to abstain and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum.
Participation in the Vista special meeting in accordance with the instructions given above will constitute the presence at the Vista special meeting, except where such Vista shareholder participates in the meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not lawfully called or convened.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The required votes to approve the Vista proposals are as follows:
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Approval of the Vista merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Vista common stock entitled to vote on the Vista merger proposal. If you are a Vista shareholder and mark “ABSTAIN” on your proxy or fail to submit a proxy, either in advance or during the Vista special meeting, on the Vista merger proposal, or if you fail to instruct your trustee or other nominee how to vote with respect to the Vista merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

•
Assuming a quorum is present, approval of the Vista adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Vista common stock present or represented by proxy at the Vista special meeting and entitled to vote. If you are a Vista shareholder who is present or represented by proxy at the Vista special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the Vista adjournment proposal or fail to instruct your trustee or other nominee how to vote with respect to the Vista adjournment proposal, it will have the same effect as a vote “AGAINST” such proposal. If you are not present or represented by proxy at the Vista special meeting, it will have no effect on the Vista adjournment proposal.
Attending the Vista Special Meeting
The Vista special meeting may be accessed by visiting the Vista special meeting website at http://www.virtualshareholdermeeting.com/VBI2025SM, where Vista shareholders will be able to listen to the Vista special meeting and vote online.
You are entitled to attend the Vista special meeting via the Vista special meeting website only if you were a shareholder of record as of the close of business on the record date or you held your shares beneficially in the name of a trustee or other nominee as of the record date, or you hold a valid proxy for the Vista special meeting. If you were a shareholder of record at the close of business on the record date and wish to attend the Vista special meeting via the Vista special meeting website, you will need the control number on your proxy card. If a trustee or other nominee is the record owner of your shares of Vista common stock, you will need to obtain your specific control number and further instructions from your trustee or other nominee.
If you have technical difficulties on the day of the Vista special meeting, you may request assistance immediately prior to the meeting by going to the Vista special meeting website and following the instructions for obtaining technical assistance.
Proxies
A Vista shareholder may vote by proxy or at the Vista special meeting via the Vista special meeting website. If you hold your shares of Vista common stock in your name as a holder of record, to submit a proxy, you, as a Vista shareholder, may use one of the following methods:
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By telephone:   By calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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Via the Internet:   By visiting the website indicated on the accompanying proxy card and following the instructions.

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By mail:   By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Vista special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Vista special meeting.
Vista requests that Vista shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Vista as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Vista common stock represented by it will be voted at the Vista special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Vista merger proposal, “FOR” the Vista compensation proposal and “FOR” the Vista adjournment proposal.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Vista special meeting via the Vista special meeting website. Sending in your proxy card or voting by telephone or over the Internet will not prevent you from voting your shares via the Vista special meeting website because you may subsequently revoke your proxy.
If your shares of Vista common stock are held through a trustee or other nominee, you must instruct the trustee or other nominee on how to vote your shares of Vista common stock. Your trustee or other nominee will vote your shares of Vista common stock only if you provide specific instructions on how to vote by following the instructions provided to you by your trustee or other nominee.

Revocation of Proxies
A Vista shareholder may revoke a previously delivered proxy before it is voted at the special meeting by:
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delivering a written notice of revocation to Matt Willis, Board Secretary and Director of Investor Relations of Vista, at Vista Bancshares, Inc., 5840 W. Northwest Highway, Dallas, Texas 75225, which must be received by 11:59 p.m., Eastern Time, on the day before the Vista special meeting; or

•
executing and returning a proxy bearing a later date by 11:59 p.m., Eastern Time, on the day before the Vista special meeting;

•
voting by telephone or the Internet at a later time, but before 11:59 p.m., Eastern Time, on the day before the Vista special meeting; or

•
attending virtually and voting at the Vista special meeting via the Vista special meeting website.

If you hold your shares of Vista common stock through a trustee or other nominee, you may change your vote by contacting your trustee or other nominee.
Attendance virtually at the Vista special meeting will not in and of itself constitute revocation of a proxy.
A revocation or later-dated proxy received by Vista after the vote will not affect the vote. If the Vista special meeting is postponed or adjourned, it will not affect the ability of holders of record of Vista common stock to exercise their voting rights or to revoke any previously granted proxy using the methods described above; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
Dissenter’s Rights
Vista shareholders are entitled to dissenters’ rights with respect to the Vista merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of the applicable provisions of the TBOC. Please see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 70, and the full text of the applicable provisions of the TBOC, which are reproduced in full in Annex D to this proxy statement/prospectus.
Solicitation of Proxies
The Vista board of directors is soliciting proxies for the Vista special meeting from Vista shareholders entitled to vote at such special meeting. Vista is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail and via email. Additionally, directors and officers of Vista intend to solicit proxies personally or by telephone or other means of communication. The directors and officers of Vista will not be additionally compensated for any such solicitation. Upon request, Vista will reimburse custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.
Other Matters to Come Before the Vista Special Meeting
Vista management knows of no other business to be presented at the Vista special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Vista board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy, have questions regarding the Vista special meeting or would like additional copies of this proxy statement/prospectus, please contact Matt Willis, Board Secretary and Director of Investor Relations of Vista, at (806) 370-2165 or mwillis@vistabank.com.

VISTA PROPOSALS
Proposal 1: Vista Merger Proposal
Vista is asking Vista shareholders to approve the merger agreement. Vista shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Vista board of directors unanimously (i) determined that the merger and the bank merger are in the best interests of Vista and its shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, (iii) authorized the execution of the merger agreement, (iv) directed that the merger agreement be submitted to Vista shareholders for approval and (v) recommended approval of the merger agreement by Vista shareholders. See the section entitled “The Merger — Vista’s Reasons for the Merger; Recommendation of the Vista Board of Directors” for a more detailed discussion of the recommendation of the Vista board of directors.
Approval of the Vista merger proposal is a condition to the completion of the merger. If the Vista merger proposal is not approved, the merger will not occur. For a detailed discussion of the terms and conditions of the merger, see the section entitled “The Merger Agreement” beginning on page 73.
Vote Required for Approval
Approval of the Vista merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Vista common stock entitled to vote on the proposal. If you are a Vista shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote at the Vista special meeting on the Vista merger proposal, or if you fail to instruct your trustee or other nominee how to vote with respect to the Vista merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
Recommendation of the Vista Board of Directors
THE VISTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE VISTA MERGER PROPOSAL.
Proposal 2: Vista Adjournment Proposal
The Vista special meeting may be adjourned or postponed, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal.
If, at the Vista special meeting, the number of shares of Vista common stock present or represented by proxy and voting in favor of the Vista merger proposal is insufficient to approve the Vista merger proposal, Vista intends to move to adjourn the Vista special meeting to enable the Vista board of directors to solicit additional proxies for approval of the Vista merger proposal. In that event, Vista will ask Vista shareholders to vote on the Vista adjournment proposal, but not the Vista merger proposal. Additionally, pursuant to the merger agreement, Vista will adjourn or postpone the Vista special meeting if, as of the time for which the Vista special meeting is originally scheduled, there are insufficient shares of Vista common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the Vista special meeting, Vista has not received proxies representing a sufficient number of shares of Vista common stock necessary to obtain the requisite Vista vote to approve the Vista merger proposal.
In this proposal, Vista is asking Vista shareholders to authorize the holder of any proxy solicited by the Vista board of directors, on a discretionary basis, to vote in favor of adjourning or postponing the Vista special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Vista merger proposal, including the solicitation of proxies from Vista shareholders who previously voted. If a quorum is not present at the Vista special meeting, the Vista shareholders entitled to vote, present or represented by proxy, shall have the power to adjourn the Vista special meeting by a vote of the holders of the majority of the shares who are present or represented by proxy at the meeting, until a quorum shall be present or represented. The approval of the Vista adjournment proposal by Vista shareholders is not a condition to the completion of the merger.
Vote Required for Approval
The vote on the Vista adjournment proposal is a vote separate and apart from the vote on the Vista merger proposal. Accordingly, if you are a Vista shareholder, you may vote to approve the Vista merger proposal and vote not to approve the Vista adjournment proposal, and vice versa. The approval of the Vista adjournment proposal by Vista shareholders is not a condition to the completion of the merger.
Assuming a quorum is present, approval of the Vista adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Vista common stock present or represented by proxy at the Vista special meeting and entitled to vote. If you are a Vista shareholder who is present or represented by proxy at the Vista special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the Vista adjournment proposal or fail to instruct your trustee or other nominee how to vote with respect to the Vista adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you are not present or represented by proxy at the Vista special meeting, it will have no effect on the Vista adjournment proposal.
Recommendation of the Vista Board of Directors
THE VISTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE VISTA ADJOURNMENT PROPOSAL.

INFORMATION ABOUT NBHC
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
(303) 892-8715
NBHC is a registered financial holding company that was incorporated in the State of Delaware in 2009. NBHC is headquartered in Greenwood Village, Colorado, and its primary operations are conducted through its wholly owned subsidiaries, NBH Bank and Bank of Jackson Hole Trust. NBHC, through its subsidiaries, provides a variety of banking products and services to both commercial and consumer clients through a network of over 90 banking centers, as of June 30, 2025, located primarily in Colorado, the greater Kansas City region, Utah, Wyoming, Texas, New Mexico and Idaho, as well as through online and mobile banking products and services. As of June 30, 2025, NBHC had $10.0 billion in assets, $7.5 billion in loans, $8.3 billion in deposits, $1.4 billion in shareholders’ equity and $1.0 billion in assets under management in its trust and wealth management business.
NBHC’s common stock is traded on the NYSE under the symbol “NBHC.”
NBHC’s principal executive office is located at 7800 East Orchard Road, Suite 300, in Greenwood Village, Colorado, and its telephone number is (303) 892-8715. NBHC’s website is https://www.nationalbankholdings.com. The information on NBHC’s website is not part of this proxy statement/prospectus, and the references to the NBHC website address do not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Additional information about NBHC and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 140.

INFORMATION ABOUT VISTA
Vista Bancshares, Inc.
5840 W. Northwest Highway
Dallas, Texas 75225
(806) 370-2165
Vista is a registered bank holding company that has elected financial holding company status and is incorporated under Texas law. Vista is headquartered in Dallas, Texas. Vista is the parent company of Vista Bank, a Texas state-chartered bank and wholly owned subsidiary of Vista. Founded in 1912, Vista Bank has grown from its origins in West Texas into a full-service community bank serving a diversified customer base through 10 branch offices located in the Dallas–Fort Worth metroplex, Austin, and Lubbock, as well as a branch office in Palm Beach Gardens, Florida. Vista Bank provides commercial and retail banking services to small and medium-sized businesses, professionals, agricultural enterprises and individual consumers.
As a bank holding company, Vista is subject to supervision and regulation by the Federal Reserve Board. Vista Bank is subject to supervision and regulation by the Texas Department of Banking, its primary state regulator, and by the Federal Reserve Board, its primary federal regulator. Vista Bank’s deposits are insured by the FDIC up to applicable legal limits. As of June 30, 2025, Vista had total consolidated assets of approximately $2.4 billion, total deposits of approximately $2.1 billion, and total loans of approximately $1.9 billion.
Vista’s principal executive office is located at 5840 W. Northwest Highway, in Dallas, Texas, and its telephone number is (806) 370-2165. Vista Bank’s website is www.vistabank.com. The information on Vista Bank’s website is not part of this proxy statement/prospectus, and the reference to the Vista Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to you for a more complete understanding of the merger. In addition, important business and financial information about NBHC is incorporated into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 140.
Terms of the Merger
Each of NBHC’s and Vista’s respective boards of directors has unanimously approved the merger agreement. Subject to the terms and conditions of the merger agreement, at the completion of the merger, Vista will merge with and into NBHC, with NBHC as the surviving corporation. Immediately following the completion of the merger, Vista Bank will merge with and into NBH Bank, with NBH Bank as the surviving bank.
Under the terms and subject to the conditions set forth in the merger agreement, each share of Vista common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Vista or NBHC (other than the exception shares)) will be converted into the right to receive the cash merger consideration, consisting of $31.62 without interest, and the stock consideration, consisting of 3.1161 shares of NBHC common stock.
The cash merger consideration is subject to an upward or downward adjustment based on Vista’s tangible common equity as of the reference time. Not later than three business days prior to the expected closing date, NBHC will deliver to Vista a written statement including its good-faith estimated minimum tangible common equity deficit between the tangible common equity and $246.7 million (which amount will be increased by $2.8 million per month after January 2, 2026 until the closing occurs). On the closing date, NBHC will deposit cash equal to the consideration adjustment escrow amount, which is the greater of (i) 110% of the estimated minimum tangible common equity deficit (if any) and (ii) $9.5 million, which will be withheld from the cash merger consideration otherwise payable to the applicable Vista shareholders and holders of Vista restricted stock awards and deposited into an escrow account.
If the consideration adjustment, which is the difference between the tangible common equity as of the reference time and the minimum tangible common equity, is a positive amount, the entire consideration adjustment escrow amount will be released to the applicable Vista shareholders and holders of Vista restricted stock awards, and NBHC will promptly pay to the exchange agent (for distribution to the applicable Vista shareholders and holders of Vista restricted stock awards) an amount of cash equal to such positive amount. If the consideration adjustment is a negative amount, then an amount equal to the lesser of (i) the entire consideration adjustment escrow amount and (ii) the absolute value of such negative amount will be released to NBHC. If the absolute value of such negative amount is less than the consideration adjustment escrow amount, then the remaining amount of the consideration adjustment escrow amount will be released to the applicable Vista shareholders and holders of Vista restricted stock awards.
Except with respect to the specified Vista restricted stock award, at the effective time, each Vista director restricted stock award and Vista employee restricted stock award, will fully vest and be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director restricted stock award or Vista employee restricted stock award, as applicable, the Vista restricted stock award consideration, consisting of the merger consideration in respect of each share of Vista common stock underlying such Vista restricted stock award, less applicable tax withholdings.
NBHC will not issue any fractional shares of NBHC common stock in the merger. Vista shareholders and holders of Vista restricted stock awards who would otherwise be entitled to a fraction of a share of NBHC common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), without interest, equal to such fractional part of a share of NBHC common stock determined by multiplying (i) the NBHC share closing price by (ii) the fraction of a share (after taking into account all shares of Vista common stock or Vista restricted stock awards held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of NBHC common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.
Vista shareholders are being asked to approve the merger and the merger agreement. See the section entitled “The Merger Agreement” beginning on page 73 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of its ongoing consideration and evaluation of its long-term prospects and strategies, the Vista board of directors and the senior management of Vista regularly review Vista’s business strategies and objectives, including assessing potentially available strategic opportunities for business combinations and other strategic transactions. This review occurs in concert with Vista’s continuous efforts to enhance value for its shareholders and to deliver the best possible services and support to its customers and communities. These reviews have included consideration of, among other things, prospects and developments in the banking industry, financial markets, the bank regulatory environment, the economy generally and the implications of the foregoing for financial institutions generally and for Vista in particular. These reviews have also included the benefits and risks to Vista and its shareholders of pursuing business combinations, such as an acquisition or sale, or other strategic transactions compared to the benefits and risks of executing Vista’s standalone business plan.
As part of its business strategy and objectives, Vista has actively pursued acquisitions, having completed the acquisition of Charis Holdings, Inc. in April 2023. In addition, the Vista board of directors, as well as members of Vista’s senior management, regularly meet with representatives of various investment banking and financial advisory firms experienced in the banking industry, and with other bank executives and/or directors, to discuss, among other things, market conditions, industry trends, Vista’s performance and potential opportunities for business combinations and other strategic transactions.
In this particular opportunity, Vista received assistance from Jefferies and Squire Patton Boggs (US) LLP (“Squire Patton Boggs”) in connection with its assessment of potential strategic growth opportunities and its long-term prospects and strategies and related regulatory and legal issues.
Certain members of senior management of each of Vista and NBHC, including John D. Steinmetz, President and Chief Executive Officer of Vista, and G. Timothy Laney, Chairman and Chief Executive Officer of NBHC, were well known to each other prior to the initiation of discussions regarding the current potential transaction involving Vista and NBHC. Messrs. Steinmetz and Laney have periodically discussed trends in the banking industry and their respective companies in meetings at investor and banking industry conferences. Additionally, Messrs. Steinmetz and Laney previously engaged in detailed discussions regarding a potential business combination between NBHC and Vista in 2021. Although the parties determined not to pursue a business combination at that time, they remained in contact. For example, each of Mr. Steinmetz and Mr. Laney participated in investor conferences and industry events, such as events hosted by Keefe, Bruyette & Woods (“KBW”) and would often meet with each other at such conferences and events.
Between June 27, 2025 and July 2, 2025, Messrs. Steinmetz and Laney met on multiple occasions to discuss reengaging with respect to a potential strategic transaction involving Vista and NBHC (the “potential transaction”). A representative of KBW was also present at these meetings. During their discussions, each of Messrs. Steinmetz and Laney agreed to separately consider the advantages and challenges of a potential business combination and reconvene in the near future.
Between July 4, 2025 and July 14, 2025, Mr. Steinmetz met with several directors of Vista, including chairman Bryan Wick and Kirk McLaughlin, to discuss Mr. Steinmetz’s meetings with Mr. Laney, reengaging with NBHC regarding the potential transaction and entering into a mutual confidentiality agreement with NBHC.
On July 14, 2025, after further discussion between Messrs. Steinmetz and Laney, Vista and NBHC entered into a mutual confidentiality agreement (the “confidentiality agreement”) to facilitate deeper discussion by allowing for the sharing of non-public information between the parties and ultimately for detailed reciprocal due diligence. The confidentiality agreement included customary standstill provisions applicable to each of Vista and NBHC.
On July 16, 2025, Vista established a virtual data room and began populating its data room with documents relating to, among others, its business, credit, operational, technology, legal and compliance matters. On August 25, 2025, NBHC established a virtual data room to facilitate Vista’s due diligence of NBHC. Vista and NBHC continued to engage in mutual due diligence, including with respect to business, credit, operational, legal and compliance matters, among others, through September 15, 2025.
On July 21, 2025, Messrs. Steinmetz and Laney had a telephone call to discuss the status of their due diligence and the industrial logic behind a combination. Among other things, they discussed Vista’s ability to leverage, in the fast-growing Texas market, a larger balance sheet and broader financial products and offerings, as well as a liquid currency (in the form of listed NHBC stock) to potentially complete future acquisitions in Texas. Messrs. Steinmetz and Laney also discussed the strength of NBHC’s balance sheet, including the quality of its loan portfolio, and the opportunities for future value creation at NBHC. Messrs. Steinmetz and Laney agreed that a potential transaction merited further consideration and subsequently arranged to meet again in New York, New York on July 28 and 29, 2025.
At a regularly scheduled meeting of the Vista board of directors held on July 23, 2025, as part of a general discussion on potential acquisitions and other strategic transactions, Mr. Steinmetz reported to the Vista board of directors on his discussions to date with Mr. Laney and NBHC. The Vista board of directors was supportive of Vista exploring the possibility of a transaction with NBHC.
On July 28 and July 29, 2025, Mr. Steinmetz met with Mr. Laney and the KBW representative to discuss the potential compatibility of Vista and NBHC and the possibility of pursuing a strategic transaction involving a combination of the two companies’ businesses, including the potential benefits and risks that could arise from such a strategic transaction. During this meeting, Messrs Steinmetz and Laney discussed high-level indicative pricing, including NBHC’s philosophy as it relates to earn back in connection with a potential transaction. Separately, Mr. Steinmetz also met with representatives of Squire Patton Boggs regarding his discussion with Mr. Laney. Mr. Steinmetz asked representatives of Squire Patton Boggs to conduct due diligence of all publicly available information on NBHC and to work with certain members of Vista’s management team on such due diligence.
On August 2 and 3, 2025, Mr. Steinmetz met with Mr. Laney and Aldis Birkans, President of NBHC, in Denver, Colorado and discussed Vista and NBHC, including their respective cultures, philosophies, business strategies, governance, operating models, objectives and strategic opportunities and challenges. Although neither Mr. Steinmetz nor Mr. Laney made any specific proposal in this meeting, they discussed certain key terms to be considered in a potential transaction, including that the consideration should be a mix of cash and stock, and certain governance and other matters, such as the composition of the board of directors of the combined company, name and branding and the various contributions that each of NBHC and Vista would bring to a combined company. Messrs. Steinmetz, Laney and Birkans agreed that, after discussing the potential transaction with their respective boards of directors, NBHC and Vista would work towards establishing preliminary indicative transaction terms that would be set forth in a non-binding letter of intent that NBHC would deliver to Vista (the “letter of intent”).
On August 7, 2025, NBHC delivered an initial draft of a letter of intent to Vista. The draft letter of intent provided for, among other terms, 100% stock as merger consideration and reserved for the flexibility to provide up to 20% of the merger consideration in cash, but it did not provide an exchange ratio or per share cash consideration or otherwise address purchase price. The draft letter of intent also indicated that NBHC expected the parties to enter into a 60-day exclusivity agreement.
On August 8, 2025, NBHC delivered a letter agreement to Vista that provided for transaction exclusivity (referred to as the “exclusivity agreement”) under which Vista would not pursue a business combination transaction with another party for 60 days from the date of the exclusivity agreement. NBHC and Vista negotiated the terms of the exclusivity agreement and NBHC delivered an updated exclusivity agreement, dated August 12, 2025, to Vista which provided that Vista would not pursue a business combination transaction with another party for 45 days from the date of the exclusivity agreement.

At a special meeting of the Vista board of directors on August 13, 2025, with members of Vista management in attendance, Mr. Steinmetz again discussed with the Vista board of directors his conversations to date with Mr. Laney, including high-level indicative pricing and NBHC’s philosophy as it related to earn back in connection with a potential transaction, and receipt of the initial draft non-binding letter of intent from NBHC. The Vista board of directors discussed the outlook for the banking industry and the impact of scale on profitability for banks and discussed certain financial, industry and economic factors Vista might consider when evaluating potential strategic transactions. The Vista board of directors reviewed different hypothetical and potential strategic transactions involving Vista, including a potential strategic transaction with NBHC. The Vista board of directors discussed NBHC’s stock price performance and evaluated other recent mergers involving Texas banks, including the pricing achieved in such transactions. The Vista board of directors further discussed the Vista board of directors’ interest in pursuing strategic transaction opportunities in general and with NBHC in particular, including for the position of enabling more significant growth in Texas in general and Dallas in particular and in having a liquid, publicly traded stock in a company with strong risk management practices, and directed Vista management to continue discussions with NBHC regarding a potential strategic transaction and authorized the execution of an exclusivity agreement with NBHC. On August 13, 2025, Vista executed the exclusivity agreement with NBHC.
At a regularly scheduled meeting of the Vista board of directors held on August 20, 2025, with members of Vista’s senior management also in attendance, management provided the Vista board of directors an update regarding the potential transaction with NBHC and the status of the due diligence review by NBHC and explained that Vista would begin its due diligence of non-public information regarding NBHC in the near term.
Discussions regarding the potential transaction continued between Messrs. Steinmetz and Laney and certain NBHC directors and officers on August 21, 2025. This discussion addressed numerous topics, including the strategic and financial benefits of a combination of the two companies’ businesses, expanded growth possibilities for a combined company, the complementary nature of the two companies’ businesses, and the compatibility of the two companies’ cultures and values.
On August 27, 2025, NBHC delivered an updated letter of intent to Vista, which provided for, among other terms, a purchase price valued at $376.1 million (based on the closing price of NBHC common stock on August 22, 2025) in a transaction comprising 80% stock consideration and 20% cash consideration with a fixed exchange ratio of 3.1986 shares of NBHC common stock and $31.43 per share of Vista common stock. The letter of intent included a condition for Vista to have a minimum level of tangible common equity at closing of $246.7 million and an intention that Mr. Steinmetz enter into an employment agreement with NBHC. Additionally, subject to its normal governance process, NBHC proposed adding one current director from Vista’s board of directors to the NBHC board of directors. At Mr. Steinmetz’s request, a representative of Squire Patton Boggs contacted a representative of KBW and asked if NBHC would delete the provision requiring Mr. Steinmetz to enter into an employment agreement with NBHC. As directed by NBHC, a representative of KBW informed a representative of Squire Patton Boggs that NBHC viewed Mr. Steinmetz as critical to its business plan, including, among other things, its ability to cause the combined bank to grow its business in Texas and in certain other communities, and that NBHC was not willing to proceed without Mr. Steinmetz.
On August 29, 2025, a special meeting of the Vista board of directors was held, with members of Vista’s senior management and representatives of Squire Patton Boggs also in attendance. At this meeting, representatives of Squire Patton Boggs addressed the fiduciary duties of the Vista board of directors, the governance considerations in a merger, an overview of the required regulatory and shareholder approvals, and expected next steps. Mr. Steinmetz reviewed the letter of intent received from NBHC. The Vista board of directors was informed that NBHC had rejected the request to eliminate the requirement that Mr. Steinmetz sign an employment agreement with NBHC, and that Mr. Steinmetz had not yet discussed with NBHC any potential employment terms. Based on the potential conflict of interest of Mr. Steinmetz due to a potential future role with NBHC, the Vista board of directors then adopted a resolution authorizing Director McLaughlin to oversee the review, evaluation and negotiation of any agreement with NBHC and unanimously authorized Vista’s entry into the letter of intent.
On August 29, 2025, NBHC and Vista entered into the letter of intent, which included consideration comprising 80% stock consideration and 20% cash consideration with the negotiated exchange ratio of

3.1986 shares of NBHC common stock and $31.43 of cash for each share of Vista common stock. The revised letter of intent included a purchase price adjustment based on the level of tangible common equity of Vista at closing based on a minimum level of tangible common equity of $246.7 million, the intention that Mr. Steinmetz enter into an employment agreement with NBHC at the signing of the transaction and with Mr. Steinmetz reporting directly to Mr. Laney and provided for a retention bonus pool for Vista employees to be allocated as determined by Messrs. Steinmetz and Laney. A representative of Squire Patton Boggs informed a representative of KBW that members of the Vista board of directors and management of Vista were concerned that Mr. Steinmetz may not agree to sign an employment agreement with NBHC, since doing so would, presumably, require him to accept decreases to his compensation and responsibilities at NBHC compared to his compensation and responsibilities at Vista. As directed by NBHC, a representative of KBW informed a representative of Squire Patton Boggs that Mr. Steinmetz was critical to the deal from the perspective of NBHC, and that NBHC would not proceed if Mr. Steinmetz would not sign an employment agreement to work for NBHC and agree to not compete with NBHC.
On August 29, 2025, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), NBHC’s legal advisor, provided an initial draft of the definitive merger agreement for the potential transaction to representatives of Vista and Squire Patton Boggs. Thereafter, until September 15, 2025, Vista and NBHC and their respective outside legal advisors negotiated the proposed merger agreement and certain ancillary agreements. Director McLaughlin was directly and actively involved in overseeing that process for Vista, including by reviewing drafts of the relevant agreements with representatives of Squire Patton Boggs and without the participation of Mr. Steinmetz in such meetings. The negotiations by the parties and their respective legal advisors with respect to the merger agreement included, among other things, representations and warranties of the parties, interim operating covenants, termination provisions and termination fees and the treatment of Vista’s outstanding equity awards and post-closing employee matters. Reciprocal due diligence continued in parallel with the negotiation of the transaction agreements during this time.
On September 8, 2025, a special meeting of the Vista board of directors was held, with representatives of Squire Patton Boggs in attendance. At the meeting, the Vista board of directors also considered and approved amendments to the Vista bylaws. Director McLaughlin and representatives of Squire Patton Boggs provided the Vista board of directors with an update on the status of the potential transaction. Following the Vista board of directors meeting on September 8, 2025, senior management and members of the board of directors of Vista and senior management of NBHC met in Dallas, Texas, to discuss the potential business combination, including the short term and long term benefits associated therewith and the potential transaction terms.
On September 9, 2025, Mr. Steinmetz and other members of Vista’s senior management met with representatives of Jefferies to discuss the potential transaction and the terms thereof, including the strategic and financial rationale thereof, the financial modeling related to the transaction and the benefits for Vista shareholders vis a vis executing its business plan on a standalone basis.
On September 10, 2025, representatives of Wachtell Lipton sent to representatives of Squire Patton Boggs an initial draft of the employment agreement to be entered into by NBHC with Mr. Steinmetz that would be effective upon the closing of the potential transaction (the “Steinmetz employment agreement”). The Steinmetz employment agreement contemplated that Mr. Steinmetz would have an annual base salary of $800,000 and be subjected to a restrictive non-competition agreement for one year following his termination of employment. In connection with the decreases to Mr. Steinmetz’s compensation and responsibilities in the NBHC employment agreement compared to Mr. Steinmetz’s compensation and responsibilities at Vista, NBHC proposed that Vista would make a restricted stock award with a value of $7.5 million (as of signing) prior to closing of the potential transaction and that half of such restricted stock award would vest immediately prior to closing of the merger and be exchanged for the merger consideration, and half would convert into a NBHC restricted stock award in connection with the merger and vest quarterly over three years.
On September 10, 2025, representatives of Wachtell Lipton also sent to representatives of Squire Patton Boggs a draft of the form of voting and lock-up agreement to be entered into by all directors and officers and certain shareholders, solely in their capacity as shareholders of Vista (referred to as the “voting and lock-up agreement”).

In consideration of the proposed restricted stock award to Mr. Steinmetz, which would have the effect of increasing the number of shares of Vista common stock outstanding immediately prior to the merger, on September 11, 2025, on behalf of NBHC, representatives of KBW sent to representatives of Squire Patton Boggs NBHC’s proposal to change the merger consideration by reducing the exchange ratio from 3.1986 to 3.1161 shares of NBHC common stock and increasing the cash consideration from $31.43 to $31.62 for each share of Vista common stock. The revised proposal also indicated that the shares of Vista common stock underlying the restricted stock award to Mr. Steinmetz that would vest immediately prior to closing would be exchanged solely for stock consideration at an exchange ratio of 3.9206 shares of NBHC common stock, and no cash merger consideration would be paid for such shares, which is equivalent to the per share value of the merger consideration to be received by all other Vista shareholders. The remainder of Mr. Steinmetz’s restricted stock award would vest in quarterly installments over the three-year period following the closing, subject to Mr. Steinmetz’s continued employment with NBHC or one of its affiliates through the applicable vesting date. On September 11 and 12, 2025, the parties continued to negotiate the terms of the Steinmetz employment agreement and the terms of the proposed restricted stock award.
On September 13, 2025, the Vista board of directors held a special meeting with members of Vista senior management and representatives of Squire Patton Boggs and Jefferies in attendance. Representatives of Squire Patton Boggs and Director McLaughlin updated the Vista board of directors on the status of the potential transaction, including the status of due diligence, negotiations and outstanding issues. Representatives of Squire Patton Boggs reminded the Vista board of directors of their fiduciary duties and there was a discussion regarding potential conflicts of interest and the Vista board of directors’ determination that Director McLaughlin had been directly overseeing and participating in the negotiation of the merger agreement. The Vista board of directors and representatives of Jefferies engaged in a discussion regarding the terms of the potential transaction, the merger consideration, including the mix of cash and stock, and the process and analysis undertaken by Jefferies in connection with evaluating the potential transaction. The Vista board of directors also engaged in a discussion regarding NBHC’s historical stock price performance, tangible book value and earnings per share. There was a detailed discussion regarding the benefits of the transaction and potential strategic alternatives, including continuing as a standalone company. Representatives of Jefferies then presented their financial analysis of the potential transaction to the Vista board of directors and shared a summary of the draft Jefferies fairness opinion. A representative of Squire Patton Boggs provided an overview of the key transaction terms and agreements, and Director McLaughlin provided his analysis based upon his active involvement in the negotiation of such agreements. The Vista board of directors, excluding Mr. Steinmetz, met in executive session with representatives of Squire Patton Boggs present, to discuss the proposed Steinmetz employment agreement. There was a robust discussion regarding the Steinmetz employment agreement, payments to Mr. Steinmetz in connection with the change of control and the proposed grant of a restricted stock award to Mr. Steinmetz. The Vista board of directors recognized that Mr. Steinmetz was critical to the success of the potential transaction and the ongoing operations of NBHC following consummation of the potential transaction. The Vista board of directors discussed in detail granting the proposed $7.5 million restricted stock award to Mr. Steinmetz to incentivize him to accept decreases to his compensation and responsibilities at NBHC compared to his compensation and responsibilities at Vista and be subjected to an extended and restrictive non-competition agreement. Following such discussion, the Vista board of directors directed management, together with representatives Squire Patton Boggs, to continue with the negotiation and finalization of the potential transaction with NBHC.
On September 15, 2025, the Vista board of directors held a special meeting to consider the negotiated terms of the proposed merger between Vista and NBHC and entry into the merger agreement by Vista. Members of senior management and representatives of Squire Patton Boggs and Jefferies were also in attendance at the meeting. At the meeting, representatives of Squire Patton Boggs provided an update on the terms of the potential transaction and reviewed the proposed final terms of the merger agreement and the Steinmetz employment agreement to be entered into in connection with the transaction. Jefferies reviewed the financial aspects of the proposed merger and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 15, 2025, to the Vista board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Jefferies as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to holders of Vista common stock. For more information, see the section entitled “The Merger — Opinion of Vista’s Financial Advisor”

beginning on page 56 and the opinion of Jefferies attached as Annex C to this proxy statement/prospectus. At the conclusion of the meeting, after careful review and discussion by members of the Vista board of directors, including consideration of the factors described below under “The Merger — Vista’s Reasons for the Merger; Recommendation of the Vista Board of Directors,” the Vista board of directors, with Mr. Steinmetz abstaining, unanimously determined that the merger agreement, the merger and the transactions contemplated by the merger agreement, including the restricted stock award to Mr. Steinmetz, are in the best interests of Vista and its shareholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated thereby, including the restricted stock award to Mr. Steinmetz, and the entry into the merger agreement by Vista and recommended the approval by Vista shareholders of the Vista merger proposal and the Vista adjournment proposal.
On the afternoon of September 15, 2025, NBHC and Vista executed the merger agreement. The transaction was announced on September 15, 2025, after the closing of the financial markets in New York, in a press release jointly issued by NBHC and Vista.
Vista’s Reasons for the Merger; Recommendation of the Vista Board of Directors
The Vista board of directors believes that the merger is in the best interests of Vista and its shareholders. Accordingly, the Vista board of directors has unanimously approved the merger agreement and unanimously recommends that the Vista shareholders vote “FOR” the Vista merger proposal.
In reaching its decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the Vista board of directors evaluated the merger and the merger agreement, in consultation with Vista’s executive management, as well as Vista’s legal and financial advisors, and considered a number of positive factors, including the following, which are not presented in order of priority and are not exhaustive:
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its knowledge of Vista’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization and as a part of a combined company with NBHC;

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the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint in Texas, Colorado, Utah, Wyoming, Idaho, New Mexico and the greater Kansas City region (Kansas and Missouri);

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the results that Vista could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

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the nature of the merger consideration, which is in the form of cash and stock consideration that offers Vista shareholders some liquidity and the opportunity to participate as shareholders of NBHC in the future performance of the combined company and an approximately 16% ownership stake in the combined company;

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that Vista shareholders will receive freely tradable shares of NBHC common stock, to be listed on NYSE, as merger consideration (subject to the terms of the voting and lock-up agreement, to the extent executed by any such shareholder), so that the merger would provide materially better liquidity for Vista shareholders versus the extremely limited liquidity options available to Vista shareholders currently;

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the historical performance of NBHC common stock;

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that NBHC has historically paid cash dividends (and the amount thereof), and the fact that Vista has not historically paid any cash dividends;

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the fact that the portion of the merger consideration paid in the form of NBHC common stock is expected to be tax-free to Vista shareholders for U.S. income tax purposes;

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that NBHC conditioned entering into the merger agreement on Mr. Steinmetz executing an employment agreement pursuant to which Mr. Steinmetz would be employed by the combined company and appointed as an executive officer of NBHC reporting directly to NBHC’s chief executive officer, thereby providing the Vista shareholders with meaningful assurance that the combined company would continue to benefit from Mr. Steinmetz’s services;
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Vista’s belief that Vista and NBHC share a similar strategic vision and that NBHC emphasizes many of the same values embraced by Vista in the conduct of its business, such as a commitment to relationship-based community banking, excellent customer service, employee development and opportunities, active participation in the communities served, and delivery of value to shareholders;

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that a merger with NBHC, a larger financial holding company, could provide opportunity to realize economies of scale, add infrastructure and operational support, and enhance customer products and services, allowing Vista to remain competitive over the long term;

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that a merger with NBHC, which has branches in metropolitan areas and regions of the United States that Vista does not serve, would provide the benefit of significant diversification outside of Vista’s current market footprint;

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the effects of the merger on Vista Bank’s employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Vista Bank’s employees;

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the understanding of the Vista board of directors of the current and prospective environment in which Vista Bank and NBH Bank operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

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the ability of NBHC to complete the merger from a financial and regulatory perspective, including NBHC’s recent track record of receiving the required regulatory approvals and completing mergers in a timely manner;

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an extensive review of strategic options available to Vista, including continuing as a standalone entity, and consideration and weighing of the potential risks and benefits associated with each;

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that NBHC agreed to appoint one of Vista’s current directors to the NBHC board of directors, thereby helping to ensure that the combined company has the opportunity to benefit from the insights and experience of such current Vista director;

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the financial presentation, dated September 13, 2025, of Jefferies to the Vista board of directors and the opinion, dated September 15, 2025, of Jefferies to the Vista board of directors that, as of such date, the consideration to be received by the holders of shares of Vista common stock (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Jefferies in connection with the preparation of its opinion, as more fully described below under “The Merger — Opinion of Vista’s Financial Advisor” beginning on page 56;

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the Vista board of directors’ review with its legal advisors of the terms of the merger agreement, including the agreement by both parties, subject to the conditions in the merger agreement, to use reasonable best efforts to take all actions necessary or advisable to consummate the merger and obtain required regulatory approvals for the merger;

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that the merger would be subject to the approval of Vista shareholders, and that shareholders would be free to evaluate the merger and vote for or against the merger agreement proposal at the Vista special meeting;

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NBHC’s track record in integrating acquisitions and of realizing the expected financial and other benefits of such acquisitions; and

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that NBHC agreed to use commercially reasonable efforts to transition its banking operations to the Vista Bank brand in the Texas market and to roll out the Vista Bank brand in NBHC’s other markets (other than Wyoming) over time, demonstrating that NBHC values the brand built by Vista.

The Vista board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the merger. The Vista board of directors concluded that the anticipated benefits of the merger were likely to outweigh these risks substantially. These potential risks included the following (which are presented below in no particular order and are not exhaustive):
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the potential for a decline in the value of NBHC common stock, whether before or after consummation of the merger, reducing the value of the stock consideration received by Vista shareholders;

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the potential risk that the cash merger consideration could be reduced in the event that Vista’s tangible common equity as of the reference time is below $246.7 million (which amount will be increased by $2.8 million per month after January 2, 2026 until the closing occurs);

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the lack of control of the Vista board of directors and Vista shareholders over future operations and strategy of the combined company as compared to remaining independent;

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the significant effort and cost involved in connection with negotiating the merger agreement and consummating the merger (including certain costs and expenses if the merger is not consummated), and the substantial time and effort of management required to consummate the merger and the potential further disruptions to Vista’s day-to-day operations during the pendency of the merger, including the potential risk of diverting management attention and resources from the operation of Vista’s business and towards the completion of the merger;

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the fact that in order to enter into the merger agreement, Vista agreed that it would be prohibited from pursuing certain strategic business alternatives;

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the restrictions under the terms of the merger agreement on the conduct of Vista’s business prior to the completion of the merger, which could delay or prevent Vista from undertaking strategic and other business opportunities that might arise pending completion of the merger, including in light of the expected time frame for completing the merger;

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the potential for litigation by Vista shareholders in connection with the merger, which, even where lacking in merit, could nonetheless result in distraction and expense;

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the challenges of successfully combining Vista’s business, operations and workforce with those of NBHC;

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the interests of certain of Vista’s directors and executive officers in the merger that are different from, or in addition to, their interests as Vista shareholders, which are further described in the section of this proxy statement/prospectus entitled “The Merger — Interests of Vista’s Directors and Executive Officers in the Merger” beginning on page 63;

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that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that necessary regulatory approvals or Vista shareholder approval might not be obtained or may be delayed and, as a result, the merger may not be consummated or may be delayed;

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the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger; and

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the risks of the type and nature described under “Risk Factors,” beginning on page 18 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.

The foregoing discussion of the information and factors considered by the Vista board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Vista board of directors. In reaching its decision to approve the merger agreement, the merger, the bank merger and the other transactions contemplated by the merger agreement, the Vista board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Vista board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and support, its determination to approve the merger agreement.
It should be noted that this explanation of the Vista board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.

Opinion of Vista’s Financial Advisor
Vista retained Jefferies as a financial advisor to Vista in connection with the merger. In connection with this engagement, the Vista board of directors requested that Jefferies evaluate the fairness of the merger consideration to be received by the holders of shares of Vista common stock pursuant to the merger agreement, from a financial point of view, to such holders. At a meeting of the Vista board of directors held on September 15, 2025, to evaluate the merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated September 15, 2025, to the Vista board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by the holders of shares of Vista common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this proxy statement/prospectus statement. Jefferies’ opinion was provided for the use and benefit of the Vista board of directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Vista, nor did it address the underlying business decision by Vista to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Vista board of directors, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
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reviewed the merger agreement;

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reviewed certain publicly available financial and other information regarding NBHC and Vista;

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reviewed certain information, prepared and furnished to Jefferies and approved for Jefferies’ use by Vista management, including financial forecasts and analyses, relating to the business, operations and prospects of Vista and NBHC, including the Vista financial projections (as defined below);

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held discussions with members of senior management of Vista concerning the matters described in the second and third bullets immediately above;

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compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

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conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by Vista or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Vista that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance-sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Vista, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies is not an expert in the evaluation of deposit accounts or loan or securities portfolios, including with respect to interest rate or credit marks or allowances for losses, and Jefferies assumed no responsibility or obligation for conducting a review of individual credit files or loan or securities portfolios. Jefferies expressed no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Jefferies assumed that each of Vista and NBHC had, and the pro forma combined company would have, appropriate reserves to cover any such losses or liabilities. Jefferies did not evaluate the solvency or fair value of Vista, NBHC or any other entity under any laws relating to bankruptcy, insolvency or similar matters. Jefferies’ analyses and opinion also did not consider any actual, pending, threatened or potential arbitration, litigation, claims, disputes or possible unasserted claims, investigations, inquiries or other proceedings to which Vista, NBHC or any of their respective affiliates are or in the future may be a party or subject.
At Vista’s direction, Jefferies’ analysis relating to the business and financial prospects for Vista for purposes of its opinion was made on the basis of certain financial projections with respect to Vista prepared by the management of Vista, which were approved by Vista for Jefferies’ use (the “Vista financial projections”). With respect to the Vista financial projections, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that the Vista financial projections were reasonably prepared on bases reflecting the best currently available estimates and good-faith judgments of the management of Vista as to the future financial performance of Vista and the other matters covered thereby. Jefferies expressed no opinion as to Vista financial projections or the assumptions on which they were based. At Vista’s direction, Jefferies also assumed that no consideration adjustment was paid and thus there were no adjustments to the merger consideration.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to any legal, regulatory, accounting or tax matters affecting or relating to Vista, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Vista and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Vista or the merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement and related documents to Vista and its holders of shares of Vista common stock. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Vista common stock. Jefferies also assumed, at Vista’s direction, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and will otherwise qualify for the intended tax treatment contemplated by the merger agreement. Jefferies assumed that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the merger agreement will be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Vista, NBHC or the contemplated benefits of the merger or that otherwise would be material in any respect to Jefferies’ analysis or opinion.
Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Vista, nor did it address the underlying business decision by Vista to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure (or any alternative structure or restructuring) of the merger, any adjustments to the merger consideration, or any term, aspect or implication of any voting agreement or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Vista common stock should vote on the merger or any matter related thereto. Jefferies was not asked to address, and Jefferies’ opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Vista or any other party, other than the holders of shares of Vista common stock. Jefferies expressed no view or opinion as to the actual value of NBHC common stock when issued in connection with the merger or the price at which shares of NBHC common stock will trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of Vista’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by holders of shares of Vista common stock or otherwise. Jefferies’ opinion was authorized by Jefferies’ fairness committee solely for the limited purposes set forth therein.
In connection with rendering its opinion to the Vista board of directors, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company used as a comparison was identical or directly comparable to Vista or NBHC. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of Vista and NBHC in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vista and NBHC. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Vista, NBHC or their respective businesses or securities.
The merger consideration was determined through negotiations between Vista and NBHC, and the decision of Vista to enter into the merger agreement was solely that of the Vista board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Vista board of directors in its evaluation of the merger consideration and should not be viewed as determinative of the views of the Vista board of directors or Vista management with respect to the merger or the merger consideration or whether the Vista board of directors would have been willing to agree to a different merger consideration.
Financial Analyses
The summary of the financial analyses described in this section entitled “— Financial Analyses” is a summary of the material financial analyses reviewed with the Vista board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses.
For purposes of the financial analyses described below, the term “implied per share merger consideration” means an implied value of $151.87 per share based on the cash merger consideration of $31.62 per share of Vista common stock and, for the stock consideration, the exchange ratio of 3.1161 shares of NBHC common stock for each outstanding share of Vista common stock and the closing price of NBHC common stock on September 11, 2025 of $38.59 per share.

Selected Public Companies Analyses.   Jefferies reviewed publicly available financial and stock market information relating to Vista and the following 29 selected publicly traded U.S. banks that Jefferies considered generally relevant for purposes of analysis (the “selected companies”):
• Citizens Financial Services	• John Marshall Bancorp Inc.
• Unity Bancorp Inc.	• Waterstone Financial Inc.
• LINKBANCORP Inc.	• FVCBankcorp Inc.
• USCB Financial Holdings Inc.	• CoastalSouth Bancshares Inc.
• Fidelity D & D Bancorp Inc.	• Parke Bancorp Inc.
• C&F Financial Corp.	• Isabella Bank Corporation
• BayCom Corp	• CF Bankshares Inc.
• Citizens & Northern Corp.	• NewtekOne Inc.
• Orange County Bancorp Inc.	• Pioneer Bancorp
• OP Bancorp	• Esquire Financial Holdings Inc.
• First Savings Financial Group	• First Community Corp.
• Avidbank Holdings Inc.	• First National Corp.
• Norwood Financial Corp.	• Eagle Financial Services Inc.
• LCNB Corp.	• First United Corp.
• Franklin Financial Services
Jefferies reviewed, among other information, closing stock prices on September 11, 2025 as multiples of fiscal year 2026 estimated earnings per share (“EPS”) and latest publicly reported fiscal quarter tangible book value (“latest quarter TBV”) per share. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Vista was based on the Vista financial projections and other information provided by Vista management.
The overall low to high latest quarter TBV multiples observed for the selected companies were 0.81x to 3.14x (with a median of 1.22x). Jefferies then applied a selected range of latest quarter TBV multiples of 1.20x to 1.50x to the latest quarter TBV per share of Vista. This analysis indicated an approximate implied per share equity value reference range for Vista of $119.30 to $149.13 per share of Vista common stock, as compared to the implied per share merger consideration of $151.87.
The overall low to high fiscal year 2026 estimated EPS multiples observed for the selected companies were 5.0x to 16.0x (with a median of 9.1x). Jefferies then applied selected ranges of fiscal year 2026 estimated EPS multiples of 9.0x to 11.0x derived from the selected companies to corresponding data of Vista. This analysis indicated approximate implied per share equity value reference ranges for Vista based on fiscal year 2026 estimated EPS of $128.11 to $156.58 per share of Vista common stock, as compared to the implied per share merger consideration of $151.87.
Selected Transactions Analysis.   Jefferies reviewed publicly available information related to 25 selected U.S. bank transactions announced since July 25, 2023 that Jefferies in its professional judgment considered generally relevant to Vista for the purposes of its financial analyses (the “selected transactions”):

Announcement Date	Acquiror	Target
August 19, 2025	TowneBank	Dogwood State Bank
July 18, 2025	Prosperity Bancshares Inc.	American Bank Holding Corp.
June 24, 2025	Glacier Bancorp Inc.	Guaranty Bancshares Inc.
June 23, 2025	First Financial Bancorp	Westfield Bancorp
June 5, 2025	NB Bancorp	Provident Bancorp Inc.
April 24, 2025	Eastern Bankshares Inc.	HarborOne Bancorp Inc.
April 3, 2025	Towne Bank	Old Point Financial Corp.
March 31, 2025	FB Financial Corp.	Southern State Bancshares Inc.
March 17, 2025	MetroCity Bankshares Inc.	First IC Corp.
January 13, 2025	Glacier Bancorp Inc.	Bank Idaho Holding
January 10, 2025	CNB Financial Corp.	ESSA Bancorp Inc.
December 17, 2024	Northwest Bancshares, Inc.	Penns Woods Bancorp Inc.
September 16, 2024	EverBank Financial Corp	Sterling Bank & Trust FSB
September 9, 2024	NBT Bancorp Inc.	Evans Bancorp Inc.
September 5, 2024	ConnectOne Bancorp Inc.	The First of Long Island Corp.
July 29, 2024	German American Bancorp Inc.	Heartland BancCorp
May 10, 2024	United Bankshares Inc.	Piedmont Bancorp Inc.
April 15, 2024	Wintrust Financial Corp.	Macatawa Bank Corp.
January 30, 2024	Southern California Bancorp	California Bancorp
January 11, 2024	Global Federal Credit Union	First Financial Northwest Bank
December 12, 2023	Orrstown Financial Services	Codorus Valley Bancorp Inc.
October 26, 2023	Old National Bancorp	CapStar Financial Holdings Inc.
September 19, 2023	Eastern Bankshares, Inc.	Cambridge Bancorp
August 24, 2023	Burke & Herbert Financial Services Corp.	Summit Financial Group Inc.
July 25, 2023	Atlantic Union Bankshares Corp.	American National Bankshares Inc.
Jefferies reviewed, among other information, transaction values of the selected transactions, calculated as the equity values implied for the target companies involved in the selected transactions based on the consideration paid or payable in the selected transactions as a multiple of such target companies’ most recently reported tangible book value (“TBV”) as of the announcement date of the relevant transaction (such multiples, “Price / TBV multiples”).
The overall low to high Price / TBV multiples observed for the selected transactions were 0.74x to 2.26x (with a median of 1.42x). Jefferies then applied an illustrative Price / TBV multiple reference range of 1.30x to 1.70x to the TBV of Vista as of June 30, 2025 based on information provided by Vista management. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of Vista was based on the Vista financial projections and other information provided by Vista management. This analysis indicated an approximate implied per share equity value reference range for Vista of $129.25 to $169.01, as compared to the implied per share merger consideration of $151.87.
Dividend Discount Analyses.    Jefferies performed a dividend discount analysis of Vista by calculating the estimated present value of the distributable cash flows that Vista was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2030 based on the Vista financial projections. For purposes of this analysis, a common equity tier 1 ratio of 10.0% and a dividend capacity based on the amount of capital in excess of that required minimum threshold were assumed. Jefferies calculated terminal values for Vista by applying to Vista’s fiscal year 2026 estimated net income a selected range of terminal

EPS multiples of 9.0x to 11.0x. The present values (as of December 31, 2025) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 10.0% to 12.0%. This analysis indicated an approximate implied per share equity value reference range for Vista of $131.21 to $170.52, as compared to the implied per share merger consideration of $151.87.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Vista.
Miscellaneous
Vista has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee equal to 1% of the transaction value, of which $1 million was payable upon delivery of Jefferies’ opinion to the Vista board of directors and the remainder of which is payable contingent upon consummation of the merger. In addition, Vista agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
As the Vista board of directors was aware, although Jefferies and its affiliates did not, during the two-year period prior to the date of Jefferies’ opinion, provide financial advisory or financing services to Vista unrelated to the merger or to NBHC, in either case, for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may in the future provide such services to Vista, NBHC and/or their respective affiliates, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Vista, NBHC and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.
Jefferies was selected as a financial advisor to Vista in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with Vista’s and NBHC’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Certain Unaudited Prospective Financial Information
Vista does not, as a matter of course, make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, Vista is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available by Vista to Jefferies for the purpose of Jefferies performing its financial analysis in connection with rendering its opinion to the Vista board of directors, as described above under the section entitled “The Merger — Opinion of Vista’s Financial Advisor” beginning on page 56. This unaudited prospective financial information was prepared solely by Vista management and was not prepared, provided to, reviewed or approved by NBHC management or the NBHC board of directors. By inclusion of this information, the management and board of directors of Vista and Jefferies assume no responsibility for the unaudited prospective financial information. The inclusion of this information should not be regarded as an indication that any of Vista, Jefferies, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.
The information regarding Vista below was prepared solely by Vista management for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made solely by Vista management with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to

Vista’s business, all of which are difficult to predict and many of which are beyond Vista’s control. The unaudited prospective financial information of Vista reflects both assumptions solely by Vista management as to certain business decisions that are subject to change and, in many respects, subjective judgment solely by Vista management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Vista’s business, industry performance, general business and economic conditions, competition, customer requirements and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” beginning on page 18 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.
The unaudited prospective financial information was not prepared by Vista management with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Vista’s historical GAAP financial statements. Neither Vista’s independent public accountants nor any other independent accountants, including KPMG LLP (NBHC’s independent registered public accounting firm), have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of KPMG LLP incorporated by reference into this proxy statement/prospectus relates to NBHC’s previously issued financial statements. The report of Whitley Penn LLP included in this proxy statement/prospectus relates to Vista’s previously issued financial statements. Such reports do not extend to the unaudited prospective financial information and should not be read to do so.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Vista does not intend to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The unaudited prospective financial information does not take into account the possible financial and other effects of the merger and does not attempt to predict or suggest future results of the surviving corporation. The unaudited prospective financial information of Vista is presented strictly on a stand-alone basis and does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger, the effect on Vista of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Vista of any possible failure of the merger to occur.
None of Vista, Jefferies, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Vista shareholder or other persons regarding Vista’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the Vista merger proposal, but is being provided solely because it was made available to Jefferies in connection with the merger.

In light of the foregoing, and considering that the Vista special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Vista shareholders are cautioned not to place unwarranted reliance on such information, and all Vista shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of NBHC’s and Vista’s respective businesses, as well as NBHC’s most recent SEC filings for a description of its reported financial results. For more details on where to locate such information, see the section entitled “Where You Can Find More Information” beginning on page 140.
In performing its financial analysis with respect to Vista, Jefferies used the following prospective financial information regarding Vista: (i) estimated pre-tax net income for Vista of $35.3 million for the year ending 2025, $42.5 million for the year ending 2026, $46.7 million for the year ending 2027, and $51.4 million for the year ending 2028; (ii) an estimated annual pre-tax net income growth rate through the year ending 2030 of 10%; and (iii) an estimated annual balance sheet growth rate through the year ending 2030 of 15%. For the purpose of its analysis, Jefferies assumed a 21% tax rate.
The following table presents certain unaudited prospective financial information regarding Vista for the years ending 2025 through 2028, which Jefferies used in its discounted cash flow analysis in connection with developing its fairness opinion:
	As of and for the years ended December 31,
Metric	2025	2026	2027	2028
Vista Pre-tax Net Income (in millions)	$35.3	$42.5	$46.7	$51.4
Vista Estimated After-tax Net Income(1) (in millions)	$27.8	$33.6	$36.9	$40.6
Vista Total Assets (in billions)	$2.6	$3.5	$4.0	$4.6

(1)
Analysis assumes a 21% tax rate

Metric	Assumed Long-term Growth Rate for Vista
After-tax Net Income	10%
Total Assets	15%
The foregoing prospective financial information regarding Vista was provided to Jefferies by the executive management team of Vista and was approved by Vista for use by Jefferies in connection with developing its fairness opinion, as described in this proxy statement/prospectus under the section entitled “The Merger — Opinion of Vista’s Financial Advisor” beginning on page 56.
Interests of Vista’s Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Vista will receive the same consideration for their shares of Vista common stock as all other Vista shareholders. In considering the recommendation of the Vista board of directors that you vote “FOR” the Vista merger proposal, you should be aware that some of Vista’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of the Vista shareholders generally. These interests are described below. The Vista board of directors was aware of these interests and considered them, among other matters, in reaching its decision to unanimously approve the merger agreement and the transactions contemplated thereby and recommend that Vista shareholders vote “FOR” the Vista merger proposal.
Director Appointment
At the effective time of the merger, the number of directors constituting the board of directors of NBHC will be increased by one, and one director of Vista, immediately prior to the effective time, will be appointed to the NBHC board of directors. The individual designated to serve as the Vista representative will be mutually agreed upon by Vista and NBHC prior to closing and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of NBHC.

Voting and Lock-up Agreements
Concurrently with the execution and delivery of the merger agreement, NBHC entered into voting and lock-up agreements with certain Vista shareholders, including directors and executive officers of Vista, pursuant to which, among other things, each such Vista shareholder has agreed, subject to the terms of the voting and lock-up agreement, to (i) vote the securities of Vista (including shares of Vista common stock, Vista options, restricted shares of Vista common stock and/or Vista warrants) (the “Vista shares”) over which such shareholder is entitled to vote in favor of the merger approval and against alternative transactions, (ii) until the effective time, refrain from transferring the Vista shares, with certain limited exceptions, and (iii) from the effective time until 180 days thereafter (the “lock-up period”), refrain from effecting or attempting to effect a transfer of any shares of NBHC common stock received in connection with the merger, entering into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such shares of NBHC common stock or publicly announcing the intention to effect any of the foregoing transactions.
The voting and lock-up agreements will remain in effect until the earlier to occur of (i) the date of termination of the merger agreement pursuant to its terms, (ii) the closing of the merger and the date of termination of the merger agreement in accordance with its terms and provisions, or (iii) the date of any material modification, waiver or amendment of the merger agreement that affects adversely the consideration payable to shareholders of Vista pursuant to the merger agreement as provided to the shareholder in question; provided that the lock-up restriction will survive until the termination of the lock-up period.
Employment Agreement with NBHC
On September 15, 2025, NBHC entered into an employment agreement with Mr. Steinmetz to be effective as of, and contingent upon, the closing of the merger. The employment agreement provides for an initial term through December 31, 2026, subject to automatic one-year extensions, and provides for Mr. Steinmetz to serve as executive vice chair and executive managing director of strategic initiatives of NBH Bank, reporting directly to NBHC’s and NBH Bank’s chief executive officer. Under his employment agreement, Mr. Steinmetz is entitled to an annual base salary of $800,000, reimbursement for business expenses incurred in connection with his services under his employment agreement, including payment of certain membership expenses, and eligibility to participate in employee benefit programs. Pursuant to his employment agreement, Mr. Steinmetz is entitled to receive an annual cash incentive payment determined in accordance with NBHC’s annual cash incentive plan. For fiscal year 2026, the target annual incentive payment opportunity for Mr. Steinmetz is 90% of his annual salary, and the annual incentive payment for subsequent fiscal years during his employment period will not be less than such target amount. For fiscal year 2026, Mr. Steinmetz is eligible for an equity award with a target grant date fair value of $1.0 million or 125% of his annual salary. For each fiscal year after 2026 during his employment period, Mr. Steinmetz shall be entitled to receive annual equity awards as determined by the NBHC compensation committee.
Under his employment agreement, Mr. Steinmetz is subject to restrictive covenants, including non-competition and non-solicitation of NBHC and its affiliates’ associates, clients and certain other parties with business relationships with NBHC and its affiliates’, while employed by NBHC and its affiliates’ and for either (a) two years following his termination of employment, if his employment is terminated by NBHC or one of its affiliates without “cause” or he resigns with “good reason” within two years following a change in control or (b) one year following his termination of employment in the case of all other terminations of employment.
If Mr. Steinmetz’s employment is terminated prior to a change in control of NBHC or more than two years following a change in control of NBHC by NBHC without “cause” or by Mr. Steinmetz for “good reason,” subject to his execution and non-revocation of a release of claims in favor of NBHC, he will receive (i) any earned but unpaid base salary and bonus, (ii) a pro-rated bonus for the year of termination based on actual performance through the end of the performance period and (iii) a lump sum cash amount equal to the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) the greater of (x) his target annual incentive payment for the year in which the qualifying termination occurs and (y) the annual incentive payment paid or payable to him in respect of the year prior to the year of the qualifying termination.

If Mr. Steinmetz’s employment is terminated within two years following a change in control of NBHC without “cause” or by Mr. Steinmetz for “good reason,” subject to his execution and non-revocation of a release of claims in favor of NBHC, he will receive a lump sum cash amount equal to (a) any earned but unpaid base salary and annual incentive payment and (b) a pro-rated annual incentive payment for the year of termination based on target. Additionally, Mr. Steinmetz will receive a lump sum cash amount equal to the sum of (i) two times his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (ii) two times the greater of (A) his target annual incentive payment determined under his employment agreement and (B) the annual incentive payment paid or payable to him in respect of the year immediately prior to the year in which the termination occurs. In addition, all his unvested equity awards will immediately vest in full, with any performance goals deemed to be met at target level. Mr. Steinmetz’s employment agreement also provides that, in the event that any payments to Mr. Steinmetz would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless he would be better off on an after-tax basis receiving all such payments.
Treatment of Vista Equity Awards
At the effective time, each Vista director stock option will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director stock option, the Vista stock option consideration, consisting of an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of merger consideration value over the per share exercise price of the applicable Vista stock option, multiplied by (ii) the number of shares of Vista common stock subject to such Vista stock option immediately prior to the effective time. Also at the effective time, each Vista employee stock option will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista employee stock option, the Vista stock option consideration. At the effective time, any Vista director stock option or Vista employee stock option that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and will cease to exist. As of the record date, there were 5,000 Vista director stock options held by members of the Vista board of directors and 48,332 Vista employee stock options held by Vista’s executive officers.
Except with respect to the specified Vista restricted stock award, at the effective time, each Vista director restricted stock award will fully vest and be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director restricted stock award, the Vista restricted stock award consideration, consisting of the merger consideration in respect of each share of Vista common stock underlying such Vista restricted stock award, less applicable tax withholdings. Also at the effective time, each Vista employee restricted stock award will fully vest and be converted into the right to receive (without interest), in consideration of the cancellation of such Vista employee restricted stock award, the Vista restricted stock award consideration. As of the record date, there were 4,825 shares of Vista common stock underlying Vista director restricted stock awards held by members of the Vista board of directors, excluding Mr. Steinmetz, and 6,448 shares of Vista common stock underlying Vista employee restricted stock awards held by Vista’s executive officers, including Mr. Steinmetz.
Pursuant to the merger agreement, Vista will enter into a restricted stock award agreement with Mr. Steinmetz, whereby Vista will grant to Mr. Steinmetz the specified Vista restricted stock award of 48,663 restricted shares of Vista common stock. Immediately prior to the effective time and to the extent that Mr. Steinmetz remains employed with Vista (and has not given notice to resign), 24,331, or approximately 50%, of the restricted shares will vest, and the restricted shares subject to the initial vesting will automatically be cancelled and converted into the right to receive 95,392 shares of NBHC common stock in the merger. At the effective time, the remaining 24,332, or approximately 50%, of the restricted shares of Vista common stock will cease to be considered a Vista restricted stock award and will be automatically converted into the specified NBHC award, which is a restricted stock award of NBHC common stock in the amount of 95,396 restricted shares of NBHC common stock. The specified NBHC stock award will vest in equal quarterly installments over the three-year period following the closing, subject to Mr. Steinmetz’s continued employment with NBHC or one of its affiliates through the applicable vesting date.
Change in Control Payments
Vista has entered into severance arrangements with certain of its executive officers. Although the merger is not expected to result in any immediate terminations of employment, under the terms of these arrangements, covered executives may become entitled to severance benefits in the event of a qualifying termination of employment occurring in connection with or following the completion of the merger. These arrangements generally provide for cash severance payments and, in some cases, continued health and welfare benefits or retention bonuses; however, other than the arrangements described for Daniel Sheehan and Mr. Steinmetz and below, Vista does not currently expect such amounts to become payable in connection with the merger given the anticipated continued employment of its other executive officers.
Vista and Vista Bank are party to an employment agreement, and Vista Bank is a party to a salary continuation agreement, with Mr. Steinmetz. Pursuant to such agreements and the merger agreement, prior to the closing, Vista will make the following cash payments to Mr. Steinmetz, less applicable withholding taxes: (i) up to $2,678,002, in full satisfaction of Vista’s obligations under the salary continuation agreement, (ii) up to $15,920,699, in full satisfaction of Vista’s obligations under the employment agreement, and (iii) a special cash payment in the amount of $1.4 million. The payments under clauses (i), (ii) and (iii) will be made no later than December 31, 2025; provided that, if it is determined that the payment under clause (i) cannot be made in 2025 without violating Section 409A of the Code, such payment shall be made on the earliest date prior to the closing that Vista determines is permissible under Section 409A of the Code (but in all events prior to the closing). The foregoing payments will be conditioned on Mr. Steinmetz’s execution and non-revocation of a release of claims in favor of Vista and NBHC in a form reasonably satisfactory to NBHC that includes an acknowledgement that all obligations of Vista in respect of such arrangements are satisfied in full and neither Vista nor NBHC has any further obligations with respect thereto.
Vista Bank is a party to an employment agreement with Mr. Sheehan, pursuant to which Mr. Sheehan will receive a payment upon a change in control equal to the sum of (i) his base salary immediately prior to the time of the change in control or termination of employment, as applicable, which will not be less than $750,000, plus (ii) any annual bonus earned for the calendar year immediately before the change in control or termination of employment, as applicable, which will not be less than $225,000. If Mr. Sheehan receives the foregoing change in control payment, he will not be entitled to any severance benefits under the employment agreement with Vista in the event of a termination of employment. Upon the closing of the merger, Mr. Sheehan is entitled to payments estimated to be in the amount of $975,000, less applicable withholding taxes, in full satisfaction of Vista’s obligations under Mr. Sheehan’s employment agreement.
Indemnification
The merger agreement provides that, for a period of no less than six years from and after the effective time, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Vista pursuant to the Vista certificate of formation, the Vista bylaws, the governing or organizational documents of any subsidiary of Vista and certain other indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of Vista and its subsidiaries (in each case, when acting in such capacity) (each a “Vista indemnified party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of Vista or any of its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement; provided that, in the case of advancement of expenses the Vista indemnified party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Vista indemnified party is not entitled to indemnification.
Governance of NBHC After the Merger
Articles of Incorporation
At the effective time, the NBHC articles, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of NBHC until thereafter amended in accordance with applicable law.

Bylaws
At the effective time, the NBHC bylaws, as in effect immediately prior to the effective time of the merger, will be the bylaws of NBHC until thereafter amended in accordance with applicable law.
Board of Directors and Management of NBHC and After the Merger
At the effective time, the NBHC board of directors will be increased by one director and one director of Vista as of immediately prior to the effective time (which individual will be mutually agreed by NBHC and Vista) will be appointed to the NBHC board of directors and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of NBHC. Also at the effective time and until thereafter changed in accordance with law or the NBHC articles or NBHC bylaws, the officers of NBHC as of immediately prior to the effective time of the merger will be the officers of the surviving corporation, with the addition of Mr. Steinmetz, who will be appointed as Executive Vice Chair and Executive Managing Director of Strategic Initiatives at NBH Bank.
Accounting Treatment
NBHC prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Vista by NBHC under the acquisition method of accounting in accordance with GAAP. NBHC will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger and bank merger, NBHC and Vista need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, NBHC and Vista have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than 30 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, regulatory agencies and governmental entities. These approvals are the approval of the merger and bank merger by the Federal Reserve Board and the Colorado State Banking Board, as applicable. Nothing in the merger agreement will be deemed to require NBHC or Vista, and neither NBHC nor Vista will (without the written consent of the other party) be permitted, to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Vista and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).
The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Vista shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
NBHC and Vista believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of such approvals, the companies’ ability to obtain such approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the business, assets, results of operations or financial condition of the surviving corporation following completion of the merger. There can likewise be no assurances that U.S.

federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger and the bank merger are subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”), respectively. The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the surviving corporation. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of NBHC and Vista in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, NBH Bank and Vista Bank received overall CRA performance ratings of “Satisfactory” and “Outstanding,” respectively.
The Federal Reserve Board may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board finds that any anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served. In evaluating the potential competitive effects of a proposed transaction, the Federal Reserve Board consults with the Department of Justice (the “DOJ”), and upon request, the DOJ will prepare a competitive factors report for the Federal Reserve Board’s consideration.
In connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
In evaluating an application for a bank merger under the Bank Merger Act, the Federal Reserve will consider: (i) the financial and managerial resources of the banks party to the bank merger and the future prospects of the combined company, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’ effectiveness in combating money-laundering activities, and (iv) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
Further, the Federal Reserve Board considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s shareholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The initial filing of the combined application to the Federal Reserve Board under section 3 of the BHC Act and section 18(c) of the Bank Merger Act occurred on October 3, 2025.
Colorado State Banking Board
The merger is also subject to the approval of the Colorado State Banking Board. The filing of the application to the Colorado State Banking Board occurred on October 9, 2025.
Public Notice and Comments
The BHC Act, the Bank Merger Act and the Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the combined applications to the Federal Reserve. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the DOJ conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.
In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other U.S. federal and state regulatory authorities and self-regulatory organizations. For example, notice of the merger and bank merger was provided to the Texas Department of Banking on October 9, 2025 and the Florida Office of Financial Regulation on October 13, 2025.
Stock Exchange Listings
NBHC common stock is listed for trading on the NYSE under the symbol “NBHC.” Under the terms of the merger agreement, NBHC will cause the shares of NBHC common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time. The merger agreement provides that neither NBHC nor Vista will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to official notice of issuance. Following the merger, shares of NBHC common stock will continue to be listed on the NYSE.

Appraisal or Dissenters’ Rights in the Merger
General
If you hold one or more shares of Vista common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Vista common stock paid to you in cash. The appraised fair value may be more or less than the value of the merger consideration being paid in the merger in exchange for shares of Vista common stock. If you are contemplating exercising your right to dissent, you are urged to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this proxy statement/prospectus as Annex D, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. This discussion, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 10, Subchapter H of the TBOC. You should read this summary and the full text of the law carefully.
How to Exercise and Perfect Your Right to Dissent
To be eligible to exercise your right to dissent to the merger, you must:
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prior to the Vista special meeting, deliver to Vista a written notice of objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which NBHC may deliver or mail a notice if the merger is completed;

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vote your shares of Vista common stock against the merger proposal;

•
not later than the 20th day after NBHC sends you notice that the merger was completed, deliver to NBHC with a written demand for payment of the fair value of your shares of Vista common stock that states the number and class of shares of Vista capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures under the TBOC may be sent; and

•
not later than the 20th day after the date on which you make written demand for payment of the fair value of your shares of Vista common stock as described in the immediately preceding bullet, submit to NBHC (i) if your shares are certificated, your certificates representing the shares of Vista common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Vista common stock has been made, or (ii) if your shares are uncertificated, signed assignments of the ownership interests in the shares of Vista common stock to which the demand relates.

If you intend to dissent from the merger, you must send the written notice of objection to:
Vista Bancshares, Inc.
5840 W. Northwest Highway
Dallas, Texas 75225
Attention: Board Secretary and Director of Investor Relations
If you fail to vote your shares of Vista common stock at the special meeting against the merger proposal or otherwise fail to comply with any of the steps described above to exercise and perfect your right to dissent, you will lose your right to dissent from the merger. You will instead receive the merger consideration as pursuant to the merger agreement. If you comply with the first two bullets listed above and the merger is completed, NBHC will send you a written notice advising you that the merger has been completed. NBHC must deliver this notice to you within 10 days after the merger is completed.
Your Demand for Payment
If the merger is completed, you have properly provided your written notice of objection to the merger to Vista, you have properly voted against the Vista merger proposal at the Vista special meeting and you wish to receive the fair value of your shares of Vista common stock in cash, you must, within 20 days after the date the notice of the completion of the merger was delivered or mailed to you by NBHC, send a written demand to NBHC for payment of the fair value of your shares of Vista common stock. The fair value of your shares of Vista common stock will be the value of the shares of Vista common stock on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand, and any notice addressed to NBHC, must be sent to:
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
Attention: General Counsel and Secretary
Your written demand must state how many shares of Vista common stock you own and your estimate of the fair value of your shares of Vista common stock. If you fail to send this written demand to NBHC within 20 days of NBHC’s delivery or mailing of your notice, you will be bound by the merger agreement and you will not be entitled to receive a cash payment representing the fair value of your shares of Vista common stock. Instead, you will receive the merger consideration as described in the merger agreement.
In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to NBHC your certificates representing Vista common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Vista common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of NBHC, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.
NBHC’s Actions Upon Receipt of Your Demand for Payment
Not later than the 20th day after NBHC receives your demand for payment and your estimate of the fair value of your shares of Vista common stock, NBHC must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.
If, in its written notice, NBHC accepts your estimate, NBHC will pay the amount of your estimated fair value within 90 days after the merger is completed. NBHC will make this payment to you only if you have surrendered to NBHC the share certificates duly endorsed for transfer or the signed assignments of ownership in uncertificated shares, as applicable, representing your shares of Vista common stock, duly endorsed for transfer, to NBHC.
If, in its written notice, NBHC does not accept your estimate, NBHC will provide you with an estimate of the fair value of your shares and an offer to pay such amount within 120 days after the merger is completed, which you may accept within 90 days or decline. Failure to accept the offer made by NBHC will constitute a rejection of such offer.
Payment of the Fair Value of Your Shares of Vista Common Stock Upon Agreement of an Estimate
If you and NBHC have reached an agreement on the fair value of your shares of Vista common stock within 90 days after the merger is completed, NBHC must pay you the agreed amount within 120 days after the merger is completed, provided that you have surrendered to NBHC the share certificates duly endorsed for transfer or the signed assignments of ownership in uncertificated shares, as applicable, representing your shares of Vista common stock.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled
If you and NBHC have not reached an agreement as to the fair value of your shares of Vista common stock within 90 days after the merger is completed, you or NBHC may, within 60 days after the expiration of the 90-day period, commence proceedings in Dallas County, Texas, asking the court to determine the fair value of your shares of Vista common stock. If legal proceedings are initiated, the court will determine if you have complied with the dissent provisions of the TBOC and if you have become entitled to a valuation of and payment for the fair value of your shares of Vista common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares of Vista common stock on the day preceding the completion of the merger. The appraisers will determine the fair value of your shares of Vista common stock and will file a report containing this determination to the court. The court will consider the report, and both you and NBHC may address the court about the report. The court will determine the fair value of your shares of Vista common stock and direct NBHC to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. If any Vista shareholder files a petition with the court requesting a finding and determination of the fair value of its shares of Vista common stock, then within 10 days after NBHC receives service of process of such petition, NBHC must file a list of the names and addresses of each Vista shareholder who has demanded payment of the fair value of their shares of Vista common stock and with whom agreements as to the fair value of their shares have not been reached. If NBHC initiates the petition, such list must accompany the filing.
Rights as a Shareholder
If you have made a written demand on NBHC for payment of the fair value of your shares of Vista common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the merger, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.
Withdrawal of Demand
If you have made a written demand to NBHC for payment of the fair value of your Vista common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. However, if either payment of the fair value of your Vista common stock has been made by NBHC or a petition has been filed with a court for determination of the fair value of your shares, you may not withdraw your demand on NBHC without the consent of NBHC. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are urged to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about NBHC or Vista. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings NBHC makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 140 of this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about NBHC and Vista contained in this proxy statement/prospectus or in the public reports of NBHC filed with the SEC may supplement, update or modify the factual disclosures about NBHC and Vista contained in the merger agreement. The merger agreement contains representations and warranties by NBHC, on the one hand, and by Vista, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by NBHC and Vista were qualified and subject to important limitations agreed to by NBHC and Vista in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that NBHC and Vista each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about NBHC and Vista at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 140.
Structure of the Merger
The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Vista will merge with and into NBHC (the “merger”), with NBHC continuing as the surviving corporation in the merger (the “surviving corporation”). Immediately following the merger, Vista Bank will merge with and into NBH Bank, with NBH Bank continuing as the surviving bank in the bank merger. The merger agreement was unanimously approved by the board of directors of each of NBHC and Vista.
NBHC and Vista may, upon mutual agreement, at any time prior to the effective time of the merger (as defined below), change the method or structure of effecting the combination of Vista and NBHC if and to the extent both parties deem such change to be necessary, appropriate or desirable; provided, however, that unless the merger agreement is amended by the agreement of each party in accordance with the terms in the merger agreement, no such change may (i) alter or change the exchange ratio or the amount or kind of the cash merger consideration per share of Vista common stock provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to NBHC shareholders or Vista shareholders pursuant to the merger agreement, (iii) adversely affect the tax treatment of Vista or NBHC pursuant to the merger agreement or (iv) be reasonably expected to cause the closing of the merger (the “closing”) to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.
Merger Consideration
Vista Common Stock
Under the terms and subject to the conditions set forth in the merger agreement, each share of Vista common stock issued and outstanding immediately prior to the effective time (excluding dissenting shares, treasury shares and shares held by Vista or NBHC (other than the exception shares)) will be converted into the right to receive the cash merger consideration, consisting of $31.62 without interest, and the stock consideration, consisting of 3.1161 shares of NBHC common stock. If a vote of NBHC’s shareholders would be required by the rules and regulations of the NYSE to approve the issuance of shares of NBHC restricted stock awards pursuant to the merger agreement, the cash merger consideration and exchange ratio will be adjusted (to the minimum extent necessary) to increase the cash merger consideration and decrease the exchange ratio to achieve the same economic effect as set forth in the agreement and eliminate the requirement for such vote.
All of the shares of Vista common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of Vista common stock) previously representing any such shares of Vista common stock will thereafter represent only the right to receive (i) the merger consideration, (ii) cash in lieu of a fractional share which the shares of Vista common stock represented by such old certificate have been converted into the right to receive pursuant to the terms of the merger agreement and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case without any interest thereon. Old certificates previously representing shares of Vista common stock will be exchanged for the merger consideration and the other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of NBHC common stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such old certificates pursuant to the terms of the merger agreement, without any interest thereon.
If, prior to the effective time, the outstanding shares of NBHC common stock or Vista common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment will be made to the merger consideration and the consideration payable in connection with the specified Vista restricted stock award to give the Vista shareholders and holders of Vista restricted stock awards the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit NBHC or Vista to take any action with respect to its securities that is prohibited by the terms of the merger agreement. At the effective time, all shares of Vista common stock that are owned by Vista or NBHC (in each case other than the exception shares) will be cancelled and will cease to exist, and neither the merger consideration nor any other consideration will be delivered in exchange therefor.
Vista Stock Options
At the effective time, each Vista director stock option will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director stock option, an amount in cash (less applicable tax withholdings) equal to the Vista stock option consideration, consisting of the product of (i) the excess, if any, of (A) the cash merger consideration, plus (B) the product of (x) the exchange ratio multiplied by (y) the NBHC share closing price over the per share exercise price of the applicable Vista stock option, multiplied by (ii) the number of shares of Vista common stock subject to such Vista stock option immediately prior to the effective time. At the effective time, any Vista director stock option that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and will cease to exist.
Also at the effective time, each Vista employee stock option will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista employee stock option, the Vista stock option consideration. At the effective time, any Vista employee stock option that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and will cease to exist.
Vista Restricted Stock Awards
At the effective time, each Vista director restricted stock award will fully vest and be converted into the right to receive (without interest), in consideration of the cancellation of such Vista director restricted stock award, the Vista restricted stock award consideration, consisting of the merger consideration in respect of each share of Vista common stock underlying such Vista restricted stock award, less applicable tax withholdings.
Also at the effective time, each Vista employee restricted stock award will fully vest and be converted into the right to receive (without interest), in consideration of the cancellation of such Vista employee restricted stock award, the Vista restricted stock award consideration.
In addition, Vista will enter into a restricted stock award agreement with Mr. Steinmetz, whereby Vista will grant to Mr. Steinmetz the specified Vista restricted stock award of 48,663 restricted shares of Vista common stock. Immediately prior to the effective time, and to the extent that Mr. Steinmetz remains employed with Vista (and has not given notice to resign), 24,331, or approximately 50%, of the restricted shares will vest, and the restricted shares subject to the initial vesting will automatically be cancelled and converted into the right to receive 95,392 shares of NBHC common stock in the merger. At the effective time, the remaining 24,332, or approximately 50%, of the restricted shares of Vista common stock will cease to be considered a Vista restricted stock award and will be automatically converted into the specified NBHC stock award, which is a restricted stock award of NBHC common stock in the amount of 95,396 restricted shares of NBHC common stock. The specified NBHC stock award will vest in equal quarterly installments over the three-year period following the closing, subject to Mr. Steinmetz’s continued employment with NBHC or one of its affiliates through the applicable vesting date.
Vista Warrants
At the effective time, each Vista warrant will be converted into the right to receive (without interest), in consideration of the cancellation of such Vista warrant, the Vista warrant consideration, consisting of an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of the merger consideration value over the per share exercise price of the applicable Vista warrant, multiplied by (ii) the number of shares of Vista common stock subject to such Vista warrant immediately prior to the effective time. At the effective time, any Vista warrant that has an exercise price per share of Vista common stock that is equal to or greater than the merger consideration value will be cancelled for no consideration and shall cease to exist.
At or prior to the effective time, Vista, the Vista board of directors and its compensation committee, as applicable, will adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Vista equity awards and Vista warrants under the merger agreement.
Cash Merger Consideration Adjustment
The cash merger consideration is subject to an upward or downward adjustment based on Vista’s tangible common equity as of the reference time. Not later than three business days prior to the expected closing date, NBHC will deliver to Vista a written statement including its good-faith estimated minimum tangible common equity deficit between the tangible common equity and the minimum tangible common equity of $246.7 million (which amount will be increased by $2.8 million per month after January 2, 2026 until the closing occurs). On the closing date, NBHC will deposit the consideration adjustment escrow amount, consisting of cash equal to the greater of (i) 110% of the estimated minimum tangible common equity deficit (if any) and (ii) $9.5 million, which will be withheld from the cash merger consideration otherwise payable to the applicable Vista shareholders and holders of Vista restricted stock awards and deposited into an escrow account.
Within 15 days after the closing date, NBHC will prepare in good faith and deliver to the shareholders’ representative the initial closing statement, which is a statement setting forth NBHC’s calculation of tangible common equity as of the reference time. If the shareholders’ representative disagrees with the tangible common equity set forth in the initial closing statement, the shareholders’ representative will, within five business days following delivery by NBHC of the initial closing statement, give an objection notice. If the shareholders’ representative does not deliver an objection notice, then the tangible common equity included therein will be final and binding on the parties. If the shareholders’ representative delivers an objection notice, and NBHC and the shareholders’ representative cannot resolve the dispute within five business days, NBHC and the shareholders representative will appoint a neutral auditor to determine the amount of the tangible common equity as of the reference time, following the procedures set forth in the merger agreement. The determination of the neutral auditor will be final and binding on the parties, absent fraud or manifest error.
If the consideration adjustment, which is the difference between the tangible common equity as of the reference time and the minimum tangible common equity, is a positive amount, the entire consideration adjustment escrow amount will be released to the applicable Vista shareholders and holders of Vista restricted stock awards, and NBHC will promptly pay to the exchange agent (for distribution to the applicable Vista shareholders and holders of Vista restricted stock awards) an amount of cash equal to such positive amount. If the consideration adjustment is a negative amount, then an amount equal to the lesser of (i) the entire consideration adjustment escrow amount and (ii) the absolute value of such negative amount will be released to NBHC. If the absolute value of such negative amount is less than the consideration adjustment escrow amount, then the remaining amount of the consideration adjustment escrow amount will be released to the applicable Vista shareholders and holders of Vista restricted stock awards.
Fractional Shares
No new book-entry certificates or scrip representing fractional shares of NBHC common stock will be issued upon the surrender for exchange of old certificates, Vista restricted stock awards or otherwise pursuant to the merger agreement, no dividend or distribution with respect to NBHC common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of NBHC. In lieu of the issuance of any such fractional share, NBHC will pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the NBHC share closing price by (ii) the fraction of a share (after taking into account all shares of Vista common stock or Vista restricted stock awards held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of NBHC common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.
Governing Documents
At the effective time, the second amended and restated articles of incorporation of NBHC, as in effect immediately prior to the effective time, will be the articles of incorporation of NBHC until thereafter amended in accordance with applicable law, and the second amended and restated bylaws of NBHC, as in effect immediately prior to the effective time, will be the bylaws of NBHC until thereafter amended in accordance with applicable law. See the section entitled “The Merger — Governance of NBHC After the Merger” beginning on page 66.
Closing and Effective Time of the Merger
On the terms and subject to the conditions set forth in the merger agreement, the closing will occur by electronic exchange of documents at 10:00 a.m., New York City time, on the first business day of the month immediately following the month during which all the conditions precedent set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing) are satisfied or waived (subject to applicable law), unless another date, time or place is agreed to in writing by NBHC and Vista; provided that the closing will not occur prior to January 2, 2026 without the prior written consent of NBHC and Vista (the date on which the closing occurs is referred to as the “closing date”).
On or before the closing date, NBHC will cause to be filed a certificate of merger with respect to the merger with the Secretary of State of Delaware and the Secretary of State of Texas (such certificates of merger, the “certificates of merger”). The merger will become effective as of the date and time specified in the certificates of merger in accordance with the relevant provisions of the Delaware General Corporate Law (the “DGCL”) and the TBOC, or at such other date and time as provided by applicable law (such date and time being the “effective time”).
Conversion of Shares; Exchange of Vista Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than five business days thereafter, NBHC will cause the exchange agent to commence to mail to each holder of record of one or more old certificates representing shares of Vista common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the merger consideration, and each holder of Vista stock options and Vista restricted stock awards (the “Vista equity awards”) or Vista warrants, as applicable, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates, Vista equity awards or Vista warrants, as applicable, will pass, only upon proper delivery of the old certificates, Vista equity awards or Vista warrants, as applicable, to the exchange agent) and instructions for use in effecting the surrender of the old certificates, Vista equity awards or Vista warrants, as applicable, in exchange for the merger consideration (less the pro rata adjustment for the consideration adjustment escrow amount from the cash merger consideration), Vista stock option consideration, Vista restricted stock award consideration (less the pro rata adjustment for the consideration adjustment escrow amount from the cash merger consideration) or Vista warrant consideration, as applicable, and any cash in lieu of fractional shares to be issued or paid in consideration therefor as well as any dividends or distributions to be paid, in each case pursuant to the terms of the merger agreement. The old certificate(s), Vista equity award(s) or Vista warrant(s) so surrendered will be cancelled.
In the event any old certificate for Vista common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by NBHC or the exchange agent, the posting by such person of a bond in such amount as NBHC or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the merger consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the merger agreement.
After the effective time, there will be no transfers on the stock transfer books of Vista of the shares of Vista common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for the merger consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such old certificates is entitled to, as provided in the merger agreement.
None of NBHC, Vista, the exchange agent or any other person will be liable to any former holder of shares of Vista common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding
Each of NBHC, the exchange agent and any other applicable withholding agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law; provided that such applicable withholding agent will make commercially reasonable efforts to provide notice to the applicable payee of its intent to deduct or withhold and the basis for such deduction or withholding before any such deduction or withholding is made, and reasonably cooperate with such payee in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for such payee to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld by NBHC, the exchange agent or any other applicable withholding agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made by NBHC, the exchange agent or such other applicable withholding agent, as the case may be.
Dividends and Distributions
No dividends or other distributions declared with respect to NBHC common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate or the cancellation of a Vista restricted stock award, as applicable, in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NBHC common stock which the shares of Vista common stock represented by such old certificate or Vista restricted stock award, as applicable, have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of NBHC and Vista relating to a number of matters, including the following:
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corporate matters, including due organization, qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger, including from the Federal Reserve Board and the Colorado State Banking Board;

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reports to regulatory agencies;

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financial statements and internal records, systems and controls;

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broker’s fees payable in connection with the merger;

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the absence of certain changes or events;

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legal and regulatory proceedings;

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compliance with applicable laws;

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tax matters;

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absence of action or circumstance that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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certain material contracts;

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derivative instruments;

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investment securities and commodities;

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related-party transactions; and

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the accuracy of information supplied for inclusion in the Form S-4 (as defined below), of which this proxy/statement prospectus forms a part, and other similar documents.

The merger agreement contains additional representations and warranties by Vista with respect to:
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the absence of undisclosed liabilities;

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employee benefit matters;

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absence of agreements with regulatory agencies;

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environmental matters;

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real property;

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intellectual property;

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takeover restrictions;

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the opinion of Vista’s financial advisor;

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loan portfolio matters;

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deposits;

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insurance matters;

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absence of investment adviser subsidiaries; and

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absence of broker-dealer subsidiaries.

The merger agreement contains an additional representation and warranty by NBHC with respect to NBHC’s reports with the SEC.
Certain representations and warranties of NBHC and Vista are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either NBHC or Vista or the surviving corporation, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its subsidiaries, taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, a material adverse effect with respect to the business, assets, results of operations or financial condition of such party and its subsidiaries, taken as a whole will not be deemed to include the impact of:
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changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements or interpretations thereof;

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changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, acts of terrorism or military actions) or in economic or market (including equity, credit and debt markets, as well as changes or fluctuations in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

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changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or from any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a governmental entity in response thereto);

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public disclosure of the execution of the merger agreement, public disclosure or (except in the case of certain representations of NBHC and Vista) consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees), or actions expressly required or prohibited by the merger agreement or actions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

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any shareholder litigation arising out of, related to or in connection with the merger agreement, the merger or the bank merger that is brought or threatened against a party or members of a party’s board of directors;

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a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet internal or published projections, forecasts, estimates or predications, revenues, earnings or other financial or operating metrics for any period (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

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the expenses incurred by Vista or NBHC in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement, except, with respect to the first, second, third and fourth bullets described above, solely to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
Prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by law or any governmental entity or as consented to in writing by NBHC (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (a) Vista will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization relationships with employees, customers and governmental entities and advantageous business relationships and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or the ability of Vista to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
In addition, prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by applicable law or as consented to in writing by NBHC (such consent not to be unreasonably withheld, conditioned or delayed), Vista will not, and will not permit any of its subsidiaries to:
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incur any indebtedness for borrowed money (other than indebtedness of Vista or any of its wholly owned subsidiaries to Vista or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or entity, in each case other than (i) in the ordinary course of business consistent with past practice not in excess of $100,000 in the aggregate or (ii) for the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank and the Federal Reserve Bank (“FRB”) discount window, sales of certificates of deposits and entry into repurchase agreements;

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adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (i) the acceptance of shares of Vista common stock as payment for the exercise price of Vista stock options or Vista warrants or for withholding taxes incurred in connection with the exercise of Vista stock options or Vista warrants or the vesting or settlement of Vista restricted stock awards and dividend equivalents thereon, if any (in each case, in accordance with past practice and to the extent required or permitted by the terms of the applicable award agreements or warrant agreements, as applicable) or (ii) dividends paid by any of the subsidiaries of Vista to Vista or any of its wholly owned subsidiaries);
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grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Vista equity awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities;

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of Vista stock options or Vista warrants or the vesting or settlement of Vista equity awards outstanding as of the date of the merger agreement;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business, including any debt collection or foreclosure transactions, or pursuant to contracts or agreements in force on the date of the merger agreement;

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except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment or acquisition, either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned subsidiary of Vista;

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in each case except in the ordinary course of business consistent with past practice (i) terminate, materially amend, or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts in the ordinary course of business without material adverse changes to terms with respect to Vista or its subsidiaries or (ii) enter into certain material contracts;

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except as required under applicable law, the merger agreement or by the terms of any Vista benefit plan in effect as of the date of the merger agreement or by the treatment of Vista stock options and Vista director restricted stock awards or covenants relating to employee matters pursuant to the merger agreement, (i) enter into, adopt or terminate any Vista benefit plan (including any plans, programs, policies, agreements or arrangements that would be considered a Vista benefit plan if in effect as of the date of the merger agreement), (ii) amend any Vista benefit plan, other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or increase the benefits payable under, such Vista benefit plan, (iii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (iv) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Vista equity awards or other equity-based awards or other compensation or benefit, (v) enter into any collective bargaining agreement or similar agreement or arrangement, (vi) except for increases in base salary or wage in the ordinary course of business consistent with past practice and in amounts that will not exceed 5% for any individual employee and 3% in the aggregate for all employees, increase the compensation, bonus, severance, termination pay or other benefits payable to any of their respective current, prospective or former employees, officers, directors or independent contractors, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base salary or wage or annual consulting fee is greater than $200,000, in each case other than for cause or (ix) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base wage is or would be greater than $200,000;

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settle any claim, suit, action or proceeding other than any settlement involving solely money damages not in excess of $200,000 individually or $400,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payment received by Vista or any of its subsidiaries in respect thereof) that does not involve or create an adverse precedent and that would not impose any material restriction on the business of Vista or its subsidiaries or the surviving corporation or its subsidiaries;
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(i) agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or adversely affecting Vista’s or its subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend its certificate of formation, its bylaws or comparable governing documents of its subsidiaries;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity or requested by a governmental entity;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

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change in any material respect its lending, investment, underwriting, risk and asset liability management, pricing, securitization and servicing policies and practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or a governmental entity;

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except pursuant to existing commitments entered into prior to the date of the merger agreement and disclosed to NBHC prior to the date of the merger agreement, make or acquire, renew, modify in any material respect or extend any loans that, (i) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, Vista’s loan policy or (ii) (x) with respect to loans to existing customers, increase the aggregate outstanding commitments or credit exposure to any such existing customer by more than $5 million on a fully-secured basis (or $250,000 on any loan that is not on a fully-secured basis); or (y) with respect to loans to new customers, result in an aggregate commitment or credit exposure to any such new customer in excess of $3 million on a fully-secured basis (or $250,000 on any loan that is not on a fully-secured basis); provided that any such loan applicable to clause (y) will not include any loan for which a commitment to make or acquire was entered into prior to the date of the merger agreement, in each case of this clause (ii), without first notifying by email and, if requested by NBHC within two business days of receipt of such notice, consulting with NBHC (which notification will be made through certain designated representatives of NBHC);

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make, or commit to make, any capital expenditures that exceed by more than $100,000 in the aggregate;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended income or other material tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

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(i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Vista or its subsidiaries, (ii) other than in consultation with NBHC, make any application for the closing of or close any branch or (iii) other than in consultation with NBHC, purchase any new real property (other than other real estate owned properties in the ordinary course of business) or enter into any lease with respect to real property;

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foreclose upon or otherwise acquire any commercial real property (i) in excess of $2.5 million; or (ii) that would reasonably be expected to raise environmental concerns (e.g., gas stations, dry cleaners, etc.), in each case, prior to receipt of a Phase I environmental review thereof;

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cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of merger agreement;

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knowingly take any action that is intended to adversely affect or materially delay the ability of Vista or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite Vista vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by applicable law or as consented to in writing by Vista (such consent not to be unreasonably withheld, conditioned or delayed), NBHC will not, and will not permit any of its subsidiaries to:
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amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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(i) adjust, split, combine or reclassify any of its capital stock or (ii) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of NBHC common stock;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
NBHC and Vista have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than 30 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, regulatory agencies and governmental entities. As soon as reasonably practicable and in no event later than 30 days of the date of the merger agreement, each of NBHC and Vista has agreed to, and to cause their applicable subsidiaries to, cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the requisite regulatory approvals), and will cause their respective subsidiaries to, use reasonable best efforts to respond and comply as promptly as practicable to any requests by governmental entities for documents and information. Each of NBHC and Vista has the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Vista or NBHC, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties has agreed to act reasonably and as promptly as practicable. Each of NBHC and Vista has agreed to consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. Each party has agreed to consult with the other in advance of any meeting or conference with any governmental entity in connection with the transactions contemplated by the merger agreement and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each of NBHC and Vista will promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity that the other party does not attend or participate in, to the extent permitted by such governmental entity and applicable law.
In furtherance and not in limitation of the foregoing, each of NBHC and Vista has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, including to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, and (ii) avoid or eliminate each and every impediment so as to enable the closing to occur as soon as possible, provided, however, that, notwithstanding anything contained in the merger agreement, NBHC or Vista will not be required to, and NBHC and Vista will not (without the written consent of the other party), take any action, or commit to take any action, or agree to any condition or restriction that would result in the imposition of a materially burdensome regulatory condition.
Each of NBHC and Vista has agreed to promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
Employee Matters
NBHC has agreed to provide the employees of Vista and its subsidiaries as of the effective time (the “continuing employees”), for so long as they are employed following the effective time, with the following during the period commencing at the effective time and ending on December 31, 2026 (the “continuation period”): (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the effective time, and (ii) incentive compensation opportunities and employee benefits (excluding change in control or retention arrangements, any frozen benefit plans of NBHC or benefit plans that exclusively provide benefits to grandfathered employees of NBHC) that are substantially comparable in the aggregate to those provided to similarly situated employees of NBHC; provided that, until NBHC fully integrates the continuing employees into its plans, participation in the Vista benefit plans will be deemed to satisfy the foregoing standards, it being understood that the continuing employees may commence participating in the plans of NBHC on different dates following the effective time with respect to different benefit plans. Each continuing employee who is not party to an individual agreement providing for severance or termination benefits and is terminated during the continuation period under severance qualifying circumstances will be provided severance benefits under the broad-based severance policy maintained by NBHC or its subsidiaries. Further, Vista and NBHC have agreed to cooperate to implement certain employment commitments to each other.
Regarding any employee benefit plans of NBHC in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), NBHC will use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Vista benefit plan; (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under a Vista benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Vista benefit plan prior to the effective time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any new plans; and (iii) recognize all service of such employees with Vista and its subsidiaries for all purposes in any new plan to the same extent that such service was taken into account under the analogous Vista benefit plan prior to the effective time; provided that the foregoing service recognition will not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension or retiree welfare plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by NBHC.
Unless otherwise requested by NBHC in writing at least five business days prior to the effective time, Vista will cause any 401(k) plan it sponsors or maintains (the “Vista 401(k) plan”) to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. If the Vista 401(k) plan is terminated, the continuing employees will be eligible to participate, effective as soon as reasonably practicable following the effective time, in a 401(k) plan sponsored or maintained by NBHC or one of its subsidiaries (an “NBHC 401(k) plan”). Vista and NBHC have agreed to take any and all actions as may be required, including amendments to the Vista 401(k) plan and/or NBHC 401(k) plan, to permit the continuing employees who are then actively employed to make rollover contributions to the NBHC 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.
NBHC and Vista have also agreed that as promptly as practicable (and in any event no later than five business days prior to the closing date), Vista will grant the specified Vista restricted stock award.
Director and Officer Indemnification and Insurance
The merger agreement provides that at or prior to the effective time, NBHC will purchase past acts and extended reporting period insurance coverage under Vista’s (i) current directors and officers insurance policy, (ii) employment practices liability insurance policy, and (iii) bankers professional insurance policy (provided that NBHC may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at the effective time or during at least the six-year period immediately preceding the effective time (including the transactions contemplated by the merger agreement) and (y) is in effect for a period of at least six years from and after the effective time; provided, however, that NBHC will not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of the merger agreement by Vista for such insurance (the “premium cap”), and if such premiums would at any time exceed the premium cap, then NBHC will cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the premium cap. Alternatively, Vista may, in consultation with NBHC, obtain at or prior to the effective time a six-year “tail” policy under Vista’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. If NBHC or Vista purchases such a “tail policy,” NBHC will maintain it in effect.
The merger agreement provides that, for a period of no less than six years from and after the effective time, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Vista pursuant to the Vista certificate of formation, the Vista bylaws, the governing or organizational documents of any subsidiary of Vista and certain other indemnification agreements in existence as of the date of the merger agreement, each Vista indemnified party, consisting of present and former director or officer of Vista and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of Vista or any of its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement; provided that, in the case of advancement of expenses, the Vista indemnified party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Vista indemnified party is not entitled to indemnification.

Director Appointment
NBHC and Vista have agreed that, effective as of the effective time, the NBHC board of directors will be increased by one director and one director of Vista as of immediately prior to the effective time (which individual will be mutually agreed by NBHC and Vista) will be appointed to the NBHC board of directors and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of NBHC.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of the Form S-4, of which this proxy/statement prospectus forms a part, obtaining required consents, the listing of the shares of NBHC common stock to be issued in the merger, access to information of the other party, advice of changes, takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, restructuring efforts if Vista fails to obtain the requisite Vista vote, the repayment of Vista indebtedness, actions of NBHC’s board of directors with respect to exemption from liability under Section 16(b) under the Exchange Act of 1934, as amended, and public announcements with respect to the transactions contemplated by the merger agreement.
Shareholder Meeting and Recommendation of the Vista Board of Directors
Vista has agreed to take, in accordance with applicable law and the Vista certificate of formation and Vista bylaws, as amended, all actions necessary to convene the Vista special meeting, to be held as soon as reasonably practicable after the Form S-4, of which this proxy/statement prospectus forms a part, is declared effective for the purpose of obtaining the requisite Vista vote required in connection with the merger agreement and the merger and, if mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. Except in the case of a Vista adverse recommendation change, the Vista board of directors will use its reasonable best efforts to obtain from the Vista shareholders the requisite Vista vote, including by communicating to its shareholders its recommendation (and including such recommendation in its proxy statement) that they approve the merger agreement and the transactions contemplated thereby (the “Vista board recommendation”). If requested by NBHC, Vista will engage a proxy solicitor reasonably acceptable to NBHC to assist in the solicitation of proxies from Vista shareholders relating to the requisite Vista vote. Vista and its board of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to NBHC the Vista board recommendation, (ii) fail to make the Vista board recommendation in its proxy statement, (iii) adopt, approve, recommend or endorse a Vista acquisition proposal or publicly announce an intention to adopt, approve, recommend or endorse a Vista acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any Vista acquisition proposal or (B) reaffirm the Vista board recommendation, in each case within 10 business days (or such fewer number of days as remains prior to the Vista special meeting) after a Vista acquisition proposal is made public or any request by NBHC to do so, or (v) publicly propose to do any of the foregoing clauses (i) through (iv) (any of the foregoing, a “Vista adverse recommendation change”). However, subject to certain termination rights in favor of NBHC as described in the sections entitled “— Termination of the Merger Agreement” and “— Effect of Termination,” if the Vista board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Vista board recommendation, then, prior to the receipt of the requisite Vista vote, in submitting the merger agreement and the merger to its shareholders, the Vista board of directors may (but is not required to) withhold or withdraw or modify or qualify in a manner adverse to NBHC the Vista board recommendation or may submit the merger agreement and the merger to its shareholders without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event the Vista board of directors may communicate the basis for the Vista adverse recommendation change to its shareholders in its proxy statement or an appropriate amendment or supplement thereto; provided that the Vista board of directors may not take any actions under this sentence unless (i) it gives NBHC at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Vista board of directors in response to a Vista acquisition proposal, the latest material terms and conditions and the identity of the third party in any such Vista acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Vista board of directors takes into account any amendment or modification to the merger agreement proposed by NBHC and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to make the Vista board recommendation. Any material amendment to any Vista acquisition proposal will be deemed to be a new Vista acquisition proposal for purposes of such notice requirement and will require a new notice period.
Vista will adjourn or postpone the Vista special meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Vista common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Vista has not received proxies representing a sufficient number of shares necessary to obtain the requisite Vista vote. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the Vista special meeting will be convened and the merger agreement and the merger will be submitted to the Vista shareholders at the Vista special meeting for the purpose of voting on the approval of the merger and the other matters contemplated thereby, and nothing contained in the merger agreement will be deemed to relieve Vista of such obligation. Vista will only be required to adjourn or postpone the Vista special meeting two times pursuant to the first sentence of this paragraph.
Agreement Not to Solicit Other Offers
Vista has agreed that it will not, and will cause its subsidiaries, officers and directors, and use its reasonable best efforts to cause its and their respective directors, employees, agents, accountants, counsel, advisors and other representatives (collectively, “representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Vista acquisition proposal (as defined below), except to notify a person that has made or, to the knowledge of Vista, is making any inquiries with respect to, or is considering making a Vista acquisition proposal of the existence of the foregoing restrictions. Unless the merger agreement is terminated in accordance with its terms, Vista has also agreed that it will not, and will cause its subsidiaries and its and their representatives not to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to below and entered into in accordance with the merger agreement relating to any Vista acquisition proposal). For purposes of the merger agreement, a “Vista acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Vista and its subsidiaries or 20% or more of any class of equity or voting securities of Vista or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Vista or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista.
However, prior to the receipt of the requisite Vista vote, in the event Vista receives an unsolicited bona fide written Vista acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that, prior to providing any confidential or nonpublic information permitted to be so provided, Vista has provided such information to NBHC, and has entered into a confidentiality agreement with the third party on terms no less favorable to it than the confidentiality agreement between NBHC and Vista, which confidentiality agreement may not provide such person with any exclusive right to negotiate with Vista.
Vista has also agreed to, and will use its reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than NBHC with respect to any Vista acquisition proposal. Further, Vista has agreed to, and to cause its subsidiaries to, promptly request (to the extent it has not already done so prior to the date of the merger agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Vista acquisition proposal that remains in effect as of the date of the merger agreement to return or destroy all confidential information of Vista or its subsidiaries in the possession of such person or its representatives. In addition, Vista has agreed to promptly (and in any event within 24 hours) advise NBHC following receipt of any Vista acquisition proposal or any inquiry that could reasonably be expected to lead to a Vista acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Vista acquisition proposal), to provide NBHC with an unredacted copy of any such Vista acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Vista acquisition proposal and to keep NBHC reasonably apprised of any related developments, discussions and negotiations on a current basis, including by providing to NBHC as soon as reasonably practicable (and in any event within 48 hours) any amendments to or revisions of the terms of such inquiry or Vista acquisition proposal. Vista will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.
Conditions to Completion of the Merger
NBHC’s and Vista’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
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approval of the merger agreement by the Vista shareholders by the requisite Vista vote;

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the shares of NBHC common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

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the effectiveness under the Securities Act of 1933, as amended, of the Form S-4, of which this proxy/statement prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

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no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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all requisite regulatory approvals, including from the Federal Reserve Board and the Colorado State Banking Division, having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition;

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the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement;

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the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date;

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receipt by such party of a certificate signed on behalf of the other party by an executive thereof stating that the conditions set forth in the immediately preceding two bullets have been satisfied; and

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receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NBHC and Vista reasonably satisfactory in form and substance to such counsel.

NBHC’s obligation to complete the merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others:
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receipt of a FIRPTA certificate from Vista stating that the shares of capital stock of Vista do not constitute “United States real property interests” under the Code;

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Mr. Steinmetz having executed an employment agreement with NBHC and/or NBH Bank, and that such employment agreement remains in full force and effect;

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certain Vista shareholders having executed voting and lock-up agreements and that such voting and lock-up agreements remain in full force and effect; and

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holders of no more than 5% of the issued and outstanding shares of Vista common stock having demanded or been entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBOC.

Neither NBHC nor Vista can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Vista vote, in the following circumstances:
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by mutual consent of NBHC and Vista in a written instrument;

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by either NBHC or Vista if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

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by either NBHC or Vista if the merger has not been completed on or before September 15, 2026 (the “termination date”), unless the failure of the closing to occur by the termination date is not due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

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by either NBHC or Vista (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Vista, in the case of a termination by NBHC, or NBHC, in the case of a termination by Vista, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and 45 days following written notice to the other party, or by its nature or timing cannot be cured during such period; or

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by NBHC, prior to such time as the requisite Vista vote is obtained, if Vista or the Vista board of directors (i) makes a Vista adverse recommendation change or (ii) materially breaches its obligations related to Vista shareholder approval or Vista acquisition proposals.

Effect of Termination
If the merger agreement is terminated by either NBHC or Vista, as provided under “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of NBHC, Vista, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated thereby, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) notwithstanding anything to the contrary in the merger agreement, neither NBHC nor Vista will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.
Termination Fee
Vista will pay NBHC a termination fee equal to $15.0 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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In the event that the merger agreement is terminated by NBHC pursuant to the last bullet set forth under “— Termination of the Merger Agreement” above. In such case, the termination fee must be paid to NBHC as promptly as reasonably practicable after the date of termination (and in any event, within three business days of the date of termination).

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In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide Vista acquisition proposal has been communicated to or otherwise made known to the Vista board of directors or Vista’s senior management or has been made directly to Vista’s shareholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the Vista special meeting) a Vista acquisition proposal, in each case, with respect to Vista and (i) (A) thereafter the merger agreement is terminated by either NBHC or Vista pursuant to the third bullet set forth under “— Termination of the Merger Agreement” above without the requisite Vista shareholder vote having been obtained (and all other mutual closing conditions and closing conditions with respect to Vista set forth in the merger agreement were satisfied or were capable of being satisfied prior to such termination) or (B) thereafter the merger agreement is terminated by NBHC pursuant to the fourth bullet set forth under “— Termination of the Merger Agreement” above as a result of a willful breach, and (ii) prior to the date that is 12 months after the date of such termination, Vista enters into a definitive agreement or consummates a transaction with respect to a Vista acquisition proposal (whether or not the same Vista acquisition proposal as that referred to above), provided that, for purposes of the foregoing, all references in the definition of Vista acquisition proposal to “20%” will instead refer to “50%.” In such case, the termination fee must be paid to NBHC on the earlier of the date Vista enters into such definitive agreement and the date of consummation of such transaction.

Fees and Expenses
Except as otherwise expressly provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Vista vote, except that after the receipt of the requisite Vista vote, there may not be, without further approval of the Vista shareholders or NBHC shareholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite Vista vote, there may not be, without further approval of the Vista shareholders or NBHC shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Voting and Lock-Up Agreements
Concurrently with the execution and delivery of the merger agreement, NBHC entered into voting and lock-up agreements with certain Vista shareholders, pursuant to which, among other things, each such Vista shareholder has agreed, subject to the terms of the voting and lock-up agreements, to (i) vote the securities of Vista (including shares of Vista common stock, Vista options, restricted shares of Vista common stock and/or Vista warrants) (the “Vista shares”) over which such Vista shareholder is entitled to vote in favor of the approval and adoption of the merger agreement and other transactions contemplated thereby, (ii) until the effective time, refrain from transferring the Vista shares, with certain limited exceptions, and (iii) from the effective time until 180 days thereafter (the “lock-up period”), refrain from effecting or attempting to effect a transfer of any shares of NBHC common stock, entering into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such shares of NBHC common stock or publicly announcing the intention to effect any of the foregoing transactions.
The voting and lock-up agreements will remain in effect until the earlier to occur of (i) the date of termination of the merger agreement pursuant to its terms, (ii) the closing of the merger and the date of termination of the merger agreement in accordance with its terms and provisions, or (iii) the date of any material modification, waiver or amendment of the merger agreement that affects adversely the consideration payable to the Vista shareholders pursuant to the merger agreement as provided to the shareholder in question; provided that the lock-up restriction will survive until the termination of the lock-up period.
As of the Vista record date, shares constituting approximately 36.83% of the Vista common stock entitled to vote at the Vista special meeting are subject to voting and lock-up agreements.
The foregoing description of the voting and lock-up agreements is subject to, and qualified in its entirety by reference to the voting and lock-up agreements, a form of which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. For information regarding the voting and lock-up agreements and certain Vista shareholders, see “Security Ownership of Vista Directors, Executive Officers and Certain Beneficial Owners of Vista” on page 123.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Vista board of directors are subject to the laws of the State of Texas).
Specific Performance
NBHC and Vista will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Each of NBHC and Vista waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined in this section) who exchange their Vista common stock for NBHC common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws) and, except as expressly addressed below, any U.S. tax reporting requirements. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly in a material and adverse manner and/or retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the continuing validity and accuracy of this discussion.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Vista common stock that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

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an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership, including for this purpose any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds Vista common stock, then the U.S. federal income tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partners, the status and activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Vista common stock, you should consult your tax advisors regarding the specific U.S. federal income tax consequences of the merger in light of your particular circumstances.
This discussion is applicable to you only if you hold your shares of Vista common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
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a bank or other financial institution;

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a tax-exempt organization or governmental organization;

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an S corporation, partnership or other pass-through entity (or a shareholder, partner or investor therein);

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an underwriter or insurance company;

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a mutual fund;

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a pension fund, retirement plan, individual retirement account or other tax-deferred account;

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a broker, dealer or trader in securities (including traders in securities that elect to apply a mark-to-market accounting method), currencies or commodities;

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a holder of Vista common stock subject to the alternative minimum tax provisions of the Code;

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a holder of Vista common stock subject to the U.S. anti-inversion rules or the base erosion and anti-abuse tax;

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a holder of Vista common stock who holds such stock (or who will hold NBHC common stock after the merger) in connection with a trade or business, permanent establishment or fixed base outside the United States;

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a holder of Vista common stock required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

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a holder of Vista common stock who received Vista common stock through the exercise of employee stock options or through a tax-qualified retirement plan or otherwise as compensation;

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a holder who exercises dissenters’ rights;

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a real estate investment trust;

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a regulated investment company;

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a person who uses a functional currency other than the U.S. dollar;

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an expatriate or former citizen or long-term resident of the United States;

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a holder who owns (or who has owned or will own, directly, indirectly, or constructively, at any time) 5% or more of the total combined voting power or value of Vista;

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a holder of options granted under any Vista benefit plan; or

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a holder of Vista common stock who holds Vista common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If you are a U.S. holder subject to special provisions and/or tax treatment under the Code, including but not limited to those described immediately above, you should consult your own tax advisors regarding the tax consequences relating to the merger in light of your particular circumstances. This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any consequences under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or the availability of the installment method and its application to the consideration adjustment escrow amount or the receipt of any cash pursuant to the consideration adjustment.
This discussion is not intended to be, and should not be construed as, legal or tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. The tax consequences of the merger are complex and will depend on your specific situation and factors not within NBHC’s or Vista’s control. No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences applicable to U.S. holders as discussed herein. This discussion is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and/or contrary to, the positions taken in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this discussion. You should consult your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the ability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.
Tax Consequences of the Merger Generally
In General
NBHC and Vista intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that NBHC and Vista each receive a legal opinion that the merger will so qualify. The discussion below assumes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders
A U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the sum of the amount of cash merger consideration (other than cash in lieu of a fractional share of NBHC common stock) and the fair market value of the NBHC common stock received, minus that U.S. holder’s adjusted tax basis in its shares of Vista common stock surrendered in exchange therefor, and (ii) the amount of cash merger consideration received (other than cash in lieu of a fractional share of NBHC common stock). Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period with respect to the shares of Vista common stock surrendered is more than one year as of the effective time of the merger, and otherwise will be short-term capital gain. Long-term capital gains recognized by certain non-corporate taxpayers, including individuals, are generally taxed at preferential U.S. federal income tax rates. There are currently no preferential U.S. federal income tax rates for long-term capital gains of a U.S. holder that is a corporation.
If you acquired different blocks of Vista common stock at different times and/or at different prices, any gain may be determined separately for each block of Vista common stock and your tax basis and holding period in your NBHC common stock may be determined with reference to each block of Vista common stock. You should consult your tax advisor regarding the determination of the tax basis and/or holding periods of the particular shares of NBHC common stock received in the merger.
In some cases, if a U.S. holder actually or constructively owns NBHC common stock other than NBHC common stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder could have dividend income up to the amount of the cash merger consideration received to the extent of such U.S. holder’s ratable share of NBHC’s undistributed earnings and profits. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential tax consequences of the merger to them, and U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
The aggregate tax basis of the NBHC common stock received (including fractional shares deemed received and redeemed as described below in the section entitled “— Cash Instead of Fractional Shares”) will be equal to the aggregate adjusted tax basis of the shares of Vista common stock surrendered, reduced by the amount of cash merger consideration received by the U.S. holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. holder in the merger, regardless of whether such gain is classified as capital gain or dividend income. The holding period of the NBHC common stock received (including fractional shares deemed received and redeemed as described below in the section entitled “— Cash Instead of Fractional Shares”) will include the holding period of the shares of Vista common stock surrendered.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of NBHC common stock, you generally will be treated as having received the fractional share of NBHC common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by NBHC. You generally will recognize capital gain or loss on any cash received instead of a fractional share of NBHC common stock equal to the difference between the amount of cash received and your adjusted tax basis in such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if your holding period in Vista common stock surrendered in the merger is greater than one year as of the effective time of the merger, and otherwise will be short-term capital gain. Long-term capital gains recognized by certain non-corporate taxpayers, including individuals, are generally taxed at preferential U.S. federal income tax rates. There are currently no preferential U.S. federal income tax rates for long-term capital gains of a U.S. holder that is a corporation. The deductibility of a capital loss is subject to significant limitations under the Code.

In some cases, if a U.S. holder actually or constructively owns NBHC common stock other than NBHC common stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder could have dividend income up to the amount of the cash merger consideration received to the extent of such U.S. holder’s ratable share of NBHC’s undistributed earnings and profits. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential tax consequences of the merger to them, and U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
Closing Condition Tax Opinions
It is a condition to the closing of the merger that NBHC and Vista receive an opinion from Wachtell, Lipton, Rosen & Katz and Squire Patton Boggs (US) LLP, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code. These opinions will be based upon and rely on, among other things, various facts, assumptions, representations and warranties and covenants, including those contained in the merger agreement and in representation letters provided by NBHC and Vista. One critical factual assumption is that at least 40% of the value of the merger consideration received in exchange for Vista’s common stock will consist of NBHC common stock, taking into account any cash consideration received (including any cash paid in lieu of fractional shares of NBHC common stock) and cash payable to holders of dissenting shares. If any of these facts, assumptions, representations and warranties or covenants underlying the tax opinions described above is or becomes incorrect, incomplete, inaccurate or is violated, the validity of, and the conclusions reached in, such tax opinions may be affected, no longer accurate or jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein, including that the merger will be completed according to the terms of the merger agreement.
An opinion of counsel represents such counsel’s judgment and is not binding on the IRS or any court. NBHC and Vista have not and do not intend to seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS or a court will not disagree with or challenge any of the conclusions described herein or in such opinions of counsel.
Information Reporting and Backup Withholding
You may be subject to U.S. information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in connection with the merger. You will not be subject to backup withholding, however, if you:
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furnish your correct taxpayer identification number and certify, among other information, that you are not subject to backup withholding on the IRS Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the merger and otherwise comply with all applicable requirements of the backup withholding rules; or

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otherwise establish proof of an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided that you timely furnish the required information to the IRS. You should consult your own tax advisors to determine your qualification for exemption from backup withholding and the procedure for establishing an exemption in light of your particular circumstances.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and is not tax or legal advice. It is not a complete analysis or discussion of all potential tax considerations that may be important or applicable to a particular holder of Vista common stock. The tax consequences of the merger to any holder of Vista common stock will depend on such holder’s specific situation and circumstances. Vista shareholders should consult their own tax advisors with respect to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

BUSINESS OF VISTA
General
Vista is a registered bank holding company that has elected financial holding company status and is incorporated under Texas law. Vista is headquartered in Dallas, Texas. Vista is the parent company of Vista Bank, a Texas state-chartered bank and wholly owned subsidiary of Vista. Founded in 1912, Vista Bank has grown from its origins in West Texas into a full-service community bank serving a diversified customer base through 10 branch offices located in the Dallas — Fort Worth metroplex, Austin, and Lubbock, as well as a branch office in Palm Beach Gardens, Florida. Vista Bank provides commercial and retail banking services to small- and medium-sized businesses, professionals, agricultural enterprises and individual consumers.
As a bank holding company, Vista is subject to supervision and regulation by the Federal Reserve Board. Vista Bank is subject to supervision and regulation by the Texas Department of Banking, its primary state regulator, and by the Federal Reserve Board, its primary federal regulator. Vista Bank’s deposits are insured by the FDIC up to applicable legal limits. As of June 30, 2025, Vista had total consolidated assets of approximately $2.4 billion, total deposits of approximately $2.1 billion, and total loans of approximately $1.9 billion.
Vista Bank’s website is www.vistabank.com. The information on Vista Bank’s website is not part of this proxy statement/prospectus, and the reference to the Vista Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
Vista Bank offers a full range of community banking products and services to business and retail customers. Vista Bank’s lending activities include commercial and industrial loans, commercial real estate loans, residential mortgage loans, agricultural loans, and consumer loans. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to Vista Bank.
Vista Bank provides noninterest-bearing and interest-bearing transaction accounts, savings and money market accounts, and certificates of deposit. These deposits are the primary source of funding for Vista Bank’s lending and investment activities. In addition, Vista Bank offers related banking services such as cash management, online and mobile banking, remote deposit capture, debit card services and other customary consumer and commercial banking services. Noninterest income is derived primarily from service charges, loan servicing fees, bank-owned life insurance and other fee-based services.
Market Area and Competition
Vista Bank conducts its operations primarily through its branch network. Vista Bank conducts full-service community banking operations through its main office in Dallas, Texas, and a network of branch offices located in markets across Texas, including the Dallas — Fort Worth metroplex, Austin, and Lubbock. In addition to its Texas operations, Vista Bank maintains a branch office in Palm Beach Gardens, Florida.
Vista Bank operates in highly competitive markets for both loans and deposits. Vista Bank faces competition from other community banks, larger regional and national banking organizations, savings associations, credit unions, mortgage companies, finance companies and financial technology providers. Many of these competitors possess substantially greater financial resources, larger branch networks and broader product and service offerings. The principal methods of competition for deposits include interest rates offered, customer service, convenience of office locations and the range of services offered. Competition for loans is based on interest rates, loan fees, loan structure and the range of products and services provided. Many of Vista Bank’s competitors have greater resources and lending limits than Vista Bank.
Vista Bank seeks to compete by emphasizing its relationship-based community banking model, local decision-making authority and long-standing customer relationships. Vista’s management believes these competitive strengths enable Vista Bank to attract and retain customers notwithstanding the significant competition present in its primary markets.

Legal Proceedings
From time to time, Vista or its subsidiaries are involved in litigation incidental to the conduct of its business. However, neither Vista nor any of its subsidiaries is presently a party to any legal proceeding the resolution of which, in the opinion of Vista’s management, would be expected to have a material adverse effect on Vista’s business, financial condition, results of operations, cash flows or prospects.
Employees
As of June 30, 2025, Vista Bank employed 205 full-time equivalent employees, none of whom is covered by a collective bargaining agreement. Vista considers its relationship with its employees to be good.
Description of Property
The principal executive offices of Vista and Vista Bank are located at 5840 W. Northwest Highway, Dallas, Texas 75225, which also serves as a branch office. Additionally, Vista Bank also operates nine full-service branch offices in Texas and a branch office in Florida. All branch offices are set forth below.
Office Location	Type of Location	Owned or Leased
5840 W. Northwest Highway Dallas, Texas 75225	Branch Office (Main)	Owned
4350 19th Street Lubbock, Texas 79407	Branch Office	Owned
4621 51st Street Lubbock, Texas 79414	Branch Office	Owned
4515 98th Street Lubbock, Texas 79424	Branch Office	Owned
412 S. Highway 156 Justin, Texas 76247	Branch Office	Owned
3720 Jefferson Austin, Texas, 78731	Branch Office	Leased
6801 Preston Road Dallas, Texas 75205	Branch Office	Leased
1300 Summit Avenue Suite 100 Fort Worth, Texas 76102	Branch Office	Leased
100 Crescent Court Suite 1250 Dallas, Texas 75201	Branch Office	Leased
3225 Martin Luther King Jr Blvd. Dallas, Texas 75210	Branch Office	Leased
3835 PGA Boulevard Suite 305 Palm Beach Gardens, Florida 33410	Branch Office	Leased

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR VISTA
References in the following management’s discussion and analysis to “Vista” refers to Vista Bancshares, Inc. and our wholly owned banking subsidiary, Vista Bank, and the term “Vista Bank” refers to Vista Bank.
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Vista for the three and nine months ended September 30, 2025 and 2024, and for the year ended December 31, 2024. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and the index to Vista’s consolidated financial statements and accompanying notes included with this proxy statement/prospectus.
Overview
Vista, a Texas financial holding company, conducts its principal activities through its banking subsidiary, Vista Bank, a Texas state chartered, FRB member bank. Vista Bank has branch offices in Dallas, Fort Worth, Austin and Lubbock, Texas. Vista Bank also has one branch office in Palm Beach Gardens, Florida, which opened in July of 2023. Principal activities include commercial and retail banking. As of September 30, 2025, Vista had total assets of $2.5 billion, total loans of $1.9 billion, total deposits of $2.2 billion and total stockholders’ equity of $250.4 million.
Vista generates most of its income from interest and fee income on loans, interest on cash held in other financial institutions, interest income from investment securities and service charges on deposit accounts. Vista incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits, occupancy expense, data processing, professional fees and services and other operating expenses.
Changes in the market interest rates and interest rates Vista earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Vista Bank’s loan portfolio are affected by, among other factors, economic and competitive conditions in Texas and Florida, specifically in the Dallas — Fort Worth metroplex, as well as developments affecting industry sectors within Vista’s target market and throughout the state of Texas.
Critical Accounting Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates. Material estimates particularly susceptible to significant change in the near term relate to the determination of: (a) impairments of (i) loans and (ii) investment securities and (b) fair values, including acquired loans.
Vista’s significant accounting policies are presented in Note 1 of its audited consolidated financial statements for the years ended December 31, 2024 and 2023, included in this proxy statement/prospectus. The significant accounting policies, along with the disclosures presented in the other financial statement notes and this discussion, explain how significant assets and liabilities are valued and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect Vista are also discussed in Note 1 of its audited consolidated financial statements for the years ended December 31, 2024 and 2023 included in this proxy statement/prospectus.
Allowance for Credit Losses — Held-to-Maturity Debt Securities
The allowance for credit losses on held-to-maturity securities is a contra-asset valuation account deducted from the amortized cost basis of held-to-maturity securities to present Vista management’s best estimate of the net amount expected to be collected. Held-to-maturity securities are charged-off against the allowance when deemed uncollectible. Adjustments to the allowance are reported in Vista’s statement of income as a component of provision for credit losses. Vista management measures expected credit losses on held-to-maturity securities on a collective basis by major security type with each type sharing similar risk characteristics and considers historical credit loss information adjusted for current conditions and reasonable and supportable forecasts. As of December 31, 2024, Vista’s held-to-maturity securities consisted of municipal bonds, corporate bonds, treasury securities, collateralized mortgage obligations and mortgage-backed securities issued by the U.S. government and its agencies. As of September 30, 2025, Vista’s held-to-maturity securities consisted of the aforementioned in addition to securities issued by U.S. government agencies. With regard to the treasuries, collateralized mortgage obligations, securities issued by U.S. government agencies and mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected that such securities will not be settled at prices less than the amortized cost basis of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government and Vista management has no expectation of credit loss. For corporate bonds, which consist solely of bank subordinated debt, Vista management reviewed periodic financial reporting and key risk indicators, including ratings by credit agencies when available, and determined there is a $7,000 current expectation of credit loss as of both September 30, 2025 and December 31, 2024. For municipal securities, Vista management reviewed key risk indicators, including ratings by credit agencies when available, and determined there is a $17,000 current expectation of credit loss as of September 30, 2025 and December 31, 2024. Vista management made an accounting policy election to exclude accrued interest receivable on held-to-maturity securities from the estimate of credit losses.
Allowance for Credit Losses — Available-for-Sale Debt Securities
For available-for-sale debt securities in an unrealized loss position, Vista first assesses whether or not it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, Vista evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, Vista management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If the assessment indicates a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded, limited by the amount the fair value is below the amortized cost basis. Any impairment not recorded through an allowance for credit losses is recognized in other comprehensive income (loss). Based on an evaluation of available evidence, Vista management believes the unrealized losses on the securities as of September 30, 2025 and December 31, 2024 are not credit related. Vista management does not have the intent to sell any of these securities and believes it is more likely than not Vista will not have to sell any such securities before recovery of cost. The fair values are expected to recover as the securities approach their maturity date or repricing date, or if market yields for the investments decline. Accordingly, no allowance for credit losses has been recorded for these securities.
Changes in the allowance for credit losses are recorded as provisions for or reversal of credit loss expense. Losses are charged against the allowance when management believes a security is uncollectible, or when either of the criteria regarding intent to sell or requirement to sell is met. Accrued interest receivable on securities is excluded from the estimate of credit losses.
Allowance for Credit Losses — Off-Balance Sheet Exposures
Vista estimates expected credit losses over the contractual period in which Vista is exposed to credit risk via a contractual obligation to extend credit, unless the obligation is unconditionally cancellable by Vista. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Allowance for Credit Losses — Loans
The majority of loans and leases (collectively, “loans”) are made to customers to finance asset acquisitions, to provide working capital to finance business operations and for other purposes in exchange for interest on outstanding principal balances from origination to maturity or pay-off. Decisions about whether to extend credit to customers are based on anticipated sources of repayment, credit history, availability of collateral and other considerations. Loans are stated at the amount of unpaid principal, reduced by unearned income and an allowance for credit losses. Interest on loans is recognized using the simple interest method on the daily balances of the principal amounts outstanding.
Loans that do not share risk characteristics are evaluated for an allowance for credit losses on an individual basis. Loans evaluated individually are excluded from the collective evaluation. Vista management routinely identifies significant credits (individual loans or relationships not part of groups of smaller balance homogenous type loans with similar credit risks) to evaluate collectability based on consideration of the following:
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dollar amounts of individual loans and total loans by borrower, guarantor or other indicators of relationships;

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payment status and overdrafts of related borrower deposit accounts;

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borrower requests for concessions to alleviate cash constraints;

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other evidence or risks of declining credit quality identified by loan officers, independent internal and external reviews (including outsourced reviews, financial statement audits and regulatory examinations), members of management and the board or information from other sources;

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historical, environmental and economic conditions that indicate increased risks of declining credit quality in certain industries, geographic areas or types of loans; and

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any other available information deemed relevant to the current circumstances.

When a loan is identified for individual evaluation, Vista management considers factors specific to the credit, including scheduled timing and amounts of principal and interest payments in relation to actual payment status (past due status is based on contractual terms) and demonstrated and projected sources of repayment to determine the expected credit losses.
Loans are individually evaluated using either (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s obtainable market price or (iii) the fair value of the collateral, if foreclosure is probable or the loan is otherwise considered collateral dependent. A loan is collateral dependent when repayment of the loan is expected to be provided solely by the underlying collateral. Regulatory guidance requires use of the collateral method for loans that are collateral dependent. The collateral method is the predominant method used by management. In general, any portion of the recorded investment in a collateral dependent loan in excess of the fair value of the collateral is recognized as impairment. If repayment of a collateral dependent loan depends on the sale of the collateral, the fair value of the collateral is reduced by estimated selling costs to measure impairment. When management determines foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.
The allowance for credit losses (“ACL”) is a valuation account established through a provision for credit losses charged against income and deducted from the loans’ amortized cost basis to present the net amount expected to be collected over the lifetime of the “loans.” Loans are charged off against the allowance when management determines the loan balance to be uncollectible. Recoveries do not exceed the aggregate amount previously charged-off and are expected to be charged-off. Subsequent recoveries, if any, are credited to the allowance.
Vista management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Vista used the weighted-average remaining maturity method (the “WARM method”) as the basis for the estimation of expected credit losses. The WARM method uses a historical average annual charge-off rate. This average annual charge-off rate contains loss content over a historical look-back period and is used as a foundation for estimating the credit loss reserve for the remaining outstanding balances of loans in a segment at the balance sheet date. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments, to determine the unadjusted historical charge-off rate. The calculation of the unadjusted historical charge-off rate is then adjusted for current conditions and for reasonable and supportable forecast periods. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in environmental conditions, such as changes in unemployment rates, property values or other relevant factors. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio and are not reflected in Vista’s historic loss factors.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. Vista uses fair values to measure certain assets, determine earnings and other comprehensive income and value underlying collateral to estimate impairments of loans, foreclosed assets and repossessed assets.
Fair value is determined based upon quoted market prices to the extent possible; however, in many instances, there are no quoted market prices available. In cases where quoted market prices are not available, fair values are based on valuation techniques involving observable or unobservable inputs and other matters requiring Vista management to exercise significant judgments. Changes in assumptions, market conditions or myriad other factors could significantly affect fair value estimates.
Vista’s significant accounting policies presented in Note 1 of its audited consolidated financial statements included in this proxy statement/prospectus, along with the disclosures presented in the other financial statement notes and this discussion, explain how significant assets and liabilities are valued and how those values are determined.
Results of Operations for the Three Months Ended September 30, 2025 and 2024
Net Interest Income
Vista’s operating results depend primarily on its net interest income. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities are each referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are each referred to as a “rate change.”
To evaluate net interest income, Vista measures and monitors (i) yields on its loans and other interest-earning assets, (ii) the costs of its deposits and other funding sources, (iii) its net interest spread and (iv) its net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
For the three months ended September 30, 2025, net interest income totaled $23.3 million, and net interest margin and net interest spread were 3.92% and 3.04%, respectively. For the three months ended September 30, 2024, net interest income totaled $21.8 million and net interest margin and net interest spread were 3.95% and 2.94%, respectively. The stable net interest margin and net interest spread were primarily attributable to lower interest-bearing deposit rates, offset by lower earning asset yields on cash and loans.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income, however the balances are reflected in average outstanding balances for the period. For the three months ended September 30, 2025, interest income not recognized on nonaccrual loans was $718,000. For the three months ended September 30, 2024, interest income not recognized on nonaccrual loans was $107,000. Any nonaccrual loans have been included in the table as loans carrying a zero yield.
	For the Three Months Ended September 30,
	2025			2024
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(dollars in thousands) (Unaudited)
Assets:
Interest-earning assets:
Cash	$338,305	$3,889	4.56%	$330,246	$4,503	5.42%
Total loans	1,835,023	34,378	7.43%	1,716,698	33,621	7.79%
Investment securities	184,015	1,868	4.03%	151,149	1,399	3.68%
Other	—	—	—	—	—	—
Total interest-earning assets	2,357,343	40,135	6.75%	2,198,093	39,523	7.15%
Allowance for credit losses	(21,594)			(20,037)
Noninterest-earning assets	84,840			107,743
Total assets	$2,420,589			$2,285,799
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$1,746,373	$16,314	3.71%	$1,597,515	$16,999	4.23%
Federal funds purchased	194	3	6.14%	4	—	—
FHLB advances	10,000	120	4.76%	28,358	253	3.55%
Line of credit	45,067	431	3.79%	45,048	431	3.81%
Total interest-bearing liabilities	1,801,634	16,868	3.71%	1,670,925	17,683	4.21%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	355,099			379,642
Other liabilities	18,808			18,889
Total noninterest-bearing liabilities	373,907			398,531
Stockholders’ equity	245,048			216,343
Total liabilities and stockholders’ equity	$2,420,589			$2,285,799
Net interest rate spread(1)			3.04%			2.94%
Net interest income		$23,267			$21,840
Net interest margin(2)			3.92%			3.95%

(1)
Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(2)
Net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
	For the Three Months Ended September 30, 2025 vs 2024
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands) (Unaudited)
Interest-earning assets:
Cash	$110	$(724)	$(614)
Total loans	2,324	(1,567)	757
Investment securities	305	164	469
Total increase (decrease) in interest income	$2,739	$(2,127)	$612
Interest-bearing liabilities:
Interest-bearing deposits	$1,588	$(2,273)	(685)
Federal funds purchased	—	3	3
FHLB advances	(164)	31	(133)
Total increase (decrease) in interest expense	$1,424	$(2,239)	$(815)
Increase in net interest income	$1,315	$112	$1,427
Provision for Credit Losses
Vista’s provision for credit losses is a charge to the consolidated statement of income in order to bring its allowance for credit losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for credit losses, see “— Critical Accounting Estimates — Allowance for Credit Losses — Loans.” The provision for credit losses was $1.1 million for the three months ended September 30, 2025, compared to $1.2 million for the same period in 2024, representing a decrease of $100,000.
Noninterest Income
The following table presents, for the periods indicated, the major categories of noninterest income:
	For the Three Months Ended September 30,
	2025	2024	Increase (Decrease)
	(dollars in thousands) (Unaudited)
Noninterest income:
Service charges on deposit accounts	$498	$729	$(231)
Servicing fees	227	300	(73)
Other	615	769	(154)
Total noninterest income	$1,340	$1,798	$(458)
Noninterest income for the three months ended September 30, 2025 decreased $458,000, or 25.5%, to $1.3 million compared to noninterest income of $1.8 million for the same period in 2024. The most significant components of the changes from the prior period are:
Service charges on deposit accounts.   Service charges on deposit accounts were $498,000 and $729,000 for the three months ended September 30, 2025 and 2024, respectively. The decrease of $231,000, or 31.7%, was primarily attributable to the sale of deposits associated with the sale of seven West Texas branches in the first quarter of 2025.
Other.   Other noninterest income was $615,000 and $769,000 for the three months ended September 30, 2025 and 2024, respectively. The decrease of $154,000, or 20.0%, was primarily attributable to rental income from a prior year sublease not recurring in the current period.
Noninterest Expense
Generally, noninterest expense comprises all employee expenses and costs associated with operating facilities, obtaining and retaining customer relationships and providing bank services. The major component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses such as occupancy and equipment expenses, professional, regulatory and consulting fees, software and data processing, marketing, communication and other operating expenses.
The following table presents, for the periods indicated, the major categories of noninterest expense:
	For the Three Months Ended September 30,
	2025	2024	Increase (Decrease)
	(dollars in thousands) (Unaudited)
Noninterest expense:
Salaries and employee benefits	$8,411	$8,302	$109
Non-staff expenses:
Occupancy and equipment	1,568	1,758	(190)
Software and data processing	1,108	1,283	(175)
Marketing	283	294	(11)
Professional, regulatory and consulting	716	847	(131)
Foreclosed and repossessed asset expenses, net	—	1	(1)
Communication	176	271	(95)
Transaction expense	983	—	983
Other	1,824	1,855	(31)
Total noninterest expense	$15,069	$14,611	$458
Noninterest expense for the three months ended September 30, 2025 increased $458,000, or 3.1%, to $15.1 million compared to noninterest expense of $14.6 million for the same period in 2024. The most significant components of the changes from the prior period are:
Salaries and employee benefits.   Salaries and employee benefits are the largest component of noninterest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. Salaries and employee benefits were $8.4 million for the three months ended September 30, 2025, an increase of $109,000, or 1.3%, compared to the same period in 2024. Salaries and employee benefits included $378,000 and $377,000 in stock-based compensation expense for the three months ended September 30, 2025 and 2024, respectively.
Occupancy and equipment.   Occupancy and equipment fees were $1.6 million and $1.8 million for the three months ended September 30, 2025 and 2024, respectively. The decrease of $190,000, or 10.8%, was primarily due to a decrease in occupancy expense related to the sale of the seven West Texas branches during the first quarter of 2025.
Software and data processing.   Software and data processing expenses were $1.1 million and $1.3 million for the three months ended September 30, 2025 and 2024, respectively. The decrease of $175,000, or 13.6%, was primarily due to lower data processing fees during the three months ended September 30, 2025.

Transaction expense.   Transaction expenses were $983,000 and $0 for the three months ended September 30, 2025 and 2024, respectively. Transaction expenses reflect transaction-related costs (i.e. legal, investment banking, etc.) associated with the anticipated merger with NBHC and the sale of seven West Texas branches in the first quarter of 2025. For the three months ended September 30, 2025, merger related expenses were $1.0 million, offset by a $19,000 credit for branch sale expenses.
Other.   Other expenses were $1.8 million and $1.9 million for the three months ended September 30, 2025 and 2024, respectively. The decrease of $31,000, or 1.7%, was primarily attributable to a decrease in general operating expenses following the sale of the seven West Texas branches during the first quarter of 2025.
Income Tax Expense
The amount of income tax expense is influenced by the amounts of pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
For the three months ended September 30, 2025, income tax expense totaled $1.8 million, an increase of $132,000, or 8.0%, compared to $1.6 million for the same period in 2024. The increase was primarily attributable to the $611,000 increase in pre-tax income to $8.4 million for the three months ended September 30, 2025 from $7.8 million for the same period in 2024. Vista’s effective tax rates for the three months ended September 30, 2025 and 2024 were 20.8% and 20.4%, respectively.
Results of Operations for the Nine Months Ended September 30, 2025 and 2024
Net Interest Income
For additional information on net interest income and how Vista measures and monitors, see “— Results of Operations for the Three Months Ended September 30, 2025 and 2024 — Net Interest Income.”
For the nine months ended September 30, 2025, net interest income totaled $68.5 million, and net interest margin and net interest spread were 3.86% and 2.99%, respectively. For the nine months ended September 30, 2024, net interest income totaled $63.5 million and net interest margin and net interest spread were 3.91% and 2.90%, respectively. The lower net interest margin and net interest spread were primarily attributable to lower earning asset yields on cash and loans, offset partially by decreases in interest-bearing deposit rates as a result of interest rate changes by the Federal Reserve.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans classified as nonaccrual is not recognized in income, however the balances are reflected in average outstanding balances for the period. For the nine months ended September 30, 2025, interest income not recognized on nonaccrual loans was $2.3 million. For the nine months ended September 30, 2024, interest income not recognized on nonaccrual loans was $338,000. Any nonaccrual loans have been included in the table as loans carrying a zero yield.

	For the Nine Months Ended September 30,
	2025			2024
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(dollars in thousands) (Unaudited)
Assets:
Interest-earning assets:
Cash	$359,114	$12,246	4.56%	$380,330	$14,467	5.08%
Total loans	1,849,894	102,464	7.41%	1,643,129	95,320	7.75%
Investment securities	164,384	4,755	3.87%	146,847	3,856	3.51%
Other	—	119	—%	—	197	—%
Total interest-earning assets	2,373,392	119,584	6.74%	2,170,306	113,840	7.01%
Allowance for credit losses	(21,872)			(19,922)
Noninterest-earning assets	88,801			101,532
Total assets	$2,440,321			$2,251,916
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$1,761,485	$49,318	3.74%	$1,566,502	$48,173	4.11%
Federal funds purchased	65	2	4.11%	66	3	6.07%
FHLB advances	13,278	479	4.82%	26,173	900	4.59%
Line of credit	45,096	1,280	3.79%	45,043	1,284	3.81%
Total interest-bearing liabilities	1,819,924	51,079	3.75%	1,637,784	50,360	4.11%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	363,743			388,857
Other liabilities	18,838			15,234
Total noninterest-bearing liabilities	382,581			404,091
Stockholders’ equity	237,816			210,041
Total liabilities and stockholders’ equity	$2,440,321			$2,251,916
Net interest rate spread(1)			2.99%			2.90%
Net interest income		$68,505			$63,480
Net interest margin(2)			3.86%			3.91%

(1)
Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(2)
Net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Nine Months Ended September 30, 2025 vs 2024
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands) (Unaudited)
Interest-earning assets:
Cash	$(806)	$(1,415)	$(2,221)
Total Loans	11,984	(4,840)	7,144
Investment Securities	460	439	899
Other	—	(78)	(78)
Total increase (decrease) in interest income	$11,638	$(5,894)	$5,744
Interest-bearing liabilities:
Interest-bearing deposits	$5,991	$(4,846)	$1,145
Federal funds purchased	—	(1)	(1)
FHLB advances	(443)	22	(421)
Line of credit	2	(6)	(4)
Total increase (decrease) in interest expense	$5,550	$(4,831)	$719
Increase (decrease) in net interest income	$6,088	$(1,063)	$5,025
Provision for Credit Losses
Vista’s provision for credit losses is a charge to the consolidated statement of income in order to bring its allowance for credit losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for credit losses see “— Critical Accounting Estimates — Allowance for Credit Losses — Loans.” The provision for credit losses was $11.1 million for the nine months ended September 30, 2025, compared to $2.7 million for the same period in 2024, representing an increase of $8.4 million, or 315.2%. The increase in provision expense was primarily due to a $9.1 million charge-off of a single agriculture credit relationship in the first quarter of 2025. This credit was not specifically reserved for as of December 31, 2024. This charge-off was disclosed in Vista’s 2024 audited consolidated financial statements as a subsequent event. While collection efforts on collateral, guarantees and third parties are ongoing, the charge-off significantly impacted provision expense. Vista exited substantially all of its agriculture lending portfolio during the first quarter of 2025 in connection with the sale of the seven West Texas branches.
Noninterest Income
The following table presents, for the periods indicated, the major categories of noninterest income:
	For the Nine Months Ended September 30,
	2025	2024	Increase (Decrease)
	(dollars in thousands) (Unaudited)
Noninterest income:
Service charges on deposit accounts	$1,614	$2,185	$(571)
Servicing fees	656	899	(243)
Gain on sale of branch	13,612	—	13,612
Other	1,371	1,403	(32)
Total noninterest income	$17,253	$4,487	$12,766

Noninterest income for the nine months ended September 30, 2025 increased $12.8 million, or 284.5%, to $17.3 million compared to noninterest income of $4.5 million for the same period in 2024. The most significant components of the changes from the prior period are:
Service charges on deposit accounts.   Service charges on deposit accounts were $1.6 million and $2.2 million for the nine months ended September 30, 2025 and 2024, respectively. The decrease of $571,000, or 26.1%, was primarily attributable to the sale of deposits associated with the aforementioned sale of seven West Texas branches in the first quarter of 2025.
Servicing fees.   Servicing fees on deposit accounts were $656,000 and $899,000 for the nine months ended September 30, 2025 and 2024, respectively. The decrease of $243,000, or 27.0%, was primarily attributable to the sale of deposits associated with the aforementioned sale of seven West Texas branches in the first quarter of 2025.
Gain on sale of branch.   Gain on sale of branch was $13.6 million and $0 for the nine months ended September 30, 2025 and 2024, respectively. Vista recognized a gain on the sale of the seven West Texas branches in the first quarter of 2025. The gain on sale includes the reduction of goodwill and core deposit intangibles in the amount of $513,000 and $205,000, respectively, allocated to the seven West Texas branches sold in the first quarter of 2025.
Noninterest Expense
The following table presents, for the periods indicated, the major categories of noninterest expense:
	For the Nine Months Ended September 30,
	2025	2024	Increase (Decrease)
	(dollars in thousands) (Unaudited)
Noninterest expense:
Salaries and employee benefits	$26,376	$24,938	$1,438
Non-staff expenses:
Occupancy and equipment	4,796	4,844	(48)
Software and data processing	3,703	3,836	(133)
Marketing	889	874	15
Professional, regulatory and consulting	2,565	2,362	203
Foreclosed and repossessed asset expenses, net	6	3	3
Communication	641	855	(214)
Transaction expense	1,817	—	1,817
Other	5,293	5,513	(220)
Total noninterest expense	$46,086	$43,225	$2,861
Noninterest expense for the nine months ended September 30, 2025 increased $2.9 million, or 6.6%, to $46.1 million compared to noninterest expense of $43.2 million for the same period in 2024. The most significant components of the changes from the prior period are:
Salaries and employee benefits.   Salaries and employee benefits are the largest component of noninterest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. Salaries and employee benefits were $26.4 million for the nine months ended September 30, 2025, representing an increase of $1.4 million, or 5.8%, compared to the same period in 2024. The increase was primarily attributable to an increase in salaries and incentive compensation, slightly offset by the decrease in personnel costs associated with the sale of the seven West Texas branches in the first quarter of 2025. Salaries and employee benefits included $1.1 million and $990,000 in stock-based compensation expense for the nine months ended September 30, 2025 and 2024, respectively.

Professional, regulatory and consulting.   Professional, regulatory and consulting fees increased $203,000, or 8.6%, for the nine months ended September 30, 2025 to $2.6 million compared to $2.4 million for the same period in 2024. The increase was primarily attributable to an increase in legal fees.
Software and data processing.   Software and data processing expenses were $3.7 million and $3.8 million for the nine months ended September 30, 2025 and 2024, respectively. The decrease of $133,000, or 3.5%, was primarily due to lower data processing fees during the nine months ended September 30, 2025.
Communication.   Communication expenses were $641,000 and $855,000 for the nine months ended September 30, 2025 and 2024, respectively. The decrease of $214,000, or 25.0%, was primarily attributable to the sale of seven West Texas branches in the first quarter of 2025.
Transaction expense.   Transaction expenses were $1.8 million and $0 for the nine months ended September 30, 2025 and 2024, respectively. Transaction expenses reflect transaction-related costs (i.e. legal, investment banking, etc.) associated with the anticipated merger with NBHC and the sale of seven West Texas branches in the first quarter of 2025. For the nine months ended September 30, 2025, merger related expenses were $1.0 million and branch sale expenses were $814,000.
Other.   Other expenses were $5.3 million and $5.5 million for the nine months ended September 30, 2025 and 2024, respectively. The decrease of $220,000, or 4.0%, was primarily attributable to a decrease in general operating expenses following the sale of the seven West Texas branches during the first quarter of 2025.
Income Tax Expense
The amount of income tax expense is influenced by the amounts of pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
For the nine months ended September 30, 2025, income tax expense totaled $6.1 million, an increase of $1.5 million, or 32.9%, compared to $4.6 million for the same period in 2024. The increase was primarily attributable to the $6.5 million increase in pre-tax income to $28.5 million for the nine months ended September 30, 2025 from $22.1 million for the same period in 2024. Vista’s effective tax rates for the nine months ended September 30, 2025 and 2024 were 21.9% and 20.7%, respectively.
Impact of Inflation
Vista’s consolidated financial statements and related notes included elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (this “MD&A”) have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.
Unlike many industrial companies, substantially all of Vista’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.
Financial Condition
Vista had total assets of $2.5 billion and $2.6 billion as of September 30, 2025 and December 31, 2024, respectively.
Loan Portfolio
Vista’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties. Vista’s loan portfolio represents the highest yielding component of its earning asset base.

As of September 30, 2025, total gross loans were $1.9 billion, representing a decrease of $38.9 million, or 2.0%, compared to $1.9 billion as of December 31, 2024. Of these amounts, no loans were classified as held for sale as of September 30, 2025 and December 31, 2024. The decrease in loans was primarily attributable to the sale of $118.9 million in loans in the first quarter of 2025 in connection with the sale of seven West Texas branches. Excluding the impact of the sale of the West Texas loans, total loans increased $88.5 million primarily due to growth in the Palm Beach market.
Total loans as a percentage of deposits was 86.1% and 85.0% as of September 30, 2025 and December 31, 2024, respectively. Total loans as a percentage of assets was 75.0% and 74.9% as of September 30, 2025 and December 31, 2024, respectively.
	(Unaudited) As of September 30,		As of December 31,
	2025		2024
	Amount	Percent	Amount	Percent
	(dollars in thousands)
Real estate:
Construction, land and land development	$316,223	16.59%	$321,029	16.50%
Farmland	27,933	1.47%	58,341	3.00%
1 – 4 family residential	275,303	14.44%	226,599	11.65%
Multifamily	60,074	3.15%	72,838	3.74%
Non-farm non-residential owner occupied	226,468	11.88%	221,053	11.36%
Non-farm non-residential non-owner occupied	439,530	23.06%	421,976	21.69%
Commercial and industrial	557,682	29.25%	549,670	28.26%
Agricultural production	776	0.04%	61,570	3.17%
Consumer	1,652	0.09%	4,764	0.25%
Other	658	0.03%	7,393	0.38%
Total loans and leases	$1,906,299	100.00%	$1,945,233	100.00%
Real estate — loans secured by real estate (“R/E”).   The source of repayment for loans secured by real estate may be from the sale of or rents from the underlying R/E, business operations in the R/E, or other sources. The repayment sources and collateral values are sensitive to economic and other environmental factors which may vary based on the type of R/E or related operations, geographically, or both, as well as the quality of borrowers and other managers responsible for operations. Construction and development loans also present risks related to existence of collateral that should result from advances for construction or development activities and require additional monitoring.
Construction, land and land development.   Such loans finance land under development or to be developed, or on-site construction of industrial, commercial, residential or farm buildings.
Construction, land and land development decreased $4.8 million, or 1.5%, to $316.2 million as of September 30, 2025 from $321.0 million as of December 31, 2024.
Farmland.   Such loans are secured by farmland and improvements thereon, as evidenced by mortgages or other liens. Farmland loans include loans used for land known to be used or usable for agricultural purposes, such as crop and livestock production. Such loans also include loans for grazing land or pastureland, whether tillable or not and whether wooded or not. Farmland loans exclude loans for farm property construction and land development purposes.
1 – 4 family residential property.   Such loans are secured by mortgages or other liens on dwelling units including single family residences, vacation homes, condominiums, interest in individual cooperative housing units and mobile homes. Loans in this class are considered to be part of a group of smaller balance relatively homogenous loans that are not individually evaluated for classification as deteriorated, although unusually significant loans in this class may be evaluated if they are identified as presenting risk of loss that would be an outlier compared to the historical range of loss.

1 – 4 family residential property loans increased $48.7 million, or 21.5%, to $275.3 million as of September 30, 2025 from $226.6 million as of December 31, 2024.
Multifamily (5+) residential property.   Such loans are secured by mortgages or other liens on dwelling units for five or more family units such as apartments.
Non-farm non-residential owner occupied property.   Such loans are secured by non-farm, non-residential property, including business and industrial, hotels, motels, churches, hospitals, educational and charitable institutions, dormitories, clubs, lodges, association buildings, group homes for aged persons and orphans, golf courses, recreational facilities and other similar properties occupied by the owner (e.g., non-rental properties).
Non-farm non-residential owner occupied property increased $5.4 million, or 2.4%, to $226.5 million as of September 30, 2025 from $221.1 million as of December 31, 2024.
Non-farm non-residential non-owner occupied property.   Such loans are secured by non-farm, non-residential property, including business and industrial, hotels, motels, churches, hospitals, educational and charitable institutions, dormitories, clubs, lodges, association buildings, group homes for aged persons and orphans, golf courses, recreational facilities and other similar properties not occupied by the owner (e.g., rental properties).
Non-farm non-residential non-owner occupied property increased $17.6 million, or 4.2%, to $439.5 million as of September 30, 2025 from $422.0 million as of December 31, 2024.
Commercial and industrial.   Such loans include those to legal entities (corporations, partnerships, limited liability entities, sole proprietorships, and other business enterprises and individuals (except for loans to individuals for investing or personal expenditures), but not to nonprofit organizations. Commercial and industrial loans also include loans to finance construction not secured by real estate and loans to farmers for business purposes other than farming. Commercial and industrial loans additionally include leases to the same types of borrowers for the same purposes. Loans originated under the Main Street Lending Program also fall under this category of loans, with balances of $5.7 million and $9.6 million as of September 30, 2025 and December 31, 2024, respectively. These loans are underwritten and originated in accordance with program guidelines.
Commercial and industrial loans increased $8.0 million, or 1.5%, to $557.7 million as of September 30, 2025 from $549.7 million as of December 31, 2024.
Agricultural production.   Such loans are to finance agricultural production, regardless of the borrower. Agricultural production includes growing and storing of crops; marketing and carrying of agricultural products by the producers thereof; breeding, raising, fattening or marketing of livestock; fisheries; and forestry. Agricultural production loans include those to purchase related equipment, machinery or implements. Vista disposed of substantially all its agriculture production lending portfolio in connection with the sale of the seven West Texas branches.
Consumer.   Such loans are to individuals for household, family, and other personal expenditures, except home mortgages (1 – 4 family residential) and loans to purchase or carry investment securities. Consumer loans also include other revolving credits, passenger and recreational vehicles, household appliances and furnishings, and others, along with leases to the same types of borrowers for the same purposes.
Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in Vista management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Vista has several procedures in place to maintain the overall quality of its loan portfolio. Vista has established underwriting guidelines to be followed by its bankers, and Vista also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Vista’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.
Vista had $14.7 million and $4.4 million in nonaccrual loans as of September 30, 2025 and December 31, 2024, respectively. The increase in nonaccrual loans was primarily attributable to one multifamily loan for $9.2 million and one 1 – 4 family residential loan for $2.6 million placed on nonaccrual during the three months ended September 30, 2025.
The following table presents information regarding nonperforming assets as of the dates indicated:
	(Unaudited) As of September 30,	As of December 31,
	2025	2024
	(dollars in thousands)
Nonaccrual loans	$14,650	$4,416
Accruing loans 90 or more days past due	—	12
Total nonperforming loans	14,650	4,428
Other assets:
Other real estate owned	562	176
Repossessed assets	—	9
Total other assets	562	185
Total nonperforming assets	$15,212	$4,613
Ratio of nonperforming loans to total loans	0.77%	0.23%
Ratio of nonperforming assets to total assets	0.60%	0.18%
	(Unaudited) As of September 30,	As of December 31,
	2025	2024
	(dollars in thousands)
Nonaccrual loans by category:
Real Estate:
Construction, land and land development	$1,818	$1,911
Farmland	—	—
1 – 4 family residential	2,631	—
Multifamily	9,200	—
Non-farm non-residential owner occupied	728	—
Non-farm non-residential non-owner occupied	—	—
Commercial and industrial	273	2,434
Agricultural production	—	—
Consumer	—	—
Other	—	71
Total	$14,650	$4,416

Allowance for Credit Losses
The ACL represents a reserve for inherent losses in the loan portfolio. The adequacy of the ACL is evaluated quarterly. The portfolio is initially segregated based on results of internal reviews and external reviews by third parties with particular emphasis on nonaccrual and past due loans and other loans management believes might be potentially impaired or warrant additional attention. Additionally, Vista segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risk within the portfolio. The amount of the ACL is affected by the following: (i) charge-offs of loans that decrease the ACL, (ii) subsequent recoveries on loans previously charged-off that increase the ACL and (iii) provisions for credit losses charged to earnings that increase the ACL, consistent with the application of Current Expected Credit Losses using the weighted-average remaining maturity (“WARM”) methodology discussed in “— Critical Accounting Estimates — Allowance for Credit Losses — Loans.”
On September 30, 2025 and December 31, 2024, the ACL amounted to $22.3 million and $22.3 million, respectively, or 1.17% and 1.15% of total loans, respectively. Vista believes the ACL on September 30, 2025 and December 31, 2024 was adequate to cover estimated lifetime credit losses inherent in the loan portfolio as of such dates.
The following table presents, as of and for the periods indicated, an analysis of the ACL and other related data:
(dollars in thousands)	(Unaudited) Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Average loans outstanding	$1,849,894	$1,701,215
Gross loans outstanding at the end of the period	1,906,299	1,945,233
Allowance for credit losses at beginning of period	22,293	18,873
Provision for credit losses	11,128	3,471
Charge-offs:
Real Estate Loan Segment	—	3,703
Commercial Loan Segment	11,538	366
Consumer & Other	13	13
Total charge-offs for all loan types	11,551	4,082
Recoveries:
Real Estate Loan Segment	—	3,459
Commercial Loan Segment	431	538
Consumer & Other	7	34
Total recoveries for all loan types	438	4,031
Net charge-offs	11,113	51
Allowance for credit losses at end of period	$22,308	$22,293
Allowance for credit losses to total loans	1.17%	1.15%
Net charge-offs to average loans(1)	0.80%	—%
Allowance for credit losses to nonperforming loans	152.27%	503.46%

(1)
Interim Period Annualized.

The following table shows the allocation of the ACL among Vista’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total ACL is available to absorb losses from any loan category.

	(Unaudited) As of September 30, 2025		As of December 31, 2024
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
(dollars in thousands)
Balance of allowance for credit losses applicable to:
Commercial Loan Segment	$15,497	0.81%	$14,135	0.73%
Real Estate Loan Segment	6,796	0.36%	8,060	0.41%
Consumer & Other	15	—%	98	0.01%
Total allowance for credit losses	$22,308	1.17%	$22,293	1.15%
Investment Securities
Vista’s investment portfolio consists of securities that are classified as available-for-sale and held-to-maturity. Investment securities classified as available-for-sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated other comprehensive income or loss until realized. Investment securities are classified as held-to-maturity when Vista management has the positive intent and ability to hold them to maturity and are carried at amortized cost. Interest earned on investment securities is included in interest income.
As of September 30, 2025, the carrying value of available-for-sale investment securities totaled $108.7 million, an increase of $17.2 million, or 18.8%, compared with $91.5 million as of December 31, 2024. Available-for-sale investment securities represented 4.3% and 3.5% of total assets as of September 30, 2025 and December 31, 2024, respectively.
As of September 30, 2025, the carrying value of held-to-maturity investment securities totaled $44.0 million, a decrease of $12.5 million, or 22.1%, compared with $56.5 million as of December 31, 2024. Held-to-maturity investment securities represented 1.7% and 2.2% of total assets as of September 30, 2025 and December 31, 2024, respectively.
The unrealized losses are attributable primarily to changes in market interest rates. The fair value of these available-for-sale investment securities is expected to recover as the available-for-sale investment securities reach their maturity or re-pricing date, or if market rates for such investments decline.
Vista management evaluates securities in an unrealized loss position for credit-related factors in order to determine if an allowance for credit losses is required. This evaluation is performed on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss and the financial condition and near-term prospects of the issuer. Vista management also assesses whether it intends to sell, or whether it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, any previous allowance for credit loss is written off and the amortized cost basis of the securities is written down to fair value through earnings. For debt securities that do not meet the aforementioned criteria, Vista management will determine if the decline in fair value has resulted from a credit loss or other factors and apply the following: (i) recognize an allowance for credit loss by a charge to earnings for the credit-related component of the decline in fair value (subject to a floor of the excess of the amortized cost over fair value) and (ii) recognize the noncredit-related component of the fair value decline, if any, in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. To the extent expected cash flows improve, the standard permits reversal of allowance amounts in the current period earnings. As of September 30, 2025 and December 31, 2024 Vista established an ACL of $24,000 in its consolidated balance sheets.
The average yield of Vista’s total investment securities portfolio was 3.87% during the nine months ended September 30, 2025 compared to 3.51% for the same period in 2024.

	September 30, 2025 Available-for-Sale
(dollars in thousands) (Unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$20,750	$—	$1,262	$19,488
State & municipal, tax exempt	38,701	7	2,590	36,118
State & municipal, taxable	5,099	—	403	4,696
Collateralized Mortgage Obligations	25,516	225	117	25,624
Mortgage-backed securities	19,477	291	77	19,691
SBA Pool	2,990	69	—	3,059
Total	$112,533	$592	$4,449	$108,676
	September 30, 2025 Held-to-Maturity
(dollars in thousands) (Unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$9,955	$—	$169	$9,786
Corporate bonds	5,666	31	758	4,939
State & municipal, tax exempt	16,982	—	2,337	14,645
Collateralized Mortgage Obligations	3,489	—	98	3,391
Mortgage-backed securities	7,919	84	—	8,003
Total	$44,011	$115	$3,362	$40,764
	December 31, 2024 Available-for-Sale
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$25,000	$—	$2,042	$22,958
State & municipal, tax exempt	41,849	50	1,838	40,061
State & municipal, taxable	5,114	—	592	4,522
Collateralized Mortgage Obligations	11,818	47	176	11,689
Mortgage-backed securities	12,671	—	390	12,281
Total	$96,452	$97	$5,038	$91,511
	December 31, 2024 Held-to-Maturity
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$19,870	$—	$441	$19,429
Corporate bonds	6,597	1	1,089	5,509
State & municipal, tax exempt	17,189	—	2,043	15,146
Collateralized Mortgage Obligations	4,720	23	182	4,561
Mortgage-backed securities	8,093	33	66	8,060
Total	$56,469	$57	$3,821	$52,705

Deposits
Vista’s lending and investing activities are primarily funded by deposits. Vista offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and time deposit accounts.
Total deposits as of September 30, 2025, were $2.2 billion, representing a decrease of $72.6 million, or 3.2%, from $2.3 billion as of December 31, 2024. The decrease in total deposits was primarily attributable to the sale of the seven West Texas branches in the first quarter of 2025. Immediately prior to consummation of the sale on February 28, 2025, the seven branches sold reported deposits of $370.0 million.
The following table sets forth the average balance amounts and the average rates paid on deposits held by Vista for the periods indicated:
	For the Nine Months Ended September 30, 2025		For the Year Ended December 31, 2024
(dollars in thousands) (Unaudited)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$363,743	—%	$401,720	—%
Interest-bearing demand deposits	562,915	5.35%	419,753	3.14%
Money market deposits	914,049	3.75%	781,745	4.35%
Savings deposits	22,375	0.51%	42,209	1.16%
Time Deposits (Including IRAs and CDARS)	262,146	4.41%	361,446	4.85%
Total Deposits	$2,125,228	4.68%	$2,006,873	3.25%
The following table sets forth the portion of Vista’s certificates and other time deposits, by account, which are in excess of the FDIC insurance limit, by remaining time until maturity, as of September 30, 2025.
(dollars in thousands) (Unaudited)	September 30, 2025
Three months or less	$30,699
Over three months through six months	19,047
Over six months through twelve months	34,782
Over twelve months	14,911
Total	$99,439
As of September 30, 2025 and December 31, 2024, time deposits scheduled to mature within 12 months totaled $205.9 million and $362.1 million, respectively. Of the time deposits scheduled to mature within 12 months at September 30, 2025, $88.0 million were in denominations of $250,000 or more and $117.9 million were in denominations less than $250,000.
As of September 30, 2025 and December 31, 2024, approximately $1.0 billion and $1.1 billion, respectively, of Vista’s total deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for Vista’s regulatory reporting requirements.
Federal Home Loan Bank Advances and Borrowed Funds
On September 30, 2025 and December 31, 2024, Vista had $10.0 million and $20.0 million in advances outstanding with the Federal Home Loan Bank (“FHLB”), respectively. Vista had the availability to borrow additional funds of approximately $527.9 million and $367.7 million as of September 30, 2025 and December 31, 2024, respectively. The advances are utilized to meet liquidity needs and are collateralized by a blanket lien on certain loans and FHLB stock owned.
Vista holds a revolving Line of Credit with NexBank. As of September 30, 2025 and December 31, 2024 Vista held a total balance outstanding of $45.0 million. The loan matures on December 21, 2026. There was no additional amount available for borrowing as of September 30, 2025 and December 31, 2024.

Vista also maintains the ability to borrow funds through the FRB discount window. This facility was established in January of 2024. As of September 30, 2025 and December 31, 2024, Vista maintained a secured line of credit with the FRB with an availability to borrow approximately $420.9 million and $518.2 million, respectively. Vista had no advances under the FRB discount window outstanding as of September 30, 2025 and December 31, 2024.
As of September 30, 2025 and December 31, 2024 Vista also maintained credit facilities with commercial banks with an availability to borrow up to an aggregate amount of approximately $47.5 million. There were no borrowings against these lines as of September 30, 2025 and December 31, 2024.
Contractual Obligations
In the ordinary course of Vista’s operations, Vista enters into certain contractual obligations, such as obligations for operating leases, arrangements with respect to deposit liabilities, FHLB advances and other borrowed funds. Vista believes that it will be able to meet its contractual obligations as they come due through the maintenance of adequate cash levels. Vista expects to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity, and continued deposit gathering activities. Vista has in place various borrowing mechanisms for both short-term and long-term liquidity needs.
Other than normal changes in the ordinary course of business, there have been no significant changes in the types of contractual obligations or amounts due since December 31, 2024.
The following table summarizes contractual obligations and other commitments to make future payments as of September 30, 2025, which consist of future cash payments associated with Vista’s contractual obligations:
	As of September 30, 2025
(dollars in thousands) (Unaudited)	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
Time deposits	$205,929	$11,568	$5,239	$—	$222,736
Operating leases	1,447	1,862	714	30	4,053
FHLB Advances	5,000	5,000	—	—	10,000
Line of Credit	—	45,000	—	—	45,000
Total	$212,376	$63,430	$5,953	$30	$281,789
Off-Balance Sheet Items
In the normal course of business, Vista enters into various transactions, which, in accordance with GAAP, are not included in Vista’s consolidated balance sheets. However, Vista has limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on Vista’s financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. Vista enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and issue standby letters of credit, which involve to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.
(dollars in thousands)	(Unaudited) September 30, 2025	December 31, 2024
Unfunded commitments	$331,483	$302,995
Commercial and standby letters of credit	148,595	121,108
Total	$480,078	$424,103
Vista enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of Vista’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding.

Vista minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.
Commercial and standby letters of credit are written conditional commitments that Vista issues to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, Vista would be required to fund the commitment. The maximum potential amount of future payments Vista could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the customer is obligated to reimburse Vista for the amount paid under this standby letter of credit.
Unused commitments do not necessarily represent future credit exposure or cash requirements, as commitments often expire without being drawn upon.
Liquidity and Capital Resources
Liquidity
Liquidity involves the ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the nine months ended September 30, 2025, Vista’s liquidity needs were primarily met by core deposits, security maturities and loan maturities. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the FRB of Dallas are available and have been utilized periodically to take advantage of investment opportunities and for liquidity purposes, Vista carefully monitors and limits reliance on these external funding sources. Vista maintains lines of credit with commercial banks that provide for extensions of credit with an availability to borrow up to an aggregate $47.5 million as of September 30, 2025 and December 31, 2024. There were no advances under these lines of credit outstanding as of September 30, 2025 and December 31, 2024.
Capital Resources
Total stockholders’ equity increased to $250.4 million as of September 30, 2025, compared to $226.7 million as of December 31, 2024, representing an increase of $23.7 million, or 10.4%. This increase was primarily the result of $22.5 million of net income for the period.
For the nine months ended September 30, 2025, Vista has not declared or paid dividends on Vista common stock.
Capital management consists of providing equity to support its current and future operations. Bank regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Vista is subject to regulatory capital requirements at the Vista Bank level. As of September 30, 2025 and December 31, 2024, Vista Bank was in compliance with all applicable regulatory capital requirements, and Vista Bank was classified as “well capitalized,” for purposes of the prompt corrective action regulations.
The following table presents the actual capital amounts and regulatory capital ratios for Vista and Vista Bank as of the dates indicated.
	(Unaudited) As of September 30, 2025		As of December 31, 2024
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
Vista Bank
Total capital (to risk weighted assets)	$308,220	16.0%	$280,828	14.2%
Tier 1 capital (to risk weighted assets)	286,784	14.9%	260,646	13.2%
Common equity (to risk weighted assets)	286,784	14.9%	260,646	13.2%
Tier 1 capital (to average assets)	286,784	11.8%	260,646	10.6%

Interest Rate Sensitivity and Market Risk
As a financial institution, the primary component of market risk is interest rate volatility. The asset liability and funds management policy provides management with the guidelines for effective funds management, and Vista has established a measurement system for monitoring its net interest rate sensitivity position. Vista manages its sensitivity position within its established guidelines.
Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities other than those that have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market value. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
Vista manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Vista does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Vista is not subject to foreign exchange or commodity price risk. Vista does not own any trading assets.
Vista’s exposure to interest rate risk is managed by the Asset Liability Committee of Vista Bank, in accordance with policies approved by the Vista board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors.
The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Vista management employs methodologies to manage interest rate risk that include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.
Vista uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of its non-maturity deposit accounts is based on Vista historical results and standard regulatory decay assumptions and are incorporated into the model. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.
On a quarterly basis, Vista runs a simulation model that tests the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the model, rates are shocked instantaneously and ramped rate changes over a 12-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve.
The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	(Unaudited)
	As of September 30, 2025		As of December 31, 2024
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
+300	11.67%	5.05%	13.76%	5.57%
+200	7.78%	4.13%	9.43%	5.13%
+100	3.91%	2.43%	5.35%	3.47%
Base
-100	(2.67)%	(3.76)%	(4.20)%	(5.37)%
-200	(3.98)%	(8.44)%	(7.48)%	(11.16)%
-300	(4.90)%	(14.77)%	(5.24)%	(15.14)%
The results are primarily due to behavior of loans and demand, money market and savings deposits during such rate fluctuations. Vista has found that, historically, interest rates on deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.
Non-GAAP Financial Measures
Vista’s accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, Vista also evaluates its performance based on certain additional financial measures discussed in this MD&A as being non-GAAP financial measures. Vista classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in its statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures, or both.
The non-GAAP financial measures that Vista discusses in this MD&A should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Vista calculates the non-GAAP financial measures that Vista discusses in this MD&A may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Vista has discussed in this MD&A when comparing such non-GAAP financial measures.
Tangible Book Value Per Common Share
Tangible book value per common share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Vista calculated (i) tangible common equity as stockholders’ equity less preferred stock and intangible assets and (ii) tangible book value per common share as tangible common equity divided by shares of Vista common stock outstanding. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share.
Vista believes this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Intangible assets have the effect of increasing total book value while not increasing its tangible book value.

The following table reconciles, as of the dates indicated, total stockholders’ equity to tangible common equity and presents its tangible book value per common share compared to its book value per common share:
	As of September 30, 2025	As of December 31, 2024
	(dollars in thousands, except per share data) (Unaudited)
Tangible Common Equity
Total stockholders’ equity	$250,359	$226,707
Book value	250,359	226,707
Intangible Assets	(6,809)	(7,932)
Total tangible common equity	$243,550	$218,775
Common shares outstanding(1)	2,310,609	2,299,409
Book value per common share	$108.35	$98.59
Tangible book value per common share	$105.41	$95.14

(1)
Excludes the dilutive effect, if any, of 123,132 and 132,107 shares of Vista Bancshares, Inc. common stock issuable upon exercise of outstanding stock options as of September 30, 2025 and December 31, 2024, respectively, and 22,618 shares of Vista Bancshares, Inc. common stock issuable upon exercise of outstanding stock warrants as of September 30, 2025 and December 31, 2024.

Tangible Common Equity to Tangible Assets
Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Vista calculates tangible common equity, as described above, and tangible assets as total assets less intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible common equity to tangible assets is total common stockholders’ equity to total assets.
Vista believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing its tangible common equity or tangible assets.
The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:
	As of September 30, 2025	As of December 31, 2024
	(dollars in thousands, except per share data) (Unaudited)
Tangible Common Equity
Total stockholders’ equity	$250,359	$226,707
Adjustments:
Intangible assets	(6,809)	(7,932)
Total tangible common equity	$243,550	$218,775
Tangible Assets
Total Assets	$2,540,123	$2,598,186
Adjustments:
Intangible assets	(6,809)	(7,932)
Total tangible assets	$2,533,314	$2,590,254
Tangible Common Equity to Tangible Assets	9.61%	8.45%

SECURITY OWNERSHIP OF VISTA DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF VISTA
The following table sets forth, as of October 31, 2025, the beneficial ownership of Vista common stock by each of Vista’s directors and executive officers, by Vista’s directors and executive officers as a group and by each person or entity known by Vista to beneficially own more than 5% of the outstanding Vista common stock. Unless otherwise specified, the address of each listed Vista shareholder is c/o Vista Bancshares, Inc., 5840 West Northwest Highway, Dallas, Texas 75225.
The percentages of beneficial ownership in the following table are calculated based on 2,310,521 shares of Vista common stock issued and outstanding as of October 31, 2025. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of October 31, 2025.
Unless otherwise indicated, and subject to the voting and lock-up agreements entered into by certain Vista shareholders with NBHC in connection with the merger agreement, to Vista’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned
Directors and Executive Officers
Directors
Kirk A. McLaughlin(2)	192,986	8.35%
John D. Steinmetz(3)	184,657	7.99%
Jacob J. Novak, M.D.	155,163	6.72%
Patricia M. Thomas(4)	121,995	5.28%
Samuel P. Romano(5)	49,476	2.14%
Bryan J. Wick(6)	29,877	1.29%
Scott M. McLaughlin(7)	23,130	1.00%
Daniel R. Sheehan(8)	18,347	*
Justin L. Thomas(9)	18,326	*
Brian R. Lent	12,455	*
William F. Davis	12,147	*
William Mahomes Jr.	2,420	*
Executive Officers
Robert Bruce	9,272	*
Tobin Cecil	9,854	*
Landon Willess	7,343	*
Auden Herrera	3,407	*
All directors and executive officers as a group (18 persons)	850,855	36.83%
Other 5% Shareholders
Karyn M. Frist(10)	124,636	5.39%

*
Indicates ownership less than 1.0%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Vista common stock if he or she has shares or voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from October 31, 2025. For purposes of calculating each person’s percentage ownership, shares issuable pursuant to stock awards exercisable within 60 days from October 31, 2025 are included as outstanding and beneficially owned for the purpose of computing the percentage of outstanding shares owned by that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.
(2)
Includes (i) 121,300 shares held in a trust for the benefit of Mr. McLaughlin, (ii) 65,853 shares held by Kirk McLaughlin Enterprises LTD over which Mr. McLaughlin has voting power and investment power and (iii) 4,700 shares over which Mr. McLaughlin has voting and investment power pursuant to a power of attorney.

(3)
Includes 73,383 shares held by JDS Plus Family Limited Partnership, over which Mr. Steinmetz has voting power and investment power.

(4)
Includes (i) 61,469 shares held jointly with Ms. Thomas’s spouse, (ii) 54,135 shares held in trust for the benefit of Ms. Thomas, and (iii) 2,325 shares held for the benefit of Ms. Thomas’s spouse.

(5)
Includes 47,970 shares held by SPROMANO Ventures, LLC over which Mr. Romano has voting power and investment power.

(6)
Includes (i) 2,774 shares held by Sugarbowl Investments, LLC C/O Bryan Wick, (ii) 8,008 shares held by 4doghome, LLC and (iii) 18,543 shares held by Wick Family Holdings LP, over each of which Mr. Wick has voting power and investment power.

(7)
Includes 269 shares held by JARMCO, Inc. over which Mr. McLaughlin has voting power and investment power.

(8)
Includes 17,734 shares held in a trust for the benefit for Mr. Sheehan.

(9)
Includes (i) 2,381 shares held in trust for the benefit of Mr. Thomas, (ii) 1,311 shares held by Mr. Thomas’s spouse, and (iii) 2,381 shares in trust for the benefit of Mr. Thomas’s spouse.

(10)
Includes 54,136 shares held in trust for the benefit of Ms. Frist.

In accordance with voting and lock-up agreements more fully described under the section entitled “The Merger Agreement — Voting and Lock-Up Agreements” beginning on page 91, certain Vista shareholders, including the directors and executive officers of Vista, each entered into voting and lock-up agreements with NBHC, pursuant to which such Vista shareholders have agreed, among other things, to vote his or her Vista shares in favor of the approval and adoption of the merger agreement and against alternative transactions. The form of voting and lock-up agreement is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. As of October 31, 2025, the directors and executive officers party to voting and lock-up agreements, each in his or her capacity as a Vista shareholder, owned in the aggregate 850,855 shares of Vista common stock, or 36.83% of the issued and outstanding shares of Vista common stock.

DESCRIPTION OF NBHC CAPITAL STOCK
As a result of the merger, Vista shareholders will receive shares of NBHC common stock in the merger and will become NBHC shareholders. The following description summarizes the terms of NBHC’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law, the NBHC articles and the NBHC bylaws. The NBHC articles and the NBHC bylaws are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
NBHC’s authorized capital stock consists of 200,000,000 authorized shares of class A common stock, par value $0.01 per share (“NBHC common stock”), 200,000,000 authorized shares of class B non-voting common stock, par value $0.01 per share (“NBHC Class B common stock”), and 50,000,000 authorized shares of preferred stock, par value $0.01 per share (“NBHC preferred stock”). As of November 20, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus, there were 37,829,912 shares of NBHC common stock outstanding and zero shares of NBHC Class B common stock and NBHC preferred stock issued and outstanding. All outstanding shares of NBHC capital stock are fully paid and non-assessable.
NBHC Common Stock
Voting Rights
NBHC shareholders are entitled at all times to one vote for each share of NBHC common stock held. Except as otherwise required by law, in the NBHC articles or as otherwise provided in any certificate of designation for any series of NBHC preferred stock, NBHC shareholders exclusively possess all voting power.
Each member of NBHC’s board of directors is elected annually and serves for a one-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.
Subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by the shareholders of NBHC must be effected at a duly called annual or special meeting of shareholders of NBHC and may not be effected by any consent in writing by such shareholders.
Dividend Rights
Holders of NBHC common stock are entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the NBHC board of directors. No stock dividends or stock splits or combinations of stock can be declared or made on NBHC common stock unless the shares of NBHC common stock at the time outstanding are treated equally and identically. In the event of a stock dividend, shares of NBHC common stock are only entitled to receive shares of NBHC common stock.
Liquidation Rights
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of NBHC, the holders of NBHC’s common stock are entitled to receive an equal amount per share of all the assets of NBHC of whatever kind available for distribution, after the rights of the holders of NBHC preferred stock have been satisfied.
Preemptive or Other Rights
Holders of NBHC capital stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the NBHC common stock.
Transfer Agent and Registrar
The transfer agent and registrar for NBHC common stock is Equiniti Trust Company, at EQ Shareowner Services, PO Box 64874, St. Paul, Minnesota 55164-0874.

Listing
NBHC common stock is listed on the NYSE under the symbol “NBHC.”
For more information regarding the rights of NBHC shareholders, see “Comparison of Shareholders’ Rights” beginning on page 128.
NBHC Class B Common Stock
The NBHC articles provide that the rights, preferences and privileges of NBHC common stock and NBHC Class B common stock are in all respects and for all purposes and in all circumstances absolutely and completely identical, except with respect to voting rights. The holders of NBHC Class B common stock have no voting power, and do not have the right to participate in any meeting of shareholders of NBHC, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the NBHC Class B common stock with respect to the modification of the terms of the securities or dissolution requires the approval of the class B non-voting common stock voting separately as a class. Each share of NBHC Class B common stock is convertible into a share of NBHC common stock at the option of the holder; however, each share of NBHC Class B common stock is only convertible at the time it is transferred from the initial holder to a third party unaffiliated with such initial holder, subject to certain transfer restrictions, if and only to the extent such conversion would not, after giving effect to such conversion, cause the transferee (together with such transferee’s related persons and any persons with which such transferee is acting in concert) to own, control or have the power to vote shares in excess of the ownership limit set forth in the NBHC articles.
NBHC Preferred Stock
The NBHC articles authorize the NBHC board of directors to issue and to designate the terms of one or more new classes or series of NBHC preferred stock. The rights with respect to a class or series of NBHC preferred stock may be greater than the rights attached to the common stock of NBHC. Among other things, the NBHC board of directors has the authority to provide that any class or series of NBHC preferred stock be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, NBHC; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of NBHC at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. NBHC has no current plan to issue any shares of NBHC preferred stock following the consummation of the merger.
Certain NBHC Articles and NBHC Bylaws Provisions Potentially Having an Anti-Takeover Effect
The NBHC articles and NBHC bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for NBHC’s shareholders to change management or receive a premium for their shares. These provisions include the following:
•
Special Meeting of Stockholders.    The NBHC bylaws provide that special meetings of holders of NBHC capital stock may be called only by the Chairman of the NBHC board of directors, by NBHC’s Chief Executive Officer or by a majority vote of the entire NBHC board of directors.

•
Advance Notice Requirements.    The NBHC bylaws provide that shareholders that wish to bring business before NBHC’s annual meeting of shareholders or nominate candidates for election as directors at NBHC’s annual meeting of shareholders must provide timely notice of their intent in writing and comply with the other requirements set forth in NBHC’s bylaws. These provisions may preclude shareholders from bringing matters before the NBHC annual meeting of shareholders or from making nominations for directors at such meeting.

•
Shareholder-Initiated Bylaw Amendments.    The NBHC bylaws may be adopted, amended, altered or repealed by shareholders only upon approval of at least two-thirds of the voting power of all the then-outstanding shares.

•
Authorized but Unissued Shares.    NBHC’s authorized but unissued shares of NBHC common stock, NBHC Class B common stock and NBHC preferred stock are available for future issuances with the authorization of the NBHC board of directors but without shareholder approval. The existence of authorized but unissued and unreserved shares of NBHC capital stock could render more difficult or discourage an attempt to obtain control of NBHC by means of a proxy context, tender offer, merger or otherwise.

•
Delaware Anti-Takeover Statute.    NBHC is subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless certain statutory requirements are met. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested stockholder” is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation’s voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is to be determined whether such person is an interested shareholder.

Limitation of Liability and Indemnification of Officers and Directors
The NBHC articles and NBHC bylaws provide for mandatory indemnification against all expense, liability and loss to the fullest extent authorized by the DGCL for all former or present directors or officers and all persons who are or were serving at the request of NBHC as a director, officer, trustee, employee or agent of another entity.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, Vista shareholders will receive shares of NBHC common stock in the merger, and they will cease to be Vista shareholders. NBHC is organized under the laws of the State of Delaware, and Vista is organized under the laws of the State of Texas. The following is a summary of the material differences between (i) the current rights of Vista shareholders under Texas law and the Vista articles and Vista bylaws and (ii) the current rights of holders of NBHC common stock under Delaware law and the NBHC articles and NBHC bylaws.
NBHC and Vista believe that this summary describes the material differences between the rights of holders of NBHC common stock as of the date of this proxy statement/prospectus and the rights of Vista shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of NBHC’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 140.
	NBHC	Vista
Authorized and Outstanding Capital Stock:
The NBHC articles authorize NBHC to issue up to 200,000,000 shares of NBHC common stock, par value $0.01 per share, up to 200,000,000 shares of NBHC Class B common stock, par value $0.01 per share, and up to 50,000,000 shares of NBHC preferred stock, par value $0.01 per share.
As of November 20, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus, there were 37,829,912 shares of NBHC common stock outstanding and zero shares of NBHC Class B common stock and NBHC preferred stock outstanding.

The Vista articles authorize 11,000,000 shares of capital stock, consisting of 10,000,000 shares of Vista common stock and 1,000,000 shares, $1.00 par value, of preferred stock (“Vista preferred stock”).
As of the record date for the Vista special meeting, there were 2,310,521 shares of Vista common stock outstanding and zero shares of Vista preferred stock outstanding.

Voting Rights:	Under the NBHC articles, each share of NBHC common stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Except as otherwise required by law, in the NBHC articles or as otherwise provided in any certificate of designation for any series of NBHC preferred stock, the NBHC shareholders possess exclusive voting power.
The Vista bylaws provide that any Vista shareholder entitled to vote is entitled to one vote for each share held, either in person or by proxy. A proxy is revocable unless the proxy form conspicuously states otherwise and is coupled with an interest.
The Vista articles expressly deny the right to accumulate votes in the election of directors and cumulative voting by any Vista shareholder.

	NBHC	Vista
Size of Board of Directors:
The NBHC articles and NBHC bylaws provide that the size of the NBHC board of directors is fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors NBHC would have if there were no vacancies (the “whole board”). The NBHC articles further provide that no decrease in the size of the NBHC board of directors will shorten the term of any incumbent director.
The current size of the NBHC board of directors is nine directors.

The Vista articles state that the number of directors is fixed by the Vista bylaws.
The Vista bylaws provide that the number of directors is determined from time to time by resolution of the Vista board of directors or by due election of that number of directors by the Vista shareholders. No decrease in the number of directors will have the effect of shortening the term of an incumbent director.
The current size of the Vista board of directors is 12 directors.

Classes of Directors:	Neither the NBHC articles nor NBHC bylaws currently provide for a classified board of directors. All directors serve for a term that expires at the next annual meeting of shareholders and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.	The Vista articles and Vista bylaws do not currently provide for a classified board of directors; each director serves until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until the earliest of his or her death, resignation or removal.
Election of Directors:	The NBHC bylaws provide that directors of NBHC are elected by a plurality of the votes cast by the holders entitled to vote at any meeting for the election of directors at which a quorum is present. NBHC shareholders are not permitted to cumulate their votes in the election of directors. Each share of NBHC common stock has one vote for each nominee for director.
The Vista bylaws provide that directors are elected by Vista shareholders at each annual meeting by plurality vote and serve until the next annual meeting of Vista shareholders and until their successors are elected and qualified, or until earlier death, resignation or removal.
The Vista articles expressly prohibit cumulative voting.

Vacancies on the Board of Directors:	The NBHC bylaws provide that vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, of the NBHC board of directors, except as otherwise set forth in the NBHC bylaws, and directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor is duly elected and qualified.	The Vista bylaws provide that any vacancy on the Vista board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by election at an annual or special meeting of Vista shareholders called for that purpose or by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Any directorship filled by the Vista board of directors because of an increase in the number of directors may only be filled for a term continuing until the next election of directors by the Vista shareholders, and the Vista board may not fill more than two such vacancies between successive annual meetings.

	NBHC	Vista
Removal of Directors:	The NBHC articles and NBHC bylaws provide that any director or the entire NBHC board of directors may be removed from office at any time, with or without cause, by the NBHC shareholders at an election of directors duly called pursuant to the NBHC bylaws.	The Vista bylaws provide that any director or the entire Vista board of directors may be removed, with or without cause, at a meeting of Vista shareholders called for that purpose, by the affirmative vote of Vista shareholders holding at least a majority of the outstanding shares entitled to vote on the election of directors, if notice of the intention to act on such matter is given.
Amendments to Organizational Documents:
Amendments to the NBHC articles are effectuated pursuant to Sections 242 and 245 of the DGCL. Under DGCL Sections 242 and 245, amendments, and restatements that incorporate further amendments, to a corporation’s certificate of incorporation require the majority vote of the shares entitled to vote thereon and a majority vote of the shares of each class entitled to vote thereon as a class.
The NBHC bylaws may be amended by the NBHC board of directors or the shareholders. Bylaw amendments by (i) the board of directors require the affirmative vote of a majority of the whole board and (ii) the shareholders require the affirmative vote of at least two-thirds of the voting power of all the then-outstanding shares of NBHC common stock.

The Vista articles provide that certain amendments, including amendments affecting director liability or voting rights of Vista shareholders, require the approval of the holders of at least two-thirds of the outstanding shares entitled to vote thereon.
The Vista bylaws provide that the Vista board of directors may alter, change or amend the bylaws or adopt new bylaws as provided by statute or by the affirmative vote of at least a majority of all directors.

Shareholder Action by Written Consent:	The NBHC bylaws do not permit shareholder action by written consent. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders.	The Vista articles provide that any action required or permitted to be taken at a meeting of Vista shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action is signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which all shares entitled to vote on the action were present and voted.

	NBHC	Vista
Special Meetings of Shareholders:	The NBHC bylaws provide that special meetings of shareholders may be called only by the chairman of the NBHC board of directors, by the chief executive officer of NBHC or by a majority of the entire NBHC board of directors.	The Vista bylaws provide that special meetings of Vista shareholders may be called for any purpose by the chairman of the Vista board of directors, the chief executive officer, the president, the secretary, the Vista board of directors, or upon the written request of Vista shareholders holding at least 50% of the outstanding shares entitled to vote at the meeting. Business transacted at a special meeting is confined to the purposes stated in the notice.
Record Date:
Under the NBHC bylaws and as required by the DGCL, for the purposes of determining the NBHC shareholders entitled to notice of or to vote at any meeting of Vista shareholders, the NBHC board of directors may fix a record date, which record date may not be more than 60 or less than 10 days before the date of the annual or special meeting; provided, however, that the NBHC board of directors may set a later date for determining the shareholders entitled to vote at such meeting if it determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination.
The record date to determine shareholders entitled to receive dividends or other distributions or entitled to exercise any rights in respect to any change, conversion or exchange of stock or for the purpose of any other lawful action cannot be more than 60 days prior to such other action.
The Vista bylaws provide that for the purpose of determining Vista shareholders entitled to notice of or to vote at any meeting of Vista shareholders, or entitled to receive payment of any distribution or dividend, the Vista board of directors may close the stock transfer books for a stated period not exceeding 60 days or fix a record date not more than 60 days and, in the case of a meeting, not less than 10 days prior to the date on which the particular action requiring such determination is to be taken. If the stock transfer books are not closed and no record date is fixed, the record date will be the date the notice of meeting is mailed or the date the board resolution declaring a distribution or dividend is adopted.

	NBHC	Vista
Quorum:	Under the NBHC bylaws, except as otherwise provided by law or by the NBHC articles, the holders of a majority of the outstanding NBHC common stock entitled to vote generally in the election of directors, represented in person or by proxy, constitute a quorum at a meeting of shareholders. When specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series constitute a quorum for the transaction of such business. The shareholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.	The Vista bylaws provide that the holders of a majority of shares entitled to vote on a matter, represented in person or by proxy, constitute a quorum as to that matter at a meeting of Vista shareholders. Except where a greater portion of shares of Vista common stock is required by law, the Vista articles, or the Vista bylaws, the vote of the holders of a majority of the shares entitled to vote on the matter and represented at a meeting at which a quorum is present is the act of the shareholders.
Notice of Shareholder Actions/Meetings:	NBHC’s bylaws provide that written notice of the place, date and hour of the meeting, the record date for determining the shareholders entitled to vote at the meeting (if different from the record date for shareholders entitled to notice of the meeting), the means of remote communications, if any, by which shareholders and proxy holders may be deemed present in person and vote at such meeting, and the purpose(s) for which the meeting is called, must be delivered not less than 10 days nor more than 60 days before the date of the meeting. Such notice may be delivered personally, by electronic transmission or by mail. If mailed, notice is deemed delivered when deposited in the U.S. mail with postage prepaid, addressed to the shareholder at such shareholder’s address as it appears on the records of NBHC. Any further notice is given as may be required by law.	The Vista bylaws provide that written notice of each meeting of Vista shareholders stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes of the meeting, must be personally delivered or mailed not less than 10 nor more than 60 days before the meeting to the Vista shareholders of record entitled to vote. If the Vista board of directors seeks Vista shareholder approval of a plan of merger or exchange, the notice must be delivered not less than 21 nor more than 60 days before the meeting to all Vista shareholders, whether or not they are entitled to vote. If mailed, such notice is deemed delivered when deposited in the U.S. mail addressed to the shareholder at his or her address as it appears on Vista’s share transfer records, with postage prepaid.

	NBHC	Vista
Advance Notice Requirements for Shareholder Nominations and Other Proposals:
For any nominations or any other business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice. To be timely, a shareholder’s notice must be delivered to the Secretary of NBHC at the principal executive offices of NBHC not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by NBHC. The same notice requirements apply for shareholders wishing to nominate a person or persons for election to the NBHC board of directors if NBHC calls a special meeting of shareholders. In no event will any adjournment or postponement of an annual or special meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice.
In the event that the number of directors to be elected to the NBHC board of directors is increased by the NBHC board of directors, and there is no public announcement by NBHC naming all of the nominees or specifying the size of the increased NBHC board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required for annual meetings will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of NBHC at the principal executive offices of NBHC not later than the close of business on the 10th day following the day on which such public announcement is first made by NBHC.
The Vista bylaws contain advance notice procedures for shareholder nominations of directors and other business. A Vista shareholder intending to nominate a person for election as director or to bring other business before an annual meeting must deliver written notice to the Vista Secretary not more than 120 days and not less than 90 days before the anniversary of the preceding year’s annual meeting; if the annual meeting is not within 30 days before or after such anniversary date, the notice must be received no later than the earlier of (i) 40 calendar days before the meeting or (ii) the 10th calendar day after notice of the meeting is first mailed to Vista shareholders or public disclosure of the meeting date. A shareholder request to call a special meeting must be signed by holders of at least 50% of the outstanding shares entitled to vote and must describe in reasonable detail the business proposed to be conducted; only the corporation and the requesting shareholders may propose business at such a special meeting.

	NBHC	Vista
In addition, to be timely, a shareholder’s notice for an annual meeting must be further updated and supplemented, if necessary, so that the information provided or required in such notice is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Any such update and supplement must be delivered to the Secretary of NBHC not later than five business days after the record date for the meeting, in the case of the update or supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof, in the case of the update and supplement required to be made 10 business days prior to the meeting or any adjournment or postponement thereof.
Limitation of Liability of Directors and Officers:
The NBHC articles and the NBHC bylaws provide that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director will not be liable to NBHC or its shareholders for monetary damages for conduct as a director of NBHC.
The NBHC articles and the NBHC bylaws provide that NBHC may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of NBHC or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not NBHC would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Vista articles provide that a director of Vista is not liable to Vista or the Vista shareholders for monetary damages for an act or omission in the director’s capacity as a director, except as otherwise expressly provided by applicable Texas law, and that if applicable laws are amended to authorize further elimination or limitation of liability, such elimination or limitation will apply to the fullest extent permitted. No repeal or modification of this article in the Vista articles will adversely affect any right or protection of a Vista director or officer existing at the time.
The Vista bylaws further provide that no director shall be liable for monetary damages for an act or omission in the director’s capacity as a director, except to the extent otherwise expressly provided by the Vista articles.

	NBHC	Vista
Indemnification of Directors and Officers:	The NBHC articles and the NBHC bylaws provide that each person who was or is, or is threatened to be, made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of NBHC or is or was at any such time serving at the request of NBHC as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by NBHC, will be indemnified and held harmless by NBHC to the fullest extent authorized by the DGCL against all expense, liability and loss incurred or suffered.
Under Texas law, a corporation must indemnify a director for his or her service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.
The Vista articles provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who are or were serving at the request of Vista as a director, officer, partner or trustee of another entity. The Vista bylaws defer to the Vista articles for indemnification rights and obligations.

	NBHC	Vista
Anti-Takeover Provisions:
Under Section 203 of the DGCL, a corporation is prohibited from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless: (i) before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares of common stock held by directors, officers and employee stock plans; or (iii) on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of shareholders of at least 66-2∕3% of the outstanding voting stock that is not owned by the interested stockholder.
A Delaware corporation may opt out of Section 203 of the DGCL in its certificate of incorporation or a shareholder-approved bylaw. NBHC has not elected to opt out of Section 203 of the DGCL.

Texas law contains a business combination statute that prohibits a Texas corporation from engaging in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless: (i) the business combination or purchase or acquisition of shares made by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder.
The Texas business combination statute is not applicable to a business combination with a corporation that opted out of such provision through its articles of incorporation or bylaws or to a business combination with an affiliated shareholder who became one inadvertently, if the affiliated shareholder (i) divests itself, as soon as practicable, of enough shares to no longer be an affiliated shareholder and (ii) would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition.

	NBHC	Vista

Vista has not opted out of the Texas business combination statute. Accordingly, the Texas business combination statute applies to acquisitions of shares of Vista common stock.
Through provisions in the Vista articles and Vista bylaws unrelated to these provisions of Texas law, Vista (i) requires the approval of Vista shareholders holding at least two-thirds of the outstanding shares entitled to vote for the removal of any director from the Vista board of directors, with or without cause, (ii) vests in the Vista board of directors the authority to fix the number of directorships, (iii) allows the chairman of the board, the chief executive officer, the president, the secretary, or a majority of the Vista board of directors, or Vista shareholders holding at least 50% of the outstanding shares entitled to vote, to call a special meeting, and (iv) has transfer restrictions on Vista common stock under the Vista articles and related Vista shareholder agreements.

Exclusive Forum:	Unless NBHC consents in writing otherwise, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NBHC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of NBHC to NBHC or its shareholders, (iii) any action asserting a claim against NBHC or any of its directors, officers or other employees arising pursuant to any provision of the DGCL or the NBHC articles or the NBHC bylaws, or (iv) any action asserting a claim against NBHC or any of its directors, officers or other employees governed by the internal affairs doctrine, is a state court located within the State of Delaware (or, if no state court has jurisdiction, the federal district court for the District of Delaware).	The Vista bylaws provide that, to the maximum extent consistent with applicable Texas and U.S. federal jurisdictional requirements, the Texas Business Courts shall, unless Vista consents in writing to the selection of an alternative forum, be the sole and exclusive forum for any internal entity claims (as defined by applicable Texas law) involving Vista, and that the bound parties (including Vista shareholders and directors) waive all rights to a jury trial in any proceeding based on, involving or concerning an internal entity claim.

LEGAL MATTERS
The validity of the shares of NBHC common stock to be issued by NBHC in connection with the merger will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for NBHC.
Certain U.S. federal income tax consequences of the merger will be passed upon for NBHC by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for NBHC, and for Vista by Squire Patton Boggs (US) LLP, Cincinnati, Ohio, counsel for Vista.

EXPERTS
NBHC
The financial statements of NBHC as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this proxy statement/prospectus by reference to NBHC’s annual report on Form 10-K for the year ended December 31, 2024, and the effectiveness of NBHC’s internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in its reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
Vista
The consolidated financial statements of Vista Bancshares, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023 have been included herein and have been audited by Whitley Penn LLP, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
NBHC files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including NBHC, which can be accessed at https://www.sec.gov.
Documents filed by NBHC with the SEC are available from NBHC without charge. You may obtain documents filed by NBHC with the SEC by requesting them in writing or by telephone from NBHC at the following address:
National Bank Holdings Corporation
7800 East Orchard Road
Greenwood Village, Colorado 80111
Attention: Investor Relations
Telephone: (720) 554-6640
E-mail: ir@nationalbankholdings.com
Documents filed with the SEC by NBHC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will also be available free of charge by accessing the “Financials” section of NBHC’s website at https://www.nationalbankholdings.com, under the heading “SEC Filings.”
The web addresses of the SEC and NBHC are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
NBHC has filed a registration statement on Form S-4, of which this proxy/statement prospectus forms a part, under the Securities Act with the SEC with respect to NBHC’s securities to be issued in the merger. This document constitutes the prospectus of NBHC filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows NBHC to incorporate by reference into this document documents filed with the SEC by NBHC. This means that NBHC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that NBHC files with the SEC will update and supersede that information. NBHC incorporates by reference the documents listed below and any documents filed by NBHC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated:
NBHC Filings (SEC File No. 001-35654)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed February 25, 2025
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2025, filed April 30, 2025, June 30, 2025, filed August 5, 2025, and September 30, 2025, filed October 29, 2025
Current Reports on Form 8-K	Filed January 22, 2025 (but only those portions deemed to be filed), April 22, 2025 (but only those portions deemed to be filed), April 30, 2025, May 5, 2025, July 21, 2025, July 22, 2025 (but only those portions deemed to be filed), August 4, 2025, September 18, 2025, October 21, 2025 (but only those portions deemed to be filed), and October 29, 2025

NBHC Filings (SEC File No. 001-35654)	Periods Covered or Date of Filing with the SEC
Definitive Proxy Statement on Schedule 14A	Filed March 28, 2025
Description of NBHC’s Capital Stock, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for purpose of updating those descriptions	Filed February 26, 2020, and included as Exhibit 4.2 to NBHC’s Form 10-K for the year ended December 31, 2024, filed February 25, 2025
Notwithstanding the foregoing, information furnished by NBHC on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.
In addition to being a proxy statement of Vista, this document is the prospectus of NBHC for the shares of its common stock that will be issued in connection with the merger.
Vista does not have a class of securities registered under Section 12 of the Exchange Act, and Vista is not subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act and, accordingly, Vista does not file documents or reports with the SEC.
If you are a Vista shareholder and (a) have any questions concerning (i) the Vista special meeting or the merger or (ii) the proxy statement/prospectus, (b) would like additional copies of the proxy statement/prospectus without charge or (c) need help voting your shares of Vista common stock, please contact Vista at the following address:
Vista Bancshares, Inc.
5840 W. Northwest Highway
Dallas, TX 75225
Attention: Matt Willis
Telephone: (806) 370-2165
Email: mwillis@vistabank.com
These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, Vista shareholders must request them no later than December 13, 2025 in order to receive them before the Vista special meeting. If you request any documents from NBHC or Vista, then NBHC or Vista (as applicable) will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities (including the securities offered by this document), or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in NBHC’s or Vista’s affairs since the date of this document. Neither NBHC nor Vista has authorized anyone to give any information or make any representation about the merger or NBHC or Vista that is different from, or in addition to, that contained in this proxy statement/prospectus, the annexes hereto or in any of the materials that NBHC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it. This proxy statement/prospectus is dated November 24, 2025. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to Vista shareholders or NBHC shareholders nor the issuance of shares of NBHC common stock in the merger will create any implication to the contrary. Neither NBHC nor Vista assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. The information contained in this document with respect to NBHC was provided by NBHC, and the information contained in this document with respect to Vista was provided by Vista.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Financial Statements
Years Ended December 31, 2024 and 2023

To the Board of Directors and Stockholders of
Vista Bancshares, Inc. and Subsidiaries
Opinion
We have audited the consolidated financial statements of Vista Bancshares, Inc. and Subsidiaries (the “Company”) which comprise the consolidated balance sheet as of December 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audits.
Report on Internal Controls Over Financial Reporting
We also have audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in the Internal Control — Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated April 18, 2025, expressed an unmodified opinion.
Supplementary Information
Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary consolidating information is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.
Plano, Texas
April 18, 2025

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
As of December 31, 2024 and 2023
(Dollars in thousands)
	2024	2023
ASSETS
Cash and due from banks	$436,801	$479,281
Investment securities available for sale, at fair value	91,511	76,898
Investment securities held to maturity, net of allowance for credit losses of $24 and $0	56,445	66,852
Loans and leases, net of allowance for credit losses of $22,293 and $18,873	1,922,940	1,534,572
Accrued interest receivable	12,479	12,592
Premises and equipment, net	33,173	31,115
Bank-owned life insurance, at cash surrender value	12,860	12,496
Foreclosed and repossessed assets, net	185	207
Investments in non-marketable equity securities	9,556	9,111
Goodwill	3,427	3,427
Intangible assets	4,505	5,139
Other assets	14,304	16,998
Total assets	$2,598,186	$2,248,688
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$451,383	$434,690
Interest bearing	1,836,405	1,525,520
Total deposits	2,287,788	1,960,210
FHLB advances	20,000	30,000
Borrowed funds	45,000	45,000
Accrued interest payable	1,067	737
Accrued expenses and other liabilities	17,624	12,179
Total liabilities	2,371,479	2,048,126
Commitments and contingencies (Note 17)
Stockholders’ Equity
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $1.00 par, 10,000,000 shares authorized, 2,299,409 and 2,281,506 shares issued and outstanding at December 31, 2024 and 2023, respectively	2,299	2,281
Additional paid-in capital	101,299	98,758
Retained earnings	127,012	102,137
Accumulated other comprehensive loss	(3,903)	(2,614)
Total stockholders’ equity	226,707	200,562
Total liabilities and stockholders’ equity	$2,598,186	$2,248,688
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Income and Comprehensive Income
Years Ended December 31, 2024 and 2023
(Dollars in thousands)
	2024	2023
Interest income:
Loans, including fees	$131,034	$99,313
Investment securities	5,151	4,183
Interest-bearing deposits in banks	18,969	11,793
Total interest income	155,154	115,289
Interest expense:
Deposits	65,228	34,288
Debt	2,875	3,358
Total interest expense	68,103	37,646
Net interest income	87,051	77,643
Provision for credit losses	3,710	4,065
Net interest income after provision for credit losses	83,341	73,578
Noninterest income:
Service charges on deposit accounts	2,919	3,087
Servicing fees	1,169	1,294
Bargain purchase gain	—	4,475
Other	2,691	1,180
Total noninterest income	6,779	10,036
Noninterest expense:
Salaries and employee benefits	33,083	29,483
Occupancy and equipment	6,652	4,692
Software and data processing	5,108	4,733
Marketing	1,258	1,436
Professional, regulatory, and consulting	3,469	2,596
Foreclosed and repossessed asset expenses, net	5	9
Communication	1,135	1,035
Other	7,160	5,091
Total noninterest expense	57,870	49,075
Income before income taxes	32,250	34,539
Income tax expense	6,752	6,368
Net income	25,498	28,171
Other comprehensive income (loss):
Net unrealized gain (loss) on investments available for sale arising during the period	(1,622)	998
Reclassification adjustment for net gains included in net income, net of tax	(9)	—
Income tax (expense) benefit related to items of other comprehensive income (loss)	342	(210)
Other comprehensive income (loss), net of income taxes	(1,289)	788
Comprehensive income	$24,209	$28,959
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders’ Equity
Years Ended December 31, 2024 and 2023
(Dollars in thousands, except share data)
	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as January 1, 2023	—	—	1,985,930	$1,986	—	$—	$68,415	$79,617	$(3,402)	$146,616
Impact of adoption of ASC 326, net of tax of $1,039	—	—	—	—	—	—	—	(3,911)	—	(3,911)
Net income	—	—	—	—	—	—	—	28,171	—	28,171
Other comprehensive income	—	—	—	—	—	—	—	—	788	788
Purchase of treasury shares	—	—	—	—	96,378	(5,909)	—	—	—	(5,909)
Retirement of treasury shares	—	—	(96,378)	(96)	(96,378)	5,909	(4,073)	(1,740)	—	—
Stock based compensation expense	—	—	—	—	—	—	1,528	—	—	1,528
Issuance of common stock in connection with employee and director compensation	—	—	46,837	46	—	—	709	—	—	755
Sale of common stock	—	—	25,668	26	—	—	2,349	—	—	2,375
Issuance of common stock in connection with bank acquisition	—	—	323,588	323	—	—	29,826	—	—	30,149
Forfeitures of restricted stock	—	—	(4,139)	(4)	—	—	4	—	—	—
Balance as of December 31, 2023	—	—	2,281,506	2,281	—	—	98,758	102,137	(2,614)	200,562
Net income	—	—	—	—	—	—	—	25,498	—	25,498
Other comprehensive loss	—	—	—	—	—	—	—	—	(1,289)	(1,289)
Purchase of treasury shares	—	—	—	—	34,187	(2,575)	—	—	—	(2,575)
Retirement of treasury shares	—	—	(34,187)	(34)	(34,187)	2,575	(1,918)	(623)	—	—
Stock based compensation expense	—	—	—	—	—	—	1,352	—	—	1,352
Issuance of common stock in connection with employee and director compensation	—	—	36,511	37	—	—	1,355	—	—	1,392
Sale of common stock	—	—	15,822	15	—	—	1,752	—	—	1,767
Forfeitures of restricted stock	—	—	(243)	—	—	—	—	—	—	—
Balance as of December 31, 2024	—	—	2,299,409	2,299	—	—	101,299	127,012	(3,903)	226,707
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
Years Ended December 31, 2024 and 2023
(Dollars in thousands)
	2024	2023
Cash flows from operating activities:
Net income	$25,498	$28,171
Adjustments to reconcile net income to cash provided by operating activities:
Net amortization on investment premiums and discounts	314	342
Provision for credit losses	3,710	4,065
Depreciation and amortization	3,154	2,207
Stock based compensation expense	1,352	1,528
Bargain purchase gain	—	(4,475)
Earnings on bank-owned life insurance	(364)	(309)
Net gain on sales of foreclosed and repossessed assets	(176)	(2)
Net gain on sales of bank premises and equipment	—	(45)
Net gain on sale of investment securities AFS	(12)	—
Net changes in operating assets and liabilities:
Accrued interest receivable and other assets	2,513	(9,535)
Accrued interest payable and other liabilities	8,009	3,342
Net cash provided by operating activities	43,998	25,289
Cash flows from investing activities:
Investment securities available for sale:
Maturities, paydowns and calls	2,131,155	1,642,032
Sales	2,462	—
Purchases	(2,150,001)	(1,671,720)
Investment securities held to maturity:
Maturities, paydowns and calls	10,221	111
Purchases	—	(2,923)
Cash received from acquisition, net	—	95,356
Net loans originated	(413,227)	(225,024)
Proceeds from sale of foreclosed and repossessed assets	21,436	4
Proceeds from sale of premises and equipment	—	102
Purchases of premises and equipment	(4,608)	(8,966)
Purchases of non-marketable equity securities	(445)	(2,428)
Net cash used in investing activities	(403,007)	(173,456)
Cash flows from financing activities:
Net increase in deposits	327,578	409,747
(Redemptions) proceeds from FHLB advances, net	(10,000)	5,000
Proceeds from issuance of common stock	1,768	2,375
Proceeds from exercise of stock options	68	37
Cash paid for withholding taxes on share-based awards	(310)	(979)
Purchase of treasury shares	(2,575)	(5,909)
Net cash provided by financing activities	316,529	410,271
Net increase (decrease) in cash and cash equivalents	(42,480)	262,104
Cash and cash equivalents at beginning of year	479,281	217,177
Cash and cash equivalents at end of year	$436,801	$479,281
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$67,917	$37,191
Cash paid for federal and state income taxes	5,014	6,120
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Foreclosed assets transferred from loans	$21,328	$31
Retirement of treasury stock	2,575	5,909
ROU asset recorded through lease liability	2,031	2,571
Issuance of common stock in connection with bank acquisition	—	30,149
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
1.
Nature of Organization and Summary of Significant Accounting Policies

Vista Bancshares, Inc. (“VBI”), a Texas bank holding company, conducts its principal activities through its banking subsidiary, Vista Bank, a Texas state chartered, Federal Reserve Bank member bank. Vista has locations in Abernathy, Austin, Dallas, Hale Center, Idalou, Lubbock, Petersburg, Plainview, Ralls, Haskell and Fort Worth, Texas. Vista also has a location in Palm Beach, Florida, opened in July of 2023. Principal activities include commercial and retail banking.
References in this annual report to “we,” “us,” “our,” “our company,” or the “Company” refers to Vista Bancshares, Inc. and our wholly-owned banking subsidiary, Vista Bank, and the terms “bank” or “Vista” refer to Vista Bank.
VBI owns 100% of the outstanding common stock of Vista. During 2016, the Bank formed NWHWY 5840 HWY LLC (“5840”) for the purpose of acquiring property in Dallas, Texas for a Bank branch site. 5840 is owned 100% by the Bank. During September of 2023, the Bank created TVPX (“Trust”), a Trust whereby the bank is trustor and sole beneficiary of the Trust. The Trust was designed to create a business trust so the owner trustor may hold title to contributed aircraft until such time as Vista, as the Trustor, directs the owner trustor to distribute the aircraft in accordance with written instructions. VBI and these subsidiaries (collectively referred to herein as the “Company”) are included in the accompanying consolidated financial statements.
Accounting Standards Codification
Since 1973, the Financial Accounting Standards Board (“FASB”) has been the private sector organization designated to establish standards for financial accounting and presentation of financial statements known as accounting principles generally accepted in the United States of America (“GAAP”). GAAP is officially recognized as authoritative by the American Institute of Certified Public Accountants (“AICPA”) and the banking regulators.
The FASB’s Accounting Standards Codification™ (“ASC”) constitutes GAAP in its entirety. All other accounting literature (not included in ASC) are nonauthoritative. FASB issues Accounting Standards Updates which serve to update ASC and provide background information about the guidance and the basis for conclusions.
Basis of Presentation
Management strives to prepare and present these notes and the accompanying consolidated financial statements in accordance with GAAP, in all material respects. The Company consolidates (a) subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control, when benefits outweigh costs and/or material, and (b) variable interest entities (“VIE”) in which the Company is the primary beneficiary. All significant intercompany balances and transactions are eliminated in consolidation.
Comprehensive Income
GAAP defines comprehensive income (“CI”) as the change in stockholders’ equity of a business enterprise during a period from transactions and other events and circumstances, other than from stockholder sources. Therefore, Cl includes all changes in stockholders’ equity for a specified period (e.g., a year) except those resulting from investments by stockholders and distributions to stockholders; Cl is comprised of net income or loss (“earnings”) and other comprehensive income or loss (“OCI”). GAAP generally requires recognized revenue, expenses, gains, and losses be included in the determination of earnings. However, certain changes in assets and liabilities are classified as OCI and presented as a separate component of comprehensive income; accumulated OCI (“AOCI”) is reported as a separate component of stockholders’

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
equity. AOCI, OCI, and components of OCI are presented net of income taxes. OCI includes unrealized holding gains and losses on investment securities available for sale.
Use of Estimates
The preparation of consolidated financial statements (“CFS”) in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the CFS. Actual results could differ from those estimates. Material estimates particularly susceptible to significant change in the near term relate to the determination of: (a) impairments of: (i) loans, (ii) investment securities, and (b) fair values, including acquired loans. The Company uses fair values to measure certain assets, determine earnings and OCI, and value underlying collateral to estimate impairments of loans, foreclosed assets and repossessed assets. Fair value estimates involve uncertainties and other matters requiring management to exercise significant judgments; changes in assumptions, market conditions, or myriad other factors could significantly affect fair value estimates.
Cash and Cash Equivalents
The Company presents all cash on hand and balances due from other banks, interest-bearing deposits and term certificates of other banks, federal funds sold, and securities purchased under agreements to resell, which have original maturities less than ninety days, as cash and cash equivalents. Federal regulations require banks to set aside specified amounts of cash as reserves against transaction and time deposits, which fluctuate daily. These reserves may be held as vault cash, in a non-interest-bearing account with a district Federal Reserve Bank, or as deposits with correspondents. Management believes the Company complies with these requirements.
Investment Securities
Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities not classified held to maturity or trading are classified as available for sale. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax. Management determines the appropriate classification of securities at the time of purchase or transfer. Interest income includes amortization and accretion of purchase premiums and discounts. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates securities in an unrealized loss position for credit-related factors in order to determine if an allowance for credit losses is required. This evaluation is performed on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, any previous allowance for credit loss is written off and the amortized cost basis of the securities is written down to fair value through earnings. For debt securities that do not meet the aforementioned criteria, management will determine if the decline in fair value has resulted from a credit loss or other factors and apply the following: 1) recognize an allowance for credit loss by a charge to earnings for the credit-related component of the decline in fair value (subject to a floor of the excess of the amortized cost over fair value) and 2) recognize the noncredit-related component of the fair value decline, if any, in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. To the extent expected cash flows improve, the standard permits reversal of allowance amounts in the current period earnings.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Investments in Non-Marketable Equity Securities
Vista has the following investments in various non-marketable equity securities, carried at cost, as these securities do not have a readily determinable fair value:
Federal Reserve Bank (“FRB”) Stock Subscription. As a state member bank in the Federal Reserve System, the Company is required to subscribe to the capital stock of the Federal Reserve Bank of Dallas in an amount equal to six percent (6%) of its paid-up capital and surplus, and must pay in half of the amount (3%) to the FRB; the other half is subject to call by the Board of Governors of the Federal Reserve System. Regulations also specify procedures a member bank must follow to purchase or redeem FRB capital stock; the subscription to the FRB stock is restricted and can only be liquidated upon withdrawal from membership. Therefore, Vista carries its FRB stock subscription at the amount deposited with the FRB (which equals one-half (1/2) of the required subscription). An equal amount, which is unrecorded, is subject to call by the Board of Governors of the Federal Reserve System.
Federal Home Loan Bank (“FHLB”) Stock. Vista owns an equity interest in the FHLB. FHLB stock does not have a readily determinable fair value because ownership is restricted, and lacks a market; it can only be sold back to the FHLB at its par value ($100 per share). Therefore, Vista carries its investment in FHLB stock at cost. Management does not believe the value is impaired. FHLB stock is generally pledged as collateral for FHLB advances when any are outstanding.
The Independent Bankers Bank (“TIB”) Stock. Vista is a TIB customer and purchased TIB stock. As a stockholder, Vista participates in certain benefits, including preferential rates and service fees, and dividends. TIB stock does not have a readily determinable fair value because ownership is restricted, it lacks a market and TIB management has the right to determine the redemption price. Vista carries its investment in TIB stock at cost. Management does not believe the value is impaired.
BlueHenge Capital Partners (“BHCP”). Vista has made a $500 investment in BHCP, which includes potential credit for investment under the CRA and related regulations. BHCP is a SBIC licensed by the SBA, privately owned and operated to make long-term investments in American small businesses. Vista’s interest is accounted for at cost.
BlueHenge Capital Partners Fund II (“BHCPII”). Vista has made a $1,000 investment in BHCPII, which includes potential credit for investment under the CRA and related regulations. BHCPII is a SBIC licensed by the SBA, privately owned and operated to make long-term investments in American small businesses. Vista’s interest is accounted for at cost.
Valesco Fund II, LP (“VFII”). Vista has made an investment in VFII, which includes potential credit for investment under the Community Reinvestment Act (“CRA”) and related regulations. VFII is a Small Business Investment Company (“SBIC”), licensed by the United States Small Business Administration (“SBA”), privately owned and operated to make long-term investments in American small business. Vista’s interest is accounted for at cost.
Valesco Fund III, LP (“VFIII”). Vista has made a $1,000 investment in VFIII, which includes potential credit for investment under the Community Reinvestment Act (“CRA”) and related regulations. VFIII is a Small Business Investment Company (“SBIC”), licensed by the United States Small Business Administration (“SBA”), privately owned and operated to make long-term investments in American small business. Vista’s interest is accounted for at cost.
Allowance for Credit Losses — Held to Maturity Debt Securities
The allowance for credit losses on held to maturity securities is a contra-asset valuation account deducted from the amortized cost basis of held to maturity securities to present management’s best estimate of the net amount expected to be collected. Held to maturity securities are charged-off against the allowance

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
when deemed uncollectible. Adjustments to the allowance are reported in our statement of income as a component of provision for credit losses. Management measures expected credit losses on held to maturity securities on a collective basis by major security type with each type sharing similar risk characteristics and considers historical credit loss information adjusted for current conditions and reasonable and supportable forecasts. As of December 31, 2024 and 2023, our held to maturity securities consisted of municipal bonds, corporate bonds, treasury securities, collateralized mortgage obligations and mortgage-backed securities issued by the U.S. government and its agencies. With regard to the treasuries, collateralized mortgage obligations and mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected the securities will not be settled at prices less than the amortized cost basis of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government and management has no expectation of credit loss. For corporate bonds, which consist solely of bank subordinated debt, management reviewed periodic financial reporting, key risk indicators, including ratings by credit agencies when available, and determined there is $7 current expectation of credit loss as of December 31, 2024 and none as of December 31, 2023. For municipal securities, management reviewed key risk indicators, including ratings by credit agencies when available, and determined there is $17 current expectation of credit loss as of December 31, 2024 and none as of December 31, 2023. Management made the accounting policy election to exclude accrued interest receivable on held to maturity securities from the estimate of credit losses.
Allowance for Credit Losses — Available for Sale Debt Securities
For available for sale debt securities in an unrealized loss position, the Company first assesses whether or not it intends to sell, or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the securities amortized cost basis is written down to fair value through income. For available for sale debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If the assessment indicates a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected are less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded, limited by the amount the fair value is less than the amortized cost basis. Any impairment not recorded through an allowance for credit losses is recognized in other comprehensive income (loss). Based on evaluation of available evidence, management believes the unrealized losses on the securities as of December 31, 2024 and 2023 are not credit related. Management does not have the intent to sell any of these securities and believes it is more likely than not the Company will not have to sell any such securities before recovery of cost. The fair values are expected to recover as the securities approach their maturity date or repricing date, or if market yields for the investments decline. Accordingly, no allowance for credit losses has been recorded for these securities.
Changes in the allowance for credit losses are recorded as provisions for or reversal of credit loss expense. Losses are charged against the allowance when management believes a security is uncollectible, or when either of the criteria regarding intent to sell or required to sell is met. Accrued interest receivable on securities is excluded from the estimate of credit losses.
Allowance for Credit Losses — Off Balance Sheet Exposures
The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless the obligation is unconditionally cancellable by the Company. The allowance for credit losses on off balance sheet credit exposures is adjusted

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
as a provision for credit loss expense. The estimate includes consideration of the likelihood funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.
Allowance for Credit Losses — Loans
The majority of loans and leases (loans and leases are collectively referred to hereinafter as “loans”) are made to customers to finance asset acquisitions, to provide working capital to finance business operations, and other purposes in exchange for interest on outstanding principal balances from origination to maturity or pay-off. Decisions about whether to extend credit to customers are based on anticipated sources of repayment, credit history, availability of collateral, and other considerations. Loans are stated at the amount of unpaid principal, reduced by unearned income and an allowance for credit losses. Interest on loans is recognized using the simple interest method on the daily balances of the principal amounts outstanding. Deferred fees and costs associated with originating loans, except for net deferred fees associated with loans originated under Main Street Lending government programs, are recognized in income and expense generally in the period in which the fees were received and/or costs were incurred. Under GAAP, the net of such fees and costs generally are deferred and recognized over the life of the loan as an adjustment of yield. For the years ended December 31, 2024 and 2023, management believes not deferring the net of such fees and costs and amortizing them over the life of the related loans does not materially affect the consolidated financial position or results of operations of the Company. The net of such deferred fees and costs for loans originated under the Main Street Lending government programs are accounted for under GAAP.
Loans that do not share risk characteristics are evaluated for an allowance for credit losses on an individual basis. Loans evaluated individually are excluded from the collective evaluation. Management routinely identifies significant credits (individual loans or relationships not part of groups of smaller balance homogenous type loans with similar credit risks) to evaluate collectability based on consideration of the following:
•
Dollar amounts of individual loans and total loans by borrower, guarantor, or other indicators of relationships;

•
Payment status and overdrafts of related borrower deposit accounts;

•
Borrower requests for concessions to alleviate cash constraints;

•
Other evidence or risks of declining credit quality identified by loan officers, independent internal and external reviews (including outsourced reviews, financial statement audits, and regulatory examinations), members of management and the board, or information from other sources;

•
Historical, environmental, and economic conditions that indicate increased risks of declining credit quality in certain industries, geographic areas, or types of loans; and

•
Any other available information deemed relevant to the current circumstances.

When a loan is identified for individual evaluation, management considers factors specific to the credit including scheduled timing and amounts of principal and interest payments in relation to actual payment status (past due status is based on contractual terms), and demonstrated and projected sources of repayment to determine the expected credit losses.
Loans are individually evaluated using either a) the present value of expected future cash flows discounted at the loan’s effective interest rate, b) the loan’s obtainable market price, or c) the fair value of the collateral, if foreclosure is probable or the loan is otherwise considered collateral dependent. A loan is collateral dependent when repayment of the loan is expected to be provided solely by the underlying collateral. Regulatory guidance requires use of the collateral method for loans that are collateral dependent. The collateral method is the predominant method used by management. In general, any portion of the recorded

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
investment in a collateral dependent loan in excess of the fair value of the collateral is recognized as impairment. If repayment of a collateral dependent loan depends on the sale of the collateral, the fair value of the collateral is reduced by estimated selling costs to measure impairment. When management determines foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.
The allowance for credit losses (“ACL”) is a valuation account established through a provision for credit losses charged against income and deducted from the loans’ amortized cost basis to present the net amount expected to be collected over the lifetime of the loans. Loans are charged off against the allowance when management determines the loan balance to be uncollectible. Recoveries do not exceed the aggregate amount previously charged-off and expected to be charged-off. Subsequent recoveries, if any, are credited to the allowance.
Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. We use the weighted-average remaining maturity method (WARM method) as the basis for the estimation of expected credit losses. The WARM method uses a historical average annual charge-off rate. This average annual charge-off rate contains loss content over a historical look back period and is used as a foundation for estimating the credit loss reserve for the remaining outstanding balances of loans in a segment at the balance sheet date. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments, to determine the unadjusted historical charge-off rate. The calculation of the unadjusted historical charge-off rate is then adjusted for current conditions and for reasonable and supportable forecast periods. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term, as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio and not reflected in our historic loss factors.
Loan Types
The Company’s management identified the following segments and classes (segment subgroups) of the loan portfolio based on borrower categories and the nature and purpose of loans and underlying collateral as groups of loans with similar risk characteristics used to develop the estimated impairment in the loan portfolio for loans not specifically identified as deteriorated:
Real Estate — Loans secured by real estate (“R/E”). The source of repayment for these loans may be from sale of or rents from the underlying R/E, business operations in the R/E, or other sources. The repayment sources and collateral values are sensitive to economic and other environment factors which may vary based on the type of R/E or related operations, geographically, or both, as well as the quality of borrowers and other managers responsible for operations. Construction and development loans also present risks related to existence of collateral that should result from advances for construction or development activities and require additional monitoring.
Construction, development, and other land — To finance land under development or to be developed, or on- site construction of industrial, commercial, residential, or farm buildings.
Farmland — Secured by farmland and improvements thereon, as evidenced by mortgages or other liens. Includes land known to be used or usable for agricultural purposes, such as crop and livestock production. Includes grazing or pasture land, whether tillable or not and whether wooded or not. Excludes loans for farm property construction and land development purposes.
1 – 4 family residential property — Secured by mortgages or other liens on dwelling units including single family residences, vacation homes, condominiums, interest in individual cooperative housing units,

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
and mobile homes. Loans in this class are considered to be part of a group of smaller balance relatively homogenous loans that are not individually evaluated for classification as deteriorated, although unusually significant loans in this class may be evaluated if they are identified as presenting risk of loss that would be an outlier compared to the historical range of loss.
Multifamily (5+) residential property — Secured by mortgages or other liens on dwelling units for five or more family units such as apartments.
Non-farm non-residential owner-occupied property — Secured by non-farm, non-residential property, including business and industrial, hotels, motels, churches, hospitals, educational and charitable institutions, dormitories, clubs, lodges, association buildings, group homes for aged persons and orphans, golf courses, recreational facilities, and other similar properties occupied by the owner (e.g., not rental properties).
Non-farm non-residential non-owner occupied property — Same as previous, except not occupied by the owner (e.g., rental properties).
Commercial and industrial — Loans to legal entities (corporations, partnerships, limited liability entities, sole proprietorships, and other business enterprises and individuals (except for loans to individuals for investing or personal expenditures), but not to nonprofit organizations. Includes loans to finance construction not secured by real estate and loans to farmers for business purposes other than farming. Includes leases to the same types of borrowers for the same purposes. Includes loans originated under the Paycheck Protection Program and Main Street Lending Program. These loans are underwritten and originated in accordance with program guidelines.
Agricultural production — Loans to finance agricultural production, regardless of the borrower. Agricultural production includes growing and storing of crops; marketing and carrying of agricultural products by the producers thereof; breeding, raising, fattening, or marketing of livestock; fisheries; and forestry. Includes loans to purchase related equipment, machinery, or implements.
Consumer — Loans to individuals for household, family, and other personal expenditures, except home mortgages (1 – 4 family residential) and loans to purchase or carry investment securities. Includes other revolving credits, passenger and recreational vehicles, household appliances and furnishings, and others. Includes leases to the same types of borrowers for the same purposes.
Main Street Loan Program
The Federal Reserve established the Main Street Lending Program (“MSLP”) under The Coronavirus Aid, Relief, and Economic Security Act (CARES Act), that provided for up to $600 billion of new or expanded credit facilities to small and medium-sized businesses. MSLP loans are funded by a combination of the Company and the Federal Reserve Bank of Boston special purpose vehicle (“SPV”). Under the program, the SPV purchased 95% participation in each MSLP loan originated by the Company with the remainder of the loan retained by the Company. As of December 31, 2024, the Company had total MSLP loans of $192,923, sold participations to the SPV of $183,277, and retained $9,646 in MSLP loans. As of December 31, 2023, the Company had total MSLP loans of $280,633, sold participations to the SPV of $266,601, and retained $14,031 in MSLP loans. The Company earned servicing fees for the years ended December 31, 2024 and 2023 of $1,068 and $1,206, respectively.
All others — Loans to financial institutions (banks and other depository institutions and other associations, companies, and financial intermediaries whose primary business is to accept deposits and to extend credit); US state and local governments and subdivisions (other than investment securities, loans to United States government and agencies, the fifty states and District of Columbia, and their municipalities, school and other districts, Puerto Rico and US territories and possessions and their political subdivisions and Indian tribes in the US); foreign governments and institutions; and loans to individuals for investment purposes (other than loans secured by real estate).

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Credit Quality Indicators
The majority of the loan portfolio is comprised of loans to businesses and individuals throughout Texas, primarily in West Texas, Austin and the Dallas-Fort Worth metropolitan areas. In the third quarter of 2023 we opened a single branch in Palm Beach, Florida. These geographic concentrations subject the loan portfolio to the general economic conditions within their respective geographic areas. The risks created by these concentrations have been considered by management in the determination of the adequacy of the ACL. Management believes the ACL is adequate to cover estimated losses on loans at December 31, 2024 and 2023.
From a credit risk standpoint, the Company classifies its loans in one of five categories: (i) pass, (ii) mention, (iii) substandard, (iv) doubtful, or (v) loss.
The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. The Company reviews the ratings on credits quarterly. Ratings are adjusted to reflect the degree of risk and loss felt to be inherent in each credit as of each quarterly reporting period. The Company’s methodology is structured so specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss).
(i)
Pass — The Company classifies loans that perform in accordance with stated terms and have the financial ability more than sufficient to meet debt service requirements as pass.

(ii)
Special mention — Loans with potential weaknesses deserving management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or the credit position at some future date. Examples of these potential weaknesses, although not all-inclusive, include:

•
Lack of information about the borrower or guarantors, including stale financial information or lack of current collateral valuations.

•
Economic or market conditions in the future may affect the borrower’s ability to meet scheduled repayments. These may be evidenced by adverse profitability, liquidity, or leverage trends in the borrower’s financial statements.

(iii)
Substandard — Loans inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any, are classified as substandard. Loans so classified must have well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

(iv)
Doubtful — Loans classified doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

(v)
Loss — Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

As loans progress down the above classification scheme, the frequency of review increases. In some cases, management may determine an individual loan exhibits unique risk characteristics which differentiate the loan from other loans within the loan pools. In such cases, the loans are evaluated for expected credit losses on an individual basis and excluded form the collective evaluation.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
The Company designates loans as collateral dependent if repayment of the loan is expected to be provided substantially through the operation or sale of the collateral when the borrower, based on management’s assessment, is experiencing financial difficulty as of the reporting date. These loans do not share common risk characteristics and are not included within the pooled loans for determining the allowance for credit losses. Under CECL, for collateral dependent loans, the Company has adopted the practical expedient to measure the estimate of expected credit losses by comparing the amortized cost basis of a financial asset and the fair value of collateral securing the financial asset as of the reporting date. The allowance for credit losses is calculated on an individual loan basis based on the difference between the amount of the amortized cost basis greater than the fair value of the collateral securing the loan, which is adjusted for liquidation costs/discounts. If the fair value of the collateral exceeds the amortized cost basis, no allowance is required.
The fair value of individually evaluated collateral dependent loans is generally based on the fair value of collateral, less costs to sell. The fair value of real estate collateral is determined using recent real estate appraisals for residential and commercial properties. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Non-real estate or business asset collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business.
Identification and classification of significant credits and determination of a collateral dependent loan is inherently subjective and requires judgments and estimates susceptible to significant revision as more information becomes available due to changing circumstances and/or the passage of time. Judgments by knowledgeable professionals are subject to variations, even given the same facts and circumstances. The Company’s regulators routinely review the adequacy of the Company’s ACL and may require the Company to increase its ACL based on their policies and/or judgments about individual borrowers, economic conditions, and other factors available to them at the time of their examinations.
From time to time, we modify our loan agreements for borrowers experiencing financial difficulty. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. We review each such modified loan and determine on a case-by-case basis if the loan can be grouped with its like segment for allowance consideration or whether it should be individually evaluated for a specific allowance for credit loss allocation. If individually evaluated, an allowance for credit loss allocation is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral.
The accrual of interest on loans is discontinued when there is a clear indication the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis if the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. A loan is placed back on accrual status when both principal and interest are current, and it is probable we will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.
Method of Accounting for Loans Acquired
Acquired loans are recorded at their estimated fair value at the acquisition date and are initially classified as either purchased credit deteriorated (“PCD”) loans (i.e. loans that reflect credit deterioration since origination and it is probable at acquisition the Company will be unable to collect all contractually required payments) or non-purchased credit deteriorated loans (“Non-PCD”).

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Performance of certain loans may be monitored and based on management’s assessment of the cash flows and other facts available, portions of the accretable difference may be delayed or suspended if management deems appropriate. The Company’s policy for determining when to discontinue accruing interest on acquired performing loans and the subsequent accounting for such loans is essentially the same as the policy for originated loans described above.
An ACL for Non-PCD loans is recorded using a methodology similar to that described for originated loans. The establishment of the allowance is based on the loan’s amortized basis and established through a charge to provision for credit losses. An ACL is established for PCD loans by adding the estimated ACL to the loan’s fair value at the date of acquisition rather than through a provision for credit losses. Subsequent deterioration of PCD loans after the date of acquisition is recognized through the provision for credit losses.
Credit-Related Financial Instruments
In the ordinary course of business, the Company enters into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit.
Transfers of Financial Assets
Transfers of financial assets (primarily “loan participations sold” and SBA loans sold at Vista) must be evaluated to determine whether the transfer meets all of the following conditions to qualify for sale accounting: (a) isolation of the transferred assets from the transferor, (b) the transferee has the right to pledge or exchange the assets received and (c) the transferor’s lack of effective control over the transferred assets.
Foreclosed and Repossessed Assets
Assets acquired through, or in lieu of, loan foreclosure or repossession (“FandR”), if any, are held for sale and are initially recorded at fair value less cost to sell at the date of FandR, establishing a cost basis for the asset(s). Differences between the loan investment carrying value and the cost basis of the FandR asset(s) are charged against the ACL. Subsequent to FandR, capital improvements to FandR assets that increase the value, if any, are added to the FandR cost basis and management performs periodic valuations and the assets are carried at the lower of the FandR cost basis or estimated fair value less cost to sell. Revenue and expenses from holding and/or operating foreclosed assets and changes in the valuation allowance are netted and included in earnings.
Premises and Equipment
Buildings and improvements and furniture and equipment are recorded at cost. Depreciation on depreciable assets is provided over the estimated useful life of the asset, except for assets under capital lease obligations, which are depreciated over the shorter of the non-cancelable lease term or the estimated useful life of the leased asset, under the straight-line method. Maintenance, repairs, renewals, and betterment that do not significantly extend the useful life of the asset are recognized as expense as incurred. Book value (cost less accumulated depreciation at disposal) of asset disposals are removed from the accounts and the difference between the proceeds, if any, and the book value are netted and reported as gain or loss in earnings for the corresponding period. The proceeds from trade-ins are added to the cost basis of the new asset and any difference between the proceeds and book value of the trade-in is reflected as gain or loss in earnings.
Leases
Operating leases in which we are the lessee are recorded as right-of-use assets with corresponding lease liabilities. The right-of-use asset represents our right to utilize the underlying asset during the lease term, while the lease liability represents the present value of the obligation of the Company to make periodic lease payments over the life of the lease. The associated operating lease costs are comprised of the amortization

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
of the right-of-use asset and the implicit interest accreted on the lease liability, which is recognized on a straight-line basis over the life of the lease.
Goodwill and Intangible Assets
Goodwill represents the excess of the cost of entities acquired at inception over the fair value of the net assets acquired, net of amortization. Goodwill in VBI and Vista have been assigned to the banking subsidiary and operations reporting units, respectively, and are tested for impairment if an annual qualitative assessment (of whether it is likely the fair value of these reporting units are less than their carrying value) indicates the need for an impairment test, but may be tested for impairment if any event occurs or circumstances change that would more-likely-than-not reduce the fair value of the banking operations reporting unit below its carrying value. Intangible assets consist of core deposit intangibles and servicing assets.
Core deposit intangibles are initially recognized based on a valuation performed as of the consummation date. Core deposit intangibles are amortized over the average remaining life of the acquired customer deposits, normally 10 years, using the straight-line method.
GAAP requires servicing rights acquired through the origination of loans, which are sold with servicing rights retained, are recognized as separate assets. Servicing assets are recorded as the difference between the contractual servicing fees and adequate compensation for performing the servicing and are periodically reviewed and adjusted for any impairment. The amount of impairment recognized, if any, is the amount by which the servicing assets exceed their fair value. Fair value of the servicing assets is estimated using discounted cash flows based on current market interest rates. Servicing rights are amortized over their estimated lives.
All intangible assets are tested annually for potential impairment or when triggering events occur. No impairment charges were recorded during the years ended December 31, 2024 and 2023.
Derivative Financial Instruments
Derivatives are recorded on our consolidated balance sheets as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At inception of the derivative, we designate the derivative as one of two types based on our intention and belief as to the likely effectiveness as a hedge. These two types are (1) a hedge of the fair value of a recognized asset or liability (“Fair Value Hedge”), and (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”). As of December 31, 2024 and 2023, the Company did not have any derivatives designated as a Cash Flow Hedge.
For certain Fair Value Hedges, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in noninterest income or expense in our consolidated statements of income. Fair Value Hedge instruments offered by the Company which are included in noninterest income or expense include pass-through interest rate swap products to qualified commercial banking customers. Under this type of contract, the Company enters into an interest rate swap contract with a customer, while at the same time entering into an offsetting interest rate swap contract with a financial institution counterparty. Changes in the fair value of the underlying derivatives are designed to offset each other so they would not significantly impact the Company’s operating results.
All derivatives are carried at fair value in either other assets or other liabilities in the accompanying consolidated balance sheets. At December 31, 2024, the Company’s derivative assets and liabilities each totaled $446. There were no derivatives at December 31, 2023.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Income Taxes
The Company files a consolidated Federal income tax (“FIT”) return and recognizes FIT for the tax effects of the transactions reported in the CFS. FIT expense or benefit in earnings consists of taxes currently due or refunds receivable plus deferred tax effects from differences between the basis of assets and liabilities for CFS and FIT purposes, except that the deferred FIT expense or benefit on components of OCI are netted against those items. Deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will be deductible or taxable when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. The Company accounts for interest or penalties related to Internal Revenue Service (“IRS”) assessments, if any, as income tax expense.
Texas margin taxes are considered income taxes for financial reporting purposes. Texas margin taxes due annually in May are based on the preceding calendar year’s income and expenses; accrued expenses and other liabilities in the accompanying CFS include an accrual for estimated Texas margin taxes. Related deferred taxes are insignificant.
Advertising Costs
Advertising costs are recognized when incurred and are recorded as marketing expenses on the consolidated statement of income and comprehensive income.
Stock Option Expense
Compensation expense for stock options is based on the fair value of the award on the measurement date, which, for the Company, is the date of the grant and is recognized ratably over the service period of the award. The fair value of stock options is estimated using the Black-Scholes option pricing model.
Restricted Stock Expense
Compensation expense for restricted stock awards is based on the fair value of the award on the measurement date, which, for the Company, is the date of the grant and is recognized using the straight-line method over the service period of the award.
Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation and had no effect on prior year net income or stockholders’ equity.
Subsequent Events
The Company has evaluated all subsequent events for potential recognition and disclosure through April 18, 2025, the date of which the consolidated financial statements were available to be issued and noted the following subsequent events requiring financial statement recognition or disclosure.
In December of 2024, we entered into a multi-branch purchase and assumption agreement (“Agreement”) whereby we agreed to sell seven rural West Texas branches including Abernathy, Hale Center, Haskell, Idalou, Petersburg, Plainview, and Ralls to First United Bank including the real estate and buildings, furniture and equipment and generally all the branches’ loans and deposits. Immediately prior to the consummation of the sale on February 28, 2025, the branches reported total loans of $118.9 million, fixed assets and prepaids of $3.3 million and deposits of $370.0 million. The Company received a premium on deposits sold of approximately 4.0%.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
In March of 2025, the company charged off approximately $9.1 million of agriculture loans (“Credit Relationship”) to a single borrower. The credit relationship had an aggregate remaining balance of approximately $1.4 million. There was no specific reserve on this credit relationship as the 2024 crop inspection and appraisal information indicated that the credit relationship was fully collateralized. In January 2025, the borrower informed the bank that the harvest was complete and payments should begin to be received from commodity processors. Later in 2025, the borrower ceased all communications with the bank which then began collection efforts. Collection efforts are ongoing but indicate that harvest proceeds will be significantly less than the crop inspection based on challenging farming conditions, falling commodity prices and less than anticipated harvested amounts. Other collateral including a 1 – 4 family residence, farm equipment, FSA guarantees and FSA disaster payments are all being pursued as potential sources of proceeds for recovery of the charge off. The potential for litigation related to defending the bank’s first-lien security interest in the farm equipment is likely as other creditors are making claims on that collateral. The Company’s head of special assets is managing the liquidation, collection and litigation aspects of this credit relationship.
Recently Issued Accounting Standards — Adopted
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit. The Company adopted CECL on January 1, 2023, using a modified retrospective transition approach. The impact of adopting CECL resulted in an allowance for credit losses for loans and leases increase of $4,950 from December 31, 2022. The Company recorded a decrease to retained earnings of $3,911, which was net of tax effects of $1,039, as of January 1, 2023, for the cumulative effect of adopting ASC 326. The increase was primarily due to recognizing expected lifetime losses in the portfolio and adding an economic forecast based upon our assumptions on January 1, 2023. The Company adopted ASC 326 using the weighted average remaining maturity method (WARM) method. Results for reporting periods beginning after January 1, 2023, are presented under ASC 326.
In March 2022, the FASB issued ASU 2022-02, Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminates the recognition and measurement guidance for troubled debt restructurings (“TDRs”) by creditors in ASC 310-40. The update also enhances disclosure requirements for certain loan restructurings by creditors when a borrower is experiencing financial difficulty. Specially, rather than applying the recognition and measurement guidance for TDRs, an entity will apply the loan refinancing and restructuring guidance to determine whether a modification or other form of restructuring results in a new loan or a continuation of an existing loan. The Company adopted this ASU effective on January 1, 2023, and used the prospective method, which did not have a significant impact on its consolidated financial statements.
Recently Issued Accounting Standards — Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 720), Improvements to Income Tax Disclosures.” ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions.
The standard is not expected to have a significant impact on the Company’s financial statements.
2.
Acquisitions

The acquisition described below was accounted for under the purchase method of accounting in accordance with FASB ASC 805, “Business Combinations”. The purchased assets and assumed liabilities

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
were recorded at their respective estimated fair values as of the date of acquisition with any excess of fair value of the net tangible and intangible assets acquired over the cost of the acquisition recorded as a bargain purchase gain. Additional information related to core deposit intangible assets is included in Note 7 — Intangible assets.
The operating results of the acquired bank are included with the Company’s results of operations since the date of acquisition. Acquisition-related costs of $400 are included in the consolidated statement of income and comprehensive income in Other noninterest expense for the year ended December 31, 2023. These costs, which include advisory, legal, accounting, valuation, and other professional fees, were reflected as expenses in the periods in which the costs were incurred, or services received.
Effective April 1, 2023, VBI acquired 100% of the outstanding common stock of Charis Holdings, Inc., including its wholly owned subsidiary, Charis Bank, in exchange for VBI common stock, issued at estimated fair value as defined in the purchase agreement, amounting to total consideration of approximately $30,154. Under the terms of the acquisition, 323,588 shares of VBI were issued to shareholders of Charis Holdings, Inc. plus cash of $5 for partial shares. The purpose of the acquisition was to continue to grow the Company in terms of assets, deposits, and market area.
As a result of the acquisition, the Company expanded its market area in the Dallas, Texas and surrounding metroplex area including the city of Justin, Texas. A bargain purchase gain of $4,475 was recognized as a result of the acquisition and is a result of the excess of fair value of net assets acquired over consideration paid. Below is a summary of total consideration paid:
Cash for partial shares	$5
VBI common stock	30,149
Fair value of total consideration transferred	$30,154
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition, April 1, 2023.
Cash and due from banks	$95,361
Investment securities	1,566
Loans, net of discount	143,695
Bank-owned life insurance	830
Accrued interest receivable	441
Premises and equipment	2,345
Core deposit intangible	5,194
Other assets	1,669
Total assets acquired	251,101
Non interest bearing deposits	41,961
Interest bearing deposits	171,141
Other liabilities	3,370
Total liabilities assumed	216,472
Total Identifiable net assets acquired	34,629
Total consideration paid	30,154
Bargain purchase gain	$4,475

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Below is a reconciliation of net cash received from the acquisition as stated in the accompanying consolidated statement of cash flows for the year ended December 31, 2023.
Cash acquired	$95,361
Less: cash for partial shares	5
Net cash received from acquisition	$95,356

3.
Investment Securities — Available for Sale and Held to Maturity

Investment securities have been classified in the consolidated balance sheet according to management’s intent. The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available for sale and held to maturity are as follows:
	December 31, 2024 Available for Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$25,000	$—	$2,042	$22,958
State & municipal, tax exempt	41,849	50	1,838	40,061
State & municipal, taxable	5,114	—	592	4,522
Collateralized Mortgage Obligations	11,818	47	176	11,689
Mortgage-backed securities	12,671	—	390	12,281
Total	$96,452	$97	$5,038	$91,511
	December 31, 2024 Held to Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasuries	$19,870	$—	$441	$19,429
Corporate bonds	6,597	1	1,089	5,509
State & municipal, tax exempt	17,189	—	2,043	15,146
Collateralized Mortgage Obligations	4,720	23	182	4,561
Mortgage-backed securities	8,093	33	66	8,060
Total	$56,469	$57	$3,821	$52,705
	December 31, 2023 Available for Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US GSE notes	$2,002	$—	$16	$1,986
Corporate bonds	25,000	—	2,655	22,345
State & municipal, tax exempt	46,141	883	884	46,140
State & municipal, taxable	6,135	—	575	5,560
Mortgage-backed securities	928	—	61	867
Total	$80,206	$883	$4,191	$76,898

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
“GSE” stands for government sponsored enterprise, formed by the US Government, but does not have “full faith and credit” of US Government backing credit: considered higher risk than US Government agencies.
	December 31, 2023 Held to Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasuries	$29,715	$—	$1,011	$28,704
Corporate bonds	6,579	—	891	5,688
State & municipal, tax exempt	17,460	—	1,598	15,862
Collateralized Mortgage Obligations	4,955	9	165	4,799
Mortgage-backed securities	8,143	—	218	7,925
Total	$66,852	$9	$3,883	$62,978
For available for sale debt securities in an unrealized loss position, the Company first assesses whether or not it intends to sell, or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the securities amortized cost basis is written down to fair value through income. For available for sale debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. With regard to available for sale debt securities; treasuries, collateralized mortgage obligations and mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government. Management has determined there is no expectation for credit loss on securities back by the U.S. government, or agencies thereof. For corporate bonds, which consist solely of bank subordinated debt, management reviewed periodic financial reporting, key risk indicators, including ratings by credit agencies when available, and determined there is no current expectation of credit loss. For municipal securities, management reviewed key risk indicators, including ratings by credit agencies when available, and determined there is no current expectation of credit loss.
If this assessment indicates a credit loss exists, the present value of the cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected are less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount the fair value is less than the amortized cost basis. Any unrealized loss that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss). Based on evaluation of available evidence management believes the unrealized losses on the securities as of December 31, 2024 and 2023 are not credit-related. Management does not have the intent to sell any of these securities and believes it is more likely than not the Company will not have to sell any such securities before recovery of cost. The fair values are expected to recover as the securities approach their maturity date or repricing date or if market yields for the investments decline. Accordingly, no allowance for credit losses has been recorded for these securities.
With regard to held to maturity debt securities; treasuries, collateralized mortgage obligations and mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government. For corporate bonds, which consist solely of bank subordinated debt, management reviewed periodic financial reporting, key risk indicators,

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
including ratings by credit agencies when available, and determined there is $24 current expectation of credit loss. For municipal securities, management reviewed key risk indicators, including ratings by credit agencies when available, and determined there is no current expectation of credit loss.
The following tables disclose the Company’s available for sale investment securities in an unrealized loss position for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous loss position:
	December 31, 2024
	Less than 12 months		12 months or more		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
Corporate bonds	$4,602	$398	$18,356	$1,644	$22,958	$2,042
State & municipal, tax exempt	23,560	536	10,493	1,302	34,053	1,838
State & municipal, taxable	—	—	4,522	592	4,522	592
Collateralized Mortgage Obligations	7,306	176	—	—	7,306	176
Mortgage-backed securities	11,565	328	716	62	12,281	390
Total	$47,033	$1,438	$34,087	$3,600	$81,120	$5,038
	December 31, 2023
	Less than 12 months		12 months or more		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
US GSE Notes	$—	$—	$1,986	$16	$1,986	$16
Corporate bonds	—	—	17,345	2,655	17,345	2,655
State & municipal, tax exempt	726	1	11,822	883	12,548	884
State & municipal, taxable	—	—	5,560	575	5,560	575
Mortgage-backed securities	—	—	867	61	867	61
Total	$726	$1	$37,580	$4,190	$38,306	$4,191
The number of investment positions in an unrealized loss position at December 31, 2024 and December 31, 2023 totaled 64 and 39, respectively. The Company does not believe these unrealized losses are credit related and the Company has the intent and ability to hold the securities prior to recovery and/or maturity. The unrealized losses noted are interest rate-related due to the level of interest rates at December 31, 2024. The Company has reviewed the ratings of the issuers and has not identified any issues related to the ultimate repayment of principal as a result of credit concerns on these securities. As a result of this assessment, no allowance for credit loss was recorded on investment securities available-for-sale as of December 31, 2024.
Sales of Investment Securities
The Company sold $2,450 of investment securities available for sale during the year ended December 31, 2024. The Company had total proceeds of $2,462 and realized gross gains of $12 and no gross losses. The Company did not sell any investment securities available for sale during the year ended December 31, 2023.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
AFS Securities Pledged
At December 31, 2024 and 2023, Vista had pledged securities with carrying values of approximately $55,158 and $24,549, respectively, to secure public deposits and our Federal Reserve Bank discount window line.
Contractual Maturities
The amortized cost and estimated fair value of debt securities, by contractual maturity, are shown below. Mortgage-backed securities and collateralized mortgage obligations typically are issued with stated principal amounts and are backed by pools of mortgage loans that have varying maturities. The expected maturities can differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The term of mortgage-backed securities and collateralized mortgage obligations thus approximates the term of the underlying mortgages and can vary significantly due to prepayments; therefore, the securities are not included in the maturity categories below.
	December 31, 2024
	Amortized Cost	Fair Value
Available for Sale
Within 1 year	$—	$—
1 to 5 years	2,563	2,449
5 to 10 years	27,169	24,843
Over 10 years	42,231	40,249
	71,963	67,541
Mortgage-backed securities and CMOs	24,489	23,970
Total	$96,452	$91,511
	December 31, 2024
	Amortized Cost	Fair Value
Held to Maturity
Within 1 year	$9,971	$9,911
1 to 5 years	9,899	9,518
5 to 10 years	6,597	5,510
Over 10 years	17,189	15,145
	43,656	40,084
Mortgage-backed securities and CMOs	12,813	12,621
Total	$56,469	$52,705

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
4.
Loans and Leases, and Allowance for Credit Losses

Major Classifications of Loans
Loans in the accompanying consolidated balance sheet consisted of the following:
	December 31,
	2024	2023
Real Estate Loans:
Construction, land, and land development	$321,029	$275,223
Farmland	58,341	65,565
1 – 4 family residential	226,599	193,621
Multifamily	72,838	59,937
Non-farm non-residential owner occupied	221,053	191,527
Non-farm non-residential non-owner occupied	421,976	312,928
Commercial & industrial	549,670	383,398
Agricultural production	61,570	56,730
Consumer	4,764	6,129
Other	7,393	8,387
	1,945,233	1,553,445
Allowance for credit losses	(22,293)	(18,873)
Loans, net	$1,922,940	$1,534,572
Loan balances as of December 31, 2024 and December 31, 2023 are stated net of $321,886 and $350,721 of participations sold, respectively. Of these balances, as of December 31, 2024 and 2023, MSLP participations sold to the Federal Reserve Bank of Boston special purpose vehicle totaled, $183,277 and $266,601, respectively. The net outstanding balance of MSLP loans included in the total balance of loans as of December 31, 2024 and 2023 totaled $9,646 and $14,032, respectively.
Nonaccrual Loans
During the years ended December 31, 2024 and 2023, interest income not recognized on nonaccrual loans was $403 and $140, respectively.
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. As mentioned in Note 1, the accrual of interest on loans is discontinued when there is a clear indication the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. Nonaccrual loans, segregated by class of loans were as follows:

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
	CECL MODEL
	December 31, 2024
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate loans:
Construction, land, and land development	$1,911	$—	$1,911
Farmland	—	—	—
1 – 4 family residential	—	—	—
Multifamily	—	—	—
Non-farm non-residential owner occupied	—	—	—
Non-farm non-residential non-owner occupied	—	—	—
Commercial & industrial	380	2,054	2,434
Agricultural production	—	—	—
Consumer	—	—	—
Other	55	16	71
Total	$2,346	$2,070	$4,416
CECL MODEL
December 31, 2023
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate loans:
Construction, land, and land development	$—	$—	$—
Farmland	—	—	—
1 – 4 family residential	—	—	—
Multifamily	—	—	—
Non-farm non-residential owner occupied	—	—	—
Non-farm non-residential non-owner occupied	—	—	—
Commercial & industrial	1,026	—	1,026
Agricultural production	2	—	2
Consumer	—	—	—
Other	—	—	—
Total	$1,028	$—	$1,028
During the year ended December 31, 2024, the Company wrote off accrued interest receivables by reversing interest income of $24 on commercial and industrial loans, $10 on construction, development & vacant loans, $4 on 1 – 4 family residential loans, and $1 on other loans. During the year ended December 31, 2023, the Company wrote off accrued interest receivables by reversing interest income of $67 on commercial and industrial loans and $2 on 1 – 4 family residential loans.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Past Due Loans
Age analyses of past due loans segregated by class of loans were as follows:
	December 31, 2024
	30 to 59 Days	60 to 89 Days	Over 90 Days	Total Past Due	Current	Total
Real estate loans:
Construction, land, and land development	$—	$—	$—	$—	$321,029	$321,029
Farmland	—	—	—	—	58,341	58,341
1 – 4 family residential	—	—	—	—	226,599	226,599
Multifamily	—	—	—	—	72,838	72,838
Non-farm non-residential owner occupied	—	—	—	—	221,053	221,053
Non-farm non-residential non-owner occupied	—	—	—	—	421,976	421,976
Commercial & industrial	469	84	2,434	2,987	546,683	549,670
Agricultural production	—	—	—	—	61,570	61,570
Consumer	32	15	—	47	4,717	4,764
Other	77	21	12	110	7,283	7,393
	$578	$120	$2,446	$3,144	$1,942,089	$1,945,233
	December 31, 2023
	30 to 59 Days	60 to 89 Days	Over 90 Days	Total Past Due	Current	Total
Real estate loans:
Construction, land, and land development	$—	$—	$—	$—	$275,223	$275,223
Farmland	—	—	—	—	65,565	65,565
1 – 4 family residential	46	—	—	46	193,575	193,621
Multifamily	—	—	—	—	59,937	59,937
Non-farm non-residential owner occupied	—	—	—	—	191,527	191,527
Non-farm non-residential non-owner occupied	—	—	—	—	312,928	312,928
Commercial & industrial	153	867	1,026	2,046	381,352	383,398
Agricultural production	—	—	—	—	56,730	56,730
Consumer	53	3	—	56	6,073	6,129
Other	81	1	—	82	8,305	8,387
	$333	$871	$1,026	$2,230	$1,551,215	$1,553,445
As of December 31, 2024 the Company had $12 loans over 90 days past due and still accruing. As of December 31, 2023 the Company had no loans over 90 days past due and still accruing.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Credit Quality Indicators
The following summarizes the Company’s internal ratings of its loan, segregated by class of loans:
	December 31, 2024
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Real estate loans:
Construction, land, and land development	$319,118	$—	$1,911	$—	$—	$321,029
Farmland	58,341	—	—	—	—	58,341
1 – 4 family residential	226,599	—	—	—	—	226,599
Multifamily	72,838	—	—	—	—	72,838
Non-farm non-residential owner occupied	219,854	205	994	—	—	221,053
Non-farm non-residential non-owner occupied	421,976	—	—	—	—	421,976
Commercial & industrial	547,220	6	1,792	652	—	549,670
Agricultural production	48,315	1,469	11,786	—	—	61,570
Consumer	4,764	—	—	—	—	4,764
Other	7,300	21	72	—	—	7,393
	$1,926,325	$1,701	$16,555	$652	$—	$1,945,233
	December 31, 2023
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Real estate loans:
Construction, land, and land development	$273,224	$—	$1,999	$—	$—	$275,223
Farmland	65,156	409	—	—	—	65,565
1 – 4 family residential	193,555	—	66	—	—	193,621
Multifamily	59,937	—	—	—	—	59,937
Non-farm non-residential owner occupied	190,262	215	1,050	—	—	191,527
Non-farm non-residential non-owner occupied	312,928	—	—	—	—	312,928
Commercial & industrial	380,944	100	2,354	—	—	383,398
Agricultural production	56,265	463	2	—	—	56,730
Consumer	6,129	—	—	—	—	6,129
Other	8,387	—	—	—	—	8,387
	$1,546,787	$1,187	$5,471	$—	$—	$1,553,445

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Allowance for Credit Losses
The following tables detail the activity in the allowance for credit losses by portfolio segment:
	December 31, 2024
	Beginning Balance	Provision for Credit Losses	Charge-offs	Recoveries	Total
Real estate loans:
Construction, land, and land development	$3,063	$483	$—	$—	$3,546
Farmland	473	55	—	—	528
1 – 4 family residential	1,805	373	—	—	2,178
Multifamily	594	118	—	—	712
Non-farm non-residential owner occupied	1,440	286	—	—	1,726
Non-farm non-residential non-owner occupied	3,520	2,169	(3,703)	3,459	5,445
Commercial & industrial	7,296	100	(361)	537	7,572
Agricultural production	588	(96)	(5)	1	488
Consumer	15	(29)	(13)	34	7
Other	79	12	—	—	91
	$18,873	$3,471	$(4,082)	$4,031	$22,293
	December 31, 2023
	Beginning Balance	ASC 326 Adoption	Provision for Credit Losses	Charge-offs	Recoveries	Total
Real estate loans:
Construction, land, and land development	$2,876	$84	$277	$(174)	$—	$3,063
Farmland	460	33	(20)	—	—	473
1 – 4 family residential	1,350	46	434	(29)	4	1,805
Multifamily	560	22	12	—	—	594
Non-farm non-residential owner occupied	1,249	53	138	—	—	1,440
Non-farm non-residential non-owner occupied	2,188	66	1,266	—	—	3,520
Commercial & industrial	5,644	4,587	1,734	(4,808)	139	7,296
Agricultural production	400	102	86	—	—	588
Consumer	83	(46)	3	(59)	34	15
Other	78	3	(15)	(82)	95	79
	$14,888	$4,950	$3,915	$(5,152)	$272	$18,873
Collateral Dependent Loans
The Company designates loans as collateral dependent if repayment of the loan is expected to be provided substantially through the operation or sale of the collateral when the borrower, based on management’s assessment, is experiencing financial difficulty as of the reporting date. These loans do not

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
share common risk characteristics and are not included within the pooled loans for determining the allowance for credit losses. Under CECL, for collateral dependent loans, the Company has adopted the practical expedient to measure the estimate of expected credit losses by comparing the amortized cost basis of a financial asset and the fair value of collateral securing the financial asset as of the reporting date. The allowance for credit losses is calculated on an individual loan basis based on the difference between the amount of the amortized cost basis greater than the fair value of the collateral securing the loan, which is adjusted for liquidation costs/discounts. If the fair value of the collateral exceeds the amortized cost basis, no allowance is required.
The fair value of individually evaluated collateral dependent loans is generally based on the fair value of collateral, less costs to sell. The fair value of real estate collateral is determined using recent real estate appraisals for residential and commercial properties. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Non-real estate or business asset collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business.
The following table presents an analysis of collateral dependent loans and related collateral types of the Company:
	December 31, 2024
	Residential Properties	Business Assets	Commercial Properties	Total
Real estate loans:
Construction, land, and land development	$—	$—	$1,911	$1,911
Farmland	—	—	—	—
1 – 4 family residential	—	—	—	—
Multifamily	—	—		—
Non-farm non-residential owner occupied	—	—	916	916
Non-farm non-residential non-owner occupied	—	—	—	—
Commercial & industrial	—	680	—	680
Agricultural production	—	11,786	—	11,786
Consumer	—	—	—	—
Other		55		55
Total	$—	$12,521	$2,827	$15,348

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
	December 31, 2023
	Residential Properties	Business Assets	Commercial Properties	Total
Real estate loans:
Construction, land, and land development	$—	$—	$1,999	$1,999
Farmland	—	—	—	—
1 – 4 family residential	66	—	—	66
Multifamily	—	—	—	—
Non-farm non-residential owner occupied	—	—	958	958
Non-farm non-residential non-owner occupied	—	—	—	—
Commercial & industrial	—	1,690	—	1,690
Agricultural production	—	3	—	3
Consumer	—	—	—	—
Other	—	—	—	—
Total	$66	$1,693	$2,957	$4,716
Modifications Made to Borrowers Experiencing Financial Difficulty
From time to time, the Company modifies its loan agreement with a borrower. A modified loan is considered a modification made to a borrower experiencing financial difficulty when two conditions are met: (i) the borrower is experiencing financial difficulty and (ii) the modification is in the form of principal forgiveness, an interest rate reduction, an other than-insignificant payment delay, a term extension or a combination of these modifications. The Company had no loans modified due to borrowers experiencing financial difficulty during the twelve months ended December 31, 2024 and December 31, 2023.
During the twelve months ended December 31, 2024 and December 31, 2023, there were no modifications to borrowers in financial difficulty that had a payment default. A default for purposes of this disclosure is a modification made to borrower experiencing financial difficulty in which the borrower is 90 days past due or results in the foreclosure and repossession of the applicable collateral. These loans have no unfunded commitments.
5.
Premises and Equipment

Premises and equipment in the accompanying consolidated balance sheet consisted of the following:
	Estimated Useful Life	December 31,
		2024	2023
Building and improvements	2 – 40 yrs	$28,216	$24,228
Furniture and equipment	2 – 15 yrs	17,698	16,246
Land		2,929	2,504
Software	3 – 7 yrs	2,212	2,106
Art		238	196
Construction in progress		111	1,750
Vehicles	5 yrs	381	146
		51,785	47,176
Less accumulated depreciation		18,612	16,061
		$33,173	$31,115

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
As of December 31, 2024 and 2023, depreciation expense totaled $2,550 and $1,772, respectively, and is included in occupancy and equipment in the accompanying consolidated statement of income and comprehensive income.
6.
Investments in Non-Marketable Equity Securities

Vista held investments in non-marketable equity securities. These investments do not have a readily determinable fair value and are held at cost in the accompanying consolidated balance sheet. These equity investments were as follows:
	December 31,
	2024	2023
FHLB stock	$3,407	$3,219
FRB stock subscription	4,316	4,265
Other non-marketable equity securities	1,833	1,627
Total	$9,556	$9,111

7.
Intangible Assets

Intangible assets in the accompanying consolidated balance sheet are summarized as follows:
		December 31, 2024
	Amortization Period	Gross Intangible Asset	Accumulated Amortization	Net Intangible Asset
Core deposit intangible	10 Years	$6,103	$1,598	$4,505
		$6,103	$1,598	$4,505
		December 31, 2023
	Amortization Period	Gross Intangible Asset	Accumulated Amortization	Net Intangible Asset
Core deposit intangible	10 Years	$6,103	$988	$5,115
Servicing asset	14.6 Years	100	76	24
		$6,203	$1,064	$5,139
For the years ended December 31, 2024 and 2023, amortization expense related to core deposit intangible assets of $610 and $480, respectively, is included within other general and administrative expenses in the accompanying consolidated statement of income and comprehensive income.
For the year ended December 31, 2024 and 2023, amortization expense related to servicing assets of $24 and $8, respectively, is included within other noninterest income in the accompanying consolidated statement of income and comprehensive income.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2024 is as follows:
Year	Amount
2025	$610
2026	610
2027	557
2028	519
2029	519
Thereafter	1,690
$4,505

8.
Goodwill

Changes in the carrying amount of goodwill are summarized as follows:
	December 31,
	2024	2023
Beginning of year	$3,427	$3,427
Effect of acquisitions	—	—
Impairment losses	—	—
End of year	$3,427	$3,427
Impairment of goodwill is tested for annually or when a triggering event occurs, and exists when a reporting unit’s carrying value of goodwill exceeds its fair value. As of December 31, 2024 and 2023, the Company had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated it was more likely than not the fair value of the reporting unit exceeded its carrying value, resulting in no impairment.
9.
Derivative Financial Instruments

Fair Value Hedges
The Company offers certain interest rate swap products directly to its qualified commercial banking customers. These financial instruments are not designated as hedging instruments. The interest rate swap derivative positions relate to transactions in which the Company enters into an interest rate swap with a customer, while at the same time entering into an offsetting interest rate swap with another financial institution. An interest rate swap transaction allows customers to effectively convert a variable rate loan to a fixed rate. In connection with each swap, the Company agrees to pay interest on a notional amount at a variable interest rate and receive interest from the customer on a similar notional amount at a fixed interest rate. At the same time, the Company agrees to pay another financial institution the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount.
Because the Company acts as an intermediary for its customer, changes in the fair value of the underlying derivative contracts are designed to offset each other and would not significantly impact the Company’s operating results except in certain situations where there is a significant deterioration in the customer’s credit worthiness or that of the counterparties. At December 31, 2024, no such deterioration was determined by management.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
All derivatives are carried at fair value in either derivative assets or derivative liabilities in the accompanying consolidated balance sheet. At December 31, 2023, the Company did not have any fair value hedges.
The following tables provide the outstanding notional balances and fair values of outstanding derivative positions at December 31, 2024.
	Outstanding Notional Balance	Asset Derivative Fair Value	Liability Derivative Fair Value	Pay Rate(1)	Receive Rate(1)	Remaining Term(2)
Fair value hedges:
Commercial loan pass-through interest rate swaps:
Loan customer counterparty	$54,853	$424	22	—	6.90%	3.6
Financial institution counterparty	54,853	22	424	6.90%	—%	3.6
Total fair value hedges	109,706	446	446
Total derivatives	$109,706	$446	$446

(1)
Weighted average rate.

(2)
Weighted average life (in years).

10.
Deposits

Composition of deposits are as follows:
	December 31,
	2024	2023
Time deposits of $250,000 or more	$173,529	$127,534
Time deposits less than $250,000	214,564	195,233
Total time deposits	388,093	322,767
Non-time deposits	1,899,695	1,637,443
Total deposits	$2,287,788	$1,960,210
Time deposits scheduled maturities as of December 31, 2024 are as follows:
Year	Amount
2025	$362,051
2026	11,872
2027	6,352
2028	2,555
2029	5,263
Thereafter	—
$388,093

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
11.
FHLB Advances and Other Credit Extensions

Federal Home Loan Bank (“FHLB”)
As of December 31, 2024 and 2023 the advances from the FHLB totaled $20,000 and $30,000, respectively. The advances are utilized to meet liquidity needs and are collateralized by a blanket lien on certain loans and FHLB stock owned.
As of December 31, 2024, the detail of advances from FHLB are as follows:
	Interest Rate	Maturity Date	Amount
FHLB Advance	5.3550%	1/15/2025	$5,000
FHLB Advance	5.3020%	5/30/2025	5,000
FHLB Advance	4.8150%	2/27/2026	5,000
FHLB Advance	4.7500%	1/29/2027	5,000
			$20,000
The contractual principal payments at December 31, 2024 are as follows:
Year	Amount
2025	$10,000
2026	5,000
2027	5,000
$20,000
As of December 31, 2023, the Company had advances from the FHLB totaling $30,000. The detail of advances are as follows:
	Interest Rate	Maturity Date	Amount
FHLB Advance	5.6530%	1/31/2024	$5,000
FHLB Advance	5.6230%	5/31/2024	5,000
FHLB Advance	5.3550%	1/15/2025	5,000
FHLB Advance	5.3020%	5/30/2025	5,000
FHLB Advance	4.8150%	2/27/2026	5,000
FHLB Advance	4.7500%	1/29/2027	5,000
			$30,000
The Company had $224,900 and $114,538 in commitments associated with outstanding standby letters of credit as of December 31, 2024 and 2023, utilized for pledging of public entity deposits. The Company had the availability to borrow additional funds of approximately $367,861 and $399,466 as of December 31, 2024 and 2023, respectively.
Federal Reserve Bank (“FRB”)
The FRB allows us to borrow funds through their discount window. This facility was established in January of 2024. As of December 31, 2024 the Company maintained a secured line of credit with the FRB with an availability to borrow approximately $518,158. Approximately $573,287 of commercial and agriculture loans were pledged as collateral at December 31, 2024. Approximately $29,709 of securities were pledged

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
as collateral at December 31, 2024. The Company had no advances under the FRB discount window outstanding as of December 31, 2024.
Other Credit Extensions
As of December 31, 2024 and 2023, the Company maintained credit facilities with commercial banks with an availability to borrow up to an aggregate amount of approximately $47,500. There were no borrowings against these lines as of December 31, 2024 and 2023.
12.
Borrowed Funds

NexBank Revolving Line of Credit
The Company originally entered into a loan agreement with NexBank on December 23, 2019, which provided for a $20,000 revolving line of credit, or Line of Credit Agreement. The Company amended the agreement on September 16, 2020, exercising an option to extend the original maturity by 1 year, raising the line of credit from $20,000 to $35,000, and lowering the interest rate floor from 4.50% to 4.25%. The Company amended the agreement for the second time on August 20, 2021, extending the maturity date to December 21, 2026 and fixing the rate at 3.75% for the term of the loan. The Company amended the agreement for the third time on June 27, 2022, raising the line of credit from $35,000 to $45,000 with no other changes to the agreement. The entire outstanding balance and unpaid interest is payable in full on the maturity date of December 21, 2026.
The Company may prepay the principal amount of the Line of Credit without premium or penalty. The obligations of the Company under the Line of Credit Agreement are secured by a valid and perfected first priority lien on all of the issued and outstanding shares of capital stock of the Bank and all assets of the holding company.
Covenants made under the Line of Credit Agreement include, but not limited to, the Company maintaining a leverage ratio of greater than 7%, the Bank maintaining a leverage ratio of greater than 8%, the Bank’s Texas Ratio (as defined in the Line of Credit Agreement) not to exceed 40%, the Bank’s Total Capital Ratio (as defined under the Line of Credit Agreement) of not less than 11% and restrictions on the ability of the Company and its subsidiaries to incur certain additional debt. As of December 31, 2024 and 2023, the Company was in compliance with the debt covenants as provided for under its line of credit agreement with NexBank.
As of December 31, 2024 and 2023, the Company had total advances outstanding of $45,000.
The contractual principal payments at December 31, 2024 are as follows:
Year	Amount
2025	$—
2026	45,000
2027	—
2028	—
2029	—
Thereafter	—
$45,000

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
13.
Income Taxes

The provision for income taxes consisted of the following:
	December 31,
	2024	2023
Current income tax expense	$7,579	$4,538
Deferred income tax expense (benefit)	(881)	1,750
Federal income tax expense	6,698	6,288
State income tax expense	54	—
Texas franchise tax expense	—	80
Income tax expense as reported	$6,752	$6,368
A reconciliation of reported income tax expense to the amount computed by the Company’s statutory income tax rate of 21% at December 31, 2024 and 2023, respectively, to income before income taxes is presented below:
	December 31,
	2024	2023
Income tax expense computed as the statutory rate	$6,761	$7,236
Tax exempt municipal interest	(140)	(160)
Earnings from bank-owned life insurance	(72)	(64)
Texas franchise tax expense	—	80
State income tax expense	54	—
Bargain purchase gain	—	(940)
Other, net	149	216
Income tax expense as reported	$6,752	$6,368
Components of deferred tax assets and liabilities are presented in the table below and are included within other assets in the accompanying consolidated balance sheet. As a result of the Tax Cuts and Jobs Act enacted in 2017, deferred taxes as of December 31, 2024 and 2023 are based on the U.S. statutory federal income tax rate of 21%.
	December 31,
	2024	2023
Deferred tax assets:
Allowance for credit losses	$4,763	$3,995
Deferred compensation	963	355
Loan purchase discount	545	943
Nonaccrual interest	84	26
Limited partnerships	55	17
Stock based compensation	93	—
Deferred loan fees	17	29
Accrued expenses	6	51
Deferred fees	81	8
Net operating loss carryforward	892	1,077
Net unrealized loss on securities available for sale	1,037	695
Other	96	44
Total deferred tax assets	8,632	7,240

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
	December 31,
	2024	2023
Deferred tax liabilities:
Premises and equipment	2,738	2,239
Core deposit intangibles	946	1,074
Servicing asset	—	5
FHLB stock	102	63
Stock based compensation	—	199
Other	392	429
Total deferred tax liability	4,178	4,009
Net deferred tax asset	$4,454	$3,231

GAAP prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the consolidated financial statements only when it is more likely than not the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of cumulative benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which the threshold is no longer met. Current authoritative accounting GAAP also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.
14.
Leases

The Company has operating leases for bank locations, corporate offices, and certain other arrangements.
Operating leases in which we are the lessee must be recorded as right-of-use assets with corresponding lease liabilities. The right-of-use asset represents our right to utilize the underlying asset during the lease term, while the lease liability represents the obligation of the Company to make periodic lease payments over the life of the lease. The right-of-use assets and corresponding lease liabilities are based on the present value of the remaining lease payments using a discount rate. The Company has elected to utilize the risk-free rate as of the commencement date for each lease based on lease term. Right-of-use assets are further adjusted for lease incentives. As of December 31, 2024, operating lease right-of-use assets were $4,746 and liabilities were $4,870 and are included within the accompanying consolidated balance sheet as components of other assets and accrued expenses and other liabilities, respectively.
The associated operating lease costs are comprised of the amortization of the right-of-use asset and the implicit interest accreted on the operating lease liability. These costs are recognized on a straight-line basis over the lease term. Operating lease expense for operating leases accounted for under ASC 842 for the year ended December 31, 2024 and 2023 were approximately $1,552 and $1,101, respectively. Variable lease expenses for the year ended December 31, 2024 and 2023 were approximately $310 and $190, respectively. Both operating lease expense and variable lease expenses are included as a component of occupancy expenses within the accompanying consolidated statements of income and comprehensive income.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
As of December 31, 2024, future minimum lease payments, exclusive of taxes and other charges, under non-cancelable operating leases for each of the next five years are as follows:
Year Ending December 31,	Amount
2025	$1,632
2026	1,287
2027	1,099
2028	534
2029	356
Thereafter	300
Total lease payments	5,208
Less: interest	(338)
Present value of lease liabilities	$4,870
The table below summarizes other information related to the Company’s operating leases:
	Year Ended December 31,
	2024	2023
Weighted-average borrowing rate	3.30%	2.73%
Weighted-average remaining lease term	3.9 years	3.7 years
Cash paid for operating leases	$1,862	$1,290

15.
Preferred Stock

The Company is authorized to issue 1 million shares of senior non-cumulative perpetual preferred stock (“Preferred Stock”) without par value. Preferred Stock shares outstanding rank senior to common shares in dividend and liquidation preference but have no general voting rights.
As of December 31, 2024 and 2023, there were no outstanding shares of preferred stock.
16.
Stockholders’ Equity and Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2024 and 2023, the Bank meets all capital adequacy requirements to which it is subject.
Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk- based, Tier I risk-based and Tier I leverage ratios as set forth in the tables below. As shown below,

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
the Bank’s capital ratios exceed the regulatory definition of well capitalized as of December 31, 2024 and 2023. Based upon the information in its most recently filed call report, the Bank continues to meet the capital ratios necessary to be well capitalized under the regulatory framework for prompt corrective action.
Presented in the following table are the Bank actual capital amounts and ratios compared to the Bank’s required capital amounts and ratios:
	Actual		For Capital Adequacy Purposes Basel III Fully Phased-In(1)		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2024:
Total Risk-Based Capital to Risk-Weighted Assets:	$280,828	14.21%	$207,570	10.5%	$197,685	10.0%
Tier 1 Capital to Risk-Weighted Assets:	$260,646	13.18%	$168,032	8.5%	$158,148	8.0%
Common Tier I (CET1):	$260,646	13.18%	$138,380	7.0%	$128,495	6.5%
Tier 1 Capital to Adjusted Average Assets:	$260,646	10.56%	$98,755	4.0%	$123,443	5.0%
	Actual		For Capital Adequacy Purposes Basel III Fully Phased-In(1)		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2023:
Total Risk-Based Capital to Risk-Weighted Assets:	$247,191	15.26%	$170,052	10.5%	$161,954	10.0%
Tier 1 Capital to Risk-Weighted Assets:	$231,881	14.32%	$137,662	8.5%	$129,564	8.0%
Common Tier I (CET1):	$231,881	14.32%	$113,369	7.0%	$105,271	6.5%
Tier 1 Capital to Adjusted Average Assets:	$231,881	11.28%	$82,216	4.0%	$102,770	5.0%

(1)
Percentages represent the minimum capital ratios plus, as applicable, the fully phased-in 2.5% CIT1 capital buffer under the Basel III Capital Rules.

The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and was fully phased in on January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer was phased in at the rate of 0.625% per year from 0.0% in 2015 to 2.50% on January 1, 2019. The capital conservation buffer was 2.50% at December 31, 2024 and 2023.
State banking regulations place certain restrictions on Vista’s dividend payments to VBI. Dividends paid by Vista would be prohibited if the effect of the dividends would cause Vista’s capital to be reduced below applicable minimum capital requirements.
Stock Purchase Agreements
During 2024, 15,822 shares of the Company’s common stock were sold at a weighted average purchase price of $111.73 per share through stock purchase agreements. During 2023, 25,668 shares of the Company’s common stock were sold at a weighted average purchase price of $92.52 per share through stock purchase agreements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
17.
Commitments and Contingencies

Credit-Related Financial Instruments
In the normal course of business to meet the financing needs of its customers, the Company is a party to credit-related financial instruments with off-balance sheet risk. These instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying CFS. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. Management applies the same policies in making decisions to extend credit under on- and off-balance sheet instruments.
The following off-balance sheet financial instruments, whose contract amounts represent credit risk, were outstanding (at contract amounts):
	December 31,
	2024	2023
Unfunded lines of credit	$302,995	$276,254
Commercial and standby letters of credit	121,108	12,250
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary, is based on management’s credit evaluation of the customer.
Unfunded commitments under commercial lines of credit and other revolving credit arrangements are commitments for possible future extensions of credit to existing customers. These lines of credit may be uncollateralized, may not contain a specified maturity date, and may not be drawn upon to the total extent of the commitment.
Commercial and standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Substantially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers and collateral is generally held supporting those commitments, as management deems necessary.
The Company maintains an allowance for off-balance sheet credit exposures such as commitments to make loans and commercial letters of credit issued to meet customer financing needs when there is a contractual obligation to extend credit unless the commitments to extend credit are unconditionally cancellable. The allowance for off-balance sheet credit exposures is adjusted as a charge to provision for credit losses in the Company’s income statements. The estimate includes consideration of the likelihood funding will occur, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, using the same methodologies as portfolio loans, and are discussed in Note 4. The allowance for credit losses for unfunded loan commitments of $365 at December 31, 2024 and $150 at December 31, 2023, is separately classified on the consolidated balance sheet within Accrued expenses and other liabilities.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments:
	December 31,
	2024	2023
Beginning Balance	$150	$—
Provision for unfunded commitments	215	150
Total	$365	$150
Collateral Requirements
To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on management’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, real estate, equipment, and vehicles.
Contingencies
The Company from time to time may be involved in legal actions arising from normal business activities. Management believes these actions are without merit or the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.
Concentrations
The majority of the Company’s loan portfolio consists of loans to businesses and individuals in the state of Texas including the Dallas-Fort Worth metroplex, Austin and Lubbock markets. Loans are primarily for real estate, commercial activity, and agricultural production. Secondary sources of repayment on certain loans include guaranties from certain U.S. government sponsored enterprises (“GSEs”). The ability of the Company’s debtors to honor their contractual obligations depends upon real estate values and activity and general agricultural economic conditions in these market areas. The Company does not have any significant concentrations of credit risk to any one customer other than GSEs. This geographic concentration subjects the loan portfolio to the general economic conditions within these areas. The risks created by this concentration have been considered by management in the determination of the adequacy of the ACL. Management believes the ACL was adequate to cover estimated losses on loans as of December 31, 2024 and 2023.
Vista’s deposits are predominantly generated in the West Texas; Austin, Texas; and Dallas-Fort Worth metropolitan areas. Vista’s investments are concentrated in obligations US Treasury securities, Bank subordinated debt, and state and municipal governments.
The Company holds its primary liquid assets in the form of demand deposits in, and Federal funds sold to, other commercial banks and the FRB. These amounts routinely exceed FDIC insurance limits and, at times, by significant amounts. Management monitors the safety and soundness of its correspondents and does not believe these institutions present significant credit risk.
18.
Equity Compensation

In 2014, upon shareholder approval, the Company adopted the 2014 Stock Option Plan (the “Stock Plan”). The Stock Plan permits the grant of stock options for up to 100,000 shares of common stock of the Company from time to time during the term of the plan, subject to adjustment upon changes in capitalization. Under the Stock Plan, the Company may grant either incentive stock options or non-statutory stock options to eligible directors, executive officers, key employees, and non-employee shareholders of the Company. Options are generally granted with an exercise price equal to the market price of the

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
Company’s stock at the date of the grant. Option awards generally vest based on 3 to 10 years of continuous service and have 10-year contractual terms for non-controlling participants as defined by the Stock Plan. Other grant terms can vary for controlling participants as defined by the Stock Plan.
Stock based compensation expense is measured based upon the fair value of the award at the grant date and is recognized ratably over the period during which the shares are earned (the requisite service period). For the years ended December 31, 2024 and 2023, approximately $112 and $108 of stock compensation expense related to the Stock Plan, respectively, was recognized in the accompanying consolidated statement of income and comprehensive income. As of December 31, 2024 and 2023, there was approximately $1,088 and $880, respectively, of unrecognized compensation expense related to non-vested share-based compensation awards expected to be recognized over the remaining weighted average requisite service period of 7.32.
The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions used for the grants:
	December 31,
	2024	2023
Dividend yield	n/a	n/a
Expected life	10 years	n/a
Expected volatility	10.37%	n/a
Risk-free interest rate	4.69%	n/a
There were 9,901 options awarded for the year ended December 31, 2024 and none awarded for the year ended December 31, 2023. As a result, no assumptions for the Black-Scholes option-pricing model are reflected in the table above for the year ended December 31, 2023.
The expected life is based on the expected amount of time options granted are expected to be outstanding. The dividend yield assumption is based on the Company’s history. The expected volatility is based on the historical volatility of the Company and publicly traded companies. The risk-free interest rates are based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.
A summary of option activity under the Stock Plan as of December 31, 2024 and 2023, and changes during the years then ended is presented below:
	December 31,
	2024			2023
	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	134,731	$59.29	6.28 yrs	156,368	$59.00	7.19 yrs
Granted during the year	9,901	96.65		—	—
Forfeited during the year	(2,500)	64.40		(12,333)	64.99
Exercised during the year	(10,025)	48.24		(9,304)	46.97
Outstanding at the end of the year	132,107	$62.83	6.00 yrs	134,731	$59.29	6.28 yrs
Options exercisable at end of year	41,873	$49.47	3.15 yrs	51,728	$49.18	3.42 yrs
Weighted average fair value of options granted during the year		$37.04			$—

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
During the year 2024 and 2023, 5,142 and 5,537 shares, respectively, were withheld to cover exercise price and taxes on options exercised on a cashless basis.
The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $4,976 and $2,137 at December 31, 2024 and $4,542 and $2,267 for December 31, 2023. The intrinsic value of stock options exercised during the years ended December 31, 2024 and 2023 was $524 and $428, respectively.
The following table summarizes the activity in non-vested options for the years ended December 31, 2024 and 2023:
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested shares, January 1, 2023	95,501	$12.92
Granted during the period	—	—
Vested during the period	(165)	8.58
Forfeited during the period	(12,333)	12.38
Non-vested shares, December 31, 2023	83,003	$12.94
Granted during the period	9,901	37.04
Vested during the period	(170)	8.58
Forfeited during the period	(2,500)	11.93
Non-vested shares, December 31, 2024	90,234	$15.69
Additionally, in November 2016, the Company adopted the Vista Bank Equity Incentive Plan to issue restricted stock to eligible directors, executive officers, key employees of the Company. Restricted stock awarded to certain key employees can vest evenly or cliff vest over a period, generally ranging from one to four years.
Included in the accompanying consolidated statement of income and comprehensive income for the years ended December 31, 2024 and 2023 is $1,240 and $1,420 of stock compensation expense, respectively.
During the years ended December 31, 2024 and 2023, 7,396 and 15,408 shares of restricted stock were issued under the equity incentive plan in connection with employee compensation, respectively.
During the years ended December 31, 2024, 5,256 shares of restricted stock were issued under the equity incentive plan to directors in lieu of cash. No restricted stock was issued to directors as part of compensation during the year ended December 31, 2023.
During the years ended December 31, 2024 and 2023, 8,532 and 8,366 shares of restricted stock with a total estimated fair value of approximately $654 and $739 were issued under the equity incentive plan to settle previously accrued employee bonuses. The shares were issued in lieu of cash.
As of December 31, 2024, there was $1,688 of unrecognized compensation expense related to the non-vested restricted stock.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
The following table summarizes the activity in non-vested restricted stock awards for the years ended December 31, 2024 and 2023:
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested shares, January 1, 2023	9,716	$65.04
Granted during the period	23,774	81.90
Forfeited during the period	(4,139)	68.47
Vested during the period	(10,034)	76.65
Non-vested shares, December 31, 2023	19,317	$79.03
Granted during the period	21,184	85.55
Forfeited during the period	(243)	83.27
Vested during the period	(13,590)	80.50
Non-vested shares, December 31, 2024	26,668	$77.20
During the years ended December 31, 2024 and 2023, 6,097 and 5,033 shares of stock with a total estimated fair value of approximately $1,268 and $465 were issued under the equity incentive plan to settle previously accrued employee bonuses. The shares were issued in lieu of cash.
During the year ended 2023 7,839 shares of stock with a total estimated fair value of approximately $726 were issued in connection with employee compensation.
During the years ended December 31, 2024 and 2023, 4,347 and 6,424 shares of stock with a total estimated fair value of approximately $391 and $493 were issued under the equity incentive plan to directors to settle previously accrued board fees. The shares were issued in lieu of cash.
Warrants
A summary of warrant activity as of December 31, 2024 and 2023, and changes during the years then ended is presented below:
	December 31,
	2024			2023
	Shares Underlying Warrants	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Warrants	Weighted Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	22,618	$110.53	4.38 yrs	—	$—
Granted during the year	—	—		22,618	110.53	5.13 yrs
Forfeited during the year	—	—		—	—
Exercised during the year	—	—		—	—
Outstanding at the end of the year	22,618	$110.53	3.38 yrs	22,618	$110.53	4.38 yrs
Warrants exercisable at end of year	22,618	$110.53	3.38 yrs	22,618	$110.53	4.38 yrs
Weighted average fair value of warrants granted during the year		$—			$3.14

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
19.
Employee Benefits

401(k) Plan
The Company sponsors the Vista Bancshares, Inc. 401(k) Profit Sharing Plan (the “Plan”). The Plan allows eligible employee salary deferrals and employer safe harbor matching, discretionary matching, discretionary profit-sharing, and qualified non-elective contributions (“QNEC”). Vista makes safe harbor matching contributions equal to each participant’s annual elective salary deferrals of up to 3% of the participants’ compensation and an additional 50% of salary deferrals from 3% to 5% of the participants’ compensation. Entry dates for new employees are the first of any month following completion of 500 hours of service within the first six months of service, or after being credited with a year of service. Participants are always fully-vested in their salary deferrals and employer safe harbor matching and QNEC contributions. Participants vest in employer discretionary matching and discretionary profit-sharing contributions under a six-year graded vesting schedule, except that participants become fully-vested upon death or disability. Vista’s contribution expense for the years ended December 31, 2024 and December 31, 2023 was $792 and $607, respectively, and is included in personnel costs in the accompanying consolidated statement of income and comprehensive income.
Non-Qualified Deferred Compensation
Vista has entered into an IRC§409A non-qualified deferred compensation arrangement with certain employees. Expense related to these arrangements was $152 and $152 in 2024 and 2023, respectively, and included in personnel costs in the consolidated statement of income and comprehensive income. The related accrued liability included in accrued expenses and other liabilities in the accompanying consolidated balance sheet was $1,057 and $935 at December 31, 2024 and 2023, respectively.
20.
Related Party Transactions

In the ordinary course of business, Vista enters into transactions with related parties, including its officers, directors, and significant stockholders. These loans are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. As of December 31, 2024, outstanding loans to this group aggregated approximately $58,748 of which none were sold as participations. During the year ended December 31, 2024, new advances of approximately $53,371 were made to related parties with approximately $17,035 principal payments received. As of December 31, 2023, outstanding loans to this group aggregated approximately $22,412, of which none were sold as participations. There were $5,173 in unfunded commitments to related parties as of December 31, 2024.
At December 31, 2024 and 2023, the Company had approximately $54,650 and $29,906, respectively, in deposits from related parties, including executive officers, directors, and significant stockholders on terms similar to those from third parties.
Wick Phillips Gould & Martin, LLP (“Wick Phillips”) has represented Vista in various legal matters. Mr. Wick is a member of our board of directors and partner at Wick Phillips. Vista paid legal fees of $306 and $50 to Wick Phillips for the years ended December 31, 2024 and 2023 respectively.
21.
Fair Value Measurements

Fair Value
GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or,

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.
GAAP requires the use of valuation techniques consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
Level 1 Inputs —
Unadjusted quoted prices in active markets for identical assets or liabilities the reporting entity has the ability to access at the measurement date.

Level 2 Inputs —
Inputs other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks, and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds, and mortgage backed securities.

Level 3 Inputs —
Significant unobservable inputs that reflect an entity’s own assumptions that market participants would use in pricing the assets or liabilities.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market- based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
AFS debt securities are assets measured and reported at fair value on a recurring basis in the accompanying financial statements and their values are based on level 2 valuation inputs under the fair

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
(Dollars in thousands, except share and per share amounts)
value hierarchy. Derivative financial instruments which consist of asset and liability interest rate derivative positions are carried at fair value obtained from a pricing service that provides the swaps’ unwind value using Level 2 inputs.
Certain financial assets and liabilities are measured at fair value on a non-recurring basis, that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).
Collateral dependent loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. The fair value of individually evaluated collateral dependent loans is generally based on the fair value of collateral, less costs to sell. The fair value of real estate collateral is determined using recent real estate appraisals for residential and commercial properties. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Non-real estate or business asset collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business. Collateral values are estimated using Level 3 inputs based on the discounting of the collateral measured by appraisals.
At December 31, 2024, collateral dependent loans with carrying values of approximately $17,206 were reduced by specific valuation allowances totaling approximately $1,857 resulting in a net fair value of $15,348 based on Level 3 inputs. At December 31, 2023, collateral dependent loans with carrying values of approximately $5,471 were reduced by specific valuation allowances totaling approximately $756 resulting in a net fair value of $4,716, based on Level 3 inputs.
Non-financial assets measured at fair value on a nonrecurring basis during the years ended December 31, 2024 and 2023, include certain properties and included in foreclosed assets which, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses and certain properties included in foreclosed assets which, subsequent to their initial recognition, were remeasured at fair value through a write-down included in current earnings. The fair value of foreclosed assets is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. At December 31, 2024 and 2023, there were no foreclosed assets that required material write-downs to fair value upon or subsequent to their initial recognition.

Supplemental Consolidating Information

Vista Bancshares, Inc. and Subsidiaries
Consolidating Balance Sheet
December 31, 2024
(Dollars in thousands)
	Vista Bank	NWHWY 5840 LLC	TVPX	Ref	Eliminations	Vista Bank Consolidated	Vista Bancshares, Inc.	Ref	Eliminations	Vista Bancshares, Inc. and Subsidiaries
Assets
Cash and due from banks	$436,801	$195	$509	(1)	$(704)	$436,801	$9,064	(1)	$(9,064)	$436,801
Investment securities available for sale, at fair value	91,511	—	—		—	91,511	—		—	91,511
Investment securities held to maturity, net of allowance for credit losses of $24 and $0	56,445	—	—		—	56,445	—		—	56,445
Loans and leases, net of allowance for credit losses of $22,293 and $18,873	1,922,940	—	—		—	1,922,940	—		—	1,922,940
Accrued interest receivable	12,479	—	—		—	12,479	—		—	12,479
Premises and equipment, net	19,427	7,839	5,902		—	33,168	5		—	33,173
Bank-owned life insurance, at cash surrender value	12,860	—	—		—	12,860	—		—	12,860
Foreclosed and repossessed assets, net	185	—	—		—	185	—		—	185
Investments in non-marketable equity securities	9,556	—	—		—	9,556	—		—	9,556
Goodwill	2,575	—	—		—	2,575	852		—	3,427
Intangible assets	4,505	—	—		—	4,505	—		—	4,505
Investment in Sub	14,362	—	—	(2)	(14,362)	—	261,868	(2)	(261,868)	—
Other assets	14,062	—	178		—	14,240	64		—	14,304
Total assets	$2,597,708	$8,034	$6,589		$(15,066)	$2,597,265	$271,853		$(270,932)	$2,598,186
Liabilities and stockholders’ equity
Deposits:
Noninterest bearing	$461,151	$—	$—	(1)	$(704)	$460,447	$—	(1)	$(9,064)	$451,383
Interest bearing	1,836,405	—	—		—	1,836,405	—		—	1,836,405
Total deposits	2,297,556	—	—		(704)	2,296,852	—		(9,064)	2,287,788
FHLB advances	20,000	—	—		—	20,000	—		—	20,000
Borrowed funds	—	—	—		—	—	45,000		—	45,000
Accrued interest payable	922	—	—		—	922	145		—	1,067
Accrued expenses and other liabilities	17,362	116	145		—	17,623	1		—	17,624
Total liabilities	2,335,840	116	145		(704)	2,335,397	45,146		(9,064)	2,371,479
Stockholders’ Equity
Preferred stock	—	—	—		—	—	—		—	—
Common stock	1,800	—	—		—	1,800	2,299	(2)	(1,800)	2,299
Additional paid-in capital	142,426	10,043	8,359	(2)	(18,402)	142,426	101,299	(2)	(142,426)	101,299
Retained earnings	121,545	(2,125)	(1,915)	(2)	4,040	121,545	127,012	(2)	(121,545)	127,012
Accumulated other comprehensive loss	(3,903)	—	—		—	(3,903)	(3,903)	(2)	3,903	(3,903)
Total stockholders’ equity	261,868	7,918	6,444		(14,362)	261,868	226,707		(261,868)	226,707
Total liabilities and stockholders’ equity	$2,597,708	$8,034	$6,589		$(15,066)	$2,597,265	$271,853		$(270,932)	$2,598,186

(1)
Eliminate intercompany accounts.

(2)
Eliminate investment in subsidiaries.

See accompanying independent auditor’s report.

Vista Bancshares, Inc. and Subsidiaries
Consolidating Statement of Income
Year Ended December 31, 2024
(Dollars in thousands)
	Vista Bank	NWHWY 5840 LLC	TVPX	Ref	Eliminations	Vista Bank Consolidated	Vista Bancshares, Inc.	Ref	Eliminations	Vista Bancshares, Inc. and Subsidiaries
Interest income:
Loans, including fees	$131,034	$—	$—		$—	131,034	$—		$—	$131,034
Investment securities	5,151	—	—		—	5,151	—		—	5,151
Interest bearing deposits in banks	18,969	—	—		—	18,969	—		—	18,969
Total interest income	155,154	—	—		—	155,154	—		—	155,154
Interest expense:
Deposits	65,228	—	—		—	65,228	—		—	65,228
Debt	1,159	—	—		—	1,159	1,716		—	2,875
Total interest expense	66,387	—	—		—	66,387	1,716		—	68,103
Net interest income	88,767	—	—		—	88,767	(1,716)		—	87,051
Provision for credit losses	3,710	—	—		—	3,710	—		—	3,710
Net interest income after provision for credit losses	85,057	—	—		—	85,057	(1,716)		—	83,341
Noninterest income:
Service charges on deposit accounts	2,919	—	—		—	2,919	—		—	2,919
Servicing fees	1,169	—	—		—	1,169	—		—	1,169
Other	2,691	—	—		—	2,691	—		—	2,691
Equity in undistributed income		—	—		—	—	27,780	(1)	(27,780)	—
Total noninterest income	6,779	—	—		—	6,779	27,780		(27,780)	6,779
Noninterest expense:
Salaries and employee benefits	33,083	—	—		—	33,083	—		—	33,083
Occupancy and equipment	6,102	251	299		—	6,652	—		—	6,652
Software and data processing	5,108	—	—		—	5,108	—		—	5,108
Marketing	1,258	—	—		—	1,258	—		—	1,258
Professional, regulatory, and consulting	3,469	—	—		—	3,469	—		—	3,469
Foreclosed and repossessed asset expenses, net	5	—	—		—	5	—		—	5
Communication	1,135	—	—		—	1,135	—		—	1,135
Other	6,219	—	1,548	(1)	(1,657)	6,110	1,050		—	7,160
Total noninterest expense	56,379	251	1,847		(1,657)	56,820	1,050		—	57,870
Income before income taxes	35,457	(251)	(1,847)		1,657	35,016	25,014		(27,780)	32,250
Income tax expense	7,677	(53)	(388)		—	7,236	(484)		—	6,752
Net Income	$27,780	$(198)	$(1,459)		$1,657	$27,780	$25,498		$(27,780)	$25,498

(1)
Eliminate equity in losses in subsidiaries.

See accompanying independent auditor’s report.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Financial Statements (Unaudited)

VISTA BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited)
(Dollars in thousands)
	(Unaudited) September 30, 2025	(Audited) December 31, 2024
ASSETS
Cash and due from banks	$420,724	$436,801
Investment securities available-for-sale, at fair value	108,676	91,511
Investment securities held-to-maturity, net of allowance for credit losses of $24 and $24 (fair value of $40,764 and $52,705 at September 30, 2025 and December 31, 2024)	43,987	56,445
Loans and leases, net of allowance for credit losses of $22,308 and $22,293	1,883,991	1,922,940
Accrued interest receivable	8,300	12,479
Premises and equipment, net	28,824	33,173
Bank-owned life insurance, at cash surrender value	13,164	12,860
Foreclosed and repossessed assets, net	562	185
Investments in non-marketable equity securities	10,072	9,556
Goodwill	2,914	3,427
Intangible assets	3,895	4,505
Other assets	15,014	14,304
Total assets	$2,540,123	$2,598,186
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$431,949	$451,383
Interest-bearing	1,783,231	1,836,405
Total deposits	2,215,180	2,287,788
FHLB advances	10,000	20,000
Borrowed funds	45,000	45,000
Accrued interest payable	623	1,067
Accrued expenses and other liabilities	18,961	17,624
Total liabilities	2,289,764	2,371,479
Commitments and contingencies (Note 13)
Stockholders’ Equity:
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $1.00 par, 10,000,000 shares authorized, 2,310,609 and 2,299,409 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	2,311	2,299
Additional paid-in capital	102,243	101,299
Retained earnings	148,853	127,012
Accumulated other comprehensive loss	(3,048)	(3,903)
Total stockholders’ equity	250,359	226,707
Total liabilities and stockholders’ equity	$2,540,123	$2,598,186
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest income:
Loans, including fees	$34,378	$33,621	$102,464	$95,320
Other assets	—	—	119	197
Investment securities	1,868	1,399	4,755	3,856
Interest-bearing deposits in banks	3,889	4,503	12,246	14,467
Total interest income	40,135	39,523	119,584	113,840
Interest expense:
Deposits	16,314	16,999	49,318	48,173
Debt	554	684	1,761	2,187
Total interest expense	16,868	17,683	51,079	50,360
Net interest income	23,267	21,840	68,505	63,480
Provision for credit losses	1,100	1,200	11,128	2,680
Net interest income after provision for credit losses	22,167	20,640	57,377	60,800
Noninterest income:
Service charges on deposit accounts	498	729	1,614	2,185
Servicing fees	227	300	656	899
Gain on sale of branch	—	—	13,612	—
Other	615	769	1,371	1,403
Total noninterest income	1,340	1,798	17,253	4,487
Noninterest expense:
Salaries and employee benefits	8,411	8,302	26,376	24,938
Occupancy and equipment	1,568	1,758	4,796	4,844
Software and data processing	1,108	1,283	3,703	3,836
Marketing	283	294	889	874
Professional, regulatory and consulting	716	847	2,565	2,362
Foreclosed and repossessed asset expenses, net	—	1	6	3
Communication	176	271	641	855
Other	2,807	1,855	7,110	5,513
Total noninterest expense	15,069	14,611	46,086	43,225
Income before income taxes	8,438	7,827	28,544	22,062
Income tax expense	1,779	1,647	6,062	4,562
Net income	6,659	6,180	22,482	17,500
Other comprehensive income (loss):
Net unrealized gain (loss) on investments available-for-sale arising during the period	2,691	1,416	1,084	(55)
Reclassification adjustment for net gains included in net income, net of tax	—	—	(1)	(9)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(565)	(297)	(228)	13
Other comprehensive income (loss), net of income taxes	2,126	1,119	855	(51)
Comprehensive income	$8,785	$7,299	$23,337	$17,449
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Three Months Ended September 30, 2025 and 2024
(Unaudited)
(Dollars in thousands, except share data)
	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2024	—	$—	2,324,349	$2,323	—	$—	$101,612	$113,457	$(3,784)	$213,608
Net income	—	—	—	—	—	—	—	6,180	—	6,180
Other comprehensive income	—	—	—	—	—	—	—	—	1,119	1,119
Purchase of treasury shares	—	—	—	—	31,980	(2,383)	—	—	—	(2,383)
Retirement of treasury shares	—	—	(31,980)	(31)	(31,980)	2,383	(1,802)	(550)	—	—
Stock based compensation expense	—	—	—	—	—	—	377	—	—	377
Issuance of common stock in connection with employee and director compensation	—	—	59	—	—	—	4	—	—	4
Forfeitures of restricted stock	—	—	(84)	—	—	—	—	—	—	—
Balance at September 30, 2024	—	$—	2,292,344	$2,292	—	$—	$100,191	$119,087	$(2,665)	$218,905
Balance at June 30, 2025	—	$—	2,312,327	$2,312	—	$—	$102,081	$142,192	$(5,174)	$241,411
Net income	—	—	—	—	—	—	—	6,659	—	6,659
Other comprehensive income	—	—	—	—	—	—	—	—	2,126	2,126
Purchase of treasury shares	—	—	—	—	2,260	(206)	—	—	—	(206)
Retirement of treasury shares	—	—	(2,260)	(2)	(2,260)	206	(206)	2	—	—
Stock based compensation expense	—	—	—	—	—	—	378	—	—	378
Issuance of common stock in connection with employee and director compensation	—	—	804	1	—	—	(10)	—	—	(9)
Forfeitures of restricted stock	—	—	(262)	—	—	—	—	—	—	—
Balance at September 30, 2025	—	$—	2,310,609	$2,311	—	$—	$102,243	$148,853	$(3,048)	$250,359
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders’ Equity
For the Nine Months Ended September 30, 2025 and 2024
(Unaudited)
(Dollars in thousands, except share data)
	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2023	—	$—	2,281,506	$2,281	—	$—	$98,758	$102,137	$(2,614)	$200,562
Net income	—	—	—	—	—	—	—	17,500	—	17,500
Other comprehensive loss	—	—	—	—	—	—	—	—	(51)	(51)
Purchase of treasury shares	—	—	—	—	31,980	(2,383)	—	—	—	(2,383)
Retirement of treasury shares	—	—	(31,980)	(31)	(31,980)	2,383	(1,802)	(550)	—	—
Stock based compensation expense	—	—	—	—	—	—	990	—	—	990
Issuance of common stock in connection with employee and director compensation	—	—	30,685	30	—	—	989	—	—	1,019
Sale of common stock	—	—	12,217	12	—	—	1,256	—	—	1,268
Forfeitures of restricted stock	—	—	(84)	—	—	—	—	—	—	—
Balance at September 30, 2024	—	$—	2,292,344	$2,292	—	$—	$100,191	$119,087	$(2,665)	$218,905
Balance at December 31, 2024	—	$—	2,299,409	$2,299	—	$—	$101,299	$127,012	$(3,903)	$226,707
Net income	—	—	—	—	—	—	—	22,482	—	22,482
Other comprehensive income	—	—	—	—	—	—	—	—	855	855
Purchase of treasury shares	—	—	—	—	16,535	(1,626)	—	—	—	(1,626)
Retirement of treasury shares	—	—	(16,535)	(17)	(16,535)	1,626	(968)	(641)	—	—
Stock based compensation expense	—	—	—	—	—	—	1,078	—	—	1,078
Issuance of common stock in connection with employee and director compensation	—	—	27,291	28	—	—	730	—	—	758
Sale of common stock	—	—	861	1	—	—	104	—	—	105
Forfeitures of restricted stock	—	—	(417)	—	—	—	—	—	—	—
Balance at September 30, 2025	—	$—	2,310,609	$2,311	—	$—	$102,243	$148,853	$(3,048)	$250,359
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(Dollars in thousands)
	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Cash flows from operating activities:
Net income	$22,482	$17,500
Adjustments to reconcile net income to cash provided by operating activities:
Net (accretion) amortization on investment premiums and discounts	(28)	248
Provision for credit losses	11,128	2,680
Depreciation and amortization	2,326	2,304
Stock based compensation expense	1,078	990
Gain on sale of branch assets and liabilities	(13,612)	—
Earnings on bank-owned life insurance	(304)	(263)
Net (gain) loss on sales of foreclosed and repossessed assets	(45)	(212)
Net loss on sales of bank premises and equipment	12	—
Net gain on sale of investment securities AFS	(2)	(12)
Net changes in operating assets and liabilities:
Accrued interest receivable and other assets	1,504	1,173
Accrued interest payable and other liabilities	1,097	7,074
Net cash provided by operating activities	25,636	31,482
Cash flows from investing activities:
Investment securities available-for-sale:
Maturities, paydowns and calls	2,982,401	2,130,175
Sales	3,064	2,462
Purchases	(3,001,410)	(2,136,035)
Investment securities held-to-maturity:
Maturities, paydowns and calls	12,351	10,199
Net loans originated	(95,951)	(283,983)
Cash paid on sale of branch assets and liabilities (net of assets transferred and liabilities assumed by acquirer)	(230,998)	—
Proceeds from sale of foreclosed and repossessed assets	4,576	21,447
Proceeds from sale of premises and equipment	—	—
Purchases of premises and equipment	(869)	(4,502)
Purchases of non-marketable equity securities	(516)	(375)
Net cash used in investing activities	(327,352)	(260,612)
Cash flows from financing activities:
Net decrease (increase) in deposits	297,393	149,279
Redemptions from FHLB advances, net	(10,000)	(10,000)
Proceeds from issuance of common stock	105	1,268
Proceeds from exercise of stock options	33	60
Cash paid for withholding taxes on share-based awards	(266)	(260)
Purchase of treasury shares	(1,626)	(2,383)
Net cash provided by financing activities	285,639	137,964
Net decrease in cash and cash equivalents	(16,077)	(91,166)
Cash and cash equivalents at beginning of year	436,801	479,281
Cash and cash equivalents at end of year	$420,724	$388,115
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$51,519	$50,154
Cash paid for federal and state income taxes	6,907	2,910
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Foreclosed assets transferred from loans	$4,907	$21,242
Retirement of treasury stock	1,626	2,383
ROU asset recorded through lease liability	81	2,031
See accompanying notes to consolidated financial statements.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
1.
Nature of Organization and Summary of Significant Accounting Policies

Vista Bancshares, Inc. (“VBI”), a Texas financial holding company, conducts its principal activities through its banking subsidiary, Vista Bank, a Texas state chartered, Federal Reserve Bank member bank. Vista has branch offices in Dallas, Fort Worth, Austin and Lubbock, Texas. Vista also has one branch office in Palm Beach Gardens, Florida, which opened in July of 2023. Principal activities include commercial and retail banking.
References in this unaudited report to “we,” “us,” “our,” “our company,” or the “Company” refers to Vista Bancshares, Inc. and our wholly-owned banking subsidiary, Vista Bank, and the terms “bank” or “Vista” refer to Vista Bank.
VBI owns 100% of the outstanding common stock of Vista. During 2016, the Bank formed NWHWY 5840 HWY LLC (“5840”) for the purpose of acquiring property in Dallas, Texas for a Bank branch site. 5840 is owned 100% by the Bank. During September of 2023, the Bank created TVPX (“Trust”), a Trust whereby the bank is trustor and sole beneficiary of the Trust. The Trust was designed to create a business trust so the owner trustor may hold title to contributed aircraft until such time as Vista, as the Trustor, directs the owner trustor to distribute the aircraft in accordance with written instructions. VBI and these subsidiaries (collectively referred to herein as the “Company”) are included in the accompanying unaudited consolidated financial statements.
Basis of Presentation
The accounting and financial reporting policies followed by the Company conform, in all material respects, to accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and to general practices within the banking industry, but do not include all of the information and footnotes required for complete financial statements. The accompanying unaudited consolidated financial statements have not been audited by an independent registered public accounting firm, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company’s financial position and results of operations. The consolidated balance sheet as of December 31, 2024 has been derived from the audited consolidated financial statements as of that date but does not include all of the information and footnotes required by GAAP for complete financial statements.
The Company consolidates (a) subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, or where it exercises control, when benefits outweigh costs and/or material, and (b) variable interest entities (“VIE”) in which the Company is the primary beneficiary. All significant intercompany balances and transactions are eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements (“CFS”), in conformity with GAAP, requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the CFS. Actual results could differ from those estimates. Material estimates particularly susceptible to significant change in the near term relate to the determination of: (a) impairments of: (i) loans, (ii) investment securities, and (b) fair values, including acquired loans. The Company uses fair values to measure certain assets, determine earnings and OCI and value underlying collateral to estimate impairments of loans, foreclosed assets and repossessed assets. Fair value estimates involve uncertainties and other matters requiring management to exercise significant judgments; changes in assumptions, market conditions or a myriad of other factors could significantly affect fair value estimates.
Subsequent Events
The Company has evaluated all subsequent events for potential recognition and disclosure through November 3, 2025.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
Recently Issued Accounting Standards — Adopted
The Company has not adopted any recent accounting pronouncements in addition to those disclosed in our year-end consolidated financials for the year ended December 31, 2024, except for the following:
In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, “Income Taxes (Topic 720), Improvements to Income Tax Disclosures.” ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions.
The standard will not have a significant impact on the Company’s financial statements apart from the inclusion of additional disclosures.
2.
Investment Securities — Available-for-Sale and Held-to-Maturity

Investment securities have been classified in the consolidated balance sheet according to management’s intent. The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available-for-sale and held-to-maturity are as follows:
	September 30, 2025 Available-for-Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$20,750	$—	$1,262	$19,488
State & municipal, tax exempt	38,701	7	2,590	36,118
State & municipal, taxable	5,099	—	403	4,696
Collateralized mortgage obligations	25,516	225	117	25,624
Mortgage-backed securities	19,477	291	77	19,691
SBA Pool	2,990	69	—	3,059
Total	$112,533	$592	$4,449	$108,676
	September 30, 2025 Held-to-Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasuries	$9,955	$—	$169	$9,786
Corporate bonds	5,666	31	758	4,939
State & municipal, tax exempt	16,982	—	2,337	14,645
Collateralized mortgage obligations	3,489	—	98	3,391
Mortgage-backed securities	7,919	84	—	8,003
Total	$44,011	$115	$3,362	$40,764

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	December 31, 2024 Available-for-Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$25,000	$—	$2,042	$22,958
State & municipal, tax exempt	41,849	50	1,838	40,061
State & municipal, taxable	5,114	—	592	4,522
Collateralized mortgage obligations	11,818	47	176	11,689
Mortgage-backed securities	12,671	—	390	12,281
Total	$96,452	$97	$5,038	$91,511
	December 31, 2024 Held-to-Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasuries	$19,870	$—	$441	$19,429
Corporate bonds	6,597	1	1,089	5,509
State & municipal, tax exempt	17,189	—	2,043	15,146
Collateralized mortgage obligations	4,720	23	182	4,561
Mortgage-backed securities	8,093	33	66	8,060
Total	$56,469	$57	$3,821	$52,705
For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether or not it intends to sell, or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the securities amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. With regard to available-for-sale debt securities; treasuries, collateralized mortgage obligations and mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government. Management has determined there is no expectation for credit loss on securities back by the U.S. government, or agencies thereof. For corporate bonds, which consist solely of bank subordinated debt, management reviewed periodic financial reporting, key risk indicators, including ratings by credit agencies when available, and determined there is no current expectation of credit loss. For municipal securities, management reviewed key risk indicators, including ratings by credit agencies when available, and determined there is no current expectation of credit loss.
If this assessment indicates a credit loss exists, the present value of the cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected are less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount the fair value is less than the amortized cost basis. Any unrealized loss that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss). Based on evaluation of available evidence management

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
believes the unrealized losses on the securities as of September 30, 2025 and December 31, 2024 are not credit-related. Management does not have the intent to sell any of these securities and believes it is more likely than not the Company will not have to sell any such securities before recovery of cost. The fair values are expected to recover as the securities approach their maturity date or repricing date or if market yields for the investments decline. Accordingly, no allowance for credit losses has been recorded for these securities.
With regard to held-to-maturity debt securities; treasuries, collateralized mortgage obligations and mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government. For corporate bonds, which consist solely of bank subordinated debt, management reviewed periodic financial reporting, key risk indicators, including ratings by credit agencies when available, and determined there is $24 current expectation of credit loss as of September 30, 2025 and December 31, 2024. For municipal securities, management reviewed key risk indicators, including ratings by credit agencies when available, and determined there is no current expectation of credit loss.
The following tables disclose the Company’s available-for-sale investment securities in an unrealized loss position for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous loss position:
	September 30, 2025
	Less than 12 months		12 months or more		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-Sale
Corporate bonds	$—	$—	$19,488	$1,262	$19,488	$1,262
State & municipal, tax exempt	10,718	433	23,098	2,157	33,816	2,590
State & municipal, taxable	—	—	4,696	403	4,696	403
Collateralized mortgage obligations	7,699	62	4,823	55	12,522	117
Mortgage-backed securities	3,500	20	2,475	57	5,975	77
Total	$21,917	$515	$54,580	$3,934	$76,497	$4,449
	December 31, 2024
	Less than 12 months		12 months or more		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-Sale
Corporate bonds	$4,602	$398	$18,356	$1,644	$22,958	$2,042
State & municipal, tax exempt	23,560	536	10,493	1,302	34,053	1,838
State & municipal, taxable	—	—	4,522	592	4,522	592
Collateralized mortgage obligations	7,306	176	—	—	7,306	176
Mortgage-backed securities	11,565	328	716	62	12,281	390
Total	$47,033	$1,438	$34,087	$3,600	$81,120	$5,038
The number of investment positions in an unrealized loss position at September 30, 2025 and December 31, 2024 totaled 65 and 64, respectively. The Company does not believe these unrealized losses are credit related and the Company has the intent and ability to hold the securities prior to recovery and/or maturity. The unrealized losses noted are interest rate-related due to the level of interest rates at

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
September 30, 2025. The Company has reviewed the ratings of the issuers and has not identified any issues related to the ultimate repayment of principal as a result of credit concerns on these securities. As a result of this assessment, no allowance for credit loss was recorded on investment securities available-for-sale as of September 30, 2025.
The table below summarizes the credit quality indicators, by amortized cost, of held-to-maturity securities as of the dates shown:
	September 30, 2025
	AAA	AA+	AA	AA-	A+	Not Rated	Total
US Treasuries	$—	$9,954	$—	$—	$—	$—	$9,954
Corporate bonds	—	—	—	—	—	5,666	5,666
State & municipal, tax exempt	4,955	5,657	4,278	1,102	991	—	16,983
Collateralized mortgage obligations	—	1,560	—	—	—	1,929	3,489
Mortgage-backed securities	—	7,919	—	—	—	—	7,919
Total	$4,955	$25,090	$4,278	$1,102	$991	$7,595	$44,011
	December 31, 2024
	AAA	AA+	AA	AA-	A+	Not Rated	Total
US Treasuries	—	$19,870	—	—	—	—	$19,870
Corporate bonds	—	—	—	—	—	6,597	6,597
State & municipal, tax exempt	5,012	5,740	4,321	1,114	1,002	—	17,189
Collateralized mortgage obligations	—	1,747	—	—	—	2,973	4,720
Mortgage-backed securities	—	8,093	—	—	—	—	8,093
Total	$5,012	$35,450	$4,321	$1,114	$1,002	$9,570	$56,469
Sales of Investment Securities
Proceeds from sales of investment securities and gross gains for the periods ended September 30, 2025 and 2024 were as follows:
	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
AFS securities sold	$—	$—	$3,062	$2,450
Proceeds from sale	—	—	3,064	2,462
Gross gain	—	—	2	12
AFS Securities Pledged
At September 30, 2025 and December 31, 2024, Vista had pledged securities with carrying values of approximately $21,046 and $55,158, respectively, to secure public deposits and our Federal Reserve Bank discount window line.
Contractual Maturities
The amortized cost and estimated fair value of debt securities, by contractual maturity, are shown below. Mortgage-backed securities and collateralized mortgage obligations typically are issued with stated principal amounts and are backed by pools of mortgage loans that have varying maturities. The expected

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
maturities can differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The term of mortgage-backed securities and collateralized mortgage obligations thus approximates the term of the underlying mortgages and can vary significantly due to prepayments; therefore, the securities are not included in the maturity categories below.
	September 30, 2025
	Amortized Cost	Fair Value
Available-for-Sale
Within 1 year	$222	$221
1 to 5 years	2,325	2,275
5 to 10 years	28,252	26,750
Over 10 years	36,741	34,115
	67,540	63,361
Mortgage-backed securities and CMOs	44,993	45,315
Total	$112,533	$108,676
	September 30, 2025
	Amortized Cost	Fair Value
Held-to-Maturity
Within 1 year	$4,975	$4,927
1 to 5 years	5,646	5,556
5 to 10 years	5,000	4,241
Over 10 years	16,982	14,645
	32,603	29,369
Mortgage-backed securities and CMOs	11,408	11,395
Total	$44,011	$40,764

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
3.
Loans and Leases, and Allowance for Credit Losses

Major Classifications of Loans
Loans in the accompanying unaudited consolidated balance sheet consisted of the following:
	September 30, 2025	December 31, 2024
Real Estate Loans:
Construction, land and land development	$316,223	$321,029
Farmland	27,933	58,341
1 – 4 family residential	275,303	226,599
Multifamily	60,074	72,838
Non-farm non-residential owner occupied	226,468	221,053
Non-farm non-residential non-owner occupied	439,530	421,976
Commercial and industrial	557,682	549,670
Agricultural production	776	61,570
Consumer	1,652	4,764
Other	658	7,393
	1,906,299	1,945,233
Allowance for credit losses	(22,308)	(22,293)
Loans, net	$1,883,991	$1,922,940
Loan balances as of September 30, 2025 and December 31, 2024 are stated net of $307,450 and $321,886 of participations sold, respectively. Of these balances, as of September 30, 2025 and December 31, 2024, Main Street Lending Program (“MSLP”) participations sold to the Federal Reserve Bank of Boston special purpose vehicle totaled, $108,388 and $183,277, respectively. The net outstanding balance of MSLP loans included in the total balance of loans as of September 30, 2025 and December 31, 2024 totaled $5,705 and $9,646, respectively.
Nonaccrual Loans
During the nine months ended September 30, 2025 and the year ended December 31, 2024, interest income not recognized on nonaccrual loans was $2,337 and $403, respectively.
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. The accrual of interest on loans is discontinued when there is a clear

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
indication the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. Nonaccrual loans, segregated by class of loans were as follows:
	September 30, 2025
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate loans:
Construction, land and land development	$1,818	$—	$1,818
Farmland	—	—	—
1 – 4 family residential	21	2,610	2,631
Multifamily	—	9,200	9,200
Non-farm non-residential owner occupied	728	—	728
Non-farm non-residential non-owner occupied	—	—	—
Commercial and industrial	—	273	273
Agricultural production	—	—	—
Consumer	—	—	—
Other	—	—	—
Total	$2,567	$12,083	$14,650
	December 31, 2024
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate loans:
Construction, land and land development	$1,911	$—	$1,911
Farmland	—	—	—
1 – 4 family residential	—	—	—
Multifamily	—	—	—
Non-farm non-residential owner occupied	—	—	—
Non-farm non-residential non-owner occupied	—	—	—
Commercial and industrial	380	2,054	2,434
Agricultural production	—	—	—
Consumer	—	—	—
Other	55	16	71
Total	$2,346	$2,070	$4,416
During the nine months ended September 30, 2025, the Company wrote off accrued interest receivables by reversing interest income of $2 on commercial and industrial loans, $1 on construction, development & vacant loans, $56 on 1 – 4 family residential loans, $138 on multifamily loans, $20 on non-farm non-residential owner occupied loans and $788 on agricultural production loans. During the year ended December 31, 2024, the Company wrote off accrued interest receivables by reversing interest income of $24 on commercial and industrial loans, $10 on construction, land and land development loans, $4 on 1 – 4 family residential loans and $1 on other loans.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
Past Due Loans
Age analyses of past due loans segregated by class of loans were as follows:
	September 30, 2025
	30 to 59 Days	60 to 89 Days	Over 90 Days	Total Past Due	Current	Total
Real estate loans:
Construction, land and land development	$—	$—	$—	$—	$316,223	$316,223
Farmland	—	—	—	—	27,933	27,933
1 – 4 family residential	—	21	2,610	2,631	272,672	275,303
Multifamily	—	—	—	—	60,074	60,074
Non-farm non-residential owner occupied	—	—	727	727	225,741	226,468
Non-farm non-residential non-owner occupied	—	—	—	—	439,530	439,530
Commercial and industrial	274	—	—	274	557,408	557,682
Agricultural production	—	—	—	—	776	776
Consumer	—	—	—	—	1,652	1,652
Other	—	—	—	—	658	658
Total	$274	$21	$3,337	$3,632	$1,902,667	$1,906,299
	December 31, 2024
	30 to 59 Days	60 to 89 Days	Over 90 Days	Total Past Due	Current	Total
Real estate loans:
Construction, land and land development	$—	$—	$—	$—	$321,029	$321,029
Farmland	—	—	—	—	58,341	58,341
1 – 4 family residential	—	—	—	—	226,599	226,599
Multifamily	—	—	—	—	72,838	72,838
Non-farm non-residential owner occupied	—	—	—	—	221,053	221,053
Non-farm non-residential non-owner occupied	—	—	—	—	421,976	421,976
Commercial and industrial	469	84	2,434	2,987	546,683	549,670
Agricultural production	—	—	—	—	61,570	61,570
Consumer	32	15	—	47	4,717	4,764
Other	77	21	12	110	7,283	7,393
Total	$578	$120	$2,446	$3,144	$1,942,089	$1,945,233
As of September 30, 2025 the Company had no loans over 90 days past due and still accruing. As of December 31, 2024 the Company had $12 of loans over 90 days past due and still accruing.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
Credit Quality Indicators
The following summarizes the Company’s internal ratings of its loan, segregated by class of loans:
	September 30, 2025
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Real estate loans:
Construction, land and land development	$289,972	$24,297	$1,954	$—	$—	$316,223
Farmland	27,933	—	—	—	—	27,933
1 – 4 family residential	275,051	231	—	21	—	275,303
Multifamily	50,874	—	9,200	—	—	60,074
Non-farm non-residential owner occupied	214,214	9,751	2,503	—	—	226,468
Non-farm non-residential non-owner occupied	409,346	10,023	20,161	—	—	439,530
Commercial and industrial	547,054	10,348	280	—	—	557,682
Agricultural production	776	—	—	—	—	776
Consumer	1,652	—	—	—	—	1,652
Other	658	—	—	—	—	658
Total	$1,817,530	$54,650	$34,098	$21	$—	$1,906,299
	December 31, 2024
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Real estate loans:
Construction, land and land development	$319,118	$—	$1,911	$—	$—	$321,029
Farmland	58,341	—	—	—	—	58,341
1 – 4 family residential	226,599	—	—	—	—	226,599
Multifamily	72,838	—	—	—	—	72,838
Non-farm non-residential owner occupied	219,854	205	994	—	—	221,053
Non-farm non-residential non-owner occupied	421,976	—	—	—	—	421,976
Commercial and industrial	547,220	6	1,792	652	—	549,670
Agricultural production	48,315	1,469	11,786	—	—	61,570
Consumer	4,764	—	—	—	—	4,764
Other	7,300	21	72	—	—	7,393
Total	$1,926,325	$1,701	$16,555	$652	$—	$1,945,233

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
Allowance for Credit Losses
The following tables detail the activity in the allowance for credit losses by portfolio segment:
	September 30, 2025
	Beginning Balance	Provision for Credit Losses	Charge-offs	Recoveries	Total
Real estate loans:
Construction, land and land development	$3,546	$(35)	$—	$—	$3,511
Farmland	528	(267)	—	—	261
1 – 4 family residential	2,178	455	—	—	2,633
Multifamily	712	307	—	—	1,019
Non-farm non-residential owner occupied	1,726	174	—	—	1,900
Non-farm non-residential non-owner occupied	5,445	728	—	—	6,173
Commercial and industrial	7,572	1,143	(2,371)	393	6,737
Agricultural production	488	8,700	(9,167)	38	59
Consumer	7	9	(13)	7	10
Other	91	(86)	—	—	5
Total	$22,293	$11,128	$(11,551)	$438	$22,308
	December 31, 2024
	Beginning Balance	Provision for Credit Losses	Charge-offs	Recoveries	Total
Real estate loans:
Construction, land and land development	$3,063	$483	$—	$—	$3,546
Farmland	473	55	—	—	528
1 – 4 family residential	1,805	373	—	—	2,178
Multifamily	594	118	—	—	712
Non-farm non-residential owner occupied	1,440	286	—	—	1,726
Non-farm non-residential non-owner occupied	3,520	2,169	(3,703)	3,459	5,445
Commercial and industrial	7,296	100	(361)	537	7,572
Agricultural production	588	(96)	(5)	1	488
Consumer	15	(29)	(13)	34	7
Other	79	12	—	—	91
Total	$18,873	$3,471	$(4,082)	$4,031	$22,293
Collateral Dependent Loans
The Company designates loans as collateral dependent if repayment of the loan is expected to be provided substantially through the operation or sale of the collateral when the borrower, based on management’s assessment, is experiencing financial difficulty as of the reporting date. These loans do not share common risk characteristics and are not included within the pooled loans for determining the allowance for credit losses. Under the Current Expected Credit Losses (“CECL”) methodology, for collateral

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
dependent loans, the Company has adopted the practical expedient to measure the estimate of expected credit losses by comparing the amortized cost basis of a financial asset and the fair value of collateral securing the financial asset as of the reporting date. The allowance for credit losses is calculated on an individual loan basis based on the difference between the amount of the amortized cost basis greater than the fair value of the collateral securing the loan, which is adjusted for liquidation costs/discounts. If the fair value of the collateral exceeds the amortized cost basis, no allowance is required.
The fair value of individually evaluated collateral dependent loans is generally based on the fair value of collateral, less costs to sell. The fair value of real estate collateral is determined using recent real estate appraisals for residential and commercial properties. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Non-real estate or business asset collateral may be valued using an appraisal, net book value per the borrower’s financial statements or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation and management’s expertise and knowledge of the client and client’s business.
The following table presents an analysis of collateral dependent loans and related collateral types of the Company:
	September 30, 2025
	Residential Properties	Business Assets	Commercial Properties	Total
Real estate loans:
Construction, land and land development	$—	$—	$2,090	$2,090
Farmland	—	—	—	—
1 – 4 family residential	2,631	—	—	2,631
Multifamily	9,200	—	—	9,200
Non-farm non-residential owner occupied	—	—	2,502	2,502
Non-farm non-residential non-owner occupied	—	—	20,161	20,161
Commercial and industrial	—	—	—	—
Agricultural production	—	280	—	280
Consumer	—	—	—	—
Other	—	—	—	—
Total	$11,831	$280	$24,753	$36,864

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	December 31, 2024
	Residential Properties	Business Assets	Commercial Properties	Total
Real estate loans:
Construction, land and land development	$—	$—	$1,911	$1,911
Farmland	—	—	—	—
1 – 4 family residential	—	—	—	—
Multifamily	—	—	—	—
Non-farm non-residential owner occupied	—	—	916	916
Non-farm non-residential non-owner occupied	—	—	—	—
Commercial and industrial	—	680	—	680
Agricultural production	—	11,786	—	11,786
Consumer	—	—	—	—
Other	—	55	—	55
Total	$—	$12,521	$2,827	$15,348
Modifications Made to Borrowers Experiencing Financial Difficulty
From time to time, the Company modifies its loan agreement with a borrower. A modified loan is considered a modification made to a borrower experiencing financial difficulty when two conditions are met: (i) the borrower is experiencing financial difficulty and (ii) the modification is in the form of principal forgiveness, an interest rate reduction, an other than-insignificant payment delay, a term extension or a combination of these modifications. The Company had no loans modified due to borrowers experiencing financial difficulty during the nine months ended September 30, 2025 and the year ended December 31, 2024.
During the nine months ended September 30, 2025 and the year ended December 31, 2024, there were no modifications to borrowers in financial difficulty that had a payment default. A default for purposes of this disclosure is a modification made to borrower experiencing financial difficulty in which the borrower is 90 days past due or results in the foreclosure and repossession of the applicable collateral. These loans have no unfunded commitments.
4.
Intangible Assets

Intangible assets in the accompanying unaudited consolidated balance sheet are summarized as follows:
		September 30, 2025
	Amortization Period	Gross Intangible Asset	Accumulated Amortization	Net Intangible Asset
Core deposit intangible	10 Years	$5,194	$1,299	$3,895
		$5,194	$1,299	$3,895
		December 31, 2024
	Amortization Period	Gross Intangible Asset	Accumulated Amortization	Net Intangible Asset
Core deposit intangible	10 Years	$6,103	$1,598	$4,505
		$6,103	$1,598	$4,505

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
The Company recognized amortization expense of $130 and $405 during the three and nine months ended September 30, 2025, respectively. Approximately $205 of the $405 expensed during the nine months ended September 30, 2025 was related to the acceleration and full amortization of core deposit intangibles that were associated with deposits that were part of a multi-branch sale as discussed in Note 16 — Branch Activity. During the three and nine months ended September 30, 2024, the Company recognized amortization expense of $153 and $458, respectively.
The estimated aggregate future amortization expense for intangible assets remaining as of September 30, 2025 is as follows:
Year	Amount
For the three months ended December 31, 2025	$129
2026	519
2027	519
2028	519
2029	519
Thereafter	1,690
$3,895

5.
Goodwill

Changes in the carrying amount of goodwill are summarized as follows:
	September 30, 2025	December 31, 2024
Beginning of year	$3,427	$3,427
Effect of acquisitions (dispositions)	(513)	—
Impairment losses	—	—
End of Period	$2,914	$3,427
Impairment of goodwill is tested for annually or when a triggering event occurs, and exists when a reporting unit’s carrying value of goodwill exceeds its fair value. In connection with the sale of 7 West Texas branches during Q1 2025, goodwill was reduced by $513. As of September 30, 2025 and December 31, 2024, the Company had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated it was more likely than not the fair value of the reporting unit exceeded its carrying value, resulting in no impairment.
6.
Derivative Financial Instruments

Fair Value Hedges
The Company offers certain interest rate swap products directly to its qualified commercial banking customers. These financial instruments are not designated as hedging instruments. The interest rate swap derivative positions relate to transactions in which the Company enters into an interest rate swap with a customer, while at the same time entering into an offsetting interest rate swap with another financial institution. An interest rate swap transaction allows customers to effectively convert a variable rate loan to a fixed rate. In connection with each swap, the Company agrees to pay interest on a notional amount at a variable interest rate and receive interest from the customer on a similar notional amount at a fixed interest rate. At the

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
same time, the Company agrees to pay another financial institution the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount.
Because the Company acts as an intermediary for its customer, changes in the fair value of the underlying derivative contracts are designed to offset each other and would not significantly impact the Company’s operating results except in certain situations where there is a significant deterioration in the customer’s credit worthiness or that of the counterparties. At September 30, 2025 and December 31, 2024, no such deterioration was determined by management.
All derivatives are carried at fair value in either derivative assets or derivative liabilities in the accompanying unaudited consolidated balance sheet.
The following tables provide the outstanding notional balances and fair values of outstanding derivative positions at September 30, 2025.
	Outstanding Notional Balance	Asset Derivative Fair Value	Liability Derivative Fair Value	Pay Rate(1)	Receive Rate(1)	Remaining Term(2)
Fair value hedges:
Commercial loan pass-through interest rate swaps:
Loan customer counterparty	$111,514	$4,122	—		7.06%	3.9
Financial institution counterparty	111,514	—	4,122	7.06%		3.9
Total fair value hedges	223,028	4,122	4,122
Total derivatives	$223,028	$4,122	$4,122

(1)
Weighted average rate.

(2)
Weighted average life (in years).

The following tables provide the outstanding notional balances and fair values of outstanding derivative positions at December 31, 2024.
	Outstanding Notional Balance	Asset Derivative Fair Value	Liability Derivative Fair Value	Pay Rate(1)	Receive Rate(1)	Remaining Term(2)
Fair value hedges:
Commercial loan pass-through interest rate swaps:
Loan customer counterparty	$54,853	$424	$22		6.90%	3.6
Financial institution counterparty	54,853	22	424	6.90%		3.6
Total fair value hedges	109,706	446	446
Total derivatives	$109,706	$446	$446

(1)
Weighted average rate.

(2)
Weighted average life (in years).

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
7.
Deposits

Composition of deposits are as follows:
	September 30, 2025	December 31, 2024
Time deposits of $250,000 or more	$102,026	$173,529
Time deposits less than $250,000	120,710	214,564
Total time deposits	222,736	388,093
Non-time deposits	1,992,444	1,899,695
Total deposits	$2,215,180	$2,287,788
Time deposits scheduled maturities as of September 30, 2025 are as follows:
Year	Amount
For the three months ended December 31, 2025	$70,184
2026	136,078
2027	9,133
2028	2,069
2029	5,272
Thereafter	—
$222,736

8.
FHLB Advances and Other Credit Extensions

Federal Home Loan Bank (“FHLB”)
As of September 30, 2025 and December 31, 2024 the advances from the FHLB totaled $10,000 and $20,000, respectively. The advances are utilized to meet liquidity needs and are collateralized by a blanket lien on certain loans and FHLB stock owned.
As of September 30, 2025, the detail of advances from FHLB are as follows:
	Interest Rate	Maturity Date	Amount
FHLB Advance	4.8150%	2/27/2026	$5,000
FHLB Advance	4.7500%	1/29/2027	5,000
			$10,000
The contractual principal payments at September 30, 2025 are as follows:
Year	Amount
For the three months ended December 31, 2025	$—
2026	5,000
2027	5,000
$10,000
As of December 31, 2024, the Company had advances from the FHLB totaling $20,000. The detail of advances are as follows:

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	Interest Rate	Maturity Date	Amount
FHLB Advance	5.3550%	1/15/2025	$5,000
FHLB Advance	5.3020%	5/30/2025	5,000
FHLB Advance	4.8150%	2/27/2026	5,000
FHLB Advance	4.7500%	1/29/2027	5,000
			$20,000
The Company had $155,900 and $224,900 in commitments associated with outstanding standby letters of credit as of September 30, 2025 and December 31, 2024, utilized for pledging of public entity deposits and other customer obligations. The Company had the availability to borrow additional funds of approximately $527,898 and $367,681 as of September 30, 2025 and December 31, 2024, respectively.
Federal Reserve Bank (“FRB”)
The FRB allows us to borrow funds through their discount window. This facility was established in January of 2024. As of September 30, 2025 and December 31, 2024, the Company maintained a secured line of credit with the FRB with an availability to borrow approximately $420,909 and $518,158, respectively. Approximately $406,791 and $573,287 of commercial and agriculture loans were pledged as collateral at September 30, 2025 and December 31, 2024, respectively. Approximately $14,117 and $29,709 of securities were pledged as collateral at September 30, 2025 and December 31, 2024, respectively. The Company had no advances under the FRB discount window outstanding as of September 30, 2025 and December 31, 2024.
Other Credit Extensions
As of September 30, 2025 and December 31, 2024, the Company maintained credit facilities with commercial banks with an availability to borrow up to an aggregate amount of approximately $47,500. There were no borrowings against these lines as of September 30, 2025 and December 31, 2024.
9.
Borrowed Funds

NexBank Revolving Line of Credit
The Company originally entered into a loan agreement with NexBank on December 23, 2019, which provided for a $20,000 revolving line of credit, or Line of Credit Agreement. The Company amended the agreement on September 16, 2020, exercising an option to extend the original maturity by 1 year, raising the line of credit from $20,000 to $35,000, and lowering the interest rate floor from 4.50% to 4.25%. The Company amended the agreement for the second time on August 20, 2021, extending the maturity date to December 21, 2026 and fixing the rate at 3.75% for the term of the loan. The Company amended the agreement for the third time on June 27, 2022, raising the line of credit from $35,000 to $45,000 with no other changes to the agreement. The entire outstanding balance and unpaid interest is payable in full on the maturity date of December 21, 2026.
The Company may prepay the principal amount of the Line of Credit without premium or penalty. The obligations of the Company under the Line of Credit Agreement are secured by a valid and perfected first priority lien on all of the issued and outstanding shares of capital stock of the Bank and all assets of the holding company.
Covenants made under the Line of Credit Agreement include, but not limited to, the Company maintaining a leverage ratio of greater than 7%, the Bank maintaining a leverage ratio of greater than 8%, the Bank’s Texas Ratio (as defined in the Line of Credit Agreement) not to exceed 40%, the Bank’s Total Capital Ratio (as defined under the Line of Credit Agreement) of not less than 11% and restrictions on

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
the ability of the Company and its subsidiaries to incur certain additional debt. Additionally, the credit agreement prohibits the Company from entering into a merger or consolidation that results in a change of control, which would constitute and event of default under the agreement. In the event of such transaction, the outstanding balance under the line of credit as well as the related accrued but unpaid interest would be required to repaid in full prior to or concurrently with the consummation of the merger or consolidation. The Company has the ability and intent to satisfy any outstanding obligations under the line of credit agreement with a merger or similar transaction, if required.
As of September 30, 2025 and December 31, 2024, the Company was in compliance with the debt covenants as provided for under its line of credit agreement with NexBank.
As of September 30, 2025 and December 31, 2024, the Company had total advances outstanding of $45,000.
The contractual principal payments at September 30, 2025 are as follows:
Year	Amount
For the three months ended December 31, 2025	$—
2026	45,000
$45,000

10.
Income Taxes

Income tax expense was as follows for:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Federal income tax expense	$1,770	$1,647	$6,024	$4,562
State income tax expense	9	—	38	—
Income tax expense as reported	$1,779	$1,647	$6,062	$4,562
Effective tax rate	20.75%	20.37%	21.89%	20.71%
The effective tax rates differ from the statutory federal tax rate of 21% for the three and nine months ended September 30, 2025 and 2024 largely due to certain costs capitalized in 2025 vs 2024 under Treasury Regulation section 1.263(a)-5, certain tax-exempt income, and nondeductible interest expense earned on, and attributable to, certain investment securities and loans. Changes between periods were primarily driven by changes in pre-tax income.
11.
Preferred Stock

The Company is authorized to issue 1,000,000 shares of senior non-cumulative perpetual preferred stock (“Preferred Stock”) without par value. Preferred Stock shares outstanding rank senior to common shares in dividend and liquidation preference but have no general voting rights.
As of September 30, 2025 and December 31, 2024, there were no outstanding shares of preferred stock.
12.
Stockholders’ Equity and Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2025 and December 31, 2024, the Bank meets all capital adequacy requirements to which it is subject.
Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk- based, Tier I risk-based and Tier I leverage ratios as set forth in the tables below. As shown below, the Bank’s capital ratios exceed the regulatory definition of well capitalized as of September 30, 2025 and December 31, 2024. Based upon the information in its most recently filed call report, the Bank continues to meet the capital ratios necessary to be well capitalized under the regulatory framework for prompt corrective action.
Presented in the following table are the Bank actual capital amounts and ratios compared to the Bank’s required capital amounts and ratios:
	Actual		For Capital Adequacy Purposes Basel III Fully Phased-In(1)		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2025:
Total Risk-Based Capital to Risk-Weighted Assets:	$308,220	16.0%	$202,269	10.5%	$192,638	10.0%
Tier 1 Capital to Risk-Weighted Assets:	$286,784	14.9%	$163,822	8.5%	$154,185	8.0%
Common Tier I	$286,784	14.9%	$134,912	7.0%	$125,275	6.5%
Tier 1 Capital to Adjusted Average Assets:	$286,784	11.8%	$96,886	4.0%	$121,108	5.0%
	Actual		For Capital Adequacy Purposes Basel III Fully Phased-In(1)		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2024:
Total Risk-Based Capital to Risk-Weighted Assets:	$280,828	14.2%	$207,570	10.5%	$197,685	10.0%
Tier 1 Capital to Risk-Weighted Assets:	$260,646	13.2%	$168,032	8.5%	$158,148	8.0%
Common Tier I	$260,646	13.2%	$138,380	7.0%	$128,495	6.5%
Tier 1 Capital to Adjusted Average Assets:	$260,646	10.6%	$98,755	4.0%	$123,443	5.0%

(1)
Percentages represent the minimum capital ratios plus, as applicable, the fully phased-in 2.5% CIT1 capital buffer under the Basel III Capital Rules.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and was fully phased in on January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer was phased in at the rate of 0.625% per year from 0.0% in 2015 to 2.50% on January 1, 2019. The capital conservation buffer was 2.50% at September 30, 2025 and December 31, 2024.
State banking regulations place certain restrictions on Vista’s dividend payments to VBI. Dividends paid by Vista would be prohibited if the effect of the dividends would cause Vista’s capital to be reduced below applicable minimum capital requirements.
Stock Purchase Agreements
During the nine months ended September 30, 2025, 861 shares of the Company’s common stock were sold at a weighted average purchase price of $121.81 per share through stock purchase agreements. During the nine months ended September 30, 2024, 12,217 shares of the Company’s common stock were sold at a weighted average purchase price of $103.77 per share through stock purchase agreements.
13.
Commitments and Contingencies

Credit-Related Financial Instruments
In the normal course of business to meet the financing needs of its customers, the Company is a party to credit-related financial instruments with off-balance sheet risk. These instruments include commitments to extend credit, standby letters of credit and commercial letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying unaudited CFS. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. Management applies the same policies in making decisions to extend credit under on- and off-balance sheet instruments.
The following off-balance sheet financial instruments, whose contract amounts represent credit risk, were outstanding (at contract amounts):
	September 30, 2025	December 31, 2024
Unfunded lines of credit	$331,483	$302,995
Commercial and standby letters of credit	148,595	121,108
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary, is based on management’s credit evaluation of the customer.
Unfunded commitments under commercial lines of credit and other revolving credit arrangements are commitments for possible future extensions of credit to existing customers. These lines of credit may be uncollateralized, may not contain a specified maturity date and may not be drawn upon to the total extent of the commitment.
Commercial and standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
and private borrowing arrangements. Substantially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers and collateral is generally held supporting those commitments, as management deems necessary.
The Company maintains an allowance for off-balance sheet credit exposures such as commitments to make loans and commercial letters of credit issued to meet customer financing needs when there is a contractual obligation to extend credit unless the commitments to extend credit are unconditionally cancellable. The allowance for off-balance sheet credit exposures is adjusted as a charge to provision for credit losses in the Company’s income statements. The estimate includes consideration of the likelihood funding will occur, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, using the same methodologies as portfolio loans, and are discussed in Note 3. The allowance for credit losses for unfunded loan commitments of $365 at September 30, 2025 and December 31, 2024 is separately classified on the consolidated balance sheet within Accrued expenses and other liabilities.
The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments:
	September 30, 2025	December 31, 2024
Beginning Balance	$365	$150
Provision for unfunded commitments	—	215
Total	$365	$365
Collateral Requirements
To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on management’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, real estate, equipment and vehicles.
Contingencies
The Company from time to time may be involved in legal actions arising from normal business activities. Management believes these actions are without merit or the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.
Concentrations
The majority of the Company’s loan portfolio consists of loans to businesses and individuals in the state of Texas including the Dallas-Fort Worth metroplex, Austin and Lubbock markets. Loans are primarily for real estate and commercial activity. Secondary sources of repayment on certain loans include guaranties from certain U.S. government sponsored enterprises (“GSEs”). The ability of the Company’s debtors to honor their contractual obligations depends upon real estate values and activity and general agricultural economic conditions in these market areas. The Company does not have any significant concentrations of credit risk to any one customer other than GSEs. This geographic concentration subjects the loan portfolio to the general economic conditions within these areas. The risks created by this concentration have been considered by management in the determination of the adequacy of the ACL. Management believes the ACL was adequate to cover estimated losses on loans as of September 30, 2025 and December 31, 2024.
Vista’s deposits are predominantly generated in the Dallas-Fort Worth metropolitan areas; Austin, Texas; and Palm Beach, Florida. Vista’s investments are concentrated in obligations of US Treasury

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
securities, mortgage-backed securities, collateralized mortgage obligations, Bank subordinated debt and state and municipal governments.
The Company holds its primary liquid assets in the form of demand deposits in, and Federal funds sold to, other commercial banks and the FRB. These amounts routinely exceed FDIC insurance limits and, at times, by significant amounts. Management monitors the safety and soundness of its correspondents and does not believe these institutions present significant credit risk.
14.
Equity Compensation

In 2014, upon shareholder approval, the Company adopted the 2014 Stock Option Plan (the “Stock Plan”). The Stock Plan permits the grant of stock options for up to 100,000 shares of common stock of the Company from time to time during the term of the plan, subject to adjustment upon changes in capitalization. Under the Stock Plan, the Company may grant either incentive stock options or non-statutory stock options to eligible directors, executive officers, key employees and non-employee shareholders of the Company. Options are generally granted with an exercise price equal to the market price of the Company’s stock at the date of the grant. Option awards generally vest based on 3 to 10 years of continuous service and have 10-year contractual terms for non-controlling participants as defined by the Stock Plan. Other grant terms can vary for controlling participants as defined by the Stock Plan.
Stock based compensation expense is measured based upon the fair value of the award at the grant date and is recognized ratably over the period during which the shares are earned (the requisite service period). For the three and nine months ended September 30, 2025 and three and nine months ended September 30, 2024, approximately $32 and $102 and $35 and $75, respectively, of stock compensation expense related to the Stock Plan was recognized in the accompanying unaudited consolidated statement of income and comprehensive income. As of September 30, 2025 and 2024, there was approximately $974 and $1,121, respectively, of unrecognized compensation expense related to nonvested share-based compensation awards expected to be recognized over the remaining weighted average requisite service period of 6.57 years.
The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model.
	September 30, 2025	September 30, 2024
Dividend yield	n/a	n/a
Expected life	n/a	10 years
Expected volatility	n/a	10.37%
Risk-free interest rate	n/a	4.69%
There were no options awarded for the nine months ended September 30, 2025. As a result, no assumptions for the Black-Scholes option-pricing model are reflected in the table above for the nine months ended September 30, 2025. There were 9,901 options awarded for the nine months ended September 30, 2024.
The expected life is based on the expected amount of time options granted are expected to be outstanding. The dividend yield assumption is based on the Company’s history. The expected volatility is based on the historical volatility of the Company and publicly traded companies. The risk-free interest rates are based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.
A summary of option activity under the Stock Plan for the nine months ended September 30, 2025 and 2024, is presented below:

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	September 30, 2025			September 30, 2024
	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	132,107	$62.83	6.00 yrs	134,731	$59.29	6.28 yrs
Granted during the year	—	—		9,901	96.65
Forfeited during the year	(1,003)	46.00		(2,500)	64.40
Exercised during the year	(7,972)	47.70		(9,862)	48.28
Outstanding at end of the period	123,132	$63.80	5.54 yrs	132,270	$62.80	6.24 yrs
Options exercisable at end of the period	33,898	$49.88	2.84 yrs	41,966	$49.38	3.39 yrs
Weighted average fair value of options granted during the period		$—			$37.04
During the nine months ended September 30, 2025 and 2024, 4,671 and 5,141 shares, respectively, were withheld to cover exercise price and taxes on options exercised on a cashless basis.
The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $11,040 and $3,511 at September 30, 2025 and $4,590 and $2,019 at September 30, 2024. The intrinsic value of stock options exercised during the nine months ended September 30, 2025 and 2024 was $843 and $485, respectively.
The following table summarizes the activity in nonvested options for the nine months ended September 30, 2025 and 2024:
Nine Months Ended September 30, 2025	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	90,234	$15.69
Granted during the period	—	—
Vested during the period	—	—
Forfeited during the period	(1,000)	11.93
Balance, September 30, 2025	89,234	$15.73
Nine Months Ended September 30, 2024	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	83,003	$12.94
Granted during the period	9,901	37.04
Vested during the period	—	—
Forfeited during the period	(2,500)	11.93
Balance, September 30, 2024	90,404	$15.67
Additionally, in November 2016, the Company adopted the Vista Bank Equity Incentive Plan to issue restricted stock to eligible directors, executive officers, key employees of the Company. Restricted stock awarded to certain key employees can vest evenly or cliff vest over a period, generally ranging from one to four years.

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
Included in the accompanying unaudited consolidated statement of income and comprehensive income for the three and nine months ended September 30, 2025, there was $346 and $976 of stock compensation expense, respectively. During the three and nine months ended September 30, 2024, there was $342 and $915 of stock compensation expense, respectively.
During the nine months ended September 30, 2025 and 2024, 5,294 and 5,964 shares of restricted stock were issued under the equity incentive plan in connection with employee compensation, respectively. The shares had a total estimated fair value of approximately $479 and $508, respectively.
During the nine months ended September 30, 2025 and 2024, 4,968 and 5,256 shares of restricted stock were issued under the equity incentive plan to directors in lieu of cash. The shares had a total estimated fair value of approximately $449 and $449, respectively.
During the nine months ended September 30, 2025 and 2024, 10,661 and 8,532 shares of restricted stock were issued under the equity incentive plan to settle previously accrued employee bonuses. The shares were issued in lieu of cash and had an estimated fair value of approximately $964 and $729, respectively.
As of September 30, 2025, there was $1,941 of unrecognized compensation expense related to the nonvested restricted stock.
The following table summarizes the activity in nonvested restricted stock awards for the nine months ended September 30, 2025 and 2024:
Nine Months Ended September 30, 2025	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	26,668	$77.20
Granted during the period	20,923	88.99
Forfeited during the period	(417)	88.83
Vested during the period	(19,614)	84.67
Balance, September 30, 2025	27,560	$86.67
Nine Months Ended September 30, 2024	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	19,317	$79.03
Granted during the period	19,752	85.39
Forfeited during the period	(243)	83.27
Vested during the period	(13,590)	80.50
Balance, September 30, 2024	25,236	$81.58
During the nine months ended September 30, 2025 and 2024, 2,967 and 1,865 shares of stock with no time vesting restrictions were issued under the equity incentive plan, respectively, to settle previously accrued employee bonuses. The shares were issued in lieu of cash and had an estimated fair value of approximately $292 and $176, respectively.
No shares without time vesting restrictions were issued under the equity incentive plan to directors to settle previously accrued board fees during the nine months ended September 30, 2025. During the nine months ended September 30, 2024, 4,347 shares of stock with no time vesting restrictions were issued

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
under the equity incentive plan to directors to settle previously accrued board fees. The shares were issued in lieu of cash and had an estimated fair value of approximately $391.
Warrants
A summary of warrant activity as of September 30, 2025 and 2024, and changes during the nine months then ended is presented below:
	September 30, 2025			September 30, 2024
	Shares Underlying Warrants	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Warrants	Weighted Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	22,618	$110.53	3.38 yrs	22,618	$110.53	4.38 yrs
Granted during the year	—	—	—	—	—	—
Forfeited during the year	—	—	—	—	—	—
Exercised during the year	—	—	—	—	—	—
Outstanding at the end of the period	22,618	$110.53	2.63 yrs	22,618	$110.53	3.63 yrs
Warrants exercisable at end of period	22,618	$110.53	2.63 yrs	22,618	$110.53	3.63 yrs
Weighted average fair value of warrants granted during the period		$—			$—
The total intrinsic value of outstanding in-the-money warrants and outstanding in-the-money exercisable warrants was $971 at September 30, 2025. There were no in-the-money warrants outstanding or in-the money warrants exercisable at September 30, 2024.
15.
Fair Value Measurements

Fair Value
GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.
GAAP requires the use of valuation techniques consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities the reporting entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds and mortgage backed securities.
Level 3 Inputs — Significant unobservable inputs that reflect an entity’s own assumptions that market participants would use in pricing the assets or liabilities.
In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market- based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
AFS debt securities are assets measured and reported at fair value on a recurring basis in the accompanying unaudited financial statements and their values are based on level 2 valuation inputs under the fair value hierarchy. Derivative financial instruments which consist of asset and liability interest rate derivative positions are carried at fair value obtained from a pricing service that provides the swaps’ unwind value using Level 2 inputs.
Certain financial assets and liabilities are measured at fair value on a non-recurring basis, that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).
Collateral dependent loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. The fair value of individually evaluated collateral dependent loans is generally based on the fair value of collateral, less costs to sell. The fair value of real estate collateral is determined using recent real estate appraisals for residential and commercial properties. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Non-real estate or business asset collateral may be valued using an appraisal, net book value per the borrower’s financial statements or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation and management’s expertise and knowledge of the client and client’s

VISTA BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
(Unaudited)
business. Collateral values are estimated using Level 3 inputs based on the discounting of the collateral measured by appraisals.
At September 30, 2025, collateral dependent loans with carrying values of approximately $36,864 were reduced by specific valuation allowances totaling approximately $666 resulting in a net fair value of $36,198 based on Level 3 inputs. At December 31, 2024, collateral dependent loans with carrying values of approximately $17,206 were reduced by specific valuation allowances totaling approximately $1,857 resulting in a net fair value of $15,348, based on Level 3 inputs.
Non-financial assets measured at fair value on a nonrecurring basis during the years ended September 30, 2025 and December 31, 2024, include certain properties and included in foreclosed assets which, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses and certain properties included in foreclosed assets which, subsequent to their initial recognition, were remeasured at fair value through a write-down included in current earnings. The fair value of foreclosed assets is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. At September 30, 2025 and December 31, 2024, there were no foreclosed assets that required material write-downs to fair value upon or subsequent to their initial recognition.
16.
Branch Activity

In December of 2024, we entered into a multi-branch purchase and assumption agreement whereby we agreed to sell seven rural West Texas branches including Abernathy, Hale Center, Haskell, Idalou, Petersburg, Plainview and Ralls to First United Bank including the real estate and buildings, furniture and equipment and generally all the branches’ loans and deposits.
Immediately prior to the consummation of the sale on February 28, 2025, the branches reported total loans of $118,865, fixed assets and prepaids of $3,306 and deposits of $369,974. The Company received a premium on deposits sold of approximately 4.0%. For the nine months ended September 30, 2025, we recognized a gain of $13,612 on the sale, included in noninterest income, and incurred $814 in transaction-related expenses, included in other noninterest expense. The gain on sale includes the reduction of goodwill in the amount of $513 discussed in Note 5 — Goodwill and $205 of the acceleration and full amortization of CDI associated with deposits sold, discussed in Note 4 — Intangible Assets.
17.
Merger Activity

On September 15, 2025, the Company entered into an Agreement and Plan of Merger with National Bank Holdings Corporation, a Delaware corporation, for an acquisition of all of the outstanding stock of the Company. The merger is subject to the approval of Vista Bancshares Inc.’s shareholders, applicable regulatory approvals and other customary closing conditions. The merger is anticipated to close in early 2026. During the three and nine months ended September 30, 2025 the Company incurred $1.0 million in transaction related expenses, included in other noninterest expense.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
NATIONAL BANK HOLDINGS CORPORATION,
VISTA BANCSHARES, INC. and
BRYAN WICK
solely in its capacity as the Shareholders’ Representative

Dated as of September 15, 2025

A-i

A-ii

A-iii

EXHIBITS
Exhibit A — Significant Stockholders
Exhibit B — Bank Merger Agreement
SCHEDULES
Vista Disclosure Schedule
NBHC Disclosure Schedule

A-iv

INDEX OF DEFINED TERMS
Page
280G Equityholder Vote	A-62
280G Equityholders	A-62
Agreement	A-1
Appraisal Demand	A-4
Balance Sheet Date	A-20
Bank Merger	A-7
Bank Merger Agreement	A-7
Bank Merger Certificates	A-7
BHC Act	A-16
Cash Merger Consideration	A-2
CDB	A-19
Certificates of Merger	A-2
Chosen Courts	A-77
Closing	A-2
Closing Date	A-2
Code	A-1
Confidentiality Agreement	A-58
Consideration Adjustment	A-10
Consideration Adjustment Escrow Amount	A-8
Continuation Period	A-61
Continuing Employees	A-61
Cut-off Date	A-36
Delaware Secretary	A-2
Derivative Transactions	A-32
DGCL	A-1
Dispute Submissions	A-9
Dissenting Share	A-3
Effective Time	A-2
Employment Agreements	A-1
Enforceability Exceptions	A-18
Environmental Laws	A-33
ERISA	A-24
Escrow Agent	A-8
Escrow Agreement	A-8
Estimated Minimum Tangible Common Equity Deficit	A-8
Estimated Tangible Common Equity Statement	A-8
Exception Shares	A-2
Exchange Act	A-19
Exchange Agent	A-11
Exchange Fund	A-11
Exchange Ratio	A-2

A-v

Page
FDIC	A-17
Federal Reserve Board	A-16
Governmental Entity	A-19
Initial Closing Statement	A-8
Initial Resolution Period	A-9
Intellectual Property	A-35
IRS	A-22
Liens	A-17
Loan	A-36
Loan Documentation	A-37
Loan Tape	A-36
Material Adverse Effect	A-16
Materially Burdensome Regulatory Condition	A-56
Merger	A-1
Merger Consideration	A-2
Merger Consideration Value	A-7
Multiemployer Plan	A-26
Multiple Employer Plan	A-26
NBH Bank	A-7
NBHC	A-1
NBHC 401(k) Plan	A-62
NBHC Bylaws	A-39
NBHC Charter	A-39
NBHC Class B Common Stock	A-40
NBHC Common Stock	A-2
NBHC Contract	A-48
NBHC Disclosure Schedule	A-39
NBHC Regulatory Agreement	A-49
NBHC Reports	A-43
NBHC Restricted Stock Award	A-6
NBHC Share Closing Price	A-13
NBHC Subsidiary	A-39
Neutral Auditor	A-9
New Certificates	A-11
New Plans	A-61
NYSE	A-13
Objection Notice	A-9
Old Certificate	A-3
Parachute Payment	A-62
Permitted Encumbrances	A-34
Personal Data	A-28
Premium Cap	A-63
Proxy Statement	A-55

A-vi

Page
Reference Time	A-8
Regulation O	A-35
Regulatory Agencies	A-19
Related Parties	A-35
Representatives	A-57
Requisite Regulatory Approvals	A-69
Requisite Vista Vote	A-18
S-4	A-19
SEC	A-19
Securities Act	A-43
Shareholders	A-8
Significant Stockholders	A-1
Specified Vista Restricted Stock Award	A-6
SRO	A-19
Subsequent Unaudited Monthly Financial Statements	A-58
Subsidiary	A-16
Surviving Corporation	A-1
Takeover Restrictions	A-35
Tangible Common Equity	A-8
Tax	A-24
Tax Return	A-24
Taxes	A-24
TBOC	A-1
TDB	A-19
Termination Date	A-72
Termination Fee	A-73
Texas Secretary	A-2
Treasury Regulations	A-24
Unaudited 1H 2025 Financial Statements	A-20
Unaudited Monthly Financial Statements	A-20
Vista	A-1
Vista 401(k) Plan	A-62
Vista Acquisition Proposal	A-65
Vista Adverse Recommendation Change	A-59
Vista Articles	A-16
Vista Audited Financial Statements	A-20
Vista Bank	A-7
Vista Benefit Plans	A-24
Vista Board Recommendation	A-59
Vista Bylaws	A-16
Vista Common Stock	A-2
Vista Contract	A-31
Vista Director Restricted Stock Award	A-5

A-vii

Page
Vista Director Stock Option	A-4
Vista Disclosure Schedule	A-15
Vista Employee Restricted Stock Award	A-5
Vista Employee Stock Option	A-5
Vista Equity Awards	A-7
Vista ERISA Affiliate	A-24
Vista Financial Statements	A-20
Vista Indebtedness	A-68
Vista Indemnified Parties	A-63
Vista Leased Properties	A-34
Vista Meeting	A-59
Vista Owned Properties	A-34
Vista Real Property	A-34
Vista Real Property Leases	A-34
Vista Regulatory Agreement	A-32
Vista Restricted Stock Award	A-7
Vista Restricted Stock Award Consideration	A-5
Vista Stock Option	A-4
Vista Stock Option Consideration	A-4
Vista Stock Plans	A-7
Vista Subsidiary	A-17
Vista Warrant	A-6
Vista Warrant Consideration	A-6
Voting Agreement	A-1

A-viii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2025 (this “Agreement”), by and between National Bank Holdings Corporation, a Delaware corporation (“NBHC”), Vista Bancshares, Inc., a Texas corporation (“Vista”) and Bryan Wick, solely in his capacity as the “Shareholders’ Representative”.
W I T N E S S E T H:
WHEREAS, the boards of directors of NBHC and Vista have determined that it is advisable and in the best interests of their respective companies and their shareholders to enter into this Agreement, pursuant to which Vista will, subject to the terms and conditions set forth herein, merge with and into NBHC (the “Merger”), so that NBHC is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to NBHC’s willingness to enter into this Agreement, certain officers of Vista and Vista Bank (as defined herein) are entering into employment agreements (“Employment Agreements”) with NBHC and/or NBH Bank;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to NBHC’s willingness to enter into this Agreement, each stockholder of Vista listed on Exhibit A (the “Significant Stockholders”) is entering into a voting agreement pursuant to which he or she agrees to vote the issued and outstanding shares of Vista Common Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (“Voting Agreement”); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Texas Business Organizations Code, as amended (the “TBOC”), at the Effective Time, Vista shall merge with and into NBHC. NBHC shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Vista shall terminate.
1.2   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 a.m., New York City time, on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another date, time or place is agreed to in writing by NBHC and Vista; provided that the Closing shall not occur prior to January 2, 2026 without the prior written consent of NBHC and Vista. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.3   Effective Time.   Subject to the terms and conditions of this Agreement, on or before the Closing Date, NBHC shall cause to be filed a certificate of merger with respect to the Merger as provided under the DGCL with the Secretary of State (the “Delaware Secretary”) of the State of Delaware and a certificate of merger with respect to the Merger as provided under the TBOC with the Secretary of State (the “Texas

Secretary”) of the State of Texas (such certificates of Merger, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger in accordance with the relevant provisions of the DGCL and the TBOC, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and the TBOC and this Agreement.
1.5   Conversion of Vista Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of NBHC, Vista, or the holder of any of the following securities:
(a)   Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Vista issued and outstanding immediately prior to the Effective Time (“Vista Common Stock”), except for (i) shares of Vista Common Stock owned by Vista as treasury stock or otherwise owned by Vista or NBHC (in each case other than shares of Vista Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties and (B) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) or (ii) Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $31.62 without interest (such consideration, the “Cash Merger Consideration”) and 3.1161 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of NBHC (the “NBHC Common Stock”) (such consideration together with the Cash Merger Consideration, the “Merger Consideration”). The Cash Merger Consideration shall be subject in all respects to Section 1.13. If a vote of NBHC’s shareholders would be required by the rules and regulations of NYSE to approve the issuance of shares of NBHC Common Stock and NBHC Restricted Stock Awards pursuant to this Agreement, the Cash Merger Consideration and Exchange Ratio shall be adjusted (to the minimum extent necessary) to increase the Cash Merger Consideration and decrease the Exchange Ratio to achieve the same economic effect as set forth in this Agreement and eliminate the requirement for such vote.
(b)   All of the shares of Vista Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Vista Common Stock) previously representing any such shares of Vista Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Vista Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon. Old Certificates previously representing shares of Vista Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of NBHC Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of NBHC Common Stock or Vista Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration and the consideration payable pursuant to Section 1.8(e) to give holders of Vista Common Stock and Vista Restricted Stock Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit NBHC or Vista to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Vista Common Stock that are owned by Vista or NBHC (in each case other than the Exception

Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
1.6   Dissenting Shares.
(a)   Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Vista Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Vista Common Stock who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (a “Dissenting Share”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Chapter 10, Subchapter H of the TBOC. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.
(b)   If any holder of Vista Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 with respect to such shares pursuant to and in accordance with this Agreement.
(c)   Vista shall give NBHC reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Vista Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to applicable law and received by Vista that relate to any such demand for appraisal (each, an “Appraisal Demand”), and NBHC shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Vista shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Vista Common Stock as may be necessary to perfect appraisal rights under applicable law, without the prior written approval of NBHC.
1.7   NBHC Common Stock.   At and after the Effective Time, each share of NBHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
1.8   Treatment of Vista Equity Awards and Vista Warrants.
(a)   At the Effective Time, each option granted by Vista to purchase shares of Vista Common Stock under a Vista Stock Plan (as defined below) or otherwise that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Vista Stock Option”) that is held by a non-employee director of Vista (a “Vista Director Stock Option”) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Vista Director Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Vista Director Stock Option, an amount in cash (less applicable Tax withholdings pursuant to Section 2.2(g)) equal to the product of (i) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vista Stock Option, multiplied by (ii) the number of shares of Vista Common Stock subject to such Vista Stock Option immediately prior to the Effective Time (the “Vista Stock Option Consideration”). At the Effective Time, any Vista Director Stock Option that has an exercise price per share of Vista Common Stock that is equal to or greater than the Merger Consideration Value shall be cancelled for no consideration and shall cease to exist. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Director Stock Options required under this Section 1.8(a) as soon as reasonably practicable, and in any event no later than, five (5) days after the Closing Date.
(b)   At the Effective Time, each Vista Stock Option other than a Vista Director Stock Option that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Vista Employee Stock Option”) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Vista Employee Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Vista Employee Stock Option the Vista Stock Option Consideration. At the Effective Time, any Vista Employee Stock Option that has an exercise price per share of Vista Common Stock that is equal to or greater than the Merger Consideration Value shall be cancelled for no consideration and shall cease to exist. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Employee Stock Options required under this Section 1.8(b) on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date.
(c)   At the Effective Time, each Vista Restricted Stock Award granted prior to the date hereof that is subject to any vesting, forfeiture or other lapse restrictions granted under any Vista Stock Plan or otherwise that is held by a non-employee director and is outstanding immediately prior to the Effective Time (a “Vista Director Restricted Stock Award”) shall fully vest and, by virtue of the Merger and, without any action on the part of the holder thereof, shall be cancelled, and in exchange therefor, the holder of such cancelled Vista Director Restricted Stock Award will be entitled to receive (without interest), in consideration of the cancellation of such Vista Director Restricted Stock Award, the Merger Consideration in respect of each share of Vista Common Stock underlying such Vista Restricted Stock Award, less applicable Tax withholdings pursuant to Section 2.2(g) (the “Vista Restricted Stock Award Consideration”). Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Director Restricted Stock Awards required under this Section 1.8(c) as soon as reasonably practicable, and in any event no later than, five (5) days after the Closing Date.
(d)   At the Effective Time, each Vista Restricted Stock Award granted prior to the date hereof that is subject to any vesting, forfeiture or other lapse restrictions granted under any Vista Stock Plan or otherwise that is held by an employee and is outstanding immediately prior to the Effective Time (other than the Specified Vista Restricted Stock Award (as defined below)) (a “Vista Employee Restricted Stock Award”) shall fully vest and, by virtue of the Merger and, without any action on the part of the holder thereof, shall be cancelled, and in exchange therefor, the holder of such cancelled Vista Employee Restricted Stock Award will be entitled to receive (without interest), in consideration of the cancellation of such Vista Employee Restricted Stock Award, the Vista Restricted Stock Award Consideration. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Employee Restricted Stock Awards required under this Section 1.8(d) on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date.
(e)   Specified Vista Restricted Stock Award.
(i)   At the Effective Time, fifty percent (50%) of the Vista Restricted Stock Award set forth on Section 1.8(e) of the Vista Disclosure Schedule (the “Specified Vista Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall vest and, by virtue of the Merger and, without any action on the part of the holder thereof, shall be cancelled, and in exchange therefor, the holder of such portion of the Specified Vista Restricted Stock Award will be entitled to receive (without interest), in consideration of the cancellation of such portion of the cancelled Specified Vista Restricted Stock Award, 3.9206 shares of NBHC Common Stock multiplied by the number of shares of Vista Common Stock underlying such portion of the Specified Vista Restricted Stock Award (rounded to the nearest whole number), less applicable Tax withholdings pursuant to Section 2.2(g). Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to the former holder of the Specified Vista Restricted Stock Award required under this Section 1.8(e)(i) on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date.

(ii)   At the Effective Time, fifty percent (50%) of the Specified Vista Restricted Stock Award that is outstanding immediately prior to the Effective Time shall cease to represent a Vista Restricted Stock Award and shall thereafter constitute a restricted stock award of NBHC Common Stock, on the same terms and conditions as were applicable under such Vista Restricted Stock Award immediately prior to the Effective Time (an “NBHC Restricted Stock Award”). The number of shares of NBHC Common Stock subject to such NBHC Restricted Stock Award shall be equal to the number of shares of Vista Common Stock underlying such portion of the Specified Vista Restricted Stock Award multiplied by 3.9206 (rounded to the nearest whole number).
(f)   At the Effective Time, each warrant granted by Vista to purchase shares of Vista Common Stock that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Vista Warrant”) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Vista Warrant will be entitled to receive (without interest), in consideration of the cancellation of such Vista Warrant, an amount in cash (less applicable Tax withholdings pursuant to Section 2.2(g)) equal to the product of (i) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vista Warrant, multiplied by (ii) the number of shares of Vista Common Stock subject to such Vista Warrant immediately prior to the Effective Time (the “Vista Warrant Consideration”). At the Effective Time, any Vista Warrant that has an exercise price per share of Vista Common Stock that is equal to or greater than the Merger Consideration Value shall be cancelled for no consideration and shall cease to exist. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Warrants required under this Section 1.8(f) as soon as reasonably practicable, and in any event no later than, five (5) days after the Closing Date.
(g)   At or prior to the Effective Time, Vista, the board of directors of Vista and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Vista Equity Awards and Vista Warrants as provided under this Section 1.8.
(h)   For purposes of this Agreement, the following terms shall have the following meanings:
(i)   ”Merger Consideration Value” means (A) the Cash Merger Consideration, plus (B) the product of (x) the Exchange Ratio multiplied by (y) the NBHC Share Closing Price (such product rounded down to the nearest penny).
(ii)   ”Vista Equity Awards” means the Vista Stock Options and Vista Restricted Stock Awards.
(iii)   ”Vista Restricted Stock Award” means an award of restricted shares of Vista Common Stock granted under a Vista Stock Plan that is outstanding immediately prior to the Effective Time.
(iv)   ”Vista Stock Plans” means the Vista Bank Equity Incentive Plan and the Vista 2014 Stock Option Plan.
1.9   Articles of Incorporation of Surviving Corporation.   At the Effective Time, the articles of incorporation, as amended, of NBHC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10   Bylaws of Surviving Corporation.   At the Effective Time, the second amended and restated bylaws of NBHC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.11   Tax Consequences.   The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
1.12   Bank Merger.   Immediately following the Effective Time, Vista Bank, a bank chartered under the laws of the State of Texas and a wholly-owned Subsidiary of Vista (“Vista Bank”), will merge (the “Bank Merger”) with and into NBH Bank, a bank chartered under the laws of the State of Colorado and a wholly-owned Subsidiary of NBHC (“NBH Bank”). NBH Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Vista Bank shall cease. Promptly after the date of this Agreement, NBH Bank and Vista Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”). Each of NBHC and Vista shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of NBH Bank and Vista Bank, respectively. Prior to the Effective Time, Vista shall cause Vista Bank, and NBHC shall cause NBH Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).
1.13   Tangible Common Equity.
(a)   For purposes of this Agreement, “Tangible Common Equity” means Vista’s common equity, calculated as of the close of business on the last business day of the month immediately preceding the Closing Date (the “Reference Time”) (or as otherwise agreed by the parties), as determined in accordance with GAAP applied in a manner consistent with the Vista Financial Statements and in accordance with the principles and procedures set forth in this Section 1.13 and Section 1.13 of the Vista Disclosure Schedule.
(b)   Not later than three (3) business days prior to the expected Closing Date, NBHC shall deliver to Vista a written statement including NBHC’s good faith estimate of Tangible Common Equity as of the Reference Time, including by reference to the most recently delivered Subsequent Unaudited Monthly Financial Statements (the “Estimated Tangible Common Equity Statement”), which shall be accompanied by reasonably supporting detail, together with a written statement that sets forth NBHC’s determination (based on the foregoing estimates) of the shortfall (if any) between the Tangible Common Equity as of the Reference Time and the Minimum Tangible Common Equity (as defined on Section 1.13(b) of the Vista Disclosure Schedule) (the “Estimated Minimum Tangible Common Equity Deficit”). For the avoidance of doubt, if NBHC determines that for purposes of the Estimated Tangible Common Equity Statement that the Tangible Common Equity as of the Reference Time is greater than or equal to the Minimum Tangible Common Equity (which determination shall be solely for purposes of this Section 1.13(b) and without prejudice to any determination set forth in the Initial Closing Statement), then the Estimated Minimum Tangible Common Equity Deficit shall be deemed to be zero. Following the delivery of the Estimated Tangible Common Equity Statement NBHC shall consider in good faith any input or comments provided by Vista and shall make any revisions to the Estimated Tangible Common Equity Statement as are agreed to prior to the Closing.
(c)   On the Closing Date, NBHC shall, deposit cash equal to the greater of (i) one hundred ten percent (110%) of the Estimated Minimum Tangible Common Equity Deficit and (ii) $9,500,000 (the greater of (i) and (ii), the “Consideration Adjustment Escrow Amount”) which shall be withheld from the Cash Merger Consideration otherwise payable to each holder of Vista Common Stock and Vista Restricted Stock Awards (which for the avoidance of doubt do not include the Specified Vista Restricted Stock Award) entitled to receive Merger Consideration pursuant to Article I (collectively, the “Shareholders”) and deposited into an escrow account which shall be established pursuant to an escrow agreement (the “Consideration Adjustment Escrow Agreement”) that is mutually agreeable to NBHC and Vista and is entered into on or before the Closing Date by and between NBHC, the Shareholders’ Representative and a mutually agreeable escrow agent (the “Escrow Agent”).
(d)   Within fifteen (15) days after the Closing Date, NBHC shall prepare in good faith and deliver to the Shareholders’ Representative a statement setting forth NBHC’s calculation of Tangible Common Equity as of the Reference Time, and NBHC’s corresponding calculation of the difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time (the “Initial Closing Statement”).
(e)   In the event the Shareholders’ Representative disagrees with the Tangible Common Equity as of the Reference Time set forth in the Initial Closing Statement, the Shareholders’ Representative shall, within five (5) business days following delivery by NBHC of the Initial Closing Statement, give NBHC written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which the Shareholders’ Representative disagrees and, based on the information at its disposal, specifying the Shareholders’ Representative’s calculation of the Tangible Common Equity as of the Reference Time and

corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time. If the Shareholders’ Representative does not timely deliver an Objection Notice within such five (5) business day period, the Tangible Common Equity as of the Reference Time and corresponding calculation of the difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time set forth in the Initial Closing Statement delivered by NBHC shall be final and binding on the parties hereto.
(f)   If the Shareholders’ Representative timely delivers an Objection Notice, NBHC and the Shareholders’ Representative shall cooperate in good faith to resolve such dispute within five (5) business days after the date of the Objection Notice (the “Initial Resolution Period”), and if the parties agree on the Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time within such Initial Resolution Period, NBHC shall deliver to the Shareholders’ Representative a revised Initial Closing Statement reflecting such agreement, including the calculation of Tangible Common Equity as of the Reference Time and the corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time set forth therein, which shall be final and binding on the parties hereto; provided, however, that if NBHC and the Shareholders’ Representative cannot resolve the dispute within the Initial Resolution Period, NBHC and the Shareholders’ Representative shall appoint (i) an independent accounting firm of national reputation mutually acceptable to the Shareholders’ Representative and NBHC or (ii) if the Shareholders’ Representative and NBHC are unable to agree on such a firm within five (5) days after the end of the Initial Resolution Period, then, within an additional five (5) days, the Shareholders’ Representative and NBHC shall each select one (1) such firm and those two (2) firms shall, within five (5) days after their selection, select a third such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Neutral Auditor”) to determine the amount of the Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time. NBHC and the Shareholders’ Representative shall each summarize its position in writing with regard to the amount of Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time and submit such summaries to the Neutral Auditor, together with the Initial Closing Statement, the Objection Notice, this Agreement (the “Dispute Submissions”) (which Dispute Submissions the Neutral Auditor shall promptly distribute to the Shareholders’ Representative or NBHC, as applicable). There shall be no ex parte communications between the Shareholders’ Representative (or its representatives) or NBHC (or its representatives), on the one hand, and the Neutral Auditor, on the other hand, relating to the disputed items.
(g)   The Neutral Auditor shall act as an expert and not an arbitrator. The Neutral Auditor shall: (i) be limited to addressing only the particular disputes referred to in the Objection Notice and (ii) not conduct an independent investigation. The Neutral Auditor’s resolution of any disputed item made in accordance with the standards and definitions in this Agreement and shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by NBHC and the Shareholders’ Representative with respect to such disputed item, as the case may be. The determination of the Neutral Auditor of the Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time, shall be made and delivered to NBHC and the Shareholders’ Representative as soon as reasonably practicable (which NBHC and the Shareholders’ Representative agree should not be later than thirty (30) days after submission of the Dispute Submissions to the Neutral Auditor) and, absent fraud or manifest error, shall be final and binding on the parties hereto. The Neutral Auditor shall allocate its costs and expenses between NBHC and the Shareholders’ Representative based upon the percentage of the disputed items submitted to the Neutral Auditor that is ultimately awarded to NBHC on the one hand or the Shareholders’ Representative on the other hand.
(h)   The “Consideration Adjustment” shall be equal to the difference between the Tangible Common Equity as of the Reference Time and the Minimum Tangible Common Equity, which may be either a positive or a negative amount, in each case, as finally determined pursuant to this Section 1.13. If the Consideration Adjustment is a positive amount, pursuant to the Consideration Adjustment Escrow

Agreement, the Escrow Agent shall promptly release (subject to the terms of the Consideration Adjustment Escrow Agreement and this Agreement and less any applicable withholding Taxes) to the Exchange Agent for distribution to the Shareholders the entire Consideration Adjustment Escrow Amount. In addition to the foregoing, NBHC shall promptly pay to the Exchange Agent an amount of cash equal to such positive amount. If the Consideration Adjustment is a negative amount, then the Escrow Agent shall promptly release (subject to the terms of the Consideration Adjustment Escrow Agreement and this Agreement) to NBHC an amount equal to the lesser of (i) the entire Consideration Adjustment Escrow Amount and (ii) the absolute value of such negative amount, and if the absolute value of such negative amount is less than the Consideration Adjustment Escrow Amount, the Escrow Agent shall promptly release (subject to the terms of the Consideration Adjustment Escrow Agreement and this Agreement and less any applicable tax withholding Taxes) to the Exchange Agent for distribution to the Shareholders such remaining amount of the Consideration Adjustment Escrow Amount. In no event will Shareholders be liable to NBHC under this Section 1.13 for any amount in excess of the Consideration Adjustment Escrow Amount and the Consideration Adjustment Escrow Amount will be NBHC’s sole source of recourse and recovery for the Consideration Adjustment. Any payment pursuant to this Section 1.13 shall be made by wire transfer of immediately available funds within five (5) business days after the final determination of the Consideration Adjustment. It is expressly understood and agreed that in implementing the Consideration Adjustment the amount of Cash Merger Consideration shall be increased or reduced on a per share basis so as to give effect to the aggregate adjustments contemplated hereby; provided, that no adjustment shall be made to the Merger Consideration Value and the calculation thereof (and the Vista Option Consideration and the Vista Warrant Consideration shall not be adjusted in connection therewith). All payments to be made to the Shareholders pursuant to this Section 1.13 shall be made to those Shareholders who properly surrendered their surrender Old Certificates or Vista Restricted Stock Awards, as applicable, as contemplated by Article II and shall be made in proportion to the Cash Merger Consideration or cash otherwise received hereunder.
(i)   The Shareholders’ Representative shall have full power and authority to act as expressly provided in this Agreement (including this Section 1.13). Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power and authority to (x) determine, negotiate, resolve and act for the Shareholders with respect to the Consideration Adjustment pursuant to Section 1.13, (y) provide payment instructions to the Escrow Agent relating to the payment of all or a portion of the Consideration Adjustment Escrow Amount in accordance with this Agreement and (z) consent to the amendment or modification of this Section 1.13.
ARTICLE II
EXCHANGE OF SHARES
2.1   NBHC to Make Merger Consideration Available.   At or prior to the Effective Time, NBHC shall deposit, or shall cause to be deposited, with a bank or trust company designated by NBHC and reasonably acceptable to Vista (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) evidence in book-entry form, representing shares of NBHC Common Stock to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Vista Common Stock (collectively, referred to herein as “New Certificates”), and (b) an amount in cash by wire transfer of immediately available funds constituting the aggregate Cash Merger Consideration, less the Consideration Adjustment Escrow Amount, and aggregate cash in lieu of any fractional shares to be paid to holders of Vista Common Stock pursuant to Article I (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, NBHC shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Vista Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I and each holder of Vista Equity Awards or Vista Warrants, as applicable, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates, Vista Equity Awards or Vista Warrants, as applicable, shall pass, only upon proper delivery of the Old Certificates, Vista Equity Awards or Vista Warrants, respectively, to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates, Vista Equity Awards or Vista Warrants, as applicable, in exchange for the Merger Consideration (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein), Vista Stock Option Consideration, Vista Restricted Stock Award Consideration (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein) or Vista Warrant Consideration, as applicable, and any cash in lieu of fractional shares to be issued or paid in consideration therefor in accordance with Section 2.2(e) as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates, Vista Equity Award or Vista Equity Awards, or Vista Warrant or Vista Warrants for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates, Vista Equity Award or Vista Equity Awards, or Vista Warrant or Vista Warrants shall be entitled to receive in exchange therefor, as applicable, (A) with respect to each holder of Old Certificates, (i) a New Certificate representing that number of whole shares of NBHC Common Stock to which such holder of Vista Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) the aggregate Cash Merger Consideration (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein) to which such holder of Vista Common Stock shall have become entitled pursuant to the provisions of Article I, (y) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (z) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled, (B) with respect to each holder of Vista Stock Options, a check representing the amount of the aggregate Vista Stock Option Consideration to which such holder of Vista Stock Options shall have become entitled pursuant to the provisions of Article I (C) with respect to each holder of Vista Restricted Stock Awards, (i) a New Certificate representing that number of whole shares of NBHC Common Stock to which such holder of Vista Restricted Stock Awards shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) the aggregate cash consideration to which such holder of Vista Restricted Stock Awards shall have become entitled pursuant to the provisions of Article I (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein), (y) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Vista Restricted Stock Awards surrendered pursuant to the provisions of this Article II and (z) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2 and (D) with respect to each holder of Vista Warrants, a check representing the amount of the aggregate Vista Warrant Consideration to which such holder of Vista Warrants shall have become entitled pursuant to the provisions of Article I. No interest will be paid or accrued on any Merger Consideration, Vista Stock Option Consideration, Vista Restricted Stock Award Consideration Vista Warrant Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates or Vista Restricted Stock Awards. Until surrendered as contemplated by this Section 2.2, each Old Certificate, Vista Stock Option Awards, Vista Restricted Stock Award and Vista Warrant shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, Vista Stock Option Consideration, Vista Restricted Stock Award Consideration or Vista Warrant Consideration, as applicable, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)   No dividends or other distributions declared with respect to NBHC Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate or the cancellation of a Vista Restricted Stock Award, as applicable, in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NBHC Common Stock which the shares of Vista Common Stock represented by such Old Certificate or Vista Restricted Stock Award, as applicable, have been converted into the right to receive (after giving effect to Section 6.10).
(c)   If any New Certificate representing shares of NBHC Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of NBHC Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of Vista of the shares of Vista Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of NBHC Common Stock shall be issued upon the surrender for exchange of Old Certificates, Vista Restricted Stock Awards or otherwise pursuant to this Agreement, no dividend or distribution with respect to NBHC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NBHC. In lieu of the issuance of any such fractional share, NBHC shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of NBHC Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day immediately preceding the Closing Date (the “NBHC Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Vista Common Stock or Vista Restricted Stock Awards held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of NBHC Common Stock which such holder would otherwise be entitled to receive pursuant to Article I. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Except for the Consideration Adjustment Escrow Amount, any portion of the Exchange Fund that remains unclaimed by the Shareholders for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any portion of the Consideration Adjustment Escrow Amount that remains unclaimed by the Shareholders for one (1) year after the final determination of the Consideration Adjustment in accordance with Section 1.13 shall be paid to the Surviving Corporation. Any former holders of Vista Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NBHC Common Stock deliverable in respect of each former share of Vista Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of NBHC, Vista, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Vista Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Each of NBHC, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that such applicable withholding agent shall make commercially reasonable efforts to provide notice to the applicable payee of its intent to deduct or withhold and the basis for such deduction or withholding before any such deduction or withholding is made, and reasonably cooperate with such payee in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for such payee to provide forms or other evidence that would mitigate, reduce, or eliminate such deduction or withholding. To the extent that amounts are so withheld by NBHC, the Exchange Agent or any other applicable withholding agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by NBHC, the Exchange Agent or such other applicable withholding agent, as the case may be. Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any Vista Employee Stock Options and Vista Employee Restricted Stock Awards pursuant to Section 1.8, with respect to the Vista Employee Stock Option and Vista Employee Restricted Stock Award holders may be made through the payroll system of the Surviving Corporation or one of its Subsidiaries no later than the first regular payroll date that covers a full payroll period commencing on or after the Closing Date, subject to any applicable withholding Taxes.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by NBHC or the Exchange Agent, the posting by such person of a bond in such amount as NBHC or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and any unpaid dividends and distributions on the NBHC Common Stock pursuant to Section 2.2(b) deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VISTA
Except as disclosed in the disclosure schedule delivered by Vista to NBHC concurrently herewith (the “Vista Disclosure Schedule”); provided that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Vista Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Vista that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Vista hereby represents and warrants to NBHC as follows:
3.1   Corporate Organization.
(a)   Vista is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Vista has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Vista is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Vista. As used in this Agreement, the term “Material Adverse Effect” means, with respect to NBHC, Vista or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, acts of terrorism, or military actions) or in economic or market (including equity, credit and debt markets, as well as changes or fluctuations in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or from any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Governmental Entity in response thereto), (E) public disclosure of the execution of this Agreement, public disclosure or (except in the case of the representations contained in Sections 3.3(b), 3.4, 3.12(j), 4.3(b) and 4.4) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), or actions expressly required or prohibited by this Agreement or actions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) any shareholder litigation arising out of, related to, or in connection with this Agreement, the Merger or the Bank Merger that is brought or threatened against a party or members of a party’s board of directors, (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet internal or published projections, forecasts, estimates or predications, revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (H) the expenses incurred by Vista or NBHC in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), solely to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of incorporation or certificate of formation, as applicable, of Vista, as amended (the “Vista Articles”) and the bylaws of Vista, as amended (the “Vista Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Vista to NBHC. True and complete copies of the organizational documents of Vista Bank, as in effect as of the date of this Agreement, have previously been made available by Vista to NBHC.
(b)   Except, in the case of clauses (ii) and (iii) only, as would not have a Material Adverse Effect on Vista, each Subsidiary of Vista (a “Vista Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Vista to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Vista that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Vista, threatened. Section 3.1(b) of the Vista Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Vista as of the date hereof.
3.2   Capitalization.
(a)   The authorized capital stock of Vista consists of (i) 10,000,000 shares of Vista Common Stock, par value $1.00, and (ii) 1,000,000 shares of preferred stock, no par value. As of September 12, 2025, no shares of capital stock or other voting securities of Vista are issued, reserved for issuance or outstanding, other than (i) 2,310,790 shares of Vista Common Stock issued and outstanding (27,741 of which are granted in respect of outstanding Vista Restricted Stock Awards), (ii) 123,132 shares of Vista Common Stock reserved for issuance upon the exercise of outstanding Vista Stock Options, (iii) 221,079 shares of Vista Common Stock reserved for issuance for future grants under the Vista Stock Plans, (iv) 22,618 shares of Vista Common Stock reserved for issuance upon the exercise of outstanding Vista Warrants and (v) no shares of Vista Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Vista issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Vista Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Vista may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Vista Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Vista are issued or outstanding. Other than Vista Equity Awards and Vista Warrants issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Vista to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b)   Except as set forth on Section 3.2(b) of the Vista Disclosure Schedule and other than the Voting Agreements to be entered into contemporaneously herewith, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Vista or any of the Vista Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Vista Common Stock or other equity interests of Vista. Other than the Vista Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Vista or any of its Subsidiaries) are outstanding. No Subsidiary of Vista owns any shares of capital stock of Vista.
(c)   Vista owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Vista Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Vista Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Vista Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(d)   Section 3.2(d) of the Vista Disclosure Schedule contains a true, correct and complete list of the record holders of shares of Vista Common Stock, Vista Equity Awards and Vista Warrants as of September 12, 2025, containing each such holder’s name, address and the number of shares of Vista Common Stock, Vista Equity Awards and/or Vista Warrants, as applicable, held of record by such holder.

3.3   Authority; No Violation.
(a)   Vista has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Requisite Vista Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Vista. The board of directors of Vista has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Vista and has directed that this Agreement and the Merger be submitted to Vista’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Vista Common Stock entitled to vote on this Agreement (the “Requisite Vista Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Vista Bank and Vista as its sole shareholder, no other corporate proceedings on the part of Vista are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vista and (assuming due authorization, execution and delivery by NBHC) constitutes a valid and binding obligation of Vista, enforceable against Vista in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).
(b)   Subject to the receipt of the Requisite Vista Vote, neither the execution and delivery of this Agreement by Vista nor the consummation by Vista of the transactions contemplated hereby, nor compliance by Vista with any of the terms or provisions hereof, will (i) violate any provision of the Vista Articles or the Vista Bylaws or comparable governing documents of any Vista Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Vista or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Vista or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Vista or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, would not reasonably be expected to have a Material Adverse Effect on Vista.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and Bank Merger Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Texas Department of Banking (the “TDB”) or the Colorado Division of Banking (the “CDB”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Vista Disclosure Schedule or Section 4.4 of the NBHC Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, in connection with the transactions contemplated by this Agreement (the “S‑4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Texas Secretary pursuant to the TBOC and the Delaware Secretary pursuant to the DGCL, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NBHC Common Stock pursuant to this Agreement and the approval of the listing of such NBHC Common Stock on the NYSE, no notices to, consents or approvals of or non-objections of, waivers or authorizations by, or applications, filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Vista of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Vista is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5   Reports.   Vista and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the TDB, (f) any foreign regulatory authority, (g) any SRO and (h) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries ((a) – (h), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Material Adverse Effect on Vista. Subject to Section 9.7, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Vista and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Vista, investigation into the business or operations of Vista or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Vista or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Vista or any of its Subsidiaries since January 1, 2022, in each case of clauses (i) through (iii), which would reasonably be expected to have a Material Adverse Effect on Vista.
3.6   Financial Statements.
(a)   Vista has previously made available to NBHC copies of the following financial statements (the “Vista Audited Financial Statements”), copies of which are attached as Section 3.6(a) of the Vista Disclosure Schedule: (i) the audited consolidated balance sheets of Vista and its Subsidiaries as of December 31, 2024, 2023 and 2022, and the related audited consolidated statements of income and cash flow for the years ended December 31, 2024, 2023 and 2022, (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of Vista and its Subsidiaries as of and for the six-month period ended June 30, 2025 (the “Unaudited 1H 2025 Financial Statements”) and (iii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of Vista and its Subsidiaries (the “Unaudited Monthly Financial Statements” and, together with the Vista Audited Financial Statements, the Unaudited 1H 2025 Financial Statements and the Unaudited Monthly Financial Statements, the “Vista Financial Statements”) as of and for the month ended August 31, 2025 (such date, the “Balance Sheet Date”). The Vista Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Vista and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, and consolidated financial position of Vista and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Vista and its Subsidiaries have been, since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2022, Whitley Penn LLP has not resigned (or informed Vista that it intends to resign) or been dismissed as independent public accountants of Vista as a result of or in connection with any disagreements with Vista on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   The records, systems, controls, data and information of Vista and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Vista or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Vista. Vista maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the business of Vista and its Subsidiaries. Except as set forth on Section 3.6(b) of the Vista Disclosure Schedule, since January 1, 2022, Vista has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2022, Vista has not experienced or effected any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Vista’s ability to record, process, summarize and report financial information.
(c)   Since January 1, 2022, (i) neither Vista nor any of its Subsidiaries, nor, to the knowledge of Vista, any director, officer, auditor, accountant or representative of Vista or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Vista, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Vista or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Vista or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Vista or any of its Subsidiaries, whether or not employed by Vista or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Vista or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Vista or any committee thereof or similar governing body of any Vista Subsidiary or any committee thereof, or, to the knowledge of Vista, to any director or officer of Vista or any Vista Subsidiary.
3.7   Undisclosed Liabilities.   Except as would not reasonably be expected to have a Material Adverse Effect on Vista, neither Vista nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) those liabilities that are set forth on the Vista Financial Statements, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, or in connection with this Agreement and the transactions contemplated hereby.
3.8   Broker’s Fees.   Neither Vista nor any Vista Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Jefferies LLC. A true and complete copy of the engagement letter with Jefferies LLC in connection with this Agreement and the transactions contemplated hereby has been made available to NBHC.
3.9   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on Vista.
(b)   Since December 31, 2024 through the date of this Agreement, except with respect to the transactions contemplated hereby, Vista and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice (other than discussions and negotiations related to this Agreement or any other potential strategic transactions).
3.10   Legal Proceedings.   Neither Vista nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Vista, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that is against Vista or any of its Subsidiaries or any of their current or former directors or executive officers or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Vista, any of its Subsidiaries or the assets of Vista or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be to be, individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole.
3.11   Taxes and Tax Returns.
(a)   Each of Vista and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Vista nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Vista and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Vista and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Each of Vista and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Each of Vista and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code. Neither Vista nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Vista and its Subsidiaries for all years up to and including December 31, 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.
(b)   No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Vista or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Vista and its Subsidiaries or the assets of Vista and its Subsidiaries. Neither Vista nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Vista or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. Within the past six (6) years, Vista has not requested any private letter rulings and is not, and has not been, party to any closing agreements, gain recognition agreements or other written agreements with respect to Taxes. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Vista or any of its Subsidiaries. Neither Vista nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among Vista and its Subsidiaries or (ii) entered into in the ordinary course of business which does not primarily relate to Taxes).
(c)   Neither Vista nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Vista or any of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than Vista or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Vista nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Vista nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign law).

(d)   Neither Vista nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any: (i) adjustment required by a change in or incorrect method of accounting, (ii) closing agreement, (iii) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date, or (iv) intercompany transaction. Neither Vista nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Vista or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither Vista nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Vista or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method. Neither Vista nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in any material accounting method. At no time during the past five (5) years has Vista or any of its Subsidiaries been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Vista nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(e)   There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Vista or any of its Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes. Neither Vista nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. Vista has not, in the past ten (10) years, acquired assets from another corporation in a transaction in which Vista’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(f)   Section 3.11(f) of the Vista Disclosure Schedule sets forth the entity classification of Vista and each of its Subsidiaries for U.S. federal income Tax purposes.
(g)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
(h)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
(i)   As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.
3.12   Employees and Employee Benefit Plans.
(a)   Section 3.12(a) of the Vista Disclosure Schedule lists all Vista Benefit Plans. For purposes of this Agreement, “Vista Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life or other insurance or welfare, retiree medical or life insurance, pension or retirement, supplemental retirement, severance or other compensation or benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, consulting, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which Vista or any Subsidiary or any trade or business of Vista or any of its Subsidiaries, whether or not incorporated, all of which together with Vista would be deemed a “single employer” within the meaning of

Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Vista ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Vista or any of its Subsidiaries or any Vista ERISA Affiliate, or to which Vista or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor or with respect to which Vista or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or independent contractor of Vista or any of its Subsidiaries or any Vista ERISA Affiliate.
(b)   Vista has heretofore made available to NBHC true and complete copies of each of the Vista Benefit Plans and the following related documents, to the extent applicable: (i) the current plan document (or for an unwritten material Vista Benefit Plan, a written description of the material terms thereof) and the current trust agreement or other funding documents, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Vista Benefit Plan, (iii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iv) the most recently received IRS determination or opinion letter, if any, relating to any such Vista Benefit Plan, (v) the most recently prepared actuarial report for each such Vista Benefit Plan (if applicable) for each of the last two (2) years and (vi) all material non-routine correspondence received from or sent to any Governmental Entity within the past three (3) years.
(c)   Each Vista Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Vista nor any of its Subsidiaries has, within the prior three (3) years, taken any material corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Vista Benefit Plan, and neither Vista nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.
(d)   Each Vista Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to such qualification, which letter has not been revoked (nor has revocation been threatened), or is in a form that is the subject of a favorable advisory or opinion letter from the IRS, and, to the knowledge of Vista, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any such Vista Benefit Plan or the related trust or increase the costs relating thereto.
(e)   Section 3.12(e) of the Vista Disclosure Schedule contains a list of all Vista Benefit Plans that are nonqualified deferred compensation or salary continuation arrangements, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued in accordance with GAAP on the Vista Financial Statements and will be, as of the Closing Date, accrued to the extent necessary to make full and final payments under any such arrangements or fully paid. Each Vista Benefit Plan has been maintained in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder or an available exemption therefrom.
(f)   No Vista Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of Vista and its Subsidiaries nor any Vista ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
(g)   None of Vista and its Subsidiaries nor any Vista ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Vista and its Subsidiaries nor any Vista ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h)   Neither Vista nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance or any other welfare benefits for any current or former employees or other service providers or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(i)   All contributions required to be made to any Vista Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Vista Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Vista in accordance with GAAP.
(j)   There are no pending or, to the knowledge of Vista, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Vista, no set of circumstances exists that may reasonably be expected to give rise to a material claim or lawsuit, against any Vista Benefit Plan, any fiduciaries thereof with respect to their duties to any Vista Benefit Plan or the assets of any of the trusts under any of the Vista Benefit Plans that could in any case reasonably be expected to result in any material liability of Vista or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Vista Benefit Plan, or any other party.
(k)   None of Vista or its Subsidiaries nor any Vista ERISA Affiliate nor, to the knowledge of Vista, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Vista Benefit Plans or their related trusts, Vista, any of its Subsidiaries, any Vista ERISA Affiliate or any person that Vista or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of Vista or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Vista or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Vista Benefit Plan, or (iv) result in any limitation on the right of Vista or any of its Subsidiaries or Vista ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Vista Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Vista or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(m)   No Vista Benefit Plan provides for, and Vista does not have any obligation to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(n)   There are, and since January 1, 2022 have been, no pending or, to the knowledge of Vista, threatened labor grievances or unfair labor practice claims or charges against Vista or any of its Subsidiaries, or any strikes or other labor disputes against Vista or any of its Subsidiaries. Neither Vista nor any of its Subsidiaries are or have ever been party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Vista or any of its Subsidiaries, and, to the knowledge of Vista, there are, and since January 1, 2022 have been, no organizing efforts by any union or other group seeking to represent any employees of Vista or any of its Subsidiaries.

(o)   Vista and its Subsidiaries are in compliance in all material respects with, and since January 1, 2022 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements). There are no claims or actions pending or, to Vista’s knowledge, threatened between Vista or any of its Subsidiaries and any employee of Vista or any of its Subsidiaries.
(p)   During the past three (3) years, (i) Vista and its Subsidiaries have reasonably investigated and responded to all formal allegations related to sexual harassment or misconduct, or other discrimination, or retaliation policy violations, and (ii) neither Vista nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or other discrimination by any current or former member of the board of directors of Vista or any current or former executive officer of Vista.
3.13   Compliance with Applicable Law.
(a)   Vista and each of its Subsidiaries hold, and have at all times since January 1, 2022 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on Vista, and to the knowledge of Vista no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization that is material to Vista and its Subsidiaries taken as a whole, is pending or threatened.
(b)   Except as would not reasonably be likely to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole, Vista and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Vista or any of its Subsidiaries, including (to the extent applicable to Vista or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)   Vista Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)   Vista maintains a written information privacy and security program that includes reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)   Without limitation, none of Vista or any of its Subsidiaries, or to the knowledge of Vista, any director, officer, employee, agent or other person acting on behalf of Vista or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Vista or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Vista or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Vista or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Vista or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Vista or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Vista or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole.
(f)   As of the date hereof, Vista, Vista Bank and each other insured depository institution Subsidiary of Vista is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Vista nor any of its Subsidiaries has received any written indication from a Governmental Entity that its status as “well-capitalized” or that Vista Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
(g)   Except as would not reasonably be likely to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole, (i) Vista and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of Vista, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither Vista nor any of its Subsidiaries has received any written or, to the knowledge of Vista, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.
3.14   Certain Contracts.
(a)   Except as set forth in Section 3.14(a) of the Vista Disclosure Schedule, as of the date hereof, neither Vista nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Vista Benefit Plan):
(i)   which contains a provision that materially restricts the conduct of any line of business by Vista or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;
(ii)   which contains a provision prohibiting Vista or its Subsidiaries or upon consummation of the Merger will prohibit the Surviving Corporation or any of its affiliates from soliciting customers, clients or employees;
(iii)   which is a collective bargaining agreement or similar agreement with any labor organization;
(iv)   any of the benefits of or obligations under which will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Vista Vote or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(v)   (A) that relates to the incurrence of indebtedness by Vista or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements, or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Vista or any of its Subsidiaries of, or any similar commitment by Vista or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, other than those entered into in the ordinary course of business, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more;
(vi)   that is any alliance, cooperation, joint venture, shareholders’, partnership or similar agreement involving a sharing of profits or losses relating to Vista or any of its Subsidiaries;
(vii)   that grants or contains any (A) exclusive dealing obligation, (B) “most favored nation” or similar provision granted by Vista or any of its Subsidiaries or (C) right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Vista or its Subsidiaries, taken as a whole, that limits the ability of Vista or any of its Subsidiaries to own, access, operate, sell, transfer, pledge, or otherwise dispose of any assets or business;
(viii)   which creates or is expected to create future payment obligations in excess of $250,000 per annum (other than any such contracts which are terminable by Vista or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by Vista or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice;
(ix)   that is a settlement, consent or similar agreement and contains any material continuing obligations of Vista or any of its Subsidiaries;
(x)   that relates to the acquisition or disposition of any person, business or asset and under which Vista or its Subsidiaries have or may have a material obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof);
(xi)   that is any lease or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2024, as applicable, were in excess of $100,000;
(xii)   that is any contract or agreement that (A) grants Vista or one of its Subsidiaries any right to use any material Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses or similar licenses in respect of commercially available software) and that provides for payments in excess of $25,000, (B) permits any third person (including pursuant to any license agreement, coexistence agreements and covenants not to use) to use, enforce or register any Intellectual Property that is owned by Vista or any of its Subsidiaries and that is material to their business, taken as a whole or (C) materially restricts the right of Vista or one of its Subsidiaries to use or register any Intellectual Property that is owned or purported to be owned by Vista or any of its Subsidiaries; or
(xiii)   that relates to the pledge of or Lien on any assets of Vista or its Subsidiaries.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Vista Disclosure Schedule, is referred to herein as an “Vista Contract,” and neither Vista nor any of its Subsidiaries has knowledge of, or has received written, or to the knowledge of

Vista, oral notice of, any violation of any Vista Contract by any of the other parties thereto which would reasonably be expected to have a Material Adverse Effect on Vista.
(b)   In each case, except as would not reasonably be expected to have a Material Adverse Effect on Vista: (i) each Vista Contract is valid and binding on Vista or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Vista and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Vista Contract, (iii) to the knowledge of Vista each third-party counterparty to each Vista Contract has performed all obligations required to be performed by it to date under such Vista Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Vista or any of its Subsidiaries or, to the knowledge of Vista, any counterparty thereto, under any such Vista Contract.
3.15   Agreements with Regulatory Agencies.   Subject to Section 9.7 and except as would not reasonably be expected to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole, neither Vista nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Vista Disclosure Schedule, a “Vista Regulatory Agreement”), nor has Vista or any of its Subsidiaries been advised in writing or, to the knowledge of Vista, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Vista Regulatory Agreement.
3.16   Derivative Instruments.   Except as would not be reasonably expected to have a Material Adverse Effect on Vista, (a) all Derivative Transactions, whether entered into for the account of Vista or one of its Subsidiaries or for the account of a customer of Vista or one of its Subsidiaries, were entered into in the ordinary course of business of Vista and its Subsidiaries and in compliance with applicable laws and other policies, practices and procedures employed by Vista and its Subsidiaries, as applicable, and are legal, valid and binding obligations of Vista or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; (b) Vista and its Subsidiaries have duly performed all of their obligations thereunder to the extent required, and, to the knowledge of Vista, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder; and (c) the financial position of Vista and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Vista and such Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
3.17   Environmental Matters.   Except as would not reasonably be expected to have a Material Adverse Effect on Vista, Vista and its Subsidiaries are in compliance, and, since January 1, 2022 have complied, with all applicable federal, state and local laws, regulations, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Vista, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Vista or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Vista, threatened against Vista, which liability or obligation would reasonably be expected to have a Material Adverse Effect on Vista. To the knowledge of Vista, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on Vista. Vista is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be expected to have a Material Adverse Effect on Vista.
3.18   Investment Securities.
(a)   Except as would not, either individually or in the aggregate, reasonably be expected to be material to Vista and its Subsidiaries, taken as a whole, each of Vista and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Vista or its Subsidiaries. Such securities and commodities are valued on the books of Vista in accordance with GAAP in all material respects.
(b)   Vista and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Vista believes are prudent and reasonable in the context of their respective businesses, and Vista and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.
3.19   Real Property.
(a)   Except as would not reasonably be expected to have a Material Adverse Effect on Vista, Vista or a Vista Subsidiary (i) has good and indefeasible title to all of the real property reflected in the latest audited balance sheet included in the Vista Audited Financial Statements as being owned by Vista or a Subsidiary of Vista or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Vista Owned Properties”), free and clear of all material Liens, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold estates reflected in the latest audited Vista Audited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Vista Leased Properties” and, collectively with the Vista Owned Properties, the “Vista Real Property”), free and clear of all Liens of any nature created by Vista or any of its Subsidiaries or, to the knowledge of Vista, any other person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, except for such rights that may exist under any Permitted Encumbrances, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Vista Real Property Leases”). Except as would not reasonably be expected to have a Material Adverse Effect on Vista, there are no pending or, to the knowledge of Vista, threatened condemnation proceedings against any Vista Real Property.
(b)   No person other than Vista and its Subsidiaries or pursuant to any Permitted Encumbrances has (i) any right in any of the Vista Owned Properties or any right to use or occupy any portion of the Vista Owned Properties or (ii) any right to use or occupy any portion of the Vista Leased Properties.
(c)   Each of the Vista Real Property Leases is valid and binding on Vista or its applicable Subsidiary and is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Vista or its Subsidiaries or, to the knowledge of Vista, with respect to the other parties thereto, which, with the giving of notice or the lapse of time, or both, would become a material default or event of default thereunder.
(d)   To the knowledge of Vista, there are no deferred maintenance, repairs or unrepaired defects that are the responsibility of Vista or any of its Subsidiaries and, in the aggregate, exceed $25,000 at all of the Vista Real Property.
3.20   Intellectual Property.   Vista and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Vista, (a) the use of any Intellectual Property by Vista and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Vista or any Vista Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Vista in writing that Vista or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of Vista, no person is challenging, infringing on or otherwise violating any right of Vista or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Vista or its Subsidiaries; (d) neither Vista nor any Vista Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Vista or any Vista Subsidiary; and (e) since January 1, 2022, no third party has gained unauthorized access to any information technology networks or assets controlled by and material to the operation of the business of Vista and its Subsidiaries. Vista and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Vista and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.21   Related Party Transactions.   Other than agreements or arrangements that are part of normal and customary terms of an individual’s employment or service as a director, officer or employee, or Loans that are subject to and that were made and continue to be in compliance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”), there are (a) no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Vista or any of its Subsidiaries, on the one hand, and any current or former director, officer or shareholder (or any member of such shareholder’s family or any trusts or other entities established for the benefit of such shareholder or members of such shareholder’s family) of Vista or any of its Subsidiaries (other than Vista or its Subsidiaries) (collectively, “Related Parties”), on the other hand and (b) no agreements or arrangements pursuant to which any Related Party or any affiliate of any Related Party or other entity in which one or more Related Parties directly or indirectly owns more than five percent (5%) or more of any class of equity securities (in each case other than (x) Vista and its direct or indirect wholly-owned Subsidiaries and (y) persons who would be covered by clause (b) but for this clause (y) only as a result of an equity ownership interest in Vista of less than five percent (5%)) is a party and Vista or any Vista Subsidiary receives or provides services or goods or otherwise has any other liabilities, obligations or restrictions.
3.22   Takeover Restrictions.   The board of directors of Vista has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,”

“control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Vista Articles or Vista Bylaws (any such laws, collectively with any similar provisions of the Vista Articles or Vista Bylaws, “Takeover Restrictions”).
3.23   Reorganization.   Vista has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24   Opinion.   Prior to the execution of this Agreement, the board of directors of Vista has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Jefferies LLC, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Vista Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Vista Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25   Vista Information.   The information relating to Vista and its Subsidiaries that is provided in writing by Vista or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4 or (c) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Vista with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NBHC or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
3.26   Loan Portfolio.
(a)   The information with respect to each loan and other extensions of credit (including overdrafts and commitments to extend credit) (each, a “Loan”) set forth in the a data storage disk produced by Vista from its management information systems regarding the Loans (the “Loan Tape”), and, to the knowledge of Vista, any third-party information set forth in the Loan Tape is true, correct and accurate in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of August 31, 2025 (the “Cut-off Date”).
(b)   (i) Section 3.26(b) of the Vista Disclosure Schedule sets forth a list of all Loans as of the date hereof by Vista and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O) of Vista or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable laws.
(c)   Except as would not reasonably be expected to have a Material Adverse Effect on Vista, each Loan (i) was originated or purchased by Vista or its Subsidiaries and its principal balance as shown on Vista’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions regarding the rights and remedies of the holder thereof; provided, however, Vista makes no representation or warranty with regard to the collectability of any Loan, and (iii) complies, and at the time the Loan was originated complied, with all applicable requirements of federal, state, and local laws, and regulations and rules thereunder in all material respects.
(d)   Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated or purchased, as the case maybe, and is administered and serviced (to the extent administered and serviced by Vista or one of its Subsidiaries), and the relevant Loan Documentation is being maintained, in all material respects in accordance with Vista’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state, and local laws, and regulations and rules thereunder. The Loan Documentation with respect to each Loan was in compliance with applicable laws and regulations in all material respects at the time of origination or purchase by Vista or its Subsidiaries and is complete and correct in all material respects. For purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Vista’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors’ notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.
(e)   Except as would not reasonably be expected to have a Material Adverse Effect on Vista, with respect to each Loan that is secured, Vista or its Subsidiaries have a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and such Lien has the priority described in the Loan Documentation (except as may be limited by the Enforceability Exceptions).
(f)   Except as set forth in Section 3.26(f) of the Vista Disclosure Schedule, none of the agreements pursuant to which Vista or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(g)   Vista’s allowance for loan losses as of the most recent calendar quarter-end was, in the opinion of management, in compliance in all material respects with Vista’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.
(h)   Section 3.26(h) of the Vista Disclosure Schedule identifies as of the Cut-off Date, (i) each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Vista or any of its Subsidiaries that was classified as “Other Real Estate Owned” and the book value thereof.
3.27   Deposits.   No deposit of Vista Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
3.28   Insurance.   Except as would not reasonably be expected to have a Material Adverse Effect on Vista, (a) Vista and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Vista reasonably has determined to be prudent and consistent with industry practice, and neither Vista nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Vista and its Subsidiaries, Vista or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.29   No Investment Adviser or Broker-Dealer Subsidiary.
(a)   Neither Vista nor any Subsidiary of Vista serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.
(b)   Neither Vista nor any Subsidiary of Vista is a broker-dealer required to be registered under the Exchange Act with the SEC.
3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Vista in this Article III, neither Vista nor any other person makes any express or implied representation or warranty with respect to Vista, its

Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Vista hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Vista nor any other person on behalf of Vista makes or has made any representation or warranty to NBHC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Vista, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Vista in this Article III, any oral or written information presented to NBHC or any of its affiliates or representatives in the course of their due diligence investigation of Vista, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Vista acknowledges and agrees that neither NBHC nor any other person on behalf of NBHC has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NBHC
Except (a) as disclosed in the disclosure schedule delivered by NBHC to Vista concurrently herewith (the “NBHC Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NBHC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NBHC that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any NBHC Reports publicly filed with or furnished to the SEC by NBHC after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), NBHC hereby represents and warrants to Vista as follows:
4.1   Corporate Organization.
(a)   NBHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. NBHC has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. NBHC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on NBHC. True and complete copies of the second amended and restated certificate of incorporation of NBHC, as amended (“NBHC Charter”), and second amended and restated bylaws of NBHC (“NBHC Bylaws”), as in effect as of the date of this Agreement, have previously been made available by NBHC to Vista.
(b)   Except, in the case of clauses (ii) and (iii) only, as would not reasonably be expected to have a Material Adverse Effect on NBHC, each Subsidiary of NBHC (a “NBHC Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

There are no restrictions on the ability of any Subsidiary of NBHC to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of NBHC that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of NBHC, threatened. Section 4.1(b) of the NBHC Disclosure Schedule sets forth a true and complete list of all Subsidiaries of NBHC as of the date hereof.
4.2   Capitalization.
(a)   As of the date hereof, the authorized capital stock of NBHC consists of 200,000,000 shares of NBHC Class A Common Stock, 200,000,000 shares of Class B Non-Voting Common Stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of September 12, 2025, no shares of capital stock or other voting securities of NBHC are issued, reserved for issuance or outstanding, other than (i) 37,815,294 shares of NBHC Common Stock issued and outstanding, (ii) 331,950 shares of unvested restricted NBHC Common Stock entitled to vote, (iii) 324,368 shares of NBHC Common Stock reserved for issuance that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (iv) 549,021 shares of NBHC Common Stock reserved for issuance upon the exercise of outstanding stock options, (v) 843,508 shares of NBHC Common Stock reserved for issuance for future grants under NBHC’s equity compensation plans, (vi) 196,759 shares of NBHC Common Stock reserved for issuance for future grants under NBHC’s Employee Stock Purchase Plan and (vii) 13,340,644 shares of NBHC Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 12, 2025 resulting from the exercise, vesting or settlement of any NBHC equity awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of NBHC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of NBHC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of NBHC may vote are issued or outstanding. Other than as described in clauses (ii) and (iii) above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating NBHC to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b)   There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which NBHC or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the NBHC Common Stock or other equity interests of NBHC.
(c)   NBHC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each NBHC Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to NBHC Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NBHC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   NBHC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of NBHC. The board of directors of NBHC has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of NBHC and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of NBH Bank and NBHC as its sole shareholder, no other corporate proceedings on the part of NBHC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBHC and (assuming due authorization, execution and delivery by Vista) constitutes a valid and binding obligation of NBHC, enforceable against NBHC in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of NBHC Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of NBHC will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by NBHC, nor the consummation by NBHC of the transactions contemplated hereby, nor compliance by NBHC with any of the terms or provisions hereof, will (i) violate any provision of the NBHC Charter or the NBHC Bylaws or comparable governing documents of any NBHC Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBHC, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NBHC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBHC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) as would not reasonably be expected to have a Material Adverse Effect on NBHC.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and Bank Merger Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the TDB or CDB in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Vista Disclosure Schedule or Section 4.4 of the NBHC Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Texas Secretary pursuant to the TBOC and the Delaware Secretary pursuant to the DGCL, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NBHC Common Stock pursuant to this Agreement and the approval of the listing of such NBHC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by NBHC of this Agreement or (ii) the consummation by NBHC of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, NBHC is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5   Reports.
(a)   NBHC and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Material Adverse Effect on NBHC. Subject to Section 9.7, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of NBHC and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of NBHC, investigation into the business or operations of NBHC or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NBHC or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of NBHC or any of its Subsidiaries since January 1, 2022, in each case of clauses (i) through (iii), which would reasonably be expected to have a Material Adverse Effect on NBHC.
(b)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by NBHC or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2022 (the “NBHC Reports”) is publicly available. No such NBHC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all NBHC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of NBHC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the NBHC Reports.
4.6   Financial Statements.
(a)   The financial statements of NBHC and its Subsidiaries included (or incorporated by reference) in the NBHC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NBHC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NBHC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NBHC and its Subsidiaries have been, since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, KPMG LLP has not resigned (or informed NBHC that it intends to resign) or been dismissed as independent public accountants of NBHC as a result of or in connection with any disagreements with NBHC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have a Material Adverse Effect on NBHC, neither NBHC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of NBHC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and (b) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of NBHC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NBHC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to be material to NBHC and its Subsidiaries, taken as a whole. NBHC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NBHC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of NBHC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NBHC’s outside auditors and the audit committee of NBHC’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably expected to adversely affect NBHC’s ability to record, process, summarize and report financial information, and (y) to the knowledge of NBHC, any fraud, whether or not material, that involves management or other employees who have a significant role in NBHC’s internal controls over financial reporting. These disclosures were made in writing by management to NBHC’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Vista. To the knowledge of NBHC, there is no reason to believe that NBHC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2022, (i) neither NBHC nor any of its Subsidiaries, nor, to the knowledge of NBHC, any director, officer, auditor, accountant or representative of NBHC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of NBHC, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NBHC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that NBHC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NBHC or any of its Subsidiaries, whether or not employed by NBHC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by NBHC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of NBHC or any committee thereof or similar governing body of any NBHC Subsidiary or any committee thereof, or, to the knowledge of NBHC, to any director or officer of NBHC or any NBHC Subsidiary.
4.7   Broker’s Fees.   Neither NBHC nor any NBHC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than any such fee that will be payable solely by NBHC or any NBHC Subsidiary.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on NBHC.
(b)   Since December 31, 2024 through the date of this Agreement, except with respect to the transactions contemplated hereby, NBHC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course (other than discussions and negotiations related to this Agreement or any other potential strategic transactions).
4.9   Legal Proceedings.
(a)   Neither NBHC nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of NBHC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that is against NBHC or any of its Subsidiaries or any of their current or former directors or executive officers, or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole.
(b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon NBHC, any of its Subsidiaries or the assets of NBHC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to have a Material Adverse Effect on NBHC.
4.10   Compliance with Applicable Law.
(a)   NBHC and each of its Subsidiaries hold, and have at all times since January 1, 2022 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on NBHC, and to the knowledge of NBHC no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization that is material to NBHC and its Subsidiaries taken as a whole, is pending or threatened.
(b)   Except as would not reasonably be likely to be, either individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole, NBHC and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to NBHC or any of its Subsidiaries, including (to the extent applicable to NBHC or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)   NBH Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)   NBHC maintains a written information privacy and security program that includes reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.
(e)   Without limitation, none of NBHC or any of its Subsidiaries, or to the knowledge of NBHC, any director, officer, employee, agent or other person acting on behalf of NBHC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of NBHC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NBHC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NBHC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Vista or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NBHC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NBHC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to be, either individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole.
(f)   As of the date hereof, NBHC, NBH Bank and each other insured depository institution Subsidiary of NBHC is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither NBHC nor any of its Subsidiaries has received any written indication from a Governmental Entity that its status as “well-capitalized” or that NBH Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
(g)   Except as would not reasonably be likely to be, either individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole, (i) NBHC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of NBHC, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither NBHC nor any of its Subsidiaries has received any written or, to the knowledge of NBHC, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.
4.11   Taxes and Tax Returns.
(a)   Each of NBHC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither NBHC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of NBHC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. NBHC and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Each of NBHC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Each of NBHC and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code. Neither NBHC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of NBHC and its Subsidiaries for all years up to and including December 31, 2020 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.
(b)   No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against NBHC or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of NBHC and its Subsidiaries or the assets of NBHC and its Subsidiaries. Neither NBHC nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that NBHC or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. Within the past six (6) years, NBHC has not requested any private letter rulings and is not, and has not been, party to any closing agreements, gain recognition agreements or other written agreements with respect to Taxes. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of NBHC or any of its Subsidiaries. Neither NBHC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among NBHC and its Subsidiaries or (ii) entered into in the ordinary course of business which does not primarily relate to Taxes).
(c)   Neither NBHC nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was NBHC or any of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than NBHC or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither NBHC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither NBHC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign law).
4.12   Reorganization.   NBHC has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.13   Certain Contracts.
(a)   Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which NBHC or any of its Subsidiaries is a party or by which NBHC or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by NBHC, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “NBHC Contract”), and neither NBHC nor any of its Subsidiaries knows of, or has received written, or to the knowledge of NBHC, oral notice of, any violation of any NBHC Contract by any of the other parties thereto which would reasonably be expected to have a Material Adverse Effect on NBHC.
(b)   In each case, except as would not reasonably be expected to have a Material Adverse Effect on NBHC: (i) each NBHC Contract is valid and binding on NBHC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) NBHC and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each NBHC Contract, (iii) to the knowledge of NBHC, each third-party counterparty to each NBHC Contract has performed all obligations required to be performed by it to date under such NBHC Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of NBHC or any of its Subsidiaries or, to the knowledge of NBHC, any counterparty thereto, under any such NBHC Contract.
4.14   Agreements with Regulatory Agencies.   Subject to Section 9.7, except as would not reasonably be expected to have a Material Adverse Effect on NBHC, neither NBHC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NBHC Disclosure Schedule, a “NBHC Regulatory Agreement”), nor has NBHC or any of its Subsidiaries been advised in writing or, to the knowledge of NBHC, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NBHC Regulatory Agreement.
4.15   Derivative Instruments.   Except as would not be reasonably expected to have a Material Adverse Effect on NBHC, (a) all Derivative Transactions, whether entered into for the account of NBHC or one of its Subsidiaries or for the account of a customer of NBHC or one of its Subsidiaries, were entered into in the ordinary course of business of NBHC and its Subsidiaries and in compliance with applicable laws and other policies, practices and procedures employed by NBHC and its Subsidiaries, as applicable, and are legal, valid and binding obligations of NBHC or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; (b) NBHC and its Subsidiaries have duly performed all of their obligations thereunder to the extent required, and, to the knowledge of NBHC, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder; and (c) the financial position of NBHC and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of NBHC and such Subsidiaries in accordance with GAAP.
4.16   Investment Securities.
(a)   Except as would not, either individually or in the aggregate, reasonably be expected to be material to NBHC and its Subsidiaries, taken as a whole, each of NBHC and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NBHC or its Subsidiaries. Such securities and commodities are valued on the books of NBHC in accordance with GAAP in all material respects.
(b)   NBHC and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that NBHC believes are prudent and reasonable in the context of their respective businesses, and NBHC and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.
4.17   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NBHC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NBHC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NBHC Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of NBHC), on the other hand, of the type required to be reported in any NBHC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.
4.18   NBHC Information.   The information relating to NBHC and its Subsidiaries that is provided in writing by NBHC or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4 or (c) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by NBHC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Vista or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.19   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by NBHC in this Article IV, neither NBHC nor any other person makes any express or implied representation or warranty with respect to NBHC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NBHC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither NBHC nor any other person on behalf of NBHC makes or has made any representation or warranty to Vista or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NBHC, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by NBHC in this Article IV, any oral or written information presented to Vista or any of its affiliates or representatives in the course of their due diligence investigation of NBHC, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   NBHC acknowledges and agrees that neither Vista nor any other person on behalf of Vista has made or is making any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Business Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Vista Disclosure Schedule), required by law or any Governmental Entity or as consented to in writing by NBHC (such consent not to be unreasonably withheld, conditioned or delayed), (a) Vista shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization, and relationships with employees, customers and Governmental Entities, and advantageous business relationships and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or the ability of Vista to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2   Vista Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Vista Disclosure Schedule), required by applicable law or as consented to in writing by NBHC (such consent not to be unreasonably withheld, conditioned or delayed), Vista shall not, and shall not permit any of its Subsidiaries to:
(a)   incur any indebtedness for borrowed money (other than indebtedness of Vista or any of its wholly owned Subsidiaries to Vista or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than (x) in the ordinary course of business consistent with past practice not in excess of $100,000 in the aggregate or (y) for the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank and the Federal Reserve Bank discount window, sales of certificates of deposits, and entry into repurchase agreements;
(b)   (i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) the acceptance of shares of Vista Common Stock as payment for the exercise price of Vista Stock Options or Vista Warrants or for withholding taxes incurred in connection with the exercise of Vista Stock Options or Vista Warrants or the vesting or settlement of Vista Restricted Stock Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and to the extent required or permitted by the terms of the applicable award agreements or warrant agreements, as applicable, as in effect on the date hereof or (B) dividends paid by any of the Subsidiaries of Vista to Vista or any of its wholly owned Subsidiaries); grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Vista Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or
(iii)   issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of Vista Stock Options or Vista Warrants or the vesting or settlement of Vista Equity Awards outstanding as of the date hereof;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business, including any debt collection or foreclosure transactions, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment or acquisition, either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of Vista;
(e)   in each case except in the ordinary course of business consistent with past practice (i) terminate, materially amend, or waive any material provision of, any Vista Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Vista or its Subsidiaries or (ii) enter into any contract that would constitute a Vista Contract if it were in effect on the date of this Agreement;
(f)   except as required under applicable law, this Agreement or by the terms of any Vista Benefit Plan as in effect as of the date hereof or by Sections 1.8(a) – (d) and Section 6.6 of this Agreement, (i) enter into, adopt or terminate any Vista Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Vista Benefit Plan if in effect as of the date hereof), (ii) amend any Vista Benefit Plan, other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or increase the benefits payable under, such Vista Benefit Plan, (iii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (iv) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Vista Equity Awards or other equity-based awards or other compensation or benefit, (v) enter into any collective bargaining agreement or similar agreement or arrangement,(vi) except for increases in base salary or wage in the ordinary course of business consistent with past practice and in amounts that shall not exceed 5% for any individual employee and 3% in the aggregate for all employees, increase the compensation, bonus, severance, termination pay or other benefits payable to any of their respective current, prospective or former employees, officers, directors or independent contractors, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base salary or wage or annual consulting fee is greater than $200,000, in each case other than for cause, or (ix) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base wage is or would be greater than $200,000;
(g)   settle any claim, suit, action or proceeding other than any settlement involving solely money damages not in excess of $200,000 individually or $400,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payment received by Vista or any of its Subsidiaries in respect thereof) that does not involve or create an adverse precedent and that would not impose any material restriction on the business of Vista or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(h)   (i) agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or adversely affecting its or its Subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;
(i)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(j)   amend the Vista Articles, the Vista Bylaws, or comparable governing documents of its Subsidiaries;
(k)   merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(l)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;
(m)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(n)   change in any material respect its lending, investment, underwriting, risk and asset liability management, pricing, securitization and servicing policies and practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or a Governmental Entity;
(o)   except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to NBHC prior to the date of this Agreement, make or acquire, renew, modify in any material respect or extend any loans that, (A) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, Vista’s loan policy, or (B) (1) with respect to loans to existing customers, increase the aggregate outstanding commitments or credit exposure to any such existing customer by more than $5,000,000 on a fully-secured basis (or $250,000 on any loan that is not on a fully-secured basis); or (2) with respect to loans to new customers, result in an aggregate commitment or credit exposure to any such new customer in excess of $3,000,000 on a fully-secured basis (or $250,000 on any loan that is not on a fully-secured basis); provided, that any such loan applicable to this clause (B) shall not include any loan for which a commitment to make or acquire was entered into prior to the date of this Agreement, in each case of this clause (B), without first notifying by email and, if requested by NBHC within two (2) business days of receipt of such notice, consulting with NBHC (which notification will be made through a representative designated by NBHC in Section 5.2(o) of the NBHC Disclosure Schedule);
(p)   make, or commit to make, any capital expenditures that exceed by more than $100,000 in the aggregate;
(q)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended income or other material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(r)   (i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Vista or its Subsidiaries, (ii) other than in consultation with NBHC, make any application for the closing of or close any branch or (iii) other than in consultation with NBHC, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) or enter into any lease with respect to real property;

(s)   foreclose upon or otherwise acquire any commercial real property (i) in excess of $2,500,000, or (ii) that would reasonably be expected to raise environmental concerns (e.g., gas stations, dry cleaners, etc.), in each case, prior to receipt of a Phase I environmental review thereof;
(t)   cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement;
(u)   knowingly take any action that is intended to adversely affect or materially delay the ability of Vista or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Vista Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or
(v)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   NBHC Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the NBHC Disclosure Schedule), required by applicable law or as consented to in writing by Vista (such consent not to be unreasonably withheld, conditioned or delayed), NBHC shall not, and shall not permit any of its Subsidiaries to:
(a)   amend the NBHC Charter or the NBHC Bylaws in a manner that would adversely affect the holders of Vista Common Stock, or adversely affect the holders of Vista Common Stock relative to the other holders of NBHC Common Stock;
(b)   (i) adjust, split, combine or reclassify any capital stock of NBHC or (ii) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of NBHC Common Stock;
(c)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(d)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   NBHC and Vista shall promptly prepare a proxy statement with respect to the Vista Meeting (including any amendments or supplements thereto, the “Proxy Statement”), and NBHC (with Vista’s reasonable cooperation) shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. NBHC and Vista shall cooperate with each other and use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. Each of NBHC and Vista shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Vista shall thereafter mail or deliver the Proxy Statement to its shareholders. NBHC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Vista shall furnish all information concerning Vista and its Subsidiaries and the holders of Vista Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite

Regulatory Approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as reasonably practicable and in no event later than thirty (30) days of the date of this Agreement, NBHC and Vista shall, and shall cause their respective Subsidiaries to cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the Requisite Regulatory Approvals) and shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to respond and comply as promptly as practicable to any requests by Governmental Entities for documents and information. NBHC and Vista shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Vista or NBHC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.
(c)   In furtherance and not in limitation of the foregoing, each of NBHC and Vista shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement, including to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, provided, however, that notwithstanding anything contained in this Agreement, NBHC or Vista shall not be required to, and NBHC or Vista shall not (without the written consent of the other party), take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Vista and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d)   NBHC and Vista shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NBHC, Vista or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of NBHC and Vista agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the shareholders of Vista and at the time of the Vista Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of NBHC and Vista further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.
(e)   NBHC and Vista shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2   Access to Information.
(a)   Subject to Section 9.7, upon reasonable notice and subject to applicable laws, each of NBHC and Vista, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, directors, employees, agents, accountants, counsel, advisors and other representatives (collectively, “Representatives”) of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal business operations of the other party, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of NBHC and Vista shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither NBHC nor Vista nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of NBHC’s or Vista’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of NBHC and Vista shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 14, 2025, between NBHC and Vista (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)   From and after the date hereof, Vista shall provide NBHC within ten (10) business days of the end of each calendar month with (i) an unaudited, consolidated balance sheet of Vista and its Subsidiaries as of the end of such calendar month and (ii) an unaudited, consolidated statement of income of Vista and its Subsidiaries for such month (collectively, the “Subsequent Unaudited Monthly Financial Statements”); provided that if NBHC provides written notice to Vista in good faith that NBHC reasonably believes that the Closing Date will occur within sixty (60) days following such notice, Vista shall provide a good faith estimate of the Unaudited Monthly Financial Statements for each of the subsequent calendar months until the Closing occurs no later than three (3) business days following the end of each such calendar month. The Subsequent Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of Vista and its Subsidiaries, (B) fairly present in all material respects the results of operations, and financial position of, as applicable, Vista and each of its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end audit adjustments), and (C) be prepared, to the extent applicable, in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Unaudited Monthly Financial Statements. Vista shall make available to NBHC all relevant books, records and other supporting information reasonably required for NBHC’s review of the Subsequent Unaudited Monthly Financial Statements upon reasonable advance notice and during normal business hours. As soon as practicable after they become available, Vista shall provide NBHC all call reports filed by Vista’s depositary Subsidiaries with any Governmental Entity after the date of this Agreement.
(e)   Vista shall, and shall use reasonable best efforts to cause Vista’s independent auditor to, cooperate with NBHC in connection with the preparation of financial statements of Vista and pro forma financial statements, if any, that NBHC informs Vista it intends to file with the SEC, including delivering such audited and/or unaudited financial statements as NBHC may reasonably request for inclusion in such filings and using reasonable best efforts to cause Vista’s independent auditor to deliver to NBHC any related consents.
6.3   Vista Shareholder Approval.
(a)   Vista shall take, in accordance with applicable law and the Vista Articles and Vista Bylaws, all actions necessary to convene a meeting of its shareholders (the “Vista Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Vista Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. Except in the case of a Vista Adverse Recommendation Change, the board of directors of Vista shall use its reasonable best efforts to obtain from the shareholders of Vista the Requisite Vista Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Vista Board Recommendation”). If requested by NBHC, Vista shall engage proxy solicitor reasonably acceptable to NBHC to assist in the solicitation of proxies from shareholders relating to the Requisite Vista Vote. Vista and its board of directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to NBHC the Vista Board Recommendation, (ii) fail to make the Vista Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse a Vista Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse a Vista Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Vista Acquisition Proposal or (B) reaffirm the Vista Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Vista Meeting) after a Vista Acquisition Proposal is made public or any request by NBHC to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, an “Vista Adverse Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the board of directors of Vista, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Vista Board Recommendation, then, prior to the receipt of the Requisite Vista Vote, in submitting this Agreement and the Merger to its shareholders, the board of directors of Vista may (but shall not be required to) withhold or withdraw or modify or qualify in a manner adverse to NBHC the Vista Board

Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Vista may communicate the basis for its Vista Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided that the board of directors of Vista may not take any actions under this sentence unless (i) it gives NBHC at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Vista in response to a Vista Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Vista Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the board of directors of Vista takes into account any amendment or modification to this Agreement proposed by NBHC and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Vista Board Recommendation. Any material amendment to any Vista Acquisition Proposal will be deemed to be a new Vista Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.
(b)   Vista shall adjourn or postpone the Vista Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Vista Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Vista has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Vista Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Vista Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Vista at the Vista Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Vista of such obligation. Vista shall only be required to adjourn or postpone the Vista Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1, each of NBHC and Vista shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Vista or NBHC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(d), including by executing and delivering representations contained in certificates of officers of Vista and NBHC reasonably satisfactory in form and substance to their respective counsel.
6.5   Stock Exchange Listing.   NBHC shall cause the shares of NBHC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
6.6   Employee Matters.
(a)   NBHC shall provide the employees of Vista and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time, with the following during the period commencing at the Effective Time and ending on December 31, 2026 (the “Continuation Period”): (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the Effective Time, and (ii) incentive compensation opportunities and employee benefits (excluding change in control or retention arrangements, any frozen benefit plans of NBHC and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of NBHC and its Subsidiaries) that are substantially comparable in the aggregate to those provided to similarly situated employees of NBHC or its Subsidiaries; provided that, until such time as NBHC fully integrates the Continuing Employees into its plans, participation in the Vista Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of NBHC and its Subsidiaries on different dates following the Effective Time with respect to different benefit plans. Each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated during the Continuation Period under severance qualifying circumstances shall be provided severance benefits under the broad-based severance policy maintained by NBHC or its Subsidiaries. Vista and NBHC will cooperate to implement the commitments set forth on Section 6.6(a) of the NBHC Disclosure Schedule.
(b)   With respect to any employee benefit plans of NBHC or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), NBHC and its Subsidiaries shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Vista Benefit Plan; (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under an Vista Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Vista Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans; and (iii) recognize all service of such employees with Vista and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Vista Benefit Plan prior to the Effective Time; provided that, the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension or retiree welfare plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by NBHC.
(c)   Unless otherwise requested by NBHC in writing at least five (5) business days prior to the Effective Time, Vista shall cause any 401(k) plan sponsored or maintained by Vista (the “Vista 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If the Vista 401(k) Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable following the Effective Time, in a 401(k) plan sponsored or maintained by NBHC or one of its Subsidiaries (a “NBHC 401(k) Plan”). Vista and NBHC shall take any and all actions as may be required, including amendments to the Vista 401(k) Plan and/or NBHC 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the NBHC 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Vista shall provide NBHC with evidence that the Vista 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(c); provided that, prior to amending or terminating the Vista 401(k) Plan, Vista shall provide the form and substance of any applicable resolutions or amendments to NBHC for review and approval.
(d)   No later than five (5) business days prior to the Closing Date, Vista shall submit for approval by stockholders of Vista and its affiliates entitled to vote on such matters (the “280G Equityholders”), in conformance with Section 280G of the Code and the regulations thereunder (the “280G Equityholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code, including any new proposed arrangements with NBHC (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under the immediately following sentence. Prior to the distribution of the 280G Equityholder Vote materials, Vista shall use commercially reasonable efforts to obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Equityholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations thereunder) whose Parachute Payments would be subject to the 280G Equityholder Vote. Vista shall have delivered to NBHC complete copies of all disclosures, the waivers and other related documents that will be provided to the 280G Equityholders in connection with the 280G Equityholder Vote at least ten (10) business days prior to the Closing Date for NBHC’s comment and approval.
(e)   As promptly as practicable following the date hereof (and in any event no later than five (5) Business Days prior to the Closing Date) Vista shall grant the Specified Vista Restricted Stock Award as set forth in Section 1.8(e) of the Vista Disclosure Schedule.
(f)   Prior to the Closing, but no earlier than ten (10) days before the Closing, Vista shall make the payments set forth on Section 6.6(f) of the Vista Disclosure Schedule.
(g)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Vista or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Vista, NBHC, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Vista, NBHC or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Vista or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Vista Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of NBHC or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Vista Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Vista or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7   Indemnification; Insurance.
(a)   At or prior to the Effective Time, NBHC shall purchase past acts and extended reporting period insurance coverage under Vista’s (i) current directors and officers insurance policy, (ii) employment practices liability insurance policy and (iii) bankers professional insurance policy (provided that NBHC may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at the Effective Time or during at least the six (6) year period immediately preceding the Effective Time (including the transactions contemplated by this Agreement) and (y) is in effect for a period of at least six (6) years from and after the Effective Time; provided, however, NBHC shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Vista for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then NBHC shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Vista may, in consultation with NBHC, obtain at or prior to the Effective Time a six-year “tail” policy under Vista’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If NBHC or Vista purchases such a “tail policy,” NBHC shall maintain in effect such “tail policy.”
(b)   For a period of no less than six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Vista pursuant to the Vista Articles, the Vista Bylaws, the governing or organizational documents of any Subsidiary of Vista and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(b) of the Vista Disclosure Schedule, each present and former director or officer of Vista and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Vista Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Vista or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided that in the case of advancement of expenses the Vista Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Vista Indemnified Party is not entitled to indemnification.
(c)   The obligations of Vista, NBHC and the Surviving Corporation under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Vista Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Vista Indemnified Party or affected person.
(d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Vista Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest NBHC or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then-current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.
6.9   Advice of Changes.   NBHC and Vista shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably expected to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably expected to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10   Dividends.   After the date of this Agreement, Vista shall coordinate with NBHC with respect to the declaration of any dividends in respect of Vista Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Vista Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Vista Common Stock and any shares of NBHC Common Stock any such holder receives in exchange therefor in the Merger.
6.11   Vista Acquisition Proposals.
(a)   Vista shall not, and shall cause its Subsidiaries, officers and directors, and use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Vista Acquisition Proposal (except to notify a person that has made or, to the knowledge of Vista, is making any inquiries with respect to, or is considering making, a Vista Acquisition Proposal, of the existence of the provisions of this Section 6.11); provided that, prior to the receipt of the Requisite Vista Vote, in the event Vista receives an unsolicited bona fide written Vista Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any confidential or nonpublic information permitted to be provided pursuant to the foregoing proviso, Vista shall have provided such information to NBHC, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Vista. Vista will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than NBHC with respect to any Vista Acquisition Proposal. Vista shall, and shall cause its Subsidiaries to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Vista Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of Vista or its Subsidiaries in the possession of such person or its Representatives. Vista will promptly (and in any event within twenty-four (24) hours) advise NBHC following receipt of any Vista Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Vista Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Vista Acquisition Proposal), will provide NBHC with an unredacted copy of any such Vista Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Vista Acquisition Proposal and will keep NBHC reasonably apprised of any related developments, discussions and negotiations on a current basis, including by providing to NBHC as soon as reasonably practicable (and in any event within forty-eight (48) hours) any amendments to or revisions of the terms of such inquiry or Vista Acquisition Proposal. Vista shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, Vista shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) relating to any Vista Acquisition Proposal. As used in this Agreement, “Vista Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Vista and its Subsidiaries or 20% or more of any class of equity or voting securities of Vista or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Vista or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista, or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Vista or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista.
6.12   Public Announcements.   The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Vista and NBHC. Thereafter, each of the parties agrees that no public release, statement or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law, or any listing agreement with or rule of any national securities exchange or association, or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release, statement or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, statements or announcements made after the date of this Agreement in compliance with this Section 6.12.
6.13   Change of Method.   NBHC and Vista may, upon mutual agreement, at any time prior to the Effective Time change the method or structure of effecting the combination of Vista and NBHC (including the provisions of Article I) if and to the extent both parties deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.2, no such change shall (a) alter or change the Exchange Ratio or the amount of Cash Merger Consideration per share of Vista Common Stock provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to NBHC’s shareholders or Vista’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of Vista or NBHC pursuant to this Agreement or (d) be reasonably expected to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.14   Restructuring Efforts.   If Vista shall have failed to obtain the Requisite Vista Vote at the duly convened Vista Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Vista as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to Vista stockholders for adoption.
6.15   Takeover Restrictions.   None of Vista, NBHC or their respective boards of directors and Subsidiaries shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
6.16   Litigation and Claims.   Each of NBHC and Vista shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of NBHC or Vista, as applicable, threatened against NBHC, Vista or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by NBHC, Vista, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Vista shall give NBHC the opportunity to participate, at NBHC’s expense, in Vista’s defense or settlement of any shareholder litigation against Vista and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger and the Bank Merger. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation and will in good faith take such comments into account. Vista agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Vista or its directors, executive officers or similar persons by any shareholder of Vista relating to this Agreement, the Merger, the Bank Merger or any other transaction contemplated hereby without the prior written consent of NBHC, which consent shall not be unreasonably withheld, conditioned or delayed.

6.17   Vista Indebtedness.   At least one business day prior to the Closing, Vista shall repay in full all indebtedness set forth on Section 6.17 of the Vista Disclosure Schedule (the “Vista Indebtedness”), and to deliver to NBHC prior to Closing evidence of such repayment and evidence of the release of any security interests in assets of Vista related thereto. If necessary, Vista shall use reasonable best efforts to (a) cause Vista Bank to pay a dividend to Vista in an amount sufficient to allow Vista to make any requested repayments and (b) obtain any required regulatory approvals necessary to enable Vista to pay any such requested payments and to enable the payment of the dividend by Vista Bank described in clause (a); provided that, if Vista, in compliance with its obligations pursuant to this Section 6.17, is unable to obtain all such required regulatory approvals, then NBHC shall use commercially reasonable efforts to provide debt financing to Vista on arms’ length terms for the exclusive purpose of repaying the Vista Indebtedness prior to the Closing.
6.18   Corporate Governance.   Prior to the Effective Time, NBHC shall take all appropriate action so that as of the Effective Time, the number of directors constituting the Boards of Directors of NBHC shall be increased by one and one director of Vista as of immediately prior to the Effective Time (which individual shall be mutually agreed by Vista and NBHC prior to the Closing) shall be appointed as a director of NBHC.
6.19   Exemption from Liability under Section 16(b).   The board of directors of NBHC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause any acquisitions of NBHC Common Stock by any holders of Vista Common Stock or Vista Restricted Stock Awards who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.20   Additional Actions.   Vista and NBHC agree to the additional commitments as set forth on Section 6.20 of the NBHC Disclosure Schedule.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approval.   This Agreement shall have been approved by the shareholders of Vista by the Requisite Vista Vote.
(b)   Stock Exchange Listing.   The shares of NBHC Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(c)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
(e)   Regulatory Approvals.   All regulatory authorizations, consents, orders or approvals (i) from the Federal Reserve Board, the TDB and the CDB and (ii) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would have a Material Adverse Effect on

NBHC or the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
7.2   Conditions to Obligations of NBHC.   The obligation of NBHC to effect the Merger is also subject to the satisfaction, or waiver by NBHC, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Vista set forth in (i) Sections 3.2(a), and 3.9(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to Vista Bank only), 3.2(c) (with respect to Vista Bank only), 3.2(d), 3.3(a) and 3.8 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Vista set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Vista.
(b)   Performance of Obligations of Vista.   Vista shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Tax Opinion.   NBHC shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to NBHC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NBHC and Vista reasonably satisfactory in form and substance to such counsel.
(d)   FIRPTA Certificate.   NBHC shall have received from Vista a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter, which shall state that shares of capital stock of Vista do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying NBHC’s obligations under Treasury Regulations Section 1.1445‑2(c)(3). In addition, simultaneously with delivery of such notification letter, Vista shall have provided to NBHC, as agent for Vista, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for NBHC to deliver such notice form to the IRS on behalf of Vista upon the Closing.
(e)   Employment Agreements.   Each of the persons set forth in Section 7.2(e) of the Vista Disclosure Schedule shall have entered into an Employment Agreement with NBHC and/or NBH Bank and such agreements shall remain in full force and effect.
(f)   Voting Agreements.   Each Significant Stockholder shall have entered into a Voting Agreement and such Voting Agreements shall remain in full force and effect.

(g)   Dissenting Shares.   Holders of shares of Vista Common Stock representing no more than five percent (5%) of the issued and outstanding shares of Vista Common Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBOC.
(h)   Officer’s Certificate.   NBHC shall have received a certificate signed on behalf of Vista by an executive officer of Vista stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.
7.3   Conditions to Obligations of Vista.   The obligation of Vista to effect the Merger is also subject to the satisfaction or waiver by Vista at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of NBHC set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to NBH Bank only), 4.2(c) (with respect to NBH Bank only), 4.3(a) and 4.7 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of NBHC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NBHC.
(b)   Performance of Obligations of NBHC.   NBHC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Officer’s Certificate.   Vista shall have received a certificate signed on behalf of NBHC by an executive officer of NBHC stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)   Tax Opinion.   Vista shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Vista, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NBHC and Vista reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Vista Vote:
(a)   by mutual consent of NBHC and Vista in a written instrument;
(b)   by either NBHC or Vista if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either NBHC or Vista if the Merger shall not have been consummated on or before September 15, 2026 (the “Termination Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that, notwithstanding the foregoing provisions of this Section 8.1(c), NBHC and Vista may mutually agree in writing to amend the Termination Date to any other date as they mutually agree;
(d)   by either NBHC or Vista (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Vista, in the case of a termination by NBHC, or NBHC, in the case of a termination by Vista, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by NBHC, or Section 7.3, in the case of a termination by Vista, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to Vista, in the case of a termination by NBHC, or NBHC, in the case of a termination by Vista, or by its nature or timing cannot be cured during such period; or
(e)   by NBHC, prior to such time as the Requisite Vista Vote is obtained, if Vista or the board of directors of Vista (i) shall have made an Vista Adverse Recommendation Change or (ii) materially breaches its obligations under Section 6.3 or Section 6.11.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either NBHC or Vista as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of NBHC, Vista, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.12, this Section 8.2 and Article IX (but in the case of Section 9.13, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither NBHC nor Vista shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.
(b)
(i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Vista Acquisition Proposal shall have been communicated to or otherwise made known to the board of directors or senior management of Vista or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Vista Meeting) a Vista Acquisition Proposal, in each case, with respect to Vista and (A) (x) thereafter this Agreement is terminated by either NBHC or Vista pursuant to Section 8.1(c) without the Requisite Vista Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by NBHC pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Vista enters into a definitive agreement or consummates a transaction with respect to a Vista Acquisition Proposal (whether or not the same Vista Acquisition Proposal as that referred to above), then Vista shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NBHC, by wire transfer of same day funds, a fee equal to $15,000,000 (the “Termination Fee”); provided that, for purposes of this Section 8.2(b)(i), all references in the definition of “Vista Acquisition Proposal” to “20%” shall instead refer to “50%”.
(ii)   In the event that this Agreement is terminated by NBHC pursuant to Section 8.1(e), then Vista shall pay NBHC, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).
(c)   Notwithstanding anything to the contrary herein, but without limiting Section 8.2(d) or the right of any party to recover liabilities or damages arising out of the other party’s actual and intentional fraud or willful and material breach of any provision of this Agreement, in the event a Termination Fee is paid to NBHC, the maximum aggregate amount of fees, liabilities or damages payable Vista under this Agreement shall be equal to the Termination Fee (together with any amounts specified in Section 8.2(d)), as applicable, and in no event shall Vista be required to pay the Termination Fee on more than one occasion.
(d)   Vista acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NBHC would not enter into this Agreement; accordingly, if Vista fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, NBHC commences a suit which results in a judgment against Vista for the Termination Fee or any portion thereof, Vista shall pay the costs and expenses of NBHC (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Vista fails to pay the amounts payable pursuant to this Section 8.2, then Vista shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” as published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Vista pursuant to Section 8.2(b) and this Section 8.2(d) constitute liquidated damages and not a penalty, and, except in the case of actual and intentional fraud or willful and material breach, shall be the sole monetary remedy of NBHC in the event of a termination of this Agreement specified in such applicable section and a Termination Fee is paid to NBHC.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7, and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Vista Vote; provided, however, that after the receipt of the Requisite Vista Vote, there may not be, without further approval of such shareholders of Vista or NBHC, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Vista Vote, there may not be, without further approval of such shareholders of Vista or NBHC, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4   Expenses.   Except as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or one (1) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to Vista, to:
Vista Bancshares, Inc.
3100 Monticello Avenue, Ste. 500
Dallas, Texas 75205
Attention:
[***]

E-mail:
[***]

With a copy (which shall not constitute notice) to:
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Attention:
James J. Barresi

E-mail:
james.barresi@squirepb.com

and
if to NBHC, to:
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
Attention:
[***]

E-mail:
[***]

With a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:
Mark F. Veblen

E-mail:
MFVeblen@wlrk.com

9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of Vista” means the actual knowledge of any of the officers of Vista listed on Section 9.6 of the Vista Disclosure Schedule, and the “knowledge of NBHC” means the actual knowledge of any of the officers of NBHC listed on Section 9.6 of the NBHC Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Denver, Colorado or Dallas, Texas are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one business day prior to the date hereof, (ii) included in the virtual data room of a party at least one business day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one business day prior to the date hereof and (e) references to a party’s “shareholders” shall mean its stockholders. The Vista Disclosure Schedule and the NBHC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
9.8   Counterparts.   This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.9   Entire Agreement.   This Agreement (including the Vista Disclosure Schedule, NBHC Disclosure Schedule and other documents and the instruments referred to herein) together with the Voting Agreements and the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.10   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the board of directors of Vista shall be subject to the laws of the State of Texas).
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matters, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.11   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Vista Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.
9.13   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.14   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
NATIONAL BANK HOLDINGS CORPORATION
By:
/s/ G. Timothy Laney

Name:
G. Timothy Laney

Title:
Chairman and Chief Executive Officer

VISTA BANCSHARES, INC.
By:
/s/ John D. Steinmetz

Name:
John D. Steinmetz

Title:
President and Chief Executive Officer

BRYAN WICK, solely in his capacity as the Shareholders’ Representative
/s/ Bryan Wick

[Signature Page to Agreement and Plan of Merger]

Annex B
VOTING AND LOCK-UP AGREEMENT
THIS VOTING AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2025, by and among National Bank Holdings Corporation, a Delaware corporation (“NBHC”), and the undersigned shareholders (each a “Shareholder” and collectively, the “Shareholders”) of Vista Bancshares, Inc., a Texas corporation (“Vista”).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, NBHC and Vista are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Vista will merge with and into NBHC (the “Merger”) and (ii) except as otherwise provided in the Merger Agreement, each outstanding share of the common stock of Vista (the “Vista Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement;
WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Vista Common Stock and, as applicable, options to purchase such number of shares of Vista Common Stock, restricted shares of Vista Common Stock and warrants to purchase such number of shares of Vista Common Stock, as is indicated on the signature page of this Agreement; and
WHEREAS, as a condition and inducement to NBHC to enter into the Merger Agreement, the Shareholders (solely in the Shareholders’ capacity as such) are hereby agreeing to vote the Shares as described herein and to take such other actions as provided for herein.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:
1.   Certain Definitions.   All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a)   “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) the date of any material modification, waiver or amendment of the Merger Agreement that affects adversely the consideration payable to the shareholders of Vista pursuant to the Merger Agreement as provided to the Shareholder on the date hereof.
(b)   “Shares” shall mean (i) all securities of Vista (including all shares of Vista Common Stock and, to the extent transferable by their terms, all restricted shares of Vista Common Stock and all options, warrants and other rights to acquire shares of Vista Common Stock) owned by the Shareholders as of the date hereof, and (ii) all additional securities of Vista (including all additional shares of Vista Common Stock and, to the extent transferable by their terms, all additional restricted shares of Vista Common Stock and all additional options, warrants and other rights to acquire shares of Vista Common Stock) of which the Shareholders acquire ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).
(c)   “Transfer” shall mean to directly or indirectly (i) sell, pledge, give, encumber, assign, grant an option, right or warrant with respect to, grant a security interest with respect to, transfer or otherwise dispose of any Share or any interest in such Share, or (ii) enter into any transaction, agreement, understanding or commitment providing for the sale of, pledge of, giving of, encumbrance of, assignment of, grant of an option, right or warrant with respect to, grant of a security interest with respect to, transfer of or other disposition of such Share or any interest therein.

2.   Transfer of Shares.   Except as expressly permitted by this Agreement, until the Expiration Date, no Shareholder shall directly or indirectly: (i) cause or permit any Transfer of any of the Shares of which such Shareholder is the beneficial owner (x) unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement, or (y) except by will or by operation of law, in which case this Agreement will bind the transferee; (ii) grant any proxies or powers of attorney, other than consistent with the terms of Section 3, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of such Shareholder’s obligations under this Agreement.
3.   Agreement to Vote Shares.
(a)   Until the Expiration Date, each Shareholder agrees that, at every meeting of the shareholders of Vista called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Vista, such Shareholder (in such Shareholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares for which it is entitled to vote at such meeting or by such written consent:
(i)   in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;
(ii)   against approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement; and
(iii)   against any of the following actions (other than those actions that relate to the Merger and any other transactions between NBHC and Vista as contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of Vista or any subsidiary of Vista, (B) any sale, lease or transfer of any significant part of the assets of Vista or any subsidiary of Vista, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Vista or any subsidiary of Vista, (D) any material change in the capitalization of Vista or any subsidiary of Vista, or the corporate structure of Vista or any subsidiary of Vista, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions between NBHC and Vista as contemplated by the Merger Agreement.
(b)   In the event that a meeting of the shareholders of Vista is held, each Shareholder shall, or shall cause the holder of record of the Shares on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.
(c)   No Shareholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.
(d)   Except as expressly set forth in this Section 3, each Shareholder shall retain at all times the right to vote such Shareholder’s Shares in such Shareholder’s sole discretion and without any other limitation on matters that are at any time or from time to time presented for consideration to Vista’s shareholders.
4.   Lock-Up Period.   From the Effective Time and until the date that is one-hundred-and-eighty (180) days after the Effective Time (the “Lock-Up Period”), no Shareholder shall, with respect to any Shares beneficially owned by such Shareholder, (a) effect a Transfer or attempt to effect a Transfer of any Shares with respect to which the Shareholder has the power of disposition, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Shares, or (c) publicly announce the intention to effect any of the transactions covered in the foregoing clauses (a) and (b). Any such Transfer or attempted Transfer of NBHC Shares in violation of this Section 4 shall, to the fullest extent permitted by law, be of no effect and null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Section 4, and NBHC shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of NBHC. Each Shareholder also agrees and consents to the entry of stop transfer instructions with the NBHC’s transfer agent and registrar against the Transfer of any Shares.
5.   Agreement Not to Exercise Appraisal Rights.   Until the Expiration Date, each Shareholder hereby waives and agrees not to exercise or assert any dissenters’ or appraisal rights (including, without limitation, under Section 10.354 of the Texas Business Organizations Code) to demand payment for any Shares that may arise with respect to the Merger.
6.   Grant of Irrevocable Proxy; Appointment of Proxy.
(a)   SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, NBHC AND ANY DESIGNEE OF NBHC, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 3(a). SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE SHARES (SUCH SHAREHOLDER REPRESENTING TO NBHC THAT ANY SUCH PROXY IS NOT IRREVOCABLE).
(b)   The proxy granted in this Section 6 shall automatically expire on the Expiration Date.
7.   Directors and Officers.   Notwithstanding any provision of this Agreement to the contrary, none of the Shareholders make any agreement pursuant to this Agreement or otherwise in such Shareholder’s capacity as a director or officer of Vista and nothing in this Agreement shall (or require the Shareholders to attempt to) (a) limit or restrict any Shareholder who is a director or officer of Vista or any subsidiary of Vista from acting in such capacity as a director or officer or voting in such person’s sole discretion in such capacity as a director or officer on any matter (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of Vista), or (b) be construed to prohibit, limit or restrict such Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director to Vista or its shareholders.
8.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in NBHC any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and NBHC shall not have any authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein.
9.   Representations and Warranties of the Shareholder.   Each Shareholder hereby represents and warrants to NBHC as follows:
(a)   Power; Binding Agreement.   Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder is necessary to authorize the execution and delivery by it, him or her of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby. This

Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against such Shareholder in accordance with its terms.
(b)   No Conflicts.   Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder or any of the Shareholder’s properties or assets.
(c)   Absence of Litigation.   As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting the Shareholder that could reasonably be expected to materially impair the ability of the Shareholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(d)   Ownership of Shares.   Except as noted on Schedule I attached hereto, such Shareholder (i) is the beneficial owner of, and has good and valid title to, the shares of Vista Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Vista Common Stock indicated on the signature page of this Agreement, all of which options and shares of Vista Common Stock issuable upon the exercise of such options are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), (iii) is the owner of restricted shares of Vista Common Stock indicated on the signature page of this Agreement, all of which such restricted shares and shares of Vista Common Stock issuable upon the vesting of such restricted shares are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder); (iv) is the owner of the warrants to purchase the number of shares of Vista Common Stock indicated on the signature page of this Agreement, all of which such warrants and shares of Vista Common Stock issuable upon the exercise of such warrants are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder); and (v) does not own, beneficially or otherwise, any securities of Vista other than the shares of Vista Common Stock, options to purchase shares of Vista Common Stock, shares of Vista Common Stock issuable upon the exercise of such options indicated on the signature page of this Agreement, restricted shares of Vista Common Stock indicted on the signature page of this Agreement, warrants to purchase shares of Vista Common Stock and shares of Vista Common Stock issuable upon the exercise of such warrants indicated on the signature page of this Agreement.
(e)   Voting Power.   Except as noted on Schedule II attached hereto, such Shareholder has and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. There are no proxies, voting trusts or understandings to or by which such Shareholder is a party or bound or that expressly requires that any of such Shareholder’s Shares be voted in a specific manner other than as provided in this Agreement or that provide for any right on the part of any other person other than Shareholder to vote such Shares. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Shareholder to exercise any option or warrant to purchase shares of Vista Common Stock.
(f)   Information.   None of the information, if any, relating to the Shareholder provided in writing by or on behalf of the Shareholder for inclusion in documents filed by NBHC with the U.S. Securities and Exchange Commission (the “SEC”) will, at the respective times such information is sent or given to NBHC or Vista, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Shareholder agrees to promptly notify NBHC of any required corrections with respect to any such information.
(g)   No Finder’s Fees.   No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.
(h)   Reliance by NBHC and Vista.   Such Shareholder understands and acknowledges that NBHC and Vista are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.
10.   Representations and Warranties of NBHC.   NBHC represents and warrants to the Shareholder as follows:
(a)   Power; Binding Agreement.   NBHC has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, except as set forth in the Merger Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by NBHC of this Agreement, the performance of its obligations hereunder and the consummation by NBHC of the transactions contemplated hereby have been duly and validly authorized by NBHC and no other actions or proceedings on its, his or her part is necessary to authorize the execution and delivery of this Agreement, or, except as set forth in the Merger Agreement, the performance of its obligations hereunder and the consummation by NBHC of the transactions contemplated hereby. This Agreement has been duly executed and delivered by NBHC and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.
(b)   No Conflicts.   Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by NBHC of this Agreement, the performance by NBHC of its obligations hereunder and the consummation by NBHC of the transactions contemplated hereby. None of the execution and delivery by NBHC of this Agreement, the performance of its obligations hereunder or the consummation by NBHC of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to it or any of its properties or assets.
11.   Certain Restrictions.   No Shareholder shall, directly or indirectly, take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect.
12.   Disclosure.   Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, conditioned or delayed), each Shareholder hereby authorizes NBHC to publish and disclose such Shareholder’s identity, ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement in any documents and schedules filed with the SEC and any press release or other disclosure document that NBHC determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger.

13.   Further Assurances.   Subject to the terms and conditions of this Agreement, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.
14.   Legending of Shares.   Each Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement. Upon the termination of this Agreement, NBHC agrees to remove or cause to be removed in a prompt manner any such legends arising out of or related to this Agreement.
15.   Termination.   This Agreement shall terminate and shall have no further force or effect as of the Expiration Date, except that the obligations under Section 4 will survive until the termination of the Lock-Up Period. Notwithstanding the foregoing, nothing set forth in this Section 15 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to its termination.
16.   Miscellaneous.
(a)   Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.
(b)   Binding Effect and Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties hereto.
(c)   Amendments; Waiver.   This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.
(d)   Specific Performance; Injunctive Relief.   The parties hereto acknowledge that NBHC shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to NBHC upon any such violation, NBHC shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that neither NBHC nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(e)   Notices.   All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):
If to NBHC, to:
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Mark F. Veblen
Email: MFVeblen@wlrk.com
If to the Shareholder:
To the respective addresses and email addresses shown on the signature pages for each Shareholder.
(f)   No Waiver.   The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
(g)   No Third Party Beneficiaries.   Except for the reliance acknowledged in Section 9(h) hereof, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
(h)   Governing Law.   This Agreement shall be governed by the laws of the State of Delaware, without reference to any provision that would require the application of the laws of another jurisdiction.
(i)   Submission to Jurisdiction.   All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matters, any federal or state court of competent jurisdiction located in the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of the above-named courts for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
(j)   Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(k)   Entire Agreement.   This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
(l)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto as closely as possible in a mutually acceptable manner.
(m)   Interpretation.   Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
(n)   Counterparts.   This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
(o)   Shareholder Obligations.   The obligations of the Shareholders under this Agreement shall be several and not joint, and no Shareholder will be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer to be effective as of the date first above written.
NATIONAL BANK HOLDINGS CORPORATION
By:

Name:
Title:
[Signature Page to Voting and Lock-Up Agreement]

SHAREHOLDER:
[•]
By:

[•]
Address:

Email: [•]
Shares beneficially owned:
[•]   shares of Vista Common Stock
[•]   shares of Vista Common Stock issuable upon exercise of outstanding options
[•]   restricted shares of Vista Common Stock
[•]   shares of Vista Common Stock issuable upon exercise of outstanding warrants
[Signature Page to Voting and Lock-Up Agreement]

Annex C
September 15, 2025
The Board of Directors
Vista Bancshares, Inc.
5840 W. Northwest Highway
Dallas, Texas 75225
Members of the Board:
We understand that Vista Bancshares, Inc. (“Vista”), National Bank Holdings Corporation (“NBHC”) and Bryan Wick, solely in his capacity as the Shareholders’ Representative, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Vista will merge with and into NBHC (the “Merger”), with NBHC surviving. On the terms and subject to the conditions set forth in the Merger Agreement, upon the effective time of the Merger, each outstanding share of common stock, par value $1.00 per share, of Vista (“Vista Common Stock”), except for (i) shares of Vista Common Stock owned by Vista as treasury stock or otherwise owned by Vista or NBHC (in each case other than shares of Vista Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties and (B) held, directly or indirectly, in respect of debts previously contracted) and (ii) Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $31.62 in cash without interest (such consideration, the “Cash Merger Consideration”) and 3.1161 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of NBHC (“NBHC Common Stock”) (such consideration together with the Cash Merger Consideration, the “Merger Consideration”). In addition, the Cash Merger Consideration may be increased or decreased based on the Consideration Adjustment (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Vista Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion, we have, among other things:
(i)
reviewed the Merger Agreement;

(ii)
reviewed certain publicly available financial and other information about NBHC and Vista;

(iii)
reviewed certain information furnished to us and approved for our use by Vista’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Vista and NBHC, including the Vista Financial Projections (as defined below);

(iv)
held discussions with members of senior management of Vista concerning the matters described in clauses (ii) and (iii) above;

(v)
compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vi)
conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by Vista or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Vista that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, Vista, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We are not experts in the evaluation of deposit accounts or loan or securities portfolios, including with respect to interest rate or credit marks or allowances for losses, and we assume no responsibility or obligation for conducting a review of individual credit files or loan or securities portfolios. We express no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of Vista and NBHC has, and the pro forma combined company will have, appropriate reserves to cover any such losses or liabilities. We have not evaluated the solvency or fair value of Vista, NBHC or any other entity under any laws relating to bankruptcy, insolvency or similar matters. Our analyses and opinion also do not consider any actual, pending, threatened or potential arbitration, litigation, claims, disputes or possible unasserted claims, investigations, inquiries or other proceedings to which Vista, NBHC or any of their respective affiliates are or in the future may be a party or subject.
At your direction, our analysis relating to the business and financial prospects for Vista for purposes of this opinion have been made on the basis of certain financial projections with respect to Vista prepared by the management of Vista, which were approved by you for our use (the “Vista Financial Projections”). With respect to the Vista Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the Vista Financial Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vista as to the future financial performance of Vista and the other matters covered thereby. We express no opinion as to Vista Financial Projections or the assumptions on which they are based. At your direction, we have also assumed that no Consideration Adjustment is paid and thus there are no adjustments to the Merger Consideration.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Vista, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Vista and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Vista or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to Vista and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We also have assumed, at Vista’s direction, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes and will otherwise qualify for the intended tax treatment contemplated by the Merger Agreement. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the Merger or otherwise including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Vista, NBHC or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analysis or opinion.
Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Vista, nor does it address the underlying business decision by Vista to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure (or any alternative structure or restructuring) of the Merger, any adjustments to the Merger Consideration, or any term, aspect or implication of any voting agreement or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the

Merger or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Vista or any other party, other than the holders of shares of Vista Common Stock. We express no view or opinion as to the actual value of NBHC Common Stock when issued in connection with the Merger or the price at which shares of NBHC Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of Vista’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of shares of Vista Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC solely for the limited purposes set forth herein.
It is understood that our opinion is for the use and benefit of the Board of Directors of Vista (in its capacity as such) in its consideration of the Merger.
We have been engaged by Vista to act as financial advisor to Vista in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. Vista has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. During the past two years, we have not entered into any formal financial advisory, capital markets or debt mandates with NBHC, and, other than with respect to the Merger, we have entered into one formal financial advisory, capital markets or debt mandate with Vista. During the past two years, we have not received any investment banking fees from NBHC or Vista. In the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Vista or NBHC and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Vista, NBHC or entities that are affiliated with Vista or NBHC, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Vista, our opinion may not be used or referred to by Vista, or quoted or disclosed to any person in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Jefferies LLC
JEFFERIES LLC

Annex D
TEXAS BUSINESS ORGANIZATIONS CODE
CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,
AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS
Sec. 10.351. APPLICABILITY OF SUBCHAPTER
(a)   This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.
(b)   This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.
(c)   The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.
Sec. 10.352. DEFINITIONS. In this subchapter:
(1)   “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:
(A)   provides notice under Section 10.356; and
(B)   complies with the requirements for perfecting that owner’s right to dissent under this subchapter.
(2)   “Responsible organization” means:
(A)   the organization responsible for:
(i)   the provision of notices under this subchapter; and
(ii)   the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;
(B)   with respect to a merger or conversion:
(i)   for matters occurring before the merger or conversion, the organization that is merging or converting; and
(ii)   for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;
(C)   with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;
(D)   with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and
(E)   with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.
Sec. 10.353. FORM AND VALIDITY OF NOTICE.
(a)   Notice required under this subchapter:
(1)   must be in writing; and

(2)   may be mailed, hand-delivered, or delivered by courier or electronic transmission.
(b)   Failure to provide notice as required by this subchapter does not invalidate any action taken.
Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.
(a)   Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:
(1)   dissent from:
(A)   a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;
(B)   a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;
(C)   a plan of exchange in which the ownership interest of the owner is to be acquired;
(D)   a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;
(E)   a merger effected under Section 10.006 in which:
(i)   the owner is entitled to vote on the merger; or
(ii)   the ownership interest of the owner is converted or exchanged;
(F)   a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or
(G)   if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:
(i)   add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or
(ii)   delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and
(2)   subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.
(b)   Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:
(1)   the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:
(A)   in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:
(i)   listed on a national securities exchange; or
(ii)   held of record by at least 2,000 owners; or

(B)   in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:
(i)   listed on a national securities exchange; or
(ii)   held of record by at least 2,000 owners;
(2)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and
(3)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:
(A)   ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:
(i)   listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or
(ii)   held of record by at least 2,000 owners;
(B)   cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or
(C)   any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).
(c)   Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.
(d)   Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:
(1)   listed on a national securities exchange; or
(2)   held of record by at least 2,000 owners.
Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.
(a)   A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:
(1)   the action or proposed action is submitted to a vote of the owners at a meeting; or
(2)   approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.
(b)   If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under

Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.
(b-1)   If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.
(c)   A notice required to be provided under Subsection (a), (b), or (b-1) must:
(1)   be accompanied by:
(A)   a copy of this subchapter; or
(B)   information directing the owner to a publicly available electronic resource at which this subchapter may be accessed without subscription or cost; and
(2)   advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.
(d)   In addition to the requirements prescribed by Subsection (c), a notice required to be provided:
(1)   under Subsection (a)(1) must accompany the notice of the meeting to consider the action;
(2)   under Subsection (a)(2) must be provided to:
(A)   each owner who consents in writing to the action before the owner delivers the written consent; and
(B)   each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and
(3)   under Subsection (b-1) must be provided:
(A)   if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or
(B)   if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.
(e)   Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).
(f)   If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).
Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.
(a)   An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.
(b)   To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:
(1)   if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:
(A)   is addressed to the entity’s president and secretary;
(B)   states that the owner’s right to dissent will be exercised if the action takes effect;
(C)   provides an address to which notice of effectiveness of the action should be delivered or mailed; and
(D)   is delivered to the entity’s principal executive offices before the meeting;
(2)   with respect to the ownership interest for which the rights of dissent and appraisal are sought:
(A)   must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and
(B)   may not consent to the action if the action is approved by written consent; and
(3)   must give to the responsible organization a demand in writing that:
(A)   is addressed to the president and secretary of the responsible organization;
(B)   demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;
(C)   provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;
(D)   states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and
(E)   is delivered to the responsible organization at its principal executive offices at the following time:
(i)   not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;
(ii)   not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;
(iii)   not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or
(iv)   not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).
(c)   An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.
(d)   Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.
(e)   If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.
Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a)   An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:
(1)   payment for the ownership interest has been made under Sections 10.358 and 10.361; or
(2)   a petition has been filed under Section 10.361.
(b)   Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).
Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.
(a)   Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:
(1)   accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or
(2)   rejecting the demand and including in the response the requirements prescribed by Subsection (c).
(b)   If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:
(1)   endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)   signed assignments of the ownership interests if the ownership interests are uncertificated.
(c)   If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:
(1)   an estimate by the responsible organization of the fair value of the ownership interests; and
(2)   an offer to pay the amount of the estimate provided under Subdivision (1).
(d)   If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.
(e)   If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:
(1)   endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)   signed assignments of the ownership interests if the ownership interests are uncertificated.
Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a)   A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.
(b)   If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:
(1)   a reference to the demand; and
(2)   the name of the original dissenting owner of the ownership interest.
Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.
A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.
Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.
(a)   If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:
(1)   the county in which the organization’s principal office is located in this state; or
(2)   the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.
(b)   A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).
(c)   On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.
(d)   The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:
(1)   the responsible organization; and
(2)   each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e)   The court shall:
(1)   determine which owners have:
(A)   perfected their rights by complying with this subchapter; and
(B)   become subsequently entitled to receive payment for the fair value of their ownership interests; and
(2)   appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).
(f)   The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.
(g)   The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):
(1)   the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and
(2)   the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.
Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.
(a)   For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.
(b)   In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.
(c)   The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.
Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.
(a)   An appraiser appointed under Section 10.361 has the power and authority that:
(1)   is granted by the court in the order appointing the appraiser; and
(2)   may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b)   The appraiser shall:
(1)   determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and
(2)   file with the court a report of that determination.
(c)   The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).
(d)   The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.
Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.
(a)   A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).
(b)   If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.
(c)   Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.
(d)   The responsible organization shall pay the amount of the judgment to the holder of the ownership interest on the terms and conditions ordered by the court.
(e)   On payment of the judgment, the dissenting owner does not have an interest in the:
(1)   ownership interest for which the payment is made; or
(2)   responsible organization with respect to that ownership interest.
Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.
(a)   An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.
(b)   All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.
Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.
(a)   An ownership interest of an organization acquired by a responsible organization under this subchapter:
(1)   in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and
(2)   in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.
(b)   An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1)   receive payment for the ownership interest under this subchapter; and
(2)   bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.
(c)   An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.
Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.
(a)   The rights of a dissenting owner terminate if:
(1)   the owner withdraws the demand under Section 10.356;
(2)   the owner’s right of dissent is terminated under Section 10.356;
(3)   a petition is not filed within the period required by Section 10.361; or
(4)   after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.
(b)   On termination of the right of dissent under this section:
(1)   the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;
(2)   the owner’s right to be paid the fair value of the owner’s ownership interests ceases;
(3)   the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;
(4)   the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;
(5)   any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and
(6)   the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.
Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.
In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:
(1)   the value of the ownership interest; or
(2)   money damages to the owner with respect to the action.